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Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-120641, 333-120641-01 through 333-120641-46.

$1,010,000,000

PANAMSAT CORPORATION

        Offer to Exchange all outstanding 9% Senior Notes due 2014 for an equal amount of 9% Senior Exchange Notes due 2014, which have been registered under the Securities Act of 1933.

The Exchange Offer

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We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

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You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

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The exchange offer expires at 5:00 p.m., New York City time, on January 21, 2005, unless extended. We do not currently intend to extend the expiration date.

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The exchange of outstanding notes for exchange in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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We will not receive any proceeds from the exchange offer.

The Exchange Notes

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The exchange notes are being offered in order to satisfy certain of our obligations under the exchange and registration rights agreement entered into in connection with the placement of the outstanding notes.

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The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of Exchange Notes

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The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

        If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer or until any broker-dealer has sold all registered notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

        If you are an affiliate of PanAmSat Corporation or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

        You should consider carefully the risk factors beginning on page 20 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2004

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by PanAmSat Corporation. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and service development efforts. The words "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

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  risks associated with operating our in-orbit satellites;

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  satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

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  our ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all;

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  possible future losses on satellites that are not adequately covered by insurance;

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  domestic and international government regulation;

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  changes in our contracted backlog or expected contracted backlog for future services;

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  pricing pressure and overcapacity in the markets in which we compete;

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  inadequate access to capital markets;

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  competition;

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  customer defaults on their obligations owed to us;

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  our international operations and other uncertainties associated with doing business internationally;

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  our high level of indebtedness;

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  control by our controlling stockholders; and

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  litigation.

        We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

ii

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties.

AVAILABLE INFORMATION

        PanAmSat Corporation and the guarantors have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

        Following the offering of the exchange notes, PanAmSat Corporation and the guarantors will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. We file annual, quarterly and current reports, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov or from our website at www.panamsat.com. However, neither the information we file with the SEC nor the information on PanAmSat Corporation's website constitutes a part of this prospectus.

iii

SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. This summary does not contain all of the information that you should consider before tendering outstanding notes in the exchange offer. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. Unless otherwise indicated, financial information identified in this prospectus as pro forma gives effect to the consummation of the Transactions in the manner described under "Unaudited Pro Forma Condensed Consolidated Financial Information" In this prospectus, all references to (1) "PanAmSat", "the Company" "we", "us" and "our" refer to PanAmSat Corporation and its subsidiaries, unless the context otherwise requires or it is otherwise indicated, (2) "The DIRECTV Group" refer to The DIRECTV Group, Inc., a company formerly known as Hughes Electronics Corporation, and (3) "News Corporation" refer to The News Corporation Limited.

PanAmSat Corporation

Overview

        Through our owned and operated fleet of 24 satellites, we are a leading global provider of video, broadcasting and network distribution and delivery services. We lease transponder capacity on our satellites for the distribution and delivery of entertainment and information to cable television systems, television broadcast affiliates, direct-to-home, or DTH, television services, Internet service providers, or ISPs, telecommunications companies, governments and other corporations. Our customers include some of the world's leading media and communications companies, such as Time Warner, Inc. (which includes Home Box Office, Turner Broadcasting System and CNN), the BBC, News Corporation (which includes the Fox family of channels and The DIRECTV Group), Sony, Viacom (which includes MTV and Nickelodeon), China Central Television, Comcast and The Walt Disney Company (which includes ABC and ESPN). Through our satellite-based video distribution business, we believe we distribute more television channels over our network than any other company in the world.

        We operate in the fixed satellite services, or FSS, segment, the most mature segment of the satellite communications business, historically characterized by steady and predictable revenue streams, strong cash flows from operations and substantial contracted backlog. In 2003, the FSS industry generated revenues of approximately $6.6 billion according to Euroconsult. As of September 30, 2004, we had approximately $5.13 billion in contracted backlog.

        Our in-orbit fleet, which includes three in-orbit backups, is one of the world's largest commercial geostationary earth orbit, or GEO, satellite networks, capable of reaching over 98% of the world's population. We are one of only a few companies worldwide capable of servicing a global footprint through a fleet of owned satellites. We have one of the most sophisticated ground infrastructure networks available to support the needs of our customers. We have seven technical facilities in the United States, which provide transmission, monitoring and control services for operating our fleet and transmission and other services for our customers. We lease such services outside of the United States to support the remainder of our worldwide satellite fleet. For the period from 2000 to 2003, our customer circuit reliability was 99.999994%.

        On August 20, 2004, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, The Carlyle Group, or Carlyle, and Providence Equity Partners, Inc., or Providence, completed a series of transactions resulting in an entity affiliated with KKR owning approximately 44% of our outstanding common stock and entities affiliated with Carlyle and Providence each owning approximately 27% of our common stock, with the remainder held by certain members of management. We collectively refer to KKR, Carlyle and Providence as the "Sponsors" in this prospectus.

        On October 8, 2004, all of our outstanding common stock held by our then existing stockholders was contributed to PanAmSat Holding Corporation, or Holdco, in exchange for an equal number of shares of Holdco common stock. In addition, options and other equity rights for our common stock were converted to similar rights for Holdco common stock. As a result of and immediately following that contribution, our then existing stockholders owned Holdco in equal proportion to their prior ownership interest in us, and we became a wholly-owned subsidiary of Holdco.

Our Services

        Our operations are comprised of two segments, FSS and government services. We refer to our government services segment as "G2" in this prospectus.

Fixed Satellite Services segment

        Our FSS segment is comprised of the following:

        Video services.    We provide satellite transponder capacity and other satellite and terrestrial services for the transmission of entertainment, news, sports and educational programming for over 300 content providers worldwide. Our video services are comprised of four categories:

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  Video distribution services—full-time transmission of television programming to cable systems, network affiliates and other redistribution systems;

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  DTH television services—full-time transmission of multiple television channels for household reception;

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  Full-time contribution services—transmission of news, sports and entertainment segments to cable and broadcast centers around the world; and

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  Occasional use services—short-term satellite services that we provide to broadcasters when they need on-the-scene coverage of sporting events and breaking news.

        Network services.    We provide satellite transponder capacity and other satellite and terrestrial network services to telecommunications carriers, multinational corporations and network service providers for relaying voice, video and data communications globally. Our network services are comprised of three categories:

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  Private business network services—satellite capacity that we provide for secure, high speed corporate data networks used in a variety of business functions;

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  Internet services—satellite capacity that we provide to ISPs for high data rate Internet connections and point-to-multipoint content distribution; and

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  Carrier services—satellite capacity that we provide to telecommunications carriers for voice, video or data communications networks for businesses and other users.

        TT&C and other services.    In addition to the telemetry, tracking and control, or TT&C, services we perform for many of our satellites, we also provide TT&C services for satellites owned by other satellite operators. TT&C services include monitoring and maintaining the proper orbital location and orientation of a satellite, monitoring on-board systems, adjusting transponder levels and remotely bringing backup systems on-line in the event of a subsystem failure. Our other services include in-orbit backup service, which is backup transponder capacity that we make available to certain customers. Our FSS segment also provides our G2 segment with certain of its satellite capacity requirements.

Government Services segment

        Our G2 segment provides global satellite and related telecommunications services to the U.S. government, international government entities and their contractors. Through our G2 segment we provide a "one-stop shopping" resource for government customers to obtain satellite bandwidth, ground terminals and related services, either as stand-alone components or as a complete, end-to-end service offering. We offer transponder capacity on our satellites as well as other mobile and fixed satellite systems. In addition, through our G2 segment, we provide expertise on landing rights, terminal licensing and international installation, operation and support that can affect the operation of satellite-based communications networks.

        We currently serve more than 100 military and government agencies and contractors worldwide, directly or as a sub-contractor, including the Army Corps of Engineers, The Boeing Company, the Federal Aviation Administration, the Federal Bureau of Investigation, NASA, the Government of Australia, Raytheon Company, the Transportation Security Administration and the U.S. Air Force, Army, Navy and Marine Corps.

Our Strengths

        Our business is characterized by the following key strengths:

Substantial contracted backlog resulting from long-term contracts

        Contracts for our video distribution services are typically long-term and may extend to the end of life of the satellite or beyond to a replacement satellite. These contracts are generally non-cancelable and early termination or cancellation by the customer of these long-term contracts will result in a significant cash obligation payable to us. As of September 30, 2004, we had contracted backlog for future services of approximately $5.13 billion, of which approximately $193 million was contracted for receipt in the remaining three months of 2004. Contracted backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual agreements, including operating leases, sales-type leases and related service agreements. Our contracted backlog as of September 30, 2004 included approximately $1.3 billion relating to future services on satellites we expect to launch.

Premier customer base and long-standing relationships

        Through our commitment to superior customer service and our global reach, we have built a premier customer base for our video and network services. Some of the customers with whom we have long-standing relationships include Time Warner Inc., Viacom, News Corporation, The Walt Disney Company and Hughes Network Systems, Inc., or HNS.

Leading North American video franchise

        Over the past 20 years, we have established ourselves as a leading transmission platform for distribution of video programming to cable systems in North America, reaching all cable head-ends and cable households in the United States. Through a combination of our long-standing relationships with customers, key North American orbital slots and leading "anchor tenant" cable channels, we have been successful in creating "cable neighborhoods". These cable neighborhoods are a powerful tool in attracting and retaining customers and create high barriers to entry for competitors because ground infrastructures are specifically designed to receive information from our satellites, making switching costs significant.

Market leading global network infrastructure

        With 24 owned and operated satellites in orbit as of September 30, 2004 and approximately 977 36 MHz equivalent transponders, we have one of the world's largest commercial GEO satellite networks, capable of reaching over 98% of the world's population. Our global reach and our ability to offer bundled services allow us to provide integrated worldwide distribution and delivery services, reducing our customers' risk of data loss or service interruptions. To complement our satellites, we have one of the most sophisticated ground infrastructure networks available to support our customers. Our ground infrastructure includes a technically advanced customer service center, teleports, a satellite operations control center and a fiber based terrestrial network.

Diversified revenues and contracted backlog by satellite

        Our revenue base is diversified by satellite, which reduces our dependence on any one satellite. In 2003, no single satellite accounted for more than 11% of our total revenues and as of September 30, 2004, no single satellite accounted for more than 15% of contracted backlog.

High barriers to entry

        There are a number of regulatory, economic and other barriers to entry in our industry that help to preserve our position as one of the leading satellite service providers. One of the most significant barriers to entry is the need to obtain operating rights to an orbital slot, a costly and time-consuming process. Most of the commercially useful GEO slots are either currently in use or already subject to filings for use. Once the use of particular frequencies at an orbital slot has been licensed and coordinated, it is protected against interference from other operations at the same or adjacent slots. Even with access to orbital slots, significant time and expense is necessary to build, launch and insure satellites. We have invested approximately $4.0 billion in our existing satellite fleet and ground infrastructure through September 30, 2004. As of December 31, 2003, our satellite fleet, which we have recently upgraded, had an average estimated remaining useful life of approximately nine years, excluding satellites we classified as being in secondary operating service.

Experienced senior management team

        Our senior management team has operated together successfully since 2001. Our senior management team, which is currently comprised of six individuals and has a combined 70 years of industry experience, is led by Joseph R. Wright who has been our President and Chief Executive Officer since August 2001 and a member of our Board of Directors since 1997.

Our Business Strategy

        Our goal is to be the world's leading provider of video, broadcasting and network distribution and delivery services through customer-driven, integrated, state-of-the-art satellite and terrestrial networks. To achieve our goal, we plan to increase the use of our existing satellite fleet, improve connectivity to our terrestrial network and continue to provide a 24/7 customer support organization that is capable of serving distributors of video entertainment, operators of business networks, government agencies and other customers around the world. Our strategy includes the following initiatives:

Continuing to increase the value of our U.S. and international video services

        Continue to capitalize on our cable neighborhoods.    Because of our ability to create cable neighborhoods with channels such as the HBO family of channels, the Fox family of channels, TBS, The Disney Channel, ESPN, MTV and Nickelodeon, we have been able to attract additional programmers to these satellites. These cable neighborhoods have been sustainable over multiple generations of satellites, and we plan to continue to develop and expand our cable neighborhoods in the United States, South America and the Asia-Pacific region. As cable operators build out their plant capacity, we have the opportunity to benefit as more channels, services and other data require satellite distribution to cable head-ends. As the number of channels grows, so do the number of video distribution opportunities for us by creating greater demand for our premium cable neighborhood satellites.

        Become a leader in HDTV distribution.    We believe demand for high-definition television, or HDTV, will experience significant growth in the coming years, which will result in the need for more satellite bandwidth. According to a 2004 report by the Yankee Group, the number of U.S. households viewing HDTV is forecasted to increase from 8.3 million in 2004 to 57.5 million by year-end 2008. To take advantage of this opportunity, we have implemented a marketing program to make our newest satellite, Galaxy 13/Horizons 1, an HDTV neighborhood and attract the newest and fastest growing cable television segment. We believe that we carry more HDTV channels than any of our competitors in the FSS segment. As part of our normal capital replacement program, we have taken the opportunity to build two additional, more powerful, "HD-ready" satellites that we expect will be deployed before the end of 2005.

        Expand DTH services.    We believe that greater demand for satellite capacity will be required from U.S. DTH providers as a result of increased HDTV demand and increased local and ethnic programming. We believe these services will consume bandwidth beyond what is currently available to DTH operators and will cause them to rely more heavily on FSS services.

Increasing sales to the U.S. government

        According to the United States General Accounting Office, the U.S. government is the single largest user of commercial satellite bandwidth in the world. Through our G2 segment, we offer a range of satellite and value-added services to support the requirements of the U.S. government. G2's strategy is to sell its services to the government and assist in the migration of government satellite usage onto PanAmSat capacity. We intend to leverage the skills acquired by G2 across our video and data networking customers, which we believe will further distinguish us from our competition.

Increasing VSAT sales

        We believe we are a leading provider of satellite capacity for VSAT applications. These proprietary network services allow our customers and their end users to connect many remote business sites to a large central antenna by satellite for one-way or two-way communications. This is particularly valuable in developing regions where terrestrial alternatives are not available. We expect growth in the use of VSATs to continue as more businesses realize the benefits of communicating via a VSAT network. We believe that our strong knowledge of VSAT platforms, coupled with the availability of our international satellite capacity, position us as the preferred provider of VSAT services.

Selectively pursuing complementary acquisitions

        Over the last several years, the FSS industry has been reshaped as a result of consolidation, deregulation, privatization and, more recently, through increased private equity ownership of satellite operators. We believe that these trends may present opportunities to selectively pursue complementary acquisitions and joint ventures, which would allow us to expand our scope and scale to meet the needs of our customers.

The Transactions

        On August 20, 2004, the Sponsors and certain members of management recapitalized the Company through a series of transactions that we collectively refer to as the "Recapitalization". The aggregate transaction value of the Recapitalization, including the assumption of indebtedness, premiums and fees and expenses, was approximately $4.4 billion, including approximately $547.6 million of cash contributed as equity by the Sponsors and certain members of management.

        In connection with the Recapitalization, we:

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  entered into senior secured credit facilities, consisting of a $800.0 million Term Loan A Facility (of which $674.3 million is currently outstanding), a $1,660.0 million Term Loan B Facility (of which $1,647.5 million is currently outstanding) and a $250.0 million revolving credit facility, of which $42.6 million was drawn at the closing of the Transactions and repaid in September 2004;

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  issued $1,010.0 million aggregate principal amount of the outstanding notes;

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  repaid approximately $1,079.1 million of our indebtedness (including accrued interest), including pursuant to tender offers for our $800.0 million 8 1/2% Senior Notes due 2012 and our $275.0 million 6 1/8% Senior Notes due 2005;

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  paid approximately $307.1 million of transaction fees and expenses, including tender premiums;

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  issued new shares and options to purchase shares of common stock to certain members of management; and

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  entered into new contractual arrangements with affiliates of The DIRECTV Group as described under "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Transaction Contracts".

        The Recapitalization and related financing transactions, together with our new contractual arrangements, are referred to collectively in this prospectus as the "Transactions". For a more detailed description of the Transactions, see "The Transactions".

        Through November 30, 2004, we received all of the expected insurance proceeds, or approximately $75 million, for our claim on Galaxy 10R, which was filed as the result of the failure of its secondary XIPS on August 3, 2004. On November 19, 2004, proceeds of approximately $69 million received through that date, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility while the remaining $12.5 million was applied to the Term Loan B Facility.

Ownership and Corporate Structure

        On October 8, 2004, the owners of PanAmSat Corporation contributed their capital stock to Holdco, a newly-formed Delaware corporation, thereby creating our parent corporation. The chart below illustrates our current ownership and corporate structure.

(1)
An entity affiliated with KKR owns approximately 44% of Holdco's outstanding common stock and entities affiliated with Carlyle and Providence each own approximately 27% of Holdco's outstanding common stock, with the remainder of Holdco's common stock held by certain members of management and of our Board of Directors.

(2)
These 10 3/8 Senior Discount Notes were issued by Holdco on October 19, 2004. We are not an obligor under or a guarantor of these notes and they are structurally junior in right of payment to all of our existing and future indebtedness.

(3)
Consists of $150.0 million aggregate principal amount of 6 3/8% Senior Notes due 2008 and $125.0 million aggregate principal amount of 6 7/8% Senior Debentures due 2028 both secured equally and ratably with the senior secured credit facilities. In addition, we have approximately $1.2 million aggregate principal amount of unsecured 8 1/2% Senior Notes due 2012 outstanding. We redeemed the entire outstanding principal amount of our 6 1/8% Senior Notes due 2005 on October 22, 2004 with cash on hand and cash from operations.

(4)
Consists of a five-year $800.0 million Term Loan A Facility ($674.3 million of which is currently outstanding), a seven-year $1,660.0 million Term Loan B Facility ($1,647.5 million is currently outstanding), and a $250.0 million five-year revolving credit facility. Our senior secured credit facilities are secured by a perfected lien on and a pledge of all the capital stock and intercompany notes of each of our existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries, and substantially all of our and our existing and future domestic subsidiaries' tangible and intangible assets. As noted in footnote (3) above, our 6 3/8% Senior Notes due 2008 and 6 7/8% Senior Debentures due 2028 are secured equally and ratably with our senior secured credit facilities.

(5)
As noted in footnote (4) above, we have granted a security interest to the lenders under our senior secured credit facilities and to the holders of our $150.0 million aggregate principal amount of 6 3/8% Senior Notes due 2008 and $125.0 million aggregate principal amount of 6 7/8% Senior Debentures due 2028, in 65% of the capital stock of our "first-tier" foreign subsidiaries.

(6)
In connection with the Transactions, we transferred our satellites to newly-formed domestic subsidiaries. All of these entities guarantee all amounts outstanding under our senior secured credit facilities and our existing senior secured notes on a senior secured basis and the notes on a senior unsecured basis.

Our Sponsors

Kohlberg Kravis Roberts & Co. L.P.

        KKR is one of the world's oldest and most experienced private equity firms specializing in management buyouts. KKR's investment approach is focused on acquiring attractive business franchises and working closely with management over the long-term to design and implement value creating strategies. Over the past 28 years, KKR has raised approximately $25.0 billion in private equity funds and invested over $19.0 billion of equity in more than 115 transactions.

The Carlyle Group

        Carlyle is a global private equity firm with more than $18.9 billion under management. Carlyle invests in buyouts, venture, real estate, leveraged finance, and turnarounds in North America, Europe, and Asia, focusing on aerospace & defense, automotive & transportation, consumer, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, the firm has invested more than $12.0 billion of equity in over 350 transactions.

Providence Equity Partners, Inc.

        Providence is one of the world's leading private investment firms specializing in equity investments in media and communications companies. The principals of Providence manage funds with over $9.0 billion in equity commitments, including Providence Equity Partners IV, a $2.8 billion private equity fund, and have invested in more than 80 companies operating in over 20 countries since the firm's inception in 1991. Current and previous areas of investment include cable television content and distribution, wireless and wireline telephony, publishing, radio and television broadcasting and other media and communications sectors.

Summary of Terms of the Exchange Offer

        On August 20, 2004, PanAmSat Corporation completed the private offering of the outstanding notes. References to the "notes" in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

        We and the guarantors entered into a registration rights agreement with the initial purchasers in the private offering in which we and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and we agreed to use all commercially reasonable efforts to complete the exchange offer within 30 business days after the effective date of the registration statement covering the exchange. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

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  the exchange notes have been registered under the Securities Act;

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  the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

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  certain special interest rate provisions are no longer applicable.

The Exchange Offer
We are offering to exchange up to $1,010,000,000 aggregate principal amount of our 9% Senior Exchange Notes due 2014, which we refer to in this prospectus as the exchange notes, for up to $1,010,000,000 million aggregate principal amount of our 9% Senior Notes due 2014, which we refer to in this prospectus as the outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.
Resale
Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of the Company, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."
Any holder of outstanding notes who:
• is an affiliate of the Company;
• does not acquire exchange notes in the ordinary course of business; or

	•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirement of the Securities Act in connection with the resale of the exchange notes.
Expiration Date; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m., New York City time, on January 21, 2005, or such later date and time to which we extend it (the "expiration date"). We do not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.
Certain Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "The Exchange Offer—Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures by DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any exchange notes that you receive will be acquired in the ordinary course of business;
	•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activity, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•
you are not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.
Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Effect on Holders of Outstanding Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.
Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain Income Tax Considerations
The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for the United States federal income tax purposes. See "United States Federal Income Tax Consequences of the Exchange Offer."
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent
The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section caption "The Exchange Offer—Exchange Agent" of this prospectus.

Summary of Terms of the Exchange Notes

Issuer	PanAmSat Corporation.
Notes Offered	$1,010,000,000 aggregate principal amount of 9% Senior Exchange Notes Due 2014.
Maturity Date	August 15, 2014.
Interest Payment Dates	February 15 and August 15 of each year, beginning February 15, 2005.
Guarantees	The exchange notes will be guaranteed, jointly and severally, on a senior unsecured basis, by all of our existing and certain of our future domestic subsidiaries.
Ranking	The exchange notes and the guarantees will be our and the applicable guarantor's senior unsecured obligations and will rank:
• senior in right of payment to any of our and such guarantor's existing and future subordinated indebtedness;
• equal in right of payment with any of our and such guarantor's existing and future senior unsecured indebtedness;
• effectively junior in right of payment to any of our and such guarantor's existing and future secured indebtedness (to the extent of the value of the security for that indebtedness); and
• effectively junior in right of payment to the existing and future liabilities of our non-guarantor subsidiaries.

As of September 30, 2004, the aggregate amount of our outstanding senior debt was approximately $3,769.2 million, $2,758.0 million of which was secured. As of September 30, 2004, our foreign subsidiaries had approximately $1.7 million of liabilities and 0.4% of our total assets. None of our foreign subsidiaries will guarantee the exchange notes.
Optional Redemption
Prior to August 15, 2009, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under "Description of the Notes—Optional Redemption".

We may redeem some or all of the notes at any time and from time to time on or after August 15, 2009, in whole or in part, in cash at the redemption prices described under "Description of the Notes—Optional Redemption", plus accrued and unpaid interest to the date of redemption.
In addition, prior to August 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings.

Change of Control
If a change of control occurs, each holder of the notes may require us to repurchase all or a portion of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.
Restrictive Covenants	The terms of the notes place certain limitations on our ability and the ability of our restricted subsidiaries to, among other things,
	•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;
	•	create liens;
	•	enter into sale and lease-back transactions;
	•	pay dividends or make other equity distributions;
	•	repurchase or redeem capital stock;
	•	make investments;
	•	sell assets or consolidate or merge with or into other companies;
	•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and
	•	engage in transactions with affiliates.
These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes—Certain Covenants".
No Prior Market; PORTAL Market Listing
The exchange notes will be new securities for which there is no market. Although the initial purchasers in the private offering of the outstanding notes have informed us that they intend to make a market in the outstanding notes and, if issued, the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the outstanding notes or exchange notes will develop or be maintained. The notes have been made eligible for trading on the Private Offerings, Resale and Trading through Automatic Linkages, or PORTALSM, market.
Use of Proceeds	There will be no cash proceeds to us from the exchange offer.

Risk Factors

        Investing in the notes involves substantial risks. You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to tender outstanding notes in the exchange offer.

        Our principal executive offices are located at 20 Westport Road, Wilton, Connecticut 06897 and our telephone number there is (203) 210-8000. We maintain a website at www.panamsat.com. Information contained on our website does not constitute a part of this prospectus and is not being incorporated by reference herein.

Summary Historical Consolidated Financial, Operating and Other Data

        Set forth below is summary historical consolidated financial, operating and other data of PanAmSat at the dates and for the periods indicated.

        Our summary historical consolidated statement of income data for the fiscal years ended December 31, 2001, 2002 and 2003 and the summary historical consolidated balance sheet data as of December 31, 2002 and 2003 were derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. Our summary historical consolidated statement of income data for the nine months ended September 30, 2003 and 2004 and the summary historical consolidated balance sheet data as of September 30, 2003 and 2004 were derived from our unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus, which have been prepared on a basis consistent with our audited financial statements. In the opinion of management, the unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or any future period.

        The summary historical consolidated financial, operating and other data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information", "Selected Historical Consolidated Financial, Operating and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(In thousands (other than contracted backlog and ratio of earnings to fixed charges))
Statement of Income Data:
Revenues:
Operating leases, satellite services and other	$802,194	$792,691	$814,006	$600,853	$607,165
Outright sales and sales-type leases(1)	67,881	19,599	17,005	12,576	12,185

Total revenues	870,075	812,290	831,011	613,429	619,350

Operating costs and expenses:
Cost of outright sales and sales-type leases	12,766	—	—	—	2,224
Depreciation and amortization	414,744	335,717	312,833	232,194	220,969
Direct operating costs (exclusive of depreciation and amortization)	147,401	126,387	149,696	103,983	118,484
Selling, general and administrative expenses	121,622	101,983	86,081	58,687	88,814
Facilities restructuring and severance costs	8,223	13,708	4,227	1,390	4,508
Gain on insurance claims	—	(40,063)	—	—	—
Satellite impairment loss	—	—	—	—	99,946
Loss on termination of sales-type leases	—	18,690	—	—	—
Transaction-related costs	—	—	—	—	155,035

Total operating cost and expenses	704,756	556,422	552,837	396,254	689,980

Income (loss) from operations	165,319	255,868	278,174	217,175	(70,630)
Interest expense, net(2)	111,153	142,470	143,632	106,311	122,503

Income (loss) before income taxes	54,166	113,398	134,542	110,864	(193,133)
Income tax expense (benefit)	23,562	28,350	35,010	28,712	(95,215)

Net income (loss)	$30,604	$85,048	$99,532	$82,152	$(97,918)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$443,266	$783,998	$511,248	$496,768	$48,204
Short-term investments	—	99,785	38,936	55,394	—
Satellites and other property and equipment—Net	3,152,082	2,865,279	2,306,705	2,621,288	2,036,651
Net investment in sales-type leases	251,899	184,727	139,721	120,858	115,799
Total assets	6,296,810	6,487,738	5,734,877	5,981,855	4,882,582
Total debt, including to affiliates(3)	2,521,542	2,550,000	1,700,000	2,000,000	3,769,156
Total long-term liabilities	3,134,897	3,063,003	2,400,273	2,672,642	3,984,153
Total stockholders' equity	2,992,560	3,077,542	3,178,758	3,160,116	673,419
	Year Ended December 31,						Nine Months Ended September 30,
	2001		2002		2003		2003		2004
	(In thousands (other than operating data and percentages))
Other Financial Data:
Net cash provided by operating activities	$507,904		$519,247		$473,381		$327,745		$167,051
Net cash provided by (used in) investing activities	(203,836)		(179,096)		108,762		(58,463)		217,021
Net cash provided by (used in) financing activities	9,853		1,420		(855,267)		(556,874)		(847,444)
Capital expenditures	338,203		294,313		104,082		87,161		108,308
Contracted backlog (at end of period; in billions)(4)	$5.84		$5.55		$4.56		$4.80		$5.13
Ratio of earnings to fixed charges(5)	1.43	x	1.62	x	1.86	x	1.93	x	—

Operating Data (at end of period):
Number of satellites in orbit	21	21	25	25	24
Number of transponders(6):
C-band	413	413	491	491	491
Ku-band	457	500	522	522	486
Capacity utilization:
C-band	75%	79%	78%	76%	83%
Ku-band	65%	65%	65%	70%	67%
Selected Segment Data(7):
Revenues:
FSS	$867,097	$806,272	$775,009	$581,946	$570,154
G2	11,912	24,074	74,550	46,813	64,918
Eliminations	(8,934)	(18,056)	(18,548)	(15,330)	(15,722)

Total revenues	$870,075	$812,290	$831,011	$613,429	$619,350

Income from operations:
FSS(8)	$162,341	$249,850	$269,573	$209,728	$(78,640)
G2	2,978	6,018	8,601	7,447	8,010
Eliminations	—	—	—	—	—

Total income from operations	$165,319	$255,868	$278,174	$217,175	$(70,630)

(1)
Under an outright sales contract, we sell all rights and title to a transponder to a customer, which in turn pays us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognize the sale amount as revenues and record the cost of the transponder to cost of outright sales. Under sales-type leases, we recognize as revenues at the inception of the lease the net present value of the future minimum lease payments, but we continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognize as revenues the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when we recognize the revenues and related costs, but not when we receive the cash.

(2)
Net of capitalized interest of $23.3 million, $27.3 million, $13.9 million, $11.3 million and $4.3 million for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively, and net of interest income of $13.5 million, $15.2 million, $13.3 million, $11.4 million and $6.8 million for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively.

(3)
Includes debt of $796.5 million, $2.55 billion, $1.7 billion, $2.0 billion and $3.769 billion as of December 31, 2001, 2002 and 2003 and September 30, 2003 and 2004, respectively, and amounts due to affiliates of $1.7 billion as of December 31, 2001. There were no amounts due to affiliates as of December 31, 2002 and 2003 and September 30, 2003 and 2004. PanAmSat does not currently have any outstanding borrowings under the revolving credit facility.

(4)
Contracted backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual agreements, including operating leases, sales-type leases and related service agreements, which may extend to the end of the life of the satellite or beyond to a replacement satellite. Contracted backlog is attributable to both satellites currently in orbit and those planned for future launch.

(5)
For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) before extraordinary item, cumulative effect of accounting change and provision (benefit) for income taxes paid plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of discount and financing costs) plus one-third of rent expense which management believes is representative of the interest component of rent expense. For the nine months ended September 30, 2004, our earnings were insufficient to cover our fixed charges by approximately $178.5 million. The pro forma ratio of earnings to fixed charges for the year ended December 31, 2003 would have been 1.21x and for the nine months ended September 30, 2004, PanAmSat's earnings would have been insufficient to cover its fixed charges by approximately $251.7 million.

(6)
The number of transponders is in 36 MHz equivalents.

(7)
We organized our business into two operating segments starting in the three months ended March 31, 2004. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further discussion of our segments.

(8)
Includes the $99.9 million PAS-6 impairment loss recorded during the three months ended March 31, 2004.

RISK FACTORS

        You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to tender outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition, results of operations and our ability to make payments on the notes would likely suffer and you may lose all or part of your investment in the notes.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—Summary of Terms of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

Risks Relating to Our Indebtedness and the Exchange Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

        As of September 30, 2004 we had outstanding indebtedness of approximately $3,769.2 million, which represented approximately 85% of our total consolidated capitalization. As of September 30, 2004 we had availability of $213.9 million (net of standby letters of credit of approximately $36.1 million) under our new revolving credit facility.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our strategy, or other purposes; and

  •
  place us at a disadvantage compared to our competitors who have less debt.

        Any of the above listed factors could materially and adversely affect our business and results of operations. Furthermore, our interest expense could increase if interest rates increase because the entire amount of our debt under our senior secured credit facilities is expected to bear interest at floating rates. See "Description of Certain Indebtedness—Senior Secured Credit Facilities". If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

        We will be able to incur significant additional indebtedness in the future. Although the indenture governing the notes and the instruments governing our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our anticipated debt levels, the related risks that we now face, including those described above, could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

        Our estimated payment obligations with respect to our indebtedness for the four quarters ended September 30, 2005 is comprised of approximately $95.4 million of principal payments and approximately $242.4 million of interest payments, excluding interest payments related to incentive obligations due to satellite manufacturers. Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations principally will depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

        If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the senior secured credit facilities and the indenture governing the notes, may restrict us from adopting some of these alternatives. Furthermore, neither the Sponsors nor Holdco have any obligation to provide us with debt or equity financing in the future. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on our ability to satisfy our obligations in respect of the notes.

The terms of our senior secured credit facilities and the indentures governing the notes and our other outstanding notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        Our senior secured credit facilities and the indentures governing the notes and our other outstanding notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions that may limit our ability to engage in acts that may be in our best long-term interests. Our senior secured credit facilities include financial covenants, including requirements that we:

  •
  maintain a minimum interest coverage ratio; and

  •
  not exceed a maximum total leverage ratio.

The financial covenants contained in our senior secured credit facilities will become more restrictive over time. In addition, our senior secured credit facilities limit our ability to make capital expenditures and require that we use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in our business to repay indebtedness under them.

        Our senior secured credit facilities also include covenants restricting, among other things, our ability to:

  •
  incur or guarantee additional debt or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  create or incur certain liens;

  •
  make certain loans, acquisitions, capital expenditures or investments; and

  •
  engage in mergers, acquisitions, asset sales and sale and lease-back transactions.

        The indenture relating to the notes also contains numerous covenants including, among other things, restrictions on our ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  create liens;

  •
  enter into sale and lease-back transactions;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments or other restricted payments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

  •
  engage in transactions with affiliates.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the senior secured credit facilities could result in a default under the senior secured credit facilities. If any such default occurs, the lenders under the senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all of our available cash to repay these borrowings, any of which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities will have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under the senior secured credit facilities were to be accelerated, our assets may not be sufficient to repay such debt in full or to repay the notes and our other debt. See "Description of Certain Indebtedness" and "Description of the Notes".

The notes and the guarantees are not secured by our assets nor those of the guarantors, and the lenders under our senior secured credit facilities and the holders of our existing senior secured notes will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        The notes and the guarantees will be our and the guarantors' unsecured obligations. In contrast, our obligations outstanding under the senior secured credit facilities, the 6 3/8% Senior Notes due 2008 and the 6 7/8% Senior Debentures due 2028 will be secured by a perfected lien on, and a pledge of, the following: all the capital stock and intercompany notes of each of our existing and future direct and indirect subsidiaries (except that with respect to foreign subsidiaries such lien and pledge shall be limited to 65% of the capital stock of "first-tier" foreign subsidiaries) and substantially all of our and our existing and future domestic subsidiaries' tangible and intangible assets. The notes will be effectively subordinated to this secured debt to the extent of the value of the collateral securing such debt. In addition, we may incur additional secured debt, and the notes will be effectively subordinated to any such additional secured debt we may incur to the extent of the value of the collateral securing such debt.

        Because the notes and the guarantees will be unsecured obligations, the assets that secure our secured debt will be available to pay obligations on the notes only after all such secured debt has been repaid in full. Accordingly, your right of repayment may be compromised if any of the following situations occur:

  •
  we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

  •
  there is a default in payment under the senior secured credit facilities or other secured indebtedness; or

  •
  there is an acceleration of any indebtedness under the senior secured credit facilities or other secured indebtedness.

        If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes.

Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

        Certain of our subsidiaries, including our existing and future foreign subsidiaries, will not be required to guarantee the notes. As of September 30, 2004, our foreign subsidiaries had approximately $1.7 million of liabilities and 0.4% of our total assets. However, the indenture will permit them to incur significant amounts of indebtedness in the future, a substantial amount of which may be secured by our and foreign subsidiaries' assets. In the event that any non-guarantor subsidiary (including any foreign subsidiary) becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of third party holders of preferred equity interests in our non-guarantor subsidiaries.

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments received from us or the guarantors.

        Certain of our existing and future subsidiaries will guarantee our obligations under the notes. Our issuance of the notes and the issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or a guarantor's guaranty, or subordinate the notes or such guaranty to our or the applicable guarantor's existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when we issued the notes or when the applicable guarantor entered into its guaranty or, in some states, when payments became due under the notes or such guaranty, we or the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

  •
  were insolvent or rendered insolvent by reason of such incurrence; or

  •
  were engaged in a business or transaction for which one of our or such guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that we or such guarantor would incur, debts beyond our or such guarantor's ability to pay such debts as they mature.

The court might also void the notes or a guaranty, without regard to the above factors, if the court found that we issued the notes or the applicable guarantor entered into its guaranty with actual intent to hinder, delay or defraud its creditors. In addition, any payment by us or a guarantor pursuant to the notes or the guarantees could be voided and required to be returned to us or such guarantor or to a fund for the benefit of our or such guarantor's creditors.

        A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guaranty if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the notes or a guaranty, you would no longer have a claim against us or the applicable guarantor, as the case may be. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or any guarantor, as the case may be.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a guarantor, as applicable, would be considered insolvent if:

  •
  the sum of our or such guarantor's debts, including contingent liabilities, was greater than the fair saleable value of our or such guarantor's assets; or

  •
  if the present fair saleable value of our or such guarantor's assets were less than the amount than would be required to pay our or such guarantor's probable liability on our or such guarantor's existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  we or such guarantor could not pay our or such guarantor's debts as they become due.

        To the extent a court voids the notes or any of the guarantees as fraudulent transfers or holds the notes or any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against us or the applicable guarantor. If a court were to take this action, our or the applicable guarantor's assets would be applied first to satisfy our or the applicable guarantor's liabilities, if any, before any portion of its assets could be applied to the payment of the notes.

        Each guaranty will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor's obligation to an amount that effectively makes the guaranty worthless.

We may not be able to repurchase notes upon a change of control.

        The indenture requires us to offer to repurchase some or all of the notes when certain change of control events occur. The indenture governing the senior discount notes of our parent contains similar provisions. If we experience a change of control, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. The senior secured credit facilities provide that certain change of control events (including a change of control as defined in the indenture) constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our senior secured credit facilities, we could seek a waiver of such default or seek to refinance our senior secured credit facilities. In the event we do not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under our senior secured credit facilities being declared due and payable. In the event we experience a change of control that results in us having to repurchase notes and/or our parent having to repurchase the senior discount notes, we may not have sufficient financial resources to satisfy all of our obligations under our senior secured credit facilities and the notes, and our parent may not have sufficient financial resources to satisfy its obligations under the senior discount notes. In addition, the change of control covenant in the indentures governing the notes and our parent's senior discount notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See "Description of the Notes—Certain Covenants".

We cannot assure you that an active trading market will develop for the exchange notes, which may reduce their market price.

        We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in August 2004 to a small number of institutional investors and are eligible for trading in the PORTAL market.

        We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market with respect to the exchange notes.

However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof.

        Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the outstanding notes for the exchange notes;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

Risks Relating to Our Industry

Once launched and properly deployed, satellites are subject to significant operational risks due to various types of potential anomalies.

        Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of:

  •
  the satellite manufacturer's error, whether due to the use of new and largely unproven technology or simply due to a manufacturing defect;

  •
  problems with the power systems of the satellites, including:

  •
  circuit failures causing reductions in the power output of the solar array panels on the satellites, which could require us to forego the use of some transponders initially and to turn off additional transponders in later years; and/or

  •
  failure of the cells within the batteries, whose sole purpose is to power the payload and spacecraft operations during the daily eclipse periods which occur for brief periods of time during two 40-day periods around March 21 and September 21 of each year;

  •
  problems with the control systems of the satellites, including:

  •
  failure of the primary and/or backup spacecraft control processor, or SCP;

  •
  failure of the Xenon-Ion Propulsion Systems, or XIPS, used on certain Boeing satellites, which is an electronic propulsion system that maintains the spacecraft's proper in-orbit position; and

  •
  general failures resulting from operating satellites in the harsh space environment.

        We have experienced anomalies in each of the categories described above. Although we work closely with the satellite manufacturers to determine and eliminate the cause of these anomalies in new satellites and provide for operational redundancies of certain critical components in the satellite to minimize or eliminate service disruptions in the event of failure, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components, and an operational redundancy may not be available upon the occurrence of such an anomaly. In particular, we may experience additional anomalies relating to the failure of the SCP in certain of our Boeing model 601, or BSS 601, satellites (not including our BSS 601 HP satellites), various anomalies associated with XIPS in our BSS 601 HP satellites, or a progressive degradation of the solar arrays in certain of our Boeing model 702, or BSS 702, satellites.

        Two BSS 601 satellites that we operated in the past, as well as BSS 601 satellites operated by others, have experienced a failure of the primary and backup SCPs. Two of the BSS 601 satellites that we currently operate have experienced a failure of the primary SCP.

        Certain of the BSS 601 HP satellites have experienced various problems associated with their XIPS. We operate seven satellites of this type. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS. We may in the future experience similar problems associated with XIPS or other propulsion systems on our satellites. Based on a review of available data, we recently reduced our estimate of the useful life of our PAS-9 satellite.

        Two of the three BSS 702 satellites that we operate, as well as BSS 702s of a similar design operated by others, have experienced a progressive degradation of their solar arrays causing a reduction in output power. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. The power reduction may require us to permanently turn off certain transponders on the affected satellites to allow for the continued operation of other transponders, which could result in a loss of revenues, or may result in a reduction of the satellite's useful life. Due to this continued degradation, based on a review of available data, we recently reduced our estimate of the useful lives of both satellites.

        On March 17, 2004, our PAS-6 satellite suffered an anomaly resulting in a loss of power. On April 1, 2004, this satellite experienced another and more significant loss of power. Following that event, we commenced deorbiting the satellite. As a result of the March 17 event, we recorded a non-cash impairment charge of $99.9 million within income from operations in the first quarter of 2004. This resulted in an approximate $63.3 million non-cash charge to net income after taxes. PAS-6 had been previously replaced and, at the time of the anomaly, was being used as a backup for another satellite.

        On August 3, 2004, the secondary XIPS on our Galaxy 10R satellite permanently failed. The primary XIPS on this satellite had previously failed. In the absence of the primary and secondary XIPS, this satellite is expected to operate normally on its available bi-propellant fuel for over three years. Prior to this event, Galaxy 10R was scheduled to have an estimated end of useful life in 2015. As a result, we anticipate an additional depreciation expense of approximately $5 million per year.

        Any single anomaly or series of anomalies could materially and adversely affect our operations, our revenues, our relationship with our current customers and our ability to attract new customers for our satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly and the availability of operational redundancies. Anomalies, and our estimate of their future effect, may also cause a reduction of the expected useful life of a satellite and contracted backlog. Anomalies may also cause a reduction of the revenues generated by that satellite, or the recognition of an impairment loss. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered. See "—Risks Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance".

New satellites are subject to launch failures, the occurrence of which can materially and adversely affect our operations.

        Satellites are subject to certain risks related to failed launches. Of the 38 satellites launched by us or our predecessors since 1983, three have resulted in launch failures. In addition, certain launch vehicles that we have used or are scheduled to use have experienced launch failures in the past. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take 24 months or longer, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our operations and our revenues. Launch vehicles may also underperform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its useful life. In addition, although we have had launch insurance on all of our launches to date, if we were not able to obtain launch insurance on reasonable terms and a significant launch failure were to occur, our financial condition would be materially and adversely affected.

New or proposed satellites are subject to construction and launch delays, the occurrence of which can materially and adversely affect our operations.

        The construction and launch of satellites are subject to certain delays. Such delays can result from the delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures. We have in the past experienced delays in satellite construction and launch which have adversely affected our operations. Future delays may have the same effect. A significant delay in the future delivery of any satellite may also adversely affect our marketing plan for the satellite. If satellite construction schedules are not met, a launch opportunity may not be available at the time a satellite is ready to be launched. Further, any significant delay in the commencement of service of any of our satellites could enable customers who pre-purchased or agreed to lease transponder capacity on the satellite to terminate their contracts and could affect our plans to replace an in-orbit satellite prior to the end of its useful life. The failure to implement our satellite deployment plan on schedule could have a material adverse effect on our financial condition and results of operations. Delays in a satellite intended to replace an existing satellite that results in the existing satellite reaching its end of life before being replaced could result in loss of business to the extent an in-orbit backup is not available. We have plans to launch three satellites by the end of 2006 that will replace satellites currently in service. These satellites are an important part of our strategy to further develop our HDTV capacity and ultimately achieve HDTV cable neighborhoods. Any delay in the launch of any of these satellites that would cause commencement of service to occur later than the end of life of the satellite it is replacing could adversely affect our financial condition.

The market for satellite insurance has historically fluctuated significantly.

        The price, terms and availability of insurance have fluctuated significantly since we began offering commercial satellite services in 1984. Recently, the cost of obtaining launch and in-orbit policies on satellites have reached historic highs. We expect the cost of obtaining such insurance to continue to remain high and perhaps rise further and we expect availability to be limited as a result of recent satellite failures and general conditions in the insurance industry, including the continued effects of the September 11 terrorist events. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods, higher loss percentages required for constructive total loss claims and additional satellite health-related policy exclusions. For example, while we have in the past been able to obtain launch policies covering a period of three to five years from the date of launch and in-orbit policies covering a period of one to three years from the date of expiration of the applicable launch policy, providers of launch and in-orbit insurance are now unwilling to insure for periods greater than one year.

        An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums. Currently, 17 of our 24 satellites are uninsured. As our insurance policies expire, we may elect to reduce or eliminate insurance coverage relating to certain of our satellites to the extent permitted by our debt agreements if we so choose. We may do so if exclusions make such policies ineffective or the costs of coverage make such insurance impractical or if we believe that we can more effectively protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance.

        We also maintain third-party liability insurance. This insurance may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

The FSS industry is heavily regulated, both in the United States and elsewhere, and such regulation could impede us from executing our business plan.

        We are subject to the regulatory authority of the U.S. government, primarily the Federal Communications Commission, or the FCC, and the national communications authorities of the countries in which we operate. If we do not obtain all requisite regulatory approvals for the construction, launch and operation of any of our future satellites and for the orbital slots planned for these satellites or, the licenses obtained impose operational restrictions on us, or permit interference which could affect the use of our satellites, our business, financial condition and results of operations could be materially adversely affected. In addition, we may not continue to coordinate successfully any or all of our satellites under FCC procedures domestically and under procedures of the International Telecommunication Union, or ITU, internationally. Such coordination is required in connection with domestic and international procedures that are intended to avoid interference to or from other satellites. In addition, the export of satellites and technical information related to satellites, earth station equipment and provision of services to certain countries are subject to State Department, Commerce Department and Treasury Department regulations, which could adversely affect or delay our ability to sell our services to non-U.S. customers.

        More specifically, the risks of government regulation include:

  •
  the FCC reserves the right to require satellites within its jurisdiction to be relocated to a different orbital location if it determines that re-location is in the public interest;

  •
  our ability to replace an existing satellite with a new satellite is typically subject to FCC approval;

  •
  governments, including the U.S. government, have the ability to regulate satellite and terrestrial transmissions that have the potential to interfere with government operations, or other satellite or terrestrial commercial operations and such regulation could interfere with our contractual obligations to customers; and

  •
  currently unused orbital slots that have been granted to us may be revoked by the FCC if we do not utilize such slots prior to their expiration dates, as was the case with two slots previously granted to us that were revoked in 2000.

        Because the regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware. If that were to be the case, we could be subject to sanctions by a foreign government that could materially and adversely affect our operations in that country. There can be no assurance that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis, or at all, in all jurisdictions in which we wish to operate our satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate our satellites internationally could have a material adverse effect on our financial condition and results of operations.

The FSS industry has recently experienced flat demand for video services and pricing pressures and overcapacity in certain markets, which could affect us materially and adversely.

        The FSS industry has demonstrated certain weaknesses recently: demand for video services in many of the global markets we serve has been relatively flat; pricing pressure has been experienced in certain international markets due to overcapacity and regional economic downturns; and some of our existing international DTH services customers are in the process of rationalizing their cost structures, including satellite capacity costs, to match their existing and projected revenues. In addition, anticipated increases in demand, including with respect to HDTV services, may fail to materialize to the extent we expect. Any of these industry dynamics could negatively affect our operations and financial condition.

Risks Relating to Our Business

Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance.

        Certain losses of a satellite may not be covered by launch or in-orbit insurance policies. Some of our insured satellites are covered by policies with significant exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure ("Significant Exclusion Policies") or insurance policies that are subject to significant health-related exclusions and deductibles related to specific components identified by the insurers as the most likely to fail or by a policy with a lower coverage amount than the carrying value of its insurable costs. Moreover, any claims under existing policies are subject to settlement with the insurers. As of September 30, 2004, we had in effect launch and in-orbit policies covering seven satellites in the aggregate amount of approximately $828.9 million, three of which were covered by Significant Exclusion Policies. As our insurance policies expire, we may elect to reduce or eliminate insurance coverage relating to certain of our satellites to the extent permitted by our debt agreements if, in our view, exclusions make such policies ineffective or the costs of coverage make such insurance impractical and if we believe that we can more effectively protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance. Seventeen of our satellites are currently uninsured. As of September 30, 2004, our uninsured satellites and the satellites covered by Significant Exclusion Policies had a total net book value of satellites and other insurable costs of approximately $1 billion. The indenture governing the notes will allow us to reduce our insurance below current levels and, if we have enough in-orbit spare satellites, may allow us not to maintain insurance coverage.

        An additional risk to our business is that we do not generally obtain insurance to cover the risk of revenues lost as a result of satellite anomalies. As a result, even if insurance were to cover a loss relating to a launch or in-orbit failure, we would not be adequately compensated for lost revenues attributable to that loss. As of September 30, 2004, the total net book value of satellites and other insurable costs, which includes certain sales-type leases plus the estimated amount of warranty liabilities related to transponders sold outright, less incentive obligations, totaled approximately $1,653.4 million. The partial or complete failure of any revenue-producing satellites that are not substantially or fully insured could have a material adverse effect on our financial condition and results of operations.

Our business is capital intensive, and we may not be able to access the capital markets when we would like to raise capital.

        We may not be able to raise adequate capital to complete some or all of our business strategies or to react rapidly to changes in technology, products, services or the competitive landscape. Industry participants often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressures and react quickly to changes in technology. Many of our competitors are committing substantial capital and, in many instances, are forming alliances to acquire or maintain market leadership. Our business is capital intensive and there can be no assurance that we will be able to satisfy our capital requirements in the future.

We are subject to significant and intensifying competition both within the FSS industry and outside the industry from companies offering other means to transmit signals, such as through fiber optics.

        We face significant and intensifying competition in the FSS industry in different regions around the world from companies such as: Intelsat Ltd. and Eutelsat S.A.; SES Global, the entity formed by the November 2001 acquisition of GE American Communications, Inc. by Societe Europeenne des Satellites, the Luxembourg-based operator of ASTRA, one of Europe's leading DTH services; New Skies Satellites N.V.; and Loral Space & Communications Ltd. among others. Intensifying competition in this market may result in lower prices for our services, which may adversely affect our results. Many of the owners of Intelsat are government-owned monopolies or privatized entities that are the dominant telecommunications companies in their home territories. By virtue of their substantial investment in the Intelsat system and their ties to government regulators, Intelsat's owners have the incentive to, and may be able to, block us from entering certain non-U.S. markets. There has been a trend toward consolidation of major FSS providers as customers increasingly demand more robust distribution platforms with network redundancies and worldwide reach, and we expect to face increased competition as a result of this trend. For example, SES Global now has the world's largest satellite fleet, and the combined entity is now capable of providing service in many of the markets we serve. These and other direct competitors are likely to continue developing and launching satellites with greater power and more transponders, which may create satellite capacity at lower costs. In order to compete effectively, we may have to invest in similar technology.

        In addition, we believe that there are many companies that are seeking ways to improve the ability of existing land-based infrastructure, such as fiber optic cable, to transmit signals. Any significant improvement or increase in the amount of land-based capacity, particularly with respect to the existing fiber optic cable infrastructure and point-to-point applications, may cause our video services customers to shift their transmissions to land-based capacity or make it more difficult for us to obtain new customers. If fiber optic cable networks or other ground-based high-capacity transmission systems are available to service a particular point, that capacity, when available, is generally less expensive than satellite capacity. As land-based telecommunications services expand, demand for some satellite-based services may be reduced.

        Some of our direct and indirect competitors, both those in and outside of the FSS industry, have greater financial resources and operating flexibility than we do. This may permit them to respond better to changes in the industry.

We could be adversely affected if any of our customers default on their obligations to us.

        We rely on a limited number of customers to provide a substantial portion of our revenues and contracted backlog. Defaults by any of these customers could have a significant adverse effect on our revenues, profitability and cash flow. Our customers have in the past defaulted, and may in the future, default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Management Overview". If a customer defaults on its obligations to us, it could have a material adverse impact on our financial condition and results of operations.

We are exposed to political, economic and other risks that arise from operating a multinational business.

        A significant portion of our business is conducted outside of the United States. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, approximately 60%, 58%, 56% and 56% of our revenues, respectively, were generated from customers outside of the United States. Accordingly, our business is subject to the political, economic and other risks that are inherent in operating in numerous countries. These risks include, but are not limited to:

  •
  required compliance with a variety of foreign laws and regulations, including telecommunications standards;

  •
  withholding taxes or other taxes of our foreign income imposed by foreign countries;

  •
  tariffs or other restrictions on foreign trade or investment, including currency exchange controls, trade protection measures and import or export licensing requirements imposed by foreign countries;

  •
  fluctuations in exchange rates that may affect the demand for our services and adversely affect the profitability in U.S. dollars of services provided by us in foreign markets where payment for our services is made in the local currency;

  •
  difficulty in enforcing agreements through foreign legal systems; and

  •
  changes in general economic and political conditions in countries where we operate and, in the latter case, particularly in emerging markets.

        Our business success depends in part on our ability to anticipate and effectively manage these and other regulatory, economic, social and political risks inherent in international business. We cannot assure you that we will be able to effectively manage these risks or that they will not have a material adverse effect on our international business or on our business as a whole.

Our strategy to selectively pursue complementary acquisitions may present unforeseen integration obstacles or costs.

        We may selectively pursue complementary acquisitions and joint ventures. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

  •
  potential disruption of our ongoing business and distraction of management;

  •
  difficulty with integration of personnel and financial and other systems;

  •
  hiring additional management and other critical personnel; and

  •
  increasing the scope, geographic diversity and complexity of our operations.

        In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers and we may not realize any anticipated benefits from acquisitions or joint ventures.

Our controlling shareholders may have interests that conflict with yours.

        Our parent company is privately owned by the Sponsors and members of management and of our Board of Directors. These investors collectively control our affairs and policies. Other than its ownership of our Company and its debt obligations, our parent company does not have any independent operations and derives all of its revenues and cash flow from us, its only subsidiary. Its ability to make payment on its notes is dependent on the earnings and the distribution of funds from us. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of the holders of the notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes if the transactions resulted in our being more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our shareholders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in business engaged in the satellite industry that directly or indirectly compete with certain portions of our business. For instance, certain of the Sponsors currently have investments in customers of ours. Further, if they pursue such acquisitions or make further investments in the satellite industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes are registered under the Securities Act, are not entitled to the registration rights which are applicable to the outstanding notes, and are not subject to certain special interest rate provisions applicable to the outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2004. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of September 30, 2004
(In millions)
Debt (including current maturities):
Senior secured credit facilities(1)	$2,458.8
8 1/2% Senior Notes due 2012	1.2
6 1/8% Senior Notes due 2005(2)	24.2
6 3/8% Senior Notes due 2008	150.0
6 7/8% Senior Debentures due 2028	125.0
9% Senior Notes due 2014	1,010.0

Total debt	3,769.2
Total stockholders' equity	673.4

Total capitalization	$4,442.6

(1)
Consists of a five-year $800.0 million Term Loan A Facility (of which $798.8 million was outstanding as of September 30, 2004), a seven-year $1,660.0 million Term Loan B Facility (all of which was outstanding as of September 30, 2004) and a $250.0 million five-year revolving credit facility at PanAmSat Corporation. As of September 30, 2004, the outstanding balance on the revolving credit facility was zero as all amounts borrowed under the revolving credit facility at the closing of the Transactions had been repaid. The debt amount as of September 30, 2004 does not reflect our prepayment of approximately $137 million under our senior secured credit facilities on November 19, 2004.

(2)
We redeemed the entire remaining $24.2 million aggregate principal amount of our 6 1/8% Senior Notes due 2005 on October 22, 2004 with cash on hand and cash from operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements have been developed by application of pro forma adjustments to the historical consolidated financial statements of PanAmSat appearing elsewhere in this prospectus, giving effect to accounting for the Transactions as a leveraged recapitalization, whereby the historical book value of the assets and liabilities of PanAmSat have been maintained. The unaudited pro forma condensed consolidated statements of income for the fiscal year ended December 31, 2003 and the nine months ended September 30, 2004 give effect to the Transactions as if they all had occurred on January 1, 2003. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of PanAmSat would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of PanAmSat for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in "Selected Historical Consolidated Financial, Operating and Other Data", "The Transactions", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

	Year Ended December 31, 2003
	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Operating leases, satellite services and other	$814,006	$8,100	(1)	$822,106
Outright sales and sales-type leases	17,005	—		17,005

Total revenues	831,011	8,100		839,111

Costs and Expenses:
Depreciation and amortization	312,833	—		312,833
Direct operating costs (excluding depreciation and amortization)	149,696	—		149,696
Selling, general and administrative	86,081	2,000	(2)	88,081
Facilities restructuring and severance costs	4,227	—		4,227

Total costs and expenses	552,837	2,000		554,837

Income from operations	278,174	6,100		284,274
Interest expense, net	143,632	100,286	(3)	243,918

Income (loss) before income taxes	134,542	(94,186)		40,356
Income tax expense (benefit)	35,010	(46,733)	(4)	(11,723)

Net income (loss)	$99,532	$(47,453)		$52,079

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

PANAMSAT CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

(1)
Adjustment represents revenues from a contractual arrangement with an affiliate of The DIRECTV Group that was not recognized because collectibility was not reasonably assured. Pursuant to a contractual arrangement with The DIRECTV Group entered into in connection with the Transactions, future lease obligations of the affiliate are guaranteed by the DIRECTV Group.

(2)
Adjustment reflects the estimated management fee paid to the Sponsors for management advisory services.

(3)
The pro forma adjustment to interest expense, net reflects the additional interest expense resulting from our new debt structure and lower interest income due to lower cash balances. The additional interest expense reflects interest expense and amortization of deferred financing fees related to: (i) the $798.8 million Term Loan A Facility, (ii) the $1,660 million Term Loan B Facility, (iii) approximately $42.6 million of borrowings under our revolving credit facility which were repaid in September 2004, (iv) the commitment fee on the undrawn portion of our $250 million revolving credit facility and (v) the $1,010 million of notes. The components of this adjustment to interest expense, net are as follows:

Interest cost—new debt issuances	$197,560
Amortization of deferred financing fees—new debt issuances	20,854
Historical interest cost—debt to be repaid	(125,978)
Amortization of deferred financing fees—debt to be repaid	(5,444)
Reduction of interest income	13,294

Total	$100,286

  A 0.125% change in the interest rates on our new debt issuances would change annual pro forma interest expense by approximately $4.6 million. The estimated weighted average interest rate of our new borrowing is approximately 5.7%.

  The pro forma adjustment to interest expense does not reflect our prepayment of approximately $137 million under our senior secured credit facilities on November 19, 2004.

(4)
Adjustment reflects the following:

Indemnification of certain tax matters by The DIRECTV Group pursuant to the tax separation agreement	$(12,233)
Tax effect of adjustments to income before income taxes at our statutory rate of 36.63%	(34,500)

Total	$(46,733)

  Our new tax separation agreement is described under "Certain Relationships and Related Party Transactions".

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

	Nine Months Ended September 30, 2004
	Historical(1)	Pro Forma Adjustments		Pro Forma
Revenues:
Operating leases, satellite services and other	$607,165	$8,100	(2)	$615,265
Outright sales and sales-type leases	12,185	—		12,185

Total revenues	619,350	8,100		627,450

Costs and Expenses:
Cost of outright sales and sales-type leases	2,224	—		2,224
Depreciation and amortization	220,969	—		220,969
Direct operating costs (excluding depreciation and amortization)	118,484	—		118,484
Selling, general and administrative	88,814	1,501	(3)	90,315
PAS-6 impairment loss	99,946	—		99,946
Facilities restructuring and severance costs	4,508	—		4,508
Transaction-related costs	155,035	—		155,035

Total costs and expenses	689,980	1,501		691,481

Income from operations	(70,630)	6,599		(64,031)
Interest expense, net	122,503	79,822	(4)	202,325

Income (loss) before income tax benefit	(193,133)	(73,223)		(266,356)
Income tax benefit	(95,215)	(26,821)	(5)	(122,036)

Net loss	$(97,918)	$(46,402)		$(144,320)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

PANAMSAT CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

(1)
The following material non-recurring transactions were recorded within the Company's consolidated statement of income for the nine months ended September 30, 2004:

•
Transaction costs of approximately $155.0 million and related income tax effects were recorded in relation to the Transactions.

•
Debt issuance costs of approximately $20.6 million were written off to interest expense as a result of the repayment of certain indebtedness in relation to the Transactions and the second quarter 2004 repayment of $349.1 million under our prior term B-1 facility.

(2)
Adjustment represents revenues from a contractual arrangement with an affiliate of The DIRECTV Group that was not recognized because collectibility was not reasonably assured. Pursuant to a contractual arrangement with the DIRECTV Group entered into in connection with the Transactions, future lease obligations of the affiliate are guaranteed by the DIRECTV Group.

(3)
Adjustment reflects estimated management fee paid to the Sponsors for management advisory services.

(4)
The pro forma adjustment to interest expense, net reflects the additional interest expense resulting from our new debt structure and lower interest income due to lower cash balances. The additional interest expense reflects interest expense and amortization of deferred financing fees related to: (i) the $798.8 million Term Loan A Facility, (ii) the $1,660 million Term Loan B Facility, (iii) approximately $42.6 million of borrowings under our revolving credit facility, (iv) the commitment fee on the undrawn portion of PanAmSat's $250 million revolving credit facility and (v) the $1,010 million of notes. The components of this adjustment to interest expense, net are as follows:

Interest cost—new debt issuances	$148,545
Amortization of deferred financing fees—new debt issuances	15,640
Historical interest cost—debt to be repaid	(86,522)
Amortization of deferred financing fees—debt to be repaid	(4,637)
Reduction of interest income	6,796

Total	$79,822

  A 0.125% change in the interest rates on our new debt issuances would change annual pro forma interest expense by approximately $4.6 million. The estimated weighted average interest rate of our new borrowing is approximately 5.7%.

  The pro forma adjustment to interest expense does not reflect our prepayment of approximately $137 million under our senior secured credit facilities on November 19, 2004.

(5)
Adjustment reflects the tax impact of adjustments to income before income taxes at our statutory rate of 36.63%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL,
OPERATING AND OTHER DATA

        The selected consolidated financial data as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 presented in this table have been derived from our consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected consolidated financial data as of December 31, 1999, 2000 and 2001 and for the years ended December 31, 1999 and 2000 presented in this table are derived from our consolidated financial statements and related notes which are not included in this prospectus. The selected consolidated financial data as of September 30, 2003 and 2004 and for each of the periods ended September 30, 2003 and 2004 were derived from our unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus, which in the opinion of our management, include all adjustments necessary for a fair presentation in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or any future period.

        The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands)
Statement of Income Data:
Revenues:
Operating leases, satellite services and other	$787,509	$780,256	$802,194	$792,691	$814,006	$600,853	$607,165
Outright sales and sales-type leases(1)	23,108	243,314	67,881	19,599	17,005	12,576	12,185

Total revenues	810,617	1,023,570	870,075	812,290	831,011	613,429	619,350

Operating Costs and Expenses:
Cost of outright sales and sales- type leases	—	85,776	12,766	—	—	—	2,224
Leaseback expense, net of deferred gains	15,391	—	—	—	—	—	—
Depreciation and amortization	280,472	337,450	414,744	335,717	312,833	232,194	220,969
Direct operating costs (exclusive of depreciation and amortization)	100,123	144,564	147,401	126,387	149,696	103,983	118,484
Selling, general and administrative expenses	76,265	102,579	121,622	101,983	86,081	58,687	88,814
Facilities restructuring and severance costs	—	—	8,223	13,708	4,227	1,390	4,508
Gain on insurance claims	—	(3,362)	—	(40,063)	—	—	—
Satellite impairment loss	—	—	—	—	—	—	99,946
Loss on termination of sales-type leases	—	—	—	18,690	—	—	—
Transaction-related costs	—	—	—	—	—	—	155,035

Total operating cost and expenses	472,251	667,007	704,756	556,422	552,837	396,254	689,980

	PanAmSat
	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands (other than contracted backlog and ratios))
Income (loss) from operations	338,366	356,563	165,319	255,868	278,174	217,175	(70,630)
Interest expense, net(2)	112,002	128,205	111,153	142,470	143,632	106,311	122,503

Income (loss) before income taxes	226,364	228,358	54,166	113,398	134,542	110,864	(193,133)
Income tax expense (benefit)	104,127	102,761	23,562	28,350	35,010	28,712	(95,215)

Net income (loss)	$122,237	$125,597	$30,604	$85,048	$99,532	82,152	(97,918)

Balance Sheet Data (at end of period):
Total assets	$5,984,709	$6,178,351	$6,296,810	$6,487,738	$5,734,877	$5,981,855	$4,882,582
Total debt, including to affiliates(3)	2,599,179	2,542,758	2,521,542	2,550,000	1,700,000	2,000,000	3,769,156
Total long-term liabilities	3,025,577	3,130,086	3,134,897	3,063,003	2,400,273	2,672,642	3,984,153
Total stockholders' equity	2,815,989	2,954,695	2,992,560	3,077,542	3,178,758	3,160,116	673,419
Other Financial Data:
Net cash provided by operating activities	$479,139	$418,713	$507,904	$519,247	$473,381	$322,103	$167,051
Net cash provided by (used in) investing activities	(560,199)	(394,185)	(203,836)	(179,096)	108,762	(58,463)	217,021
Net cash provided by (used in) financing activities	20,777	(12,442)	9,853	1,420	(855,267)	(551,232)	(847,444)
Capital expenditures	586,910	449,560	338,203	294,313	104,082	87,161	108,308
Contracted backlog (at end of period; in billions)(4)	6.1	6.0	5.84	5.55	4.56	4.80	5.13
Pro-Forma Effect of the Elimination of Goodwill Amortization(5):
Net income (loss):
Reported net income (loss)	$122,237	$125,597	$30,604	$85,048	$99,532	$82,152	$(97,918)
Goodwill amortization	64,960	64,960	64,960	—	—	—	—

Adjusted net income (loss)	$187,197	$190,557	$95,564	$85,048	$99,532	$82,152	$(97,918)

Segment Data(6):
Revenues:
FSS	—	—	$867,097	$806,272	$775,009	$581,946	$570,154
G2	—	—	11,912	24,074	74,550	46,813	64,918
Eliminations	—	—	(8,934)	(18,056)	(18,548)	(15,330)	(15,722)

Total revenues	—	—	$870,075	$812,290	$831,011	$613,429	$619,350

Income from operations:
FSS(7)	—	—	$162,341	$249,850	$269,573	$209,728	$(78,640)
G2	—	—	2,978	6,018	8,601	7,447	8,010
Eliminations	—	—	—	—	—	—	—

Total income from operations	—	—	$165,319	$255,868	$278,174	$217,175	$(70,630)

(1)
Under an outright sales contract, we sell all rights and title to a transponder to a customer, which in turn pays us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognize the sale amount as revenues and record the cost of the transponder to cost of outright sales. Under sales-type leases, we recognize as revenues at the inception of the lease the net present value of the future minimum lease payments, but we continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognize as revenues the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when we recognize the revenues and related costs, but not when we receive the cash.

(2)
Net of capitalized interest of $60.7 million, $56.1 million, $23.3 million, $27.3 million, $13.9 million, $11.3 million and $4.3 million for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively, and net of interest income of $3.2 million, $6.8 million, $13.5 million, $15.2 million, $13.3 million, $11.4 million and $6.8 million in 1999, 2000, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively.

(3)
Includes debt of $874.2 million, $817.8 million, $796.5 million, $2.55 billion, $1.7 billion, $2.0 billion and $3.769 billion as of December 31, 1999, 2000, 2001, 2002 and 2003 and September 30, 2003 and 2004, respectively, borrowings due to affiliates of $1.8 billion, $1.7 billion and $1.7 billion as of December 31, 1999, 2000 and 2001, respectively. There were no amounts due to affiliates as of December 31, 2002 and 2003 or as of September 30, 2003 and 2004.

(4)
Contracted backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual agreements, including operating leases, sales-type leases and related service agreements, which may extend to the end of the life of the satellite or beyond to a replacement satellite. Contracted backlog is attributable both to satellites currently in orbit and those planned for future launch.

(5)
Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, or SFAS 142, "Goodwill and Other Intangible Assets". SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested for impairment annually or when a change in circumstances occurs. Our adoption of SFAS 142 resulted in the elimination of goodwill amortization beginning January 1, 2002. On such date, we had intangible assets of approximately $2.2 billion (consisting entirely of goodwill). The pro forma data gives effect to the discontinuance of goodwill amortization on net income (loss) as if we adopted SFAS 142 on January 1, 2001.

(6)
We organized our business into two operating segments starting in the three months ended March 31, 2004. We have restated prior periods accordingly, other than 1999 and 2000.

(7)
Includes the $99.9 million PAS-6 impairment loss recorded during the three months ended March 31, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Historical Consolidated Financial, Operating and Other Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Actual results could differ materially from those discussed below. This discussion contains forward-looking statements. Please see "Special Note Regarding Forward-Looking Statements", and "Risk Factors" for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.

Management Overview

        As a result of the Transactions, we have new owners and a new Board of Directors. We believe that our new ownership gives us the opportunity to enhance our competitive position and expand our capabilities by supporting our efforts to develop new products and services, forge strategic alliances and develop new markets.

        In evaluating our financial condition and operating performance, our management considers many factors. Among the most important are revenues, satellite health and technology, satellite insurance, profitability and liquidity.

        We and our industry face certain challenges. Our recent experience indicates that the demand for video services in many of the global markets we serve has been relatively flat; we have experienced pricing pressure in certain international markets due to overcapacity and regional economic downturns; and some of our existing international DTH services customers are in the process of rationalizing their cost structures, including satellite capacity costs, to match their existing and projected revenues. All of these challenges could negatively affect our revenues. Notwithstanding these challenges, we see expansion potential with the increasing acceptance of new technologies such as digital cable and HDTV and through the further expansion of our cable neighborhoods. We are also well positioned to provide additional capacity to U.S. DTH service providers as they expand services to their customers. Recently, we have seen growth in our network services and believe that this will continue as developing markets increase their use of VSATs and other private network services. We have also focused our efforts on selling bandwidth and related services to the U.S. government, which has consistently increased its use of commercial satellites in recent years. Finally, relative to our competitors, we believe we are in a strong position for dealing with these challenges as a significant portion of our business is video distribution in North America and has stable pricing, comes from long-term contracts, is relatively predictable and has consistently strong margins.

        In response to revenue challenges, we continue to provide the best possible services and value to our customers to win, keep and/or expand their business. In January 2004, we entered into a significant, long-term contract with one of the largest commercial satellite services users in the world, Fox Entertainment Group, Inc., or Fox Entertainment. In addition, we continue to seek revenue growth in new markets. In 2003, we expanded our capabilities for providing services to government entities with two strategic acquisitions and the creation of a dedicated government services operation. We believe that this market presents significant opportunities for growth for satellite and related services, allowing us to expand our service offerings and increase the utilization of our existing fleet.

        In connection with the Transactions, The DIRECTV Group and affiliates entered into, amended and in some cases extended certain commercial arrangements with us. These commercial arrangements include the extension of transponder lease agreements with HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, the purchase of additional transponder capacity for DTH services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Transactions, The DIRECTV Group paid us for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation. Management believes that these guarantees and other contractual arrangements substantially reduce credit risks associated with the two Latin American DTH platforms in our contracted backlog and protect us against the possible impact of future consolidation of those platforms.

        Our satellites are typically designed to operate at full capacity for 15 years. A satellite's actual performance and operating life may be affected by anomalies, which may not have become apparent until the satellite was placed in orbit or until the satellite has been in orbit for some time. We have identified three types of potential anomalies among the satellites in our fleet which, if they materialize, have the potential for a significant operational and financial impact. Typically, these identified anomalies do not result in an immediate failure of the satellite. They can, however, result in a reduction of available capacity on the satellite or a reduction in the satellite's operating life. This, in turn, may result in less revenues or require accelerated capital spending on a replacement satellite and may result in an impairment charge or accelerated depreciation. A satellite may also fail catastrophically for these or other reasons, although this happens less frequently. See "Risk Factors—Risks Relating to Our Industry".

        There are several options available for managing certain of the business risks inherent in the operation of a satellite fleet, none of which can fully compensate for the loss a business may experience upon the failure of a satellite. We typically fully insure the launch of all of our satellites and insure certain of our in-orbit satellites' as appropriate. We also utilize spare satellites and spare capacity to protect against certain business risks.

        Due to increasing costs, limited coverage amounts, loss thresholds, deductibles and policy exclusions, payments for loss under in-orbit policies may not coincide with the actual loss suffered on a covered satellite. It has been our experience that satellites for which total payments have been received may remain fully operational for extended periods of time and satellites which have lost operational capabilities may not result in any insurance payment. In addition to the limitations on coverage, in-orbit insurance is increasingly expensive, making in-orbit insurance an uneconomical choice for certain satellites. Finally, in-orbit insurance policies do not cover other aspects of the business risk inherent in the operation of a satellite such as lost revenues and continued customer service during the two years typically needed to launch a replacement.

        As part of our risk management program, we have expanded our use of in-orbit spare satellites, ground-based spare satellites and designated reserve transponders. These alternatives address some of the limitations of satellite insurance as they may offer protection against loss of business due to satellite failure and may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. However, in-orbit and ground-based spare satellites may not be immediately available when needed. They may only be economical replacements for certain high value satellites or services and the cost of a spare satellite may also be prohibitively expensive. See "—Satellite Insurance" below.

        In connection with the Transactions, we (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010 million of the outstanding notes; (iii) terminated and repaid our old senior secured credit facility; (iv) completed a tender offer for substantially all of our $275 million 6.125% Notes due 2005 and our $800 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004. In September 2004, we repaid the outstanding balance under our revolving credit facility from cash on hand. As of September 30, 2004, we had total debt of approximately $3.769 billion and an annual cash interest expense related to our debt of approximately $250 million.

        On November 19, 2004, with approximately $69 million of insurance proceeds and cash on hand, we made a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility and $12.5 million was applied to the Term Loan B Facility.

        Following is a more detailed discussion of the items above and a comprehensive analysis of our revenues, costs and expenses, results of operations, goodwill amortization, satellite technology, satellite insurance, recent insurance supplements, satellite deployment plans and commitments. Also following is a discussion of critical accounting policies, market risks, certain relationships and related party transactions, liquidity and capital resources and recent accounting pronouncements.

PanAmSat Holding Corporation

        On October 8, 2004, all of our outstanding common stock held by our then existing stockholders was contributed to PanAmSat Holding Corporation, or Holdco, in exchange for an equal number of shares of Holdco common stock. As a result of, and immediately following, that contribution, our then existing stockholders owned Holdco in equal proportion to their prior ownership interest in us, and we became a wholly-owned subsidiary of Holdco.

        On October 19, 2004, Holdco issued $416 million aggregate principal amount at maturity of its 10 3/8% Senior Discount Notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended. We are not an obligor under or a guarantor of these notes and they are structurally junior in right of payment to all of our existing and future indebtedness. All of the proceeds of that offering, less discounts, commissions and expenses, or approximately $246 million, were paid on October 19, 2004 as a dividend to the stockholders of Holdco.

        Other than its ownership of us and its debt obligations, Holdco does not have any independent operations and derives all of its revenues and cash flow from its subsidiaries. We are its only subsidiary. Its ability to make payment on its notes is dependent on the earnings and the distribution of funds from us. The agreements governing notes and our other indebtedness significantly restrict our ability to pay dividends or otherwise transfer assets to Holdco.

Revenues

        We earn revenues primarily from the sale of video, broadcasting and network distribution and delivery services through company-owned satellites to media and telecommunications companies and government entities. Video distribution and DTH services provide the majority of our revenues, are relatively predictable and are characterized by long-term contracts, stable pricing and consistently strong margins.

        Recent developments in Latin America, including the potential consolidation of two of our DTH customers and the economy generally, have and may continue to negatively impact revenues for these services. We expect that our recently negotiated contract amendments with DTVLA and the related guaranty by The DIRECTV Group will mitigate a large portion of the impact on us of any decline in this market. In addition, we entered into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Recapitalization that extended the term of certain lease agreements and extended the guarantee period related to DTVLA through the end of 2013.

        Other areas of our business, including our network services and government services, provide opportunities for growth, expansion of our service offerings and increased sales of our existing capacity but may, as our revenues mix changes, produce lower margins or less predictable revenues than our other fixed satellite services.

        For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, we derived our revenues from the following service areas:

	Year Ended December 31,			Nine Months Ended September 30,
Services
	2001	2002	2003	2004
Video services	68%	66%	60%	56%
Network services	24	24	25	27
Government services	2	3	9	11
Other services	6	7	6	6

Total	100%	100%	100%	100%

        Our video services generate the majority of our revenues. In 2003, we began to experience a change in the revenues mix of our services. Government services revenues increased as a percentage of total revenues in 2003 and in the nine months ended September 30, 2004, as a result of our 2003 acquisitions of Hughes Global Services, Inc., or HGS, and Esatel Communications, Inc., or Esatel, and the development of our G2 segment. While we expect video services to continue to generate the majority of our revenues, we expect that our government services revenues will become a larger portion of our total revenues in the future. We report our operations in two segments: our traditional fixed satellite services business and government services (See "—Selected segment data" below). From 2001 to 2003, we experienced a decrease in operating lease video services revenues of approximately $47.2 million. The decrease was primarily due to lower DTH video revenues as a result of customer credit issues and capacity reductions largely associated with two customers.

        We generally enter into operating lease contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth station and teleport facility services. On occasion, we have also entered into outright sales and sales-type lease contracts with our customers. Almost all of our contracts are denominated in U.S. dollars.

Operating leases and short-term agreements

        Operating leases are contracts to provide satellite capacity and related services typically for periods of one to 15 years and may extend beyond the satellite's end of life to a follow-on satellite. Long-term operating leases provide us with a stable and predictable source of revenues. Short-term leases and occasional services fill spot market demand. We generally recognize revenues from operating leases on a straight-line basis over the lease term, unless collectability is not reasonably assured. Revenues for occasional services are recognized as services are performed and billed. Operating leases, satellite services and other revenues for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004 represented 92.2%, 97.6%, 98.0% and 98.0% of our consolidated revenues for those periods, respectively (such amounts include a portion of TT&C and other services revenues, which are discussed below). Our FSS segment also provides our G2 segment with certain of its satellite capacity requirements. Our FSS segment recorded revenues to G2 related to satellite capacity leased of $8.9 million, $18.1 million, $18.5 million and $15.7 million for 2001, 2002 and 2003 and the nine months ended September 30, 2004, respectively, which have been eliminated in consolidation.

Sales-type leases

        Our lease contracts that qualify for capital lease treatment are accounted for as sales-type leases (typically because the lease has certain characteristics, including having a term equal to 75% or more of the estimated economic life of the related satellite). Sales-type leases are similar to operating leases except that under sales-type leases, we recognize as revenues the net present value of the future minimum lease payments at the inception of the lease, but we continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognize as revenues the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when we recognize the revenues, but not when we receive the cash.

        We have entered into sales-type leases at the request of customers seeking to obtain capital lease treatment of their lease agreements. As of September 30, 2004, we had sales-type lease arrangements covering 20 transponders, in 36 MHz equivalents, on our 24 satellites currently in orbit. During the year ended December 31, 2001, we recorded $45.5 million of revenues related to new sales-type leases. We did not enter into any new sales-type leases in 2002 or 2003 or in the nine months ended September 30, 2004. We do not currently expect to enter into any new sales-type leases, although this may change in the future depending upon the facts and circumstances at that time.

Outright sales contracts

        Under an outright sales contract, we sell all rights and title to a transponder to a customer, which in turn pays us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognize the sale amount as revenues along with the related cost of sales and the risk of loss related to the transponder passes to the customer. We have sold the rights to 40 transponders, in 36 MHz equivalents, on our 24 satellites currently in orbit. We did not enter into any outright sales during the years ended December 31, 2001, 2002 and 2003 or in the nine months ended September 30, 2004, and we expect outright sales of transponder capacity to occur infrequently in the future.

TT&C services and other services

        We earn TT&C services revenues from other satellite operators and from certain customers on our satellites. Revenues from TT&C service agreements represented approximately 3.0%, 3.5%, 3.0% and 2.6% of our revenues for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, respectively. TT&C agreements entered into in connection with our lease contracts are typically for the period of the related lease agreement. TT&C services provided in connection with outright sales contracts are typically for the term of the sale contract and require the customer to pay a monthly service fee. We also earn revenues for TT&C services in relation to our operating lease agreements with customers. Fees for such services are either included in the customer's monthly lease payment or billed separately.

        Our other services include in-orbit backup service, which is backup transponder capacity that we reserve for certain customers on agreed terms. We recognize revenues for in-orbit protection services over the term of the related agreement. Revenues from in-orbit protection for 2001, 2002 and 2003 and the nine months ended September 30, 2004 were approximately 3.3%, 3.2%, 2.2% and 2.3% respectively, of our revenues.

Equipment sales

        We also record revenues related to equipment (other than transponder) sales to customers. These equipment sales are primarily through G2 and represent equipment purchased, constructed or developed on behalf of our customers. We recognize revenues related to these equipment sales upon the transfer to the customer of title to the equipment. Revenues from equipment sales were minimal in 2001 and 2002 and were approximately 2.4% and 1.9% of our revenues in 2003 and for the nine months ended September 30, 2004, respectively. We expect that equipment sales will continue to become a larger percentage of our overall revenues in the future as we develop our government services business and strive to meet the increasing demand from our customers for equipment sales.

Long-term construction arrangements

        During 2003, we entered into a long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite, which will be known as Galaxy 15. We recognize revenues utilizing the percentage-of-completion accounting method for long-term construction contracts which extend beyond one year. Revenues and costs related to these contracts are recognized based upon the completion of pre-established milestones. Revenues from long-term construction arrangements for 2003 and the nine months ended September 30, 2004 were approximately 1.0% and 1.2% of our revenues, respectively. We did not have any revenues related to long-term construction arrangements during 2001 or 2002.

Contracted backlog

        Contracted backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual agreements, including operating leases, sales-type leases and related service agreements, which may extend to the end of the life of the satellite or beyond to a replacement satellite. See Note 3 "Operating Leases and Net Investment in Sales-type Leases" to our audited consolidated financial statements appearing elsewhere in this prospectus. Contracted backlog is attributable both to satellites currently in orbit and those planned for future launch. Our contracted backlog for future services as of December 31, 2001, 2002 and 2003 was $5.8 billion, $5.6 billion and $4.6 billion, respectively. The change in contracted backlog from December 31, 2002 to December 31, 2003 was the result of customer contract activity during 2003 and a reduction of our total contracted backlog of approximately $360.0 million as a result of the XIPS failure and resulting shortened satellite life on PAS-6B. See "—Satellite Technology—BSS 601 HP XIPS" below.

        As of September 30, 2004, we had contracted backlog for future services of $5.13 billion, which was up from $4.52 billion as of June 30, 2004. This increase was due primarily to contractual arrangements that were executed in connection with the Transactions of approximately $687 million, partially offset by a $77 million net reduction to contracted backlog as a result of other customer activity during the three months ended September 30, 2004 ($197 million of customer billings during the quarter less net new contracted backlog of $120 million as a result of the execution of customer contracts). Our contracted backlog as of September 30, 2004 also included approximately $1.3 billion relating to future services on satellites we expect to launch. Approximately $5.7 million of our contracted backlog as of September 30, 2004 represents the aggregate contracted backlog from affiliates of the Sponsors. As of December 31, 2003 and September 30, 2004, our contracted backlog was comprised of the following:

	Contracted Backlog
	December 31, 2003	September 30, 2004
	(In billions)
Category:
Video services	$3.82	$4.21
Network services	0.67	0.74
Government services	0.05	0.09
Other	0.02	0.09

Total	$4.56	$5.13

Geographic distribution of revenues

        Almost all of our contracts are denominated in U.S. dollars. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, we derived our revenues from operations in the following regions, shown in percentages:

				Nine Months Ended September 30,
	Year Ended December 31,
Region
	2001	2002	2003	2004
United States	40%	42%	44%	44%
Latin America	22	23	19	17
Asia	17	16	15	13
Africa	12	8	9	10
Other	9	11	13	16

Total	100%	100%	100%	100%

Costs and Expenses

        In general, our costs and expenses are largely fixed in nature, providing us with the ability to recognize significant incremental revenues without incurring significant incremental costs once we have launched a satellite. Our costs and expenses include depreciation and amortization, direct operating costs, selling, general and administrative costs, costs associated with any outright sales or sales-type lease and gains from insurance proceeds.

        Depreciation and amortization expense is primarily attributable to straight-line depreciation of our satellites. Direct operating costs are primarily comprised of costs to operate and maintain our satellites, such as engineering and operations costs, in-orbit insurance costs and third-party charges generally associated with the provision of special events and occasional services. Selling, general and administrative costs consist primarily of sales and marketing expenses, salaries and benefits, and corporate general and administrative expenses. At the inception of an outright sale or a sales-type lease, the cost basis of the transponder and related insurance is charged to the cost of the outright sale or sales-type lease.

Stock Split

        In connection with the Transactions, on August 20, 2004 our Board of Directors approved a 4.37 for 1.00 stock split of our common stock. All share amounts, as well as the par value amounts and additional paid-in-capital amounts related to our shares, contained in this prospectus have been adjusted to give retroactive effect to the stock split.

Contribution of our Common Stock to Holdco

        Holdco is a recently formed Delaware corporation that is owned by the Sponsors and certain members of management and of our Board of Directors in the same proportion as their prior ownership of PanAmSat as well as certain other members of management who purchased Holdco shares after the contribution. The capital stock of PanAmSat was contributed to Holdco in October 2004 prior to consummation of an offering by Holdco of Senior Discount Notes due 2014, the net proceeds of which (approximately $246 million) were used to pay a dividend to the Sponsors and Holdco's other stockholders.

Results of Operations—Three Months Ended September 30, 2004 Compared to Three Months Ended September 30, 2003

	Three Months Ended September 30,
			Dollar Change	Percentage Change
	2003	2004
	(In thousands, except percentages)
Revenues:
Operating leases, satellite services and other	$206,033	$203,268	$(2,765)	(1.3)%
Outright sales and sales-type leases	4,047	3,827	(220)	(5.4)%

Total revenues	210,080	207,095	(2,985)	(1.4)%

Costs and expenses:
Cost of outright sales and sales-type leases	—	2,224	2,224
Depreciation and amortization expense	85,018	74,322	(10,696)	(12.6)%
Direct operating costs (exclusive of depreciation and amortization)	38,563	38,649	86	0.2%
Selling, general and administrative expenses	19,323	21,509	2,186	11.3%
Facilities restructuring and severance costs	727	2,080	1,353	186.1%
Transaction-related costs	—	154,535	154,535

Total operating costs and expenses	143,631	293,319	149,688	104.2%

Income (loss) from operations	66,449	(86,224)	(152,673)	(229.8)%
Interest expense, net	38,904	57,794	18,890	48.6%

Income (loss) before income taxes	27,545	(144,018)	(171,563)	(622.8)%
Income tax expense (benefit)	6,549	(67,363)	(73,912)	(1,128.6)%

Net (loss) income	$20,996	$(76,655)	$(97,651)	(465.1)%

Revenues

        The decrease in total revenues was primarily attributable to lower program distribution and DTH revenues of approximately $5.7 million due to customer credit related issues and lower government services revenue of $1.3 million. These decreases were partially offset by increases in occasional services revenue of $2.2 million resulting from the 2004 summer Olympics and higher other revenues of $2.8 million due to additional consulting services revenues (See "—Operating Segments" below).

Cost of outright sales and sales-type leases

        The cost of sales-type leases recorded in the third quarter of 2004 primarily relates to the adjustment of certain costs for outright sales and sales-type leases due to the August 2004 XIPS anomaly on Galaxy 10R. This increase to cost of sales-type leases of approximately $5.9 million was partially offset by the reversal of approximately $3.7 million of in-orbit insurance liabilities related to sales-type leases that are no longer insured.

Depreciation and amortization expense

        The decrease in depreciation and amortization for the three months ended September 30, 2004, was due primarily to lower depreciation on Galaxy 11, PAS-1R and Galaxy 4R of $11.6 million, as a result of the allocation of insurance proceeds against the carrying values of these satellites over the past year, as well as lower depreciation of $2.9 million on PAS-6 due to the impairment loss in the first quarter of 2004 (See "—Satellite Technology" below). These decreases were partially offset by accelerated depreciation of $4.5 million due to reduced end of life estimates for Galaxy 10R and

PAS-6B for XIPS failures and depreciation of $1.2 million on Galaxy 13, which was placed in service in January 2004.

Direct operating costs (exclusive of depreciation and amortization)

        Total direct operating costs remain relatively flat as compared to the third quarter of 2003. Additional direct operating costs were recorded during the third quarter of 2004 related to increased expenses of $2.2 million attributable to the growth of our consulting business and additional costs of approximately $1.0 million for our expanded fiber service offerings, resulting from our November 2003 acquisition of Sonic Telecommunications International Ltd. ("Sonic"). These increases were offset by reduced satellite insurance expense of $2.0 million and lower direct operating costs of $2.1 million primarily related to lower revenues at our G2 operating segment.

Selling, general and administrative expenses

        The increase in selling, general and administrative expenses was primarily attributable to additional bad debt expense of approximately $2.5 million.

Facilities restructuring and severance costs

        In the third quarter of 2004, we recorded a charge of approximately $2.3 million related to our Facilities Restructuring Plan. This charge resulted from a reduction in future anticipated sublease income at one of our idle facilities. The $0.7 million of charges recorded during the three months ended September 30, 2003 represents severance costs related to our teleport consolidation. (See "—Liquidity and Capital Resources—Facilities Restructuring and Severance Costs" below).

Transaction-related costs

        The increase in 2004 is due to costs incurred in relation to the Transactions. These costs consist of $138.2 million of costs related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives and $1.8 million of costs related to the proxy solicitation and other costs.

Income from operations

        The decrease in income from operations of $152.7 million was primarily due to the Transaction related costs of $155.0 million described above.

Interest expense, net

        Interest Expense, net consisted of the following (in thousands):

	Three Months Ended September 30,
			Dollar Change
	2003	2004
Gross interest expense	$44,168	$61,545	$17,377
Less: Interest income	2,438	1,702	(736)
Less: Capitalized interest	2,826	2,049	(777)

Total interest expense, net	$38,904	$57,794	$18,890

        Gross interest expense increased primarily as a result of:

  •
  The write-off of $15.1 million of debt issuance costs in the third quarter of 2004, as a result of the repayment of certain indebtedness in conjunction with the Transactions.

  •
  Additional interest expense after the Transactions, which resulted in additional incremental indebtedness for the company at higher average interest rates (See "—Liquidity and Capital Resources—Long-term Debt" below).

        These increases were partially offset by (i) lower interest expense before the Transactions as a result of the repayments of debt made over the last year and (ii) a pre-tax charge of $5.7 million recorded during the third quarter of 2003, as a result of the write-off of debt issuance costs associated with the portion of the credit facility that was prepaid in July 2003.

Income tax expense (benefit)

        The increase in income tax benefit was due primarily to lower income from operations of $152.7 million, which primarily resulted from costs recorded during the third quarter of 2004 related to the Transaction.

Results of Operations—Nine Months Ended September 30, 2004 Compared to Nine Months Ended
September 30, 2003

	Nine Months Ended September 30,
			Dollar Change	Percentage Change
	2003	2004
	(In thousands, except percentages)
Revenues:
Operating leases, satellite services and other	$600,853	$607,165	$6,312	1.1%
Outright sales and sales-type leases	12,576	12,185	(391)	(3.1)%

Total revenues	613,429	619,350	5,921	1.0%

Costs and expenses:
Cost of outright sales and sales-type leases	—	2,224	2,224
Depreciation and amortization expense	232,194	220,969	(11,225)	(4.8)%
Direct operating costs (exclusive of depreciation and amortization)	103,983	118,484	14,501	13.9%
Selling, general and administrative expenses	58,687	88,814	30,127	51.3%
Facilities restructuring and severance costs	1,390	4,508	3,118	224.3%
Satellite impairment loss	—	99,946	99,946
Transaction-related costs	—	155,035	155,035

Total operating costs and expenses	396,254	689,980	293,726	74.1%

Income (loss) from operations	217,175	(70,630)	(287,805)	(132.5)%
Interest expense, net	106,311	122,503	16,192	15.2%

Income (loss) before income taxes	110,864	(193,133)	(303,997)	(274.2)%
Income tax expense (benefit)	28,712	(95,215)	(123,927)	(431.6)%

Net income (loss)	$82,152	$(97,918)	$(180,070)	(219.2)%

Revenues

        The increase in total revenues was primarily attributable to additional government services revenues of $18.1 million related to our G2 operating segment and an increase in network services revenues of $6.8 million related to network resellers, data services within the Middle East and additional revenues related to VSAT applications in North America. Additionally, occasional services revenue increased by $2.2 million, due partially to the broadcast of the 2004 Summer Olympics and other revenues increased by $4.8 million due to additional consulting services revenues. These increases were partially offset by lower program distribution and DTH video revenues of $26.0 million primarily as a result of customer credit related issues in international regions (See "—Operating Segments" below).

Cost of outright sales and sales-type leases

        The cost of sales-type leases recorded during the nine months ended September 30, 2004 primarily relates to the adjustment of certain costs for outright sales and sales-type leases due to the August 2004 XIPS anomaly on Galaxy 10R. This increase to cost of sales-type leases of approximately $5.9 million was partially offset by the reversal of approximately $3.7 million of in-orbit insurance liabilities related to sales-type leases that are no longer insured.

Depreciation and amortization expense

        The decrease in depreciation and amortization for the nine months ended September 30, 2004, was due primarily to lower depreciation on Galaxy 11, PAS-1R and Galaxy 4R of $21.0 million, as a result of the allocation of insurance proceeds against the carrying values of these satellites over the past year. In addition, we recorded lower non-satellite depreciation of $4.5 million and lower depreciation on PAS-6 of $6.3 million due to the impairment loss in the first quarter of 2004 (See "—Satellite Technology" below). These decreases were partially offset by accelerated depreciation of $12.4 million due to reduced end of life estimates for Galaxy 10R and PAS-6B for XIPS failures and depreciation of $6.3 million on Galaxy 12 and Galaxy 13, which were placed in service in May 2003 and January 2004, respectively.

Direct operating costs (exclusive of depreciation and amortization)

        The increase in direct operating costs was primarily due to:

  •
  Additional direct operating costs of our G2 operating segment of $13.7 million due to the growth of services to the U.S. government, partially driven by the 2003 acquisitions of HGS and Esatel.

  •
  $3.2 million of additional costs related to our Horizons joint venture, which commenced operations in January 2004.

  •
  Increased expenses of $4.1 million attributable to the growth of our consulting business.

  •
  $2.9 million of additional costs related to our expanded fiber service offerings, after the 2003 acquisition of Sonic.

        These increases were partially offset by reduced satellite insurance expense of $7.3 million and a $3.1 million write-off of deferred charges as a result of the termination of certain vendor contracts during the first quarter of 2003.

Selling, general and administrative expenses

        The increase in selling, general and administrative expenses was due primarily to the $29.6 million pre-tax charge recorded in relation to the write-off of a customer's long and short-term receivable balances during the second quarter of 2004.

PAS-6 impairment loss

        In the first quarter of 2004, we recorded a non-cash charge of $99.9 million related to the impairment of our PAS-6 satellite (See "—Satellite Technology" below).

Facilities restructuring and severance costs

        In the first nine months of 2004, we recorded a non-cash charge of $3.7 million related to our facilities restructuring plan and $0.8 million related to our teleport consolidation plan. The non-cash charge associated with our facilities restructuring plan includes a charge of approximately $2.3 million for a reduction in future anticipated sublease income related to one of our idle facilities. For the nine months ended September 30, 2003, these amounts represent severance costs related to our teleport consolidation of $2.8 million offset partially by $1.5 million of restructuring credits related to the signing of sublease agreements for amounts higher than originally estimated. (See "—Liquidity and Capital Resources—Facilities Restructuring and Severance Costs" below).

Transaction-related costs

        The increase in 2004 is due to costs incurred in relation to the Transactions. These costs consist of $138.2 million of costs related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives and $2.3 million of costs related to the proxy solicitation and other costs.

Income (Loss) from operations

        The decrease in income from operations was primarily due to the Transaction related costs of $155.0 million, the $99.9 million impairment loss for our PAS-6 satellite and the $29.6 million pre-tax charge described above.

Interest expense, net

        Interest expense, net consisted of the following (in thousands):

	Nine Months Ended September 30,
			Dollar Change
	2003	2004
Gross interest expense	$129,033	$133,542	$4,509
Less: Interest income	11,416	6,789	(4,627)
Less: Capitalized interest	11,306	4,250	(7,056)

Total interest expense, net	$106,311	$122,503	$16,192

        Interest expense, net for the nine months ended September 30, 2004 increased primarily as a result of the following:

  •
  The write-off of $20.6 million of debt issuance costs during 2004 as a result of the repayment of certain indebtedness.

  •
  Additional interest expense after the Transactions which resulted in additional incremental indebtedness at higher average interest rates (See "—Liquidity and Capital Resources—Long-term Debt" below).

  •
  Lower interest income of $4.6 million due primarily to lower average cash balances.

  •
  Lower capitalized interest during 2004 due to lower satellite construction in progress balances.

        These increases to interest expense, net were partially offset by the following:

  •
  Lower interest expense before the Transactions as a result of the repayments of debt made over the last year.

  •
  A pre-tax charge of $5.7 million recorded during the third quarter of 2003, as a result of the write-off of debt issuance costs associated with the portion of the credit facility that was prepaid in July 2003.

Income tax expense (benefit)

        The decrease in income tax expense was due primarily to the income tax effect of costs recorded during the third quarter of 2004 related to the Transaction, the PAS-6 impairment loss recorded during the first quarter of 2004, and the write-off of the customer receivable balance in the second quarter of 2004. We estimate that our effective income tax rate will be a tax benefit of approximately 54.8% for 2004, as compared to a tax expense of approximately 26% for 2003.

Selected segment data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(In thousands)
Revenues:
FSS	$192,692	$191,945	$581,946	$570,154
G2	21,780	20,497	46,813	64,918
Eliminations	(4,392)	(5,347)	(15,330)	(15,722)

Total revenues	$210,080	$207,095	$613,429	$619,350

Income (loss) from operations:
FSS	$63,109	$(88,909)	$209,728	$(78,640)
G2	3,340	2,685	7,447	8,010
Eliminations	—	—	—	—

Total income (loss) from operations	$66,449	$(86,224)	$217,175	$(70,630)

Segment EBITDA:
FSS	$157,906	$156,236	$468,550	$459,254

G2	$3,494	$2,996	$7,653	$9,101

        As a result of the Transactions, we began utilizing Segment EBITDA as a measure of performance for our operating segments during the third quarter of 2004. We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers' control ("Segment EBITDA"). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit's performance based on its Segment EBITDA results. See Note 15 "Operating Segments" to our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus for a reconciliation of income (loss) from operations to Segment EBITDA for our FSS operating segment and our G2 operating segment. Management encourages readers to use GAAP disclosures within this prospectus to evaluate our results of operations. This non-GAAP information is included to aid the reader in understanding our GAAP financial statements.

        Our operations are comprised of the following two segments:

        Fixed Satellite Services—Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH and provide TT&C and network services to customers.

        Government Services—Through G2, we provide global satellite and related telecommunications services to the U.S. government, international government entities, and their contractors.

FSS Segment

FSS Revenue by Service-Type

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(In thousands)
FSS Revenues:
Video	$122,466	$118,941	$374,000	$350,178
Network	54,535	53,573	157,686	164,509
Government	4,392	5,347	15,330	15,722
Other	11,299	14,084	34,930	39,745

Total FSS revenues	$192,692	$191,945	$581,946	$570,154

Three months ended:

        The decrease in FSS revenues for the three months ended September 30, 2004 of $0.7 million was primarily attributable to a decrease in video services revenues, partially offset by an increase in other services revenues as follows:

  Video Services—The decrease in video services of $3.5 million was primarily due to lower program distribution and DTH video revenues of approximately $5.7 million due to customer credit related issues. These decreases were partially offset by increases in occasional services revenue of $2.2 million resulting from the 2004 summer Olympics.

  Other Services—The $2.8 million increase in other service revenue is primarily due to additional consulting services revenues as compared to the same period in 2003.

Nine months ended:

        The decrease in FSS revenues for the nine months ended September 30, 2004 of $11.8 million was primarily attributable to lower video services revenues of $23.8 million, partially offset by increases in network services revenues of $6.8 million and other services revenues of $4.8 million as follows:

  Video Services—The decrease in video services revenues was primarily due to a decrease in program distribution and DTH video services revenues of $26.0 million, resulting primarily from customer credit related issues in international regions, some of which resulted in the second quarter 2004 charge of $29.6 million, which is more fully described above. This decrease was partially offset by an increase of $2.2 million in occasional services revenues resulting from the 2004 summer Olympics.

  Network Services—The increase in network services revenues is primarily due to additional revenue from network resellers, customers with data services within the Middle East and additional revenues from customers with VSAT applications in North America.

  Other Services—The increase in other services revenues is due primarily to additional consulting services revenues of $5.1 million during the nine months ended September 30, 2004 as compared to the same period in 2003.

        Income from Operations.    The decrease in FSS income from operations for the three months ended September 30, 2004, was primarily due to the $154.5 million of costs recorded in relation to the Transactions. The decrease in FSS income from operations for the nine months ended September 30, 2004 was primarily due to the $155.0 million of costs recorded in relation to the Transactions, the loss on the impairment of PAS-6 of $99.9 million and the $29.6 million pre-tax charge described above.

        Segment EBITDA.    Segment EBITDA for the three months ended September 30, 2004 decreased $1.7 million as compared to the same period in 2003. This decrease was due primarily to lower FSS revenues for the three months ended September 30, 2004 of $0.7 million, as well as higher operating expenses of approximately $1.0 million as compared to 2003. Segment EBITDA for the nine months ended September 30, 2004 decreased approximately $9.3 million. This decrease was due primarily to lower revenues of $11.8 million discussed above, partially offset by lower operating expenses of approximately $2.5 million.

G2 Segment

        Revenue.    The decrease in G2 segment revenues of $1.3 million for the three months ended September 30, 2004, as compared to the same period in 2003, was due to a decrease of $3.5 million in non-satellite bandwidth revenue, partially offset by an increase of $2.3 million in equipment sales, as compared to the same period in 2003. The increase in G2 segment revenues of $18.1 million for the nine months ended September 30, 2004, as compared to the nine months ended September 30, 2003, reflects a full nine months of operations in 2004 for the HGS and Esatel acquisitions made during 2003, as well as an increase in equipment-based sales of $4.4 million, satellite bandwidth sales of $4.2 million and non-satellite bandwidth sales of $3.2 million, as compared to the same period in 2003. The increase was also due to an increase of $6.5 million in revenues earned from our long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 15 satellite. This construction of the L-Band navigational payload began in October 2003.

        Income from operations and Segment EBITDA.    Income from operations and Segment EBITDA decreased $0.7 million and $0.5 million for the three months ended September 30, 2004, respectively, as compared to the same periods in 2003. These decreases were primarily a result of the lower revenues earned during the three months ended September 30, 2004, as discussed above, partially offset by the related cost of sales. Income from operations and Segment EBITDA increased $0.6 million and $1.4 million for the nine months ended September 30, 2004, respectively, as compared to the same period in 2003. These increases were primarily a result of the higher revenues earned during the nine months ended September 30, 2004, as discussed above, partially offset by the related cost of sales.

Results of Operations—2003 Compared to 2002

	Year Ended December 31,
			Dollar Change	Percentage Change
	2002	2003
	(In thousands, except percentages)
Revenues:
Operating leases, satellite services and other	$792,691	$814,006	$21,315	2.7%
Outright sales and sales-type leases	19,599	17,005	(2,594)	(13.2)%

Total revenues	812,290	831,011	18,721	2.3%

Costs and expenses:
Depreciation and amortization expense	335,717	312,833	(22,884)	(6.8)%
Direct operating costs (exclusive of depreciation and amortization)	126,387	149,696	23,309	18.4%
Selling, general and administrative expenses	101,983	86,081	(15,902)	(15.6)%
Facilities restructuring and severance costs	13,708	4,227	(9,481)	(69.2)%
Gain on insurance claims	(40,063)	—	40,063
Loss on termination of sales-type leases	18,690	—	(18,690)

Total operating cost and expenses	556,422	552,837	(3,585)	(0.6)%

Income from operations	255,868	278,174	22,306	8.7%
Interest expense, net	142,470	143,632	1,162	0.8%

Income before income taxes	113,398	134,542	21,144	18.6%
Income tax expense	28,350	35,010	6,660	23.5%

Net income	$85,048	$99,532	$14,484	17.0%

Revenues

        The increase in operating leases, satellite services and other was primarily due to higher government services and network services revenues. These increases were partially offset by lower program distribution and DTH video revenues attributable to lower net new business, customer credit issues and the 2002 FIFA World Cup as well as lower revenues from occasional use and other services (See "—Selected segment data" below). Outright sales and sales-type lease revenues during 2002 and 2003 represent periodic interest from existing sales-type leases. No new outright sales or sales-type leases were recorded in 2002 or 2003.

Depreciation and amortization expense

        This decrease was primarily due to:

  •
  lower depreciation related to Galaxy 8-i of $43.4 million which was fully depreciated in July of 2002;

  •
  lower depreciation expense recorded in 2003 of $4.1 million as a result of the write-off of our PAS-7 satellite during the first quarter of 2002. See "—Gain on insurance claims"; and

  •
  lower depreciation related to Galaxy 6 of $9.3 million which was fully depreciated in September of 2002.

These decreases were partially offset by:

  •
  additional depreciation expense of $14.3 million related to accelerated depreciation on two satellites due to reduced end-of-life estimates; and

  •
  additional depreciation expense of $18.0 million related to two satellites placed in service during 2002 and 2003.

Direct operating costs (exclusive of depreciation and amortization)

        This increase was primarily related to $40.9 million in costs related to revenues from our G2 segment. This increase was partially offset by $3.6 million in lower broadcast service costs related to the 2002 FIFA World Cup, $6.3 million of lower insurance expense and $6.5 million of other operational efficiencies achieved during 2003, including lower coordination fees, webcast services costs and compensation and benefits.

Selling, general and administrative expenses

        This decrease was primarily due to decreased bad debt expense of $14.2 million, partially offset by higher compensation and benefit expenses. The decrease in bad debt expense was primarily due to several large customer receivables that were provided for during 2002 and reversals of bad debt expense during 2003 as a result of collections on receivables previously reserved.

Facilities restructuring and severance costs

        The 2003 facilities restructing and severance costs were related to the disposal and severance charges from our teleport consolidation plan, announced in March 2003, and severance charges related to the workforce reduction that took place in the fourth quarter of 2003. The 2002 costs were primarily attributable to the restructuring of certain of our facilities. See Note 11 "Facilities Restructuring and Severance Costs" to our audited consolidated financial statements appearing elsewhere in this prospectus.

Gain on insurance claims

        This gain in 2002 reflects the net proceeds agreed to by the insurers of $215.0 million less the net book value of the PAS-7 satellite, including incentive obligations. See "—Liquidity and Capital Resources—Insurance settlements" below. There was no comparable transaction in 2003.

Loss on termination of sales-type leases

        On March 29, 2002, we entered into an agreement with one of our customers regarding the revision of the customer's sales-type lease agreements as well as certain other trade receivables. This agreement resulted in the termination of the customer's sales-type leases and the establishment of new operating leases in their place. As a result, we recorded a non-cash charge in the year ended December 31, 2002 of $18.7 million. There was no comparable transaction in 2003.

Income (loss) from operations

        The increase in income from operations was primarily due to the decrease in depreciation and amortization expense of $22.9 million, the $18.7 million loss on the conversion of sales-type leases to operating leases in 2002, the $18.7 million increase in revenues and lower net facilities restructuring and severance charges of $9.5 million. These increases in income from operations were partially offset by the $40.1 million gain in 2002 related to the settlement of the PAS-7 insurance claim and higher direct operating costs and selling, general and administrative expenses of $7.4 million. The increases in revenues and operating costs were largely attributable to increased activity of our G2 segment. See "—Selected segment data" below.

Interest expense, net

        Interest expense, net consisted of the following:

	Year Ended December 31,
			Dollar Change
	2002	2003
	(In thousands)
Gross interest expense	$184,928	$170,822	$(14,106)
Less: Interest income	15,161	13,293	(1,868)
Less: Capitalized interest	27,297	13,897	(13,400)

Total interest expense, net	$142,470	$143,632	$1,162

        Gross interest expense decreased in 2003 versus 2002 by $14.1 million due to the repayment of our $200.0 million 6% notes in January 2003, the July and December 2003 prepayments under our old senior secured credit facilities of $350.0 million and $300.0 million, respectively, and the write-off of $3.3 million in debt issuance costs related to the 2002 repayment of the $1.7 billion term loan owed to The DIRECTV Group. These increases were offset by higher interest expense after the 2002 refinancing of The DIRECTV Group term loan and the write-off of $10.7 million of debt issuance costs related to the prepayments made in 2003. Interest income decreased by $1.9 million due to lower cash balances during 2003 while capitalized interest decreased by $13.4 million due to lower construction-in-progress balances as a result of the launches of Galaxy 3C and Galaxy 12 and the termination of the Galaxy 8-iR construction agreement.

Income tax expense (benefit)

        The increase in income tax expense was primarily due to an increase of $21.1 million in income before income taxes. The effective tax rate for 2003 was comparable to the rate for 2002.

Selected segment data

	Year Ended December 31,
			Dollar Change	Percentage Change
	2002	2003
	(In thousands, except percentages)
Revenues:
FSS	$806,272	$775,009	$(31,263)	(3.9)%
G2	24,074	74,550	50,476	209.7%
Eliminations	(18,056)	(18,548)	(492)	2.7%

Total revenues	$812,290	$831,011	$18,721	2.3%

Income from operations:
FSS	$249,850	$269,573	$19,723	7.9%
G2	6,018	8,601	2,583	42.9%
Eliminations	—	—	—	—

Total income from operations	$255,868	$278,174	$22,306	8.7%

FSS Segment

FSS Revenues by Service Type

	Year Ended December 31,
			Dollar Change	Percentage Change
	2002	2003
	(In thousands, except percentages)
FSS Revenues:
Video	$534,924	$494,711	$(40,213)	(7.5%)
Network	198,420	213,735	15,315	7.7%
Government	18,056	18,548	492	2.7%
Other	54,872	48,015	(6,857)	(12.5%)

Total	$806,272	$775,009	$(31,263)	(3.9%)

        Revenues.    The decrease in FSS revenues was primarily due to lower program distribution and DTH video revenues, which were partially offset by higher network services revenues.

        Video services.    The decrease in revenues from video services was primarily due to:

  •
  lower net new business related to program distribution and DTH video revenues of $11.8 million;

  •
  lower revenues recorded in 2003 as a result of customer credit issues of $8.8 million;

  •
  lower termination fee revenues of $9.9 million, including an $8.0 million termination fee received in 2002 from one of our customers; and

  •
  a decrease in occasional video services revenues of $9.4 million, which primarily related to the 2002 FIFA World Cup.

        These decreases were partially offset by an increase in revenues related to one-time billings and credits of $3.0 million.

        Network services.    The increase in revenues from network services was primarily attributable to higher net new network service revenues and fewer customer credit issues of $18.4 million. These increases were partially offset by lower Internet related revenues of $6.1 million, primarily as a result of increased customer terminations and contract expirations.

        Income from operations.    The increase in income from operations is primarily due to lower direct operating costs and selling, general and administrative expenses of $39.3 million, a decrease in depreciation and amortization expense of $23.6 million (See "—Depreciation and amortization expense" above), an $18.7 million loss on the conversion of sales-type leases to operating leases in 2002, and lower net facilities restructuring and severance charges of $9.5 million. These increases in income from operations were partially offset by the decrease in revenues of $31.3 million and the $40.1 million gain in 2002 related to the settlement of the PAS-7 insurance claim.

G2 Segment

        Revenues.    The $50.5 million increase in G2 segment revenues was primarily the result of the purchases of HGS and Esatel in March 2003 and August 2003, respectively. Our G2 revenues during 2002 consisted primarily of leases of FSS satellite capacity to government contractors. During 2003, with the acquisitions of HGS and Esatel, this segment's revenues were expanded to include direct contractual arrangements with the U.S. government and end-to-end satellite service offerings, such as consulting services and equipment sales to customers.

        Income from operations.    Income from operations increased by $2.6 million due to a $50.5 million increase in G2 revenues offset by an increase in operating costs of $47.9 million. These increases were due to the 2003 acquisitions of HGS and Esatel, which resulted in increases in equipment sales, consulting services and contractual arrangements with the U.S. government. Equipment and non-satellite bandwidth sales carry lower margins as compared to leases of FSS satellite capacity.

Results of Operations—2002 Compared to 2001

	Year Ended December 31,
			Dollar Change	Percentage Change
	2001	2002
	(In thousands, except percentages)
Revenues:
Operating leases, satellite services and other	$802,194	$792,691	$(9,503)	(1.2)%
Outright sales and sales-type leases	67,881	19,599	(48,282)	(71.1)%

Total revenues	870,075	812,290	(57,785)	(6.6)%

Costs and expenses:
Cost of outright sales and sales-type leases	12,766	—	(12,766)
Depreciation and amortization expense	414,744	335,717	(79,027)	(19.1)%
Direct operating costs (exclusive of depreciation and amortization)	147,401	126,387	(21,014)	(14.3)%
Selling, general and administrative expenses	121,622	101,983	(19,639)	(16.1)%
Facilities restructuring and severance costs	8,223	13,708	5,485	66.7%
Gain on insurance claims	—	(40,063)	(40,063)
Loss on termination of sales-type leases	—	18,690	18,690

Total operating cost and expenses	704,756	556,422	(148,334)	(21.0)%

Income from operations	165,319	255,868	90,549	54.8%
Interest expense, net	111,153	142,470	31,317	28.2%

Income before income taxes	54,166	113,398	59,232	109.4%
Income tax expense	23,562	28,350	4,788	20.3%

Net income	$30,604	$85,048	$54,444	177.9%

Revenues

        The decrease in total revenues was primarily the result of new sales-type lease revenues recorded during the year ended December 31, 2001, for which there were no comparable revenues during the year ended December 31, 2002. Virtually all of the revenues from sales-type lease agreements are recognized at service commencement, whereas revenues from operating lease agreements are recognized monthly over the term of the agreement.

        The decrease in operating leases, satellite services and other was primarily due to lower program distribution and DTH video revenues, partially offset by an increase in occasional video services revenues which was largely attributable to the 2002 FIFA World Cup (See "—Selected segment data" below). The decrease in sales and sales-type lease revenues was primarily the result of the $45.5 million of new sales-type lease revenues recorded during the year ended December 31, 2001.

Cost of outright sales and sales-type leases of transponders

        We recorded $12.8 million of costs related to sales-type leases entered into in 2001 for which there was no comparable transaction in 2002.

Depreciation and amortization expense

        This decrease was primarily due to:

  •
  the elimination of goodwill amortization as a result of the adoption of SFAS 142 during 2002 of approximately $65.0 million;

  •
  lower depreciation related to Galaxy 8-i of $31.0 million, which was fully depreciated in July of 2002; and

  •
  lower depreciation expense recorded in 2002 of $12.3 million as a result of the write-off of our PAS-7 satellite during the first quarter of 2002.

        These decreases were partially offset by:

  •
  an increase in non-satellite depreciation of $16.7 million partially related to the opening of our customer service center in Ellenwood, Georgia in late 2001; and

  •
  additional depreciation expense of $13.5 million related to three satellites placed in service during 2001 and 2002.

Direct operating costs (exclusive of depreciation and amortization)

        This decrease was primarily related to the operational streamlining that occurred during 2002, including lower costs related to certain Internet related services of $10.2 million and lower consulting and professional fees of $5.3 million. In addition, we recorded additional costs of $4.4 million in 2001 as compared to 2002 as a result of our revenues share with the insurers of our Galaxy 8-i satellite.

Selling, general and administrative expenses

        This decrease was primarily due to the following:

  •
  decreased expenses for Internet related services of $8.9 million, advertising and promotional costs of $3.0 million and legal and professional costs of $2.5 million, as a result of our continued focus on operational efficiencies; and

  •
  decreased bad debt expense of $2.7 million.

Facilities restructuring and severance costs

        The 2002 costs were primarily attributable to the restructuring of certain of our facilities. The 2001 costs represent severance charges related to our expense reduction and webcast services restructuring plan which commenced in the third quarter of 2001. See Note 11 "Facilities Restructuring and Severance Costs" to our audited consolidated financial statements appearing elsewhere in this prospectus.

Gain on insurance claims

        This gain in 2002 reflected the net proceeds agreed to by the insurers of $215.0 million less the net book value of the PAS-7 satellite, including incentive obligations. There was no comparable transaction during 2001.

Loss on termination of sales-type leases

        On March 29, 2002, we entered into an agreement with one of our customers regarding the revision of the customer's sales-type lease agreements as well as certain other trade receivables. This agreement resulted in the termination of the customer's sales-type leases and the establishment of new operating leases in their place. As a result, we recorded a non-cash charge in the year ended December 31, 2002 of $18.7 million. There was no comparable transaction in 2001.

Income (loss) from operations

        This increase was due to the following:

  •
  the elimination of goodwill amortization as a result of the adoption of SFAS 142 during the first quarter of 2002 (See "—Goodwill" below);

  •
  our operational streamlining that occurred during 2002 (See "—Direct operating costs (exclusive of depreciation and amortization)" and "—Selling, general and administrative expenses" above); and

  •
  the recording of a $40.1 million gain in relation to the settlement of the PAS-7 insurance claim during 2002.

        This increase was partially offset by the following:

  •
  the $32.7 million of profit related to the sales-type lease recorded during the year ended December 31, 2001;

  •
  an $18.7 million loss on the conversion of sales-type leases to operating leases in 2002; and

  •
  the recording of additional net facilities restructuring and severance charges of $5.5 million related to several of our U.S. locations.

Interest expense, net

        Interest expense, net consisted of the following:

	Year Ended December 31,
			Dollar Change
	2001	2002
	(In thousands)
Gross interest expense	$147,993	$184,928	$36,935
Less: Interest income	13,494	15,161	1,667
Less: Capitalized interest	23,346	27,297	3,951

Total interest expense, net	$111,153	$142,470	$31,317

        Gross interest expense increased in 2002 versus 2001 by $36.9 million due to our 2002 refinancing of the $1.7 billion term loan owed to The DIRECTV Group and the write-off of $3.3 million of debt issuance costs during 2002 related to the repayment of The DIRECTV Group term loan. Interest income increased by $1.7 million in 2002 due to higher cash balances. Capitalized interest increased by $4.0 million due to higher satellite construction-in-progress balances.

Income tax expense (benefit)

        The increase in income tax expense was primarily due to an increase of $59.2 million in income before income taxes. The reduction in our effective income tax rate from 43.5% in 2001 to 25% in 2002 was primarily a result of the elimination of goodwill amortization due to the adoption of SFAS 142.

Selected segment data

	Year Ended December 31,
			Dollar Change	Percentage Change
	2001	2002
	(In thousands, except percentages)
Revenues:
FSS	$867,097	$806,272	$(60,825)	(7.0%)
G2	11,912	24,074	12,162	102.1%
Eliminations	(8,934)	(18,056)	(9,122)	102.1%

Total revenues	$870,075	$812,290	$(57,785)	(6.6%)

Income from operations:
FSS	$162,341	$249,850	$87,509	53.9%
G2	2,978	6,018	3,040	102.1%
Eliminations	—	—	—	—

Total income from operations	$165,319	$255,868	$90,549	54.8%

FSS Segment

FSS Revenues by Service Type

	Year Ended December 31,
			Dollar Change	Percentage Change
	2001	2002
	(In thousands, except percentages)
FSS Revenues:
Video	$593,591	$534,924	$(58,667)	(9.9%)
Network	210,384	198,420	(11,964)	(5.7%)
Government	8,934	18,056	9,122	102.1%
Other	54,188	54,872	684	1.3%

Total FSS revenues	$867,097	$806,272	$(60,825)	(7.0%)

        Revenues.    The decrease in FSS revenues was primarily the result of $45.5 million of new sales-type lease revenues recorded during the year ended December 31, 2001, for which there were no comparable revenues during the year ended December 31, 2002.

        Video services.    The decrease in video services revenues was primarily due to:

  •
  the new sales-type lease revenues recorded during 2001;

  •
  lower net new business related to program distribution and DTH video revenues of $15.7 million; and

  •
  lower revenues recorded in 2002 as a result of customer credit issues of $4.0 million.

        These decreases were partially offset by:

  •
  an increase in occasional video services revenues of $6.7 million, which primarily related to the 2002 FIFA World Cup; and

  •
  higher termination fee revenues of $4.9 million recorded during the year ended December 31, 2002 (included in 2002 termination fee revenues was an $8.0 million termination fee received from one of our customers).

        Network services.    The decrease in network services revenues was primarily a result of lower revenues recorded in 2002 as a result of customer credit issues of $7.6 million.

        Government services.    The increase in government services revenues was due to additional satellite capacity leased from our FSS segment to our G2 segment as a result of an increase in business with government resellers. These revenues eliminate in consolidation.

        Income from operations.    The increase in income from operations was due primarily to the elimination of goodwill amortization of $65.0 million, operational streamlining and the $40.1 million gain on our PAS-7 satellite. These increases were partially offset by the $32.7 million of profit related to the new sales-type lease recorded during 2001 and the $18.7 million loss on the conversion of sales-type leases to operating leases during 2002.

G2 Segment

        Revenues.    The $12.2 million increase in our G2 segment revenues was the result of additional operating lease revenues recorded from government resellers, including revenues from HGS prior to its acquisition in March 2003.

        Income from operations.    Income from operations increased by $3.0 million due to the increase in revenues described above as well as an increase in related costs of $9.2 million.

Goodwill

        SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested for impairment annually or when a change in circumstances occurs. See "—Critical Accounting Policies—Valuation of goodwill". Our adoption of SFAS 142 resulted in the elimination of goodwill amortization beginning January 1, 2002. As of December 31, 2001, 2002 and 2003 and September 30, 2004 we had goodwill of approximately $2.2 billion. Prior to the adoption of SFAS 142, our annual goodwill amortization was approximately $65.0 million. Net income for the years ended December 31, 2001, 2002 and 2003 and nine months ended September 30, 2004, adjusted to exclude amortization expense related to goodwill which is no longer amortized, were as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2004
Net income (loss):
Reported net income (loss)	$30,604	$85,048	$99,532	$(97,918)
Goodwill amortization	64,960	—	—	—

Adjusted net income (loss)	$95,564	$85,048	$99,532	$(97,918)

Satellite Technology

        Our satellites are typically constructed to operate at full capacity over a design life of 15 years, although the actual performance and operating life of a satellite can vary significantly from that estimate. A satellite's performance and operating life will depend on operational considerations anticipated at the time of design and launch, such as the amount of fuel on board or expected degradation over time of electrical, propulsion, control or other on-board systems necessary for its operation. Performance or operating life may be extended if components degrade less than expected or if requirements are changed to allow reduced-fuel operations. However, performance or operating life may be reduced as a result of anomalies not contemplated by the satellite design which may not have become apparent until the satellite was placed in orbit or after the satellite has been in orbit for some time. It has been our experience that some of these anomalies can be common among satellites of the same model, or on satellite operating systems from the same manufacturer.

        We have identified three types of common anomalies among the satellite models in our fleet, which, if they materialize, have the potential for a significant operational impact. These are:

  •
  failure of both of the on-board XIPS used to maintain the in-orbit position of BSS 601 HP satellites;

  •
  accelerated solar array degradation in early BSS 702 satellites; and

  •
  failure of the on-board SCP in BSS 601 satellites.

        On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we evaluated the problem with the manufacturer. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses was anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to deorbit it.

        PAS-6 had previously been taken out of primary service and at the time of the anomaly was being used as a backup for another satellite, PAS-6B. Accordingly, these events have not affected service to any of our customers and we anticipate that they will not affect our revenues in 2004. We do not plan to replace this satellite. As a result of the March 17 event, we recorded a non-cash impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in a non-cash charge to net income after taxes of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events. Further, as a result of this impairment, we will no longer depreciate this asset and will not record $9.3 million of depreciation expense during the remainder of 2004.

        For tables showing all identified significant operational concerns, see "—Satellite Insurance—Insured satellites" and "—Satellite Insurance—Uninsured satellites" below.

BSS 601 HP XIPS

        The BSS 601 HP satellite uses a XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 typically would have no effect on the satellite's performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

        Certain of our BSS 601 HP satellites have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP satellites, excluding Galaxy 8-i. Galaxy 8-i experienced failures of both XIPS in 2000 and continued to operate using bi-propellant until it deorbited in February 2004. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

        The first of the currently operated satellites with failure of both primary and secondary XIPS is Galaxy 4R. This satellite is operating as designed on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years from June 28, 2003, the date of the secondary XIPS failure. The C-band capacity of this and other satellites is backed up by in-orbit satellites with immediately available capacity. We believe that this problem will not affect revenues from the customers on this satellite or our total contracted backlog, as the satellite's backup bi-propellant propulsion system has sufficient fuel to provide ample time to seamlessly transition customers to a new or replacement satellite. We have determined that the satellite's net book value and our investments in sales-type leases on this satellite are fully recoverable.

        We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $7.7 million during 2003. As of March 2004, following the final insurance settlement on this satellite, depreciation on Galaxy 4R has been approximately equal to the monthly depreciation on this satellite before the anomaly occurred. We expect to launch a replacement for Galaxy 4R in 2006. See "—Recent Insurance Settlements" and "—Satellite Deployment Plan", below.

        The second satellite with failure of both primary and secondary XIPS is PAS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 4.9 years from July 9, 2003, the date of the secondary XIPS failure. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. We plan to construct and launch a replacement satellite for PAS-6B prior to the end of its useful life, although no commitment has been made for the procurement of this satellite at this time. As a result of this XIPS failure, we reduced our total contracted backlog by approximately $360.0 million. The insurance policy on this satellite has an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

        We began accelerating depreciation on PAS-6B beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $6.6 million during 2003. See "—Satellite Deployment Plan", below.

        The third satellite with failure of both primary and secondary XIPS is Galaxy 10R. On August 3, 2004, the secondary XIPS on this satellite permanently failed. The primary XIPS on this satellite had previously failed. The satellite is operating normally on its back-up bi-propellant propulsion system, which has proven to be a highly reliable propulsion system with extensive flight experience. This satellite is expected to operate normally on its available bi-propellant fuel for over three years. Prior to this event, Galaxy 10R was scheduled to have an estimated end of useful life in 2015. We do not expect this event to effect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite and there should be no material impact on services, revenues or satellite operations. This event will result in acceleration to the 2005-2007 timeframe of planned capital expenditures to replace this satellite.

        On August 31, 2004, we filed a proof of loss under the insurance policy for Galaxy 10R. Through November 30, 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million.

        As a result of this event, we recorded approximately $9.1 million of losses in the third quarter of 2004 related primarily to a customer warranty obligation payable at the satellite's end of life and a non-cash write off of a portion of a sales-type lease receivable. These losses and warranty obligations are substantially covered by the Galaxy 10R insurance policies. In connection with the Galaxy 10R insurance settlement, a gain of approximately $9.1 million will be recorded during the fourth quarter of 2004, offsetting the third quarter losses. The expected additional depreciation expense resulting from Galaxy 10R's revised estimated useful life will be approximately $5 million per year.

        Of our four remaining BSS 601 HP satellites, PAS-5 has a book value of zero and is no longer in primary customer service. The other three continue to have XIPS as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For two of these three satellites, the available bi-propellant life ranges exceeds 6 years from June 30, 2004. The third satellite, Galaxy 13/Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 11.9 years from September 30, 2004.

        In December 2004, after reviewing the operating time to failure and other data from failed BSS 601 HP XIPS systems in our fleet and from similar systems owned by others, as reported to us by the manufacturer, we recently reduced our estimate of the end of useful life of one of our BSS 601 HP satellites, PAS-9, from 2015 to 2013. This will result in an increase in our annual depreciation expense of $3.4 million beginning in the fourth quarter of 2004. This estimate is based on currently available data from satellite systems similar to PAS-9 and reflects our current expectations for these systems. We plan to replace this satellite prior to the end of its useful life. Because some of our customer contracts do not require their service to continue onto a replacement satellite, this reduction in our estimate of useful life will result in a reduction in our contracted backlog of approximately $61 million. However, given the nature of our customers' use of this satellite, we expect many of these customers will elect to renew their contracts onto a replacement satellite. We believe that the net book value of this satellite is fully recoverable. Along with the manufacturer, we continually monitor the performance of our satellites that use these systems and will, as warranted, reevaluate our expectations.

BSS 702 solar arrays

        All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated and unpredictable degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

        We currently operate three BSS 702 satellites, two of which are affected by accelerated solar array degradation. On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and we expect that both of these satellites will continue to serve these existing customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, based on a review of available data, we recently reduced our estimate of the end of the useful life of Galaxy 11 from 2015 to 2009 and of PAS-1R from 2016 to 2010, which will result in an increase in our annual depreciation expense of $26.3 million beginning in the fourth quarter of 2004. We plan to replace these satellites prior to the point at which the solar array degradation would affect operation of the core communications payload. This will accelerate capital expenditures planned for their replacement. Pursuant to our contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their useful lives will not result in a material reduction in our contracted backlog. We believe that the net book values of these satellites are fully recoverable. See "Recent Insurance Settlements" and "Satellite Deployment Plan", below.

        The third BSS 702 satellite we operate, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

SCP

        Many of our satellites use an on-board SCP to provide advanced orientation control and fault protection functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure. Certain BSS 601 satellites, including our Galaxy 3R and PAS-4 satellites, have experienced primary SCP failures and are operating on their backup SCPs. Galaxy 3R has limited fuel remaining and is operating in an inclined orbit. PAS-4 is operated as a backup satellite that also provides short-term services. We do not anticipate that a failure of the remaining SCP on either Galaxy 3R or PAS-4 will cause an interruption of our business or require replacement of a satellite.

        We currently operate three additional BSS 601 satellites. PAS-2 and PAS-3R are both in primary service and are in a group of satellites that has been identified as having heightened susceptibility to the SCP problem. The risk of SCP failure appears to decline as these satellites age. PAS-2 and PAS-3R have been in continuous operation since 1994 and 1996, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we do not expect SCP failures to occur nor do we anticipate an interruption in business or to require early replacement of these satellites. HGS-3 is no longer in primary service and has a book value of less than $1 million.

Satellite Insurance

        There are several options available for managing certain of the business risks inherent in the operation of a satellite fleet, none of which can fully compensate for the loss of business we may experience on the failure of a satellite. Launch insurance may replace the capitalized cost of a satellite, but it will not cover the business costs that may result from the delay before a replacement satellite can be constructed and placed into service, such as lost revenues. In-orbit insurance may not be economically available or may be limited in coverage or subject to deductibles or exclusions in a manner that limits its value to the business. In-orbit spare satellites, ground-based spare satellites, interim restoration capacity on other satellites and designated reserve transponders may offer certain protections against loss of business due to a satellite failure, but they may not be immediately available when needed and they may only be an economical choice in certain situations. Following is an analysis of our risk management plan.

        We have obtained launch insurance for all of our satellite launches. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer). Launch insurance has historically covered claims arising after a launch for a period of up to three to five years, providing for payment of the full insured amount if, for example, the satellite is lost during launch or the satellite fails to achieve the proper orbital location, or if other failures occur during the in-orbit coverage period. Currently, as a result of market conditions in the satellite insurance industry, insurers are offering commercially reasonable launch policies that extend for no more than one year after launch.

        The premium on a launch insurance policy can vary considerably based on the type of satellite and the success rate of the launch vehicle. Currently, launch insurance rates in the industry generally range from 15% to 30% of the fully capitalized cost for a policy covering the launch and initial operations for one year thereafter, although the rates on the types of satellites that we launch generally range from 18% to 25%. As a result of several launch and in-orbit failures in the industry over the last few years, a launch and initial operations insurance premium can equate to $40 million or more, assuming a typical $200 million satellite with a 20% launch premium. We capitalize the cost of the launch insurance premium and amortize it over the satellite's operational life.

        In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels and generally decreases over time, based on the declining book value of the satellite. Historically, in-orbit policies have covered a period ranging from one to three years. As with launch insurance, insurers today are offering in-orbit policies that last for no more than one year. Currently, the premium on an in-orbit policy is typically 2.50% to 3.25% per year of the insured amount, which equates to an annual premium of between $5.0 million and $6.5 million on a typical $200.0 million satellite that is fully insured. We record the in-orbit insurance premiums as direct operating costs as they are incurred. We also maintain third-party liability insurance.

        The terms of our satellite insurance policies generally provide for payment of the full insured amount if the satellite fails to maintain orbit, the satellite fails to perform in accordance with certain design specifications or 75% or more of a satellite's communications capacity is lost. In addition, the in-orbit policies generally provide for partial payment for losses of less than 75% of the satellite's communications capacity, in each case subject to applicable deductibles and exclusions. Accordingly, payments for loss under these policies may not coincide with the actual impairment of the satellite. Satellites for which total payments have been received may remain fully operational for extended periods of time and satellites which have been operationally impaired may not result in any insurance payment. Insurance policies typically provide for salvage payments to the insurer, which historically have been based on a share of any revenues generated from satellites that continue to operate after a total loss benefit has been paid.

        See "Risk Factors—Risks Relating to Our Industry".

Backup satellites and transponders

        For certain of our satellites, we may maintain in-orbit spare satellites, ground-based spare satellites, interim restoration capacity on other satellites, or designated reserve transponders as backups. While these approaches do not provide a cash payment in the event of a loss or an anomaly, they do offer certain protections against loss of business due to satellite failure. Because of the relatively high costs of insurance, a reduction in the number of satellites under insurance or a reduction in the amount of insurance coverage on satellites results in savings that can be applied towards the construction and launch of new satellites. New satellites or the satellites they replace may be available as in-orbit spares. The cost of an in-orbit spare that can provide backup support for multiple satellites may be comparable to the lifetime cost of in-orbit insurance for those satellites. We believe that using in-orbit backup satellites rather than having to build replacement satellites from proceeds received under typical insurance policies may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. In addition, availability of in-orbit transponders and satellites as backup may also give us a competitive advantage, as it can take two years or more to replace a satellite with insurance proceeds.

        We currently use in-orbit spares to backup portions of our fleet. For example, Galaxy 9 and Galaxy 12 are in-orbit spares for the C-band capacity to serve our U.S. cable customers. These satellites back-up all or portions of Galaxy 1R, Galaxy 3C, Galaxy 4R, Galaxy 5, Galaxy 10R, Galaxy 11 and Galaxy 13/Horizons 1.

Satellite risk management strategy

        As a result of the relatively high number of satellite and launch vehicle anomalies in the last few years, the cost of satellite insurance has increased, while the level of available coverage has decreased. In addition to higher premiums, there is a trend toward higher deductibles, shorter coverage periods and additional satellite health-related policy exclusions. Accordingly, as our existing satellite insurance policies expire, and in response to changes in the satellite insurance market, we will continue to consider, evaluate and implement the use of backup satellites and transponders and the purchase of in-orbit insurance with lower coverage amounts, more exclusions and greater deductibles so that we can better protect our business and control our costs.

Insured satellites

        As of September 30, 2004, we had in effect launch and in-orbit insurance policies covering seven satellites in the aggregate amount of $828.9 million. As of such date, these insured satellites, which are listed in the table below, had an aggregate net book value and other insurable costs of approximately $899.7 million.

        Set forth below is a table describing our insured satellites as of September 30, 2004. Under Spacecraft Model, "BSS" indicates a Boeing model and "ORB" indicates an Orbital Sciences model.

Satellite	Spacecraft Model	Estimated End of Useful Life	Material Operating Anomalies	Significant Exclusion in Policy
Galaxy 3C	BSS 702	2017	—	No
Galaxy 4R	BSS 601 HP(1)	2007	XIPS(2)	Yes—XIPS(3)
Galaxy 10R	BSS 601 HP(1)	2008	XIPS(2)	No(4)
Galaxy 12	ORB Star 2	2018	—	No
Galaxy 13/Horizons 1	BSS 601 HP(1)	2018	—	Yes—XIPS
PAS-9	BSS 601 HP(1)	2013	—	Yes—XIPS
PAS-10	BSS 601 HP(1)	2016	—	No(5)

(1)
All of our owned BSS 601 HP satellites have XIPS. See "—Satellite Technology—BSS 601 HP XIPS" above.
(2)
Both the primary and secondary XIPS have failed and these satellites are operating on their back-up bi-propellant propulsion systems.
(3)
We have settled a constructive total loss claim on the main policy. A small policy remains which has a XIPS exclusion.
(4)
As of November 30, 2004, we have settled a constructive total loss claim on this policy.
(5)
The supplemental policy on PAS-10, covering an investment in a sales-type lease of $36.7 million, has a component exclusion for XIPS. The primary policy on this satellite has no component exclusion.

Significant exclusion policies

        Of the insured satellites, as of September 30, 2004, three were covered by Significant Exclusion Policies. The exclusions reduce the probability of an insurance recovery in the event of a loss on these satellites. The three satellites covered by Significant Exclusion Policies as of September 30, 2004, were:

  •
  PAS-9, which has operational redundancies available for the systems on which exclusions have been imposed. We believe that these redundancies allow for uninterrupted operation of the satellite in the event of a failure of the component subject to the insurance exclusion.

  •
  Galaxy 4R, in respect of which we recently received insurance proceeds, and which has a remaining policy covering $20.0 million of investments in sales-type leases that is subject to a component exclusion. Galaxy 4R is currently operating on its backup bi-propellant propulsion system. See "—Recent Insurance Settlements" below.

  •
  Galaxy 13/Horizons 1, which was placed in service in January 2004, continues to have a fully redundant XIPS as its primary propulsion system. Certain enhancements have been made to XIPS on this satellite to make the systems more robust. In addition, this satellite has available backup bi-propellant of approximately 11.9 years.

        PAS-9, Galaxy 4R and Galaxy 13/Horizons 1 had an aggregate net book value and other insurable costs of $273.0 million as of September 30, 2004.

        Upon the expiration of the insurance policies, there can be no assurance that we will be able to procure new policies on commercially reasonable terms. New policies may only be available with higher premiums or with substantial exclusions or exceptions to coverage for failures of specific components. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums.

Uninsured satellites

        We had 17 uninsured satellites in orbit as of September 30, 2004. As of September 30, 2004, our uninsured satellites, which are listed in the table below, had a total net book value and other insurable costs of approximately $753.7 million.

        Set forth below is a table describing our uninsured satellites as of September 30, 2004. Under Spacecraft Model, "BSS" indicates a Boeing model, "SSL" indicates a Space Systems/Loral model, and "ORB" indicates an Orbital Sciences model. We designate satellites as being in primary operating service based on various factors, including, without limitation, estimated useful life, revenue generating ability, history of anomalies and health of the satellite.

Satellite	Spacecraft Model	Estimated End of Useful Life	Material Operating Anomalies	Insurance Considerations	Replacement Expectations
Satellites in primary operating service:
Galaxy 1R	BSS 376	2005	—	Limited life remaining; Protected by in-orbit spare	Yes—2005
Galaxy 5	BSS 376	2005	—	Limited life remaining; Protected by in-orbit spare	Yes—2005
Galaxy 11	BSS 702	2009	Solar Panel	Previous insurance settlement; Insurance not available on commercially reasonable terms; Partially protected by in-orbit spare	Yes—Ground spare construction commenced in 2004
PAS-1R	BSS 702	2010	Solar Panel	Previous insurance settlement; Insurance not available on commercially reasonable terms	Yes—At a date to be determined
PAS-2	BSS 601	2009	SSPA(1)	Insurance not available on commercially reasonable terms	Yes—2008
PAS-3R	BSS 601	2009	—	Insurance not available on commercially reasonable terms	Yes—2009
PAS-6B	BSS 601 HP	2008	XIPS(2)	Insurance not available on commercially reasonable terms	Yes—2007
PAS-7	SSL FS 1300	2013	Solar Panel	Previous insurance settlement; No net book value	Yes—2013
PAS-8	SSL FS 1300	2014	—	Insurance not available on commercially reasonable terms	Yes—2014
Back-up satellites and satellites in secondary operating service:
Galaxy 3R	BSS 601	2008	Single SCP	Minimal net book value;	No—Already replaced
Galaxy 9	BSS 376	2008	—	Back-up satellite; Insurance not available on commercially reasonable terms	No—Already replaced
PAS-4	BSS 601	2010	Single SCP	Back-up satellite	No—Already replaced
SBS 6	BSS 393	2007	Battery Cells	Limited to life remaining	Under review
PAS-5	BSS 601 HP	2012	Battery Cells	Previous insurance settlement; No net book value	No—Already replaced
HGS-3	BSS 601	2011	Battery Controller	Minimal net book value	No
HGS-5	BSS 376	2008	—	Limited life remaining; No net book value	Under Review
Leasat F5	BSS 381	2008	—	No net book value	No

(1)
Solid state power amplifiers, or SSPAs, have been failing over time, which reduces C-band transponder capacity.

(2)
Both the primary and secondary XIPS have failed and this satellite is operating on its back-up bi-propellant propulsion system.

        An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. See "Risk Factors—Risks Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance".

Recent Insurance Settlements

        On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. On December 29, 2003, we reached a final settlement of these insurance claims for payment of $260.0 million. We will continue to own and operate these satellites free and clear of any claims of these insurers. We offset the proceeds from this settlement against the carrying value of the satellites. In the first quarter of 2004, we received the $260.0 million settlement amount.

        On July 31, 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R satellite after the secondary XIPS on this satellite ceased working. In 2003, we settled with and received $102.6 million from insurers representing approximately 83% of the insurance coverage on the satellite. In March 2004, we reached an agreement with and received $26.9 million from the insurer representing the remaining 17% of the insurance coverage on this satellite. The settlement with the insurer representing 17% coverage includes a future sharing of revenues actually received from the satellite. We proportionately offset the proceeds from these settlements against the insured carrying value of the satellite and the net investment in sales-type lease. We are constructing a replacement satellite for Galaxy 4R, which is scheduled to be launched in 2006, prior to the end of its useful life. We plan to use the insurance proceeds and a spare launch service contract that we had purchased previously to fund this replacement.

        The availability and use of the $260.0 million in proceeds from the Galaxy 11 and PAS-1R insurance claims and the $26.9 million received in March 2004 related to the Galaxy 4R insurance claim were restricted by the agreements governing our debt obligations which, generally, permit the use of such funds for capital expenditures. As of March 31, 2004, these proceeds plus interest earned were classified within "Restricted Cash" on our Consolidated Balance Sheet. These proceeds were held in a collateral account until the restrictions were lifted in June 2004. Upon the transfer from the collateral account to our operating cash account, these funds were recorded within "Cash and Cash Equivalents" on our Consolidated Balance Sheet.

        On August 31, 2004, we filed a proof of loss under the insurance policy for our Galaxy 10R Spacecraft after the secondary XIPS on this satellite permanently failed. Through November 30, 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million. On November 19, 2004 proceeds of approximately $69 million received through that date, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility, while the remaining $12.5 million was applied to the Term Loan B Facility.

Satellite Deployment Plan

        Our construction and launch strategy is to replace existing satellites as they approach the end of their useful lives. In addition, we selectively expand our global coverage, capacity and service offerings by deploying satellites into new orbital locations where we perceive sufficient customer demand and market opportunities.

        During 2003, we launched our Galaxy 12 and Galaxy 13/Horizons 1 satellites. We expect to launch three satellites by the end of 2006. We are scheduled to launch Galaxy 14 in the first quarter of 2005 to serve as an in-orbit spare. We plan to replace Galaxy 5 at 125 degrees west longitude with Galaxy 12 in January 2005. We plan to launch Galaxy 15 in the second quarter of 2005 to replace Galaxy 1R at 133 degrees west longitude. We plan to launch Galaxy 17 in the third quarter of 2006 to replace Galaxy 4R at 99 degrees west longitude.

        In June 2004, we committed to purchase Galaxy 16, an on-ground spare for Galaxy 11, which will also serve as a spare to protect against launch failure of Galaxy 17 and could serve as a replacement for Galaxy 10R. In addition, we plan to construct and launch replacement satellites for Galaxy 10R and PAS-6B prior to the end of their useful lives, although no commitments have been made for the procurement of these satellites.

        The August failure of the secondary XIPS on our Galaxy 10R satellite will result in acceleration to the 2005-2007 timeframe of planned capital expenditures to replace it. We have contractual arrangements in place that would allow us to procure the construction and launch of a replacement satellite.

        Assuming satellites under development are successfully launched and services on the satellites commence on schedule, we believe that amounts available under our revolving credit facility, vendor financing, future cash flows from operations and cash on hand will be sufficient to fund our operations and our remaining costs for the construction and launch of satellites currently under development. There can be no assurance, however, that our assumptions with respect to costs for future construction and launch of our satellites will be correct, or that amounts available under our revolving credit facility, vendor financing, future cash flows from operations and cash on hand will be sufficient to cover any shortfalls in funding for (i) launches caused by uninsured launch or in-orbit failures, (ii) cost overruns, (iii) delays, (iv) capacity shortages, or (v) other unanticipated expenses.

Liquidity and Capital Resources

        We intend to fund ongoing operations through cash generated by operations and availability under our revolving credit facility. As part of the Transactions, we incurred substantial debt, including outstanding debt under senior secured credit facilities and notes, with interest payments on this indebtedness substantially increasing its liquidity requirements. See "Risk Factors—Risks Relating to our Indebtedness and the Exchange Notes".

        Our senior secured credit facilities are comprised of an $800.0 million Term Loan A Facility (of which $674.3 million is currently outstanding) due in 2009, a $1,660.0 million Term Loan B Facility (of which $1,647.5 million is currently outstanding) due in 2011 and a $250.0 million revolving credit facility due in 2009. We currently do not have any outstanding borrowings under the revolving credit facility and have approximately $36.1 million of standby letters of credit outstanding. We currently have outstanding approximately $1.2 million aggregate principal amount of our 8 1/2% Senior Notes due 2012. We have repaid an aggregate of approximately $125.7 million of our Term Loan A Facility and $12.5 million of our Term Loan B Facility since closing of the Transactions. In addition, we redeemed the entire outstanding aggregate principal amount of 6 1/8% Senior Notes due 2005 on October 22, 2004 with cash on hand and cash from operations.

        Borrowings under our senior secured credit facilities will bear interest at our option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. Borrowings under our new Term Loan A facility and revolving credit facility will be subject to adjustment based on a pricing grid.

        Our senior secured credit facilities require us to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, prepayments of subordinated debt, investments, mergers and consolidations, changes in business, liens, amendment of subordinated debt and other matters customarily restricted in such agreements. It also contains certain customary events of defaults, subject to grace periods, as appropriate. See "Description of Certain Indebtedness".

        The indenture governing the notes limits our ability and the ability of our restricted subsidiaries to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; create liens; enter into sale and lease-back transactions; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us and engage in transactions with affiliates. Subject to certain exceptions, the indenture permits us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

        For a description of our other outstanding notes, see "Description of Certain Indebtedness."

        We are required to maintain certain financial covenants and are also subject to restrictive covenants under our borrowings. As of September 30, 2004, we were in compliance with all such covenants.

        The indenture governing the notes and our senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and our senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For instance, non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, and non compliance with the debt incurrence ratios contained in the notes prohibit us from being able to incur additional indebtedness or make restricted payments other than pursuant to specified exceptions. While the determination of required adjustments to net income (loss) is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with the covenants discussed above.

        Adjusted EBITDA is not a presentation made in accordance with GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(in thousands)
Reconciliation of Net Income (loss) to Adjusted EBITDA:
Net income (loss)	$20,996	$(76,655)	$82,152	$(97,918)
Interest expense, net	38,904	57,794	106,311	122,503
Income tax expense (benefit)	6,549	(67,363)	28,712	(95,215)
Depreciation and amortization	85,018	74,322	232,194	220,969

EBITDA	$151,467	$(11,902)	$449,369	$150,339
Adjustment of sales-type leases to operating leases(a)	5,785	6,608	16,921	19,035
Effect of Galaxy 10R anomaly(b)	—	9,090	—	9,090
Satellite impairment(c)	—	—	—	99,946
Restructuring charges(d)	727	2,080	1,390	4,508
Reserves for long-term receivables and sales-type leases(e)	—	(3,727)	2,112	24,419
Reversal of allowance for customer credits(f)	2,700	1,800	5,400	7,200
Transaction-related costs(g)	—	154,535	—	155,035
Other items(h)	721	748	1,011	(1,217)

Adjusted EBITDA	$161,400	$159,232	$476,203	$468,355

(a)
For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)
For the three and nine months ended September 30, 2004 amounts represent certain non-cash charges resulting from the August 2004 XIPS anomaly on Galaxy 10R.

(c)
For the nine months ended September 30, 2004, satellite impairment represents the pre-tax non-cash impairment charge related to the anomalies experienced by our PAS-6 satellite during the three months ended March 31, 2004, which resulted in this satellite being de-orbited on April 2, 2004. See Note 4 "PAS-6 and Galaxy 10R Impairment Losses" to our unaudited consolidated financial statements appearing elsewhere in this prospectus.

(d)
For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. See Note 9 "Facilities Restructuring and Severance Costs" to our unaudited consolidated financial statements appearing elsewhere in this prospectus.

(e)
For the three months ended September 30, 2004, the adjustment represents the reversal of reserves established in relation to our sales-type leases. For the nine months ended September 30, 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during the three months ended September 30, 2004. For the nine months ended September 30, 2003, represents the amount of long-term receivables that were evaluated to be uncollectible and were reserved for during the period.

(f)
For all periods presented, we recorded an allowance for customer credits related to receivables from a customer affiliated with News Corporation, as collectability was not reasonably assured. In connection with the Transactions, The DIRECTV Group guaranteed the obligations under these contracts. The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(g)
For the three and nine months ended September 30, 2004 amounts represent the costs incurred in relation to the Transactions. These costs consisted of $138.2 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives, and the remainder relating to the proxy solicitation and other costs.

(h)
For the three months ended September 30, 2004, other items consists of (i) $0.5 million of non-cash stock compensation expense and (ii) $0.2 million of expenses for management advisory services from the Sponsors. For the three months ended September 30, 2003, other items consists of $0.7 million of non-cash stock compensation expense. For the nine months ended September 30, 2004, other items consists of (i) $2.5 million of non-cash reserve adjustments and $1.3 million of gain on disposal of assets, partially offset by (w) $0.3 million of transaction costs related to acquisitions not consummated, (x) $1.9 million of non-cash stock compensation expense, (y) $0.2 million loss from an investment accounted for by the equity method and (z) $0.2 million of expenses for management advisory services from the Sponsors. For the nine months ended September 30, 2003, other items consists of (i) $1.2 million of transaction costs related to acquisitions not consummated and (ii) $1.2 million of non-cash stock compensation expense, partially offset by a $1.4 million reserve adjustment.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under our new revolving credit facility, future refinancing of our debt and any future insurance proceeds received.

        The following significant transactions impacting cash and cash equivalents are expected to occur during 2005:

  •
  capital expenditures for 2005 are expected to range from $180 million to $200 million; and

  •
  expected interest payments related to the company's debt and incentive obligations for 2005 will be approximately $250 million.

        We believe that annual capital expenditure limitations in the senior secured credit facilities will not inhibit us from meeting ongoing capital expenditure needs.

        Expected capital expenditures in fiscal 2004 include capital expenditures related to the following satellites:

Satellite	Expected Launch Date	Expected In Service Date
Galaxy 14	First quarter of 2005	Second quarter of 2005
Galaxy 15	Second quarter of 2005	Third quarter of 2005
Galaxy 17	Third quarter of 2006	Fourth quarter of 2006

        In addition, in the second quarter of 2004, we commenced construction of Galaxy 16, an on-ground spare for Galaxy 11 and Galaxy 17. Upon the successful launch of Galaxy 17, Galaxy 16 will be available as a replacement for Galaxy 10R. We also have contractual arrangements in place that would allow us to procure the construction and launch of an additional satellite.

        Our ability to make scheduled payments of principal, or to pay the interest or special interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations, available cash and cash equivalents, together with borrowings available under our senior secured credit facilities, will be adequate to construct and launch our satellites currently under development for at least the next 24 months and meet our future liquidity needs throughout 2005. There can be no assurance, however, that our assumptions with respect to costs for future construction and launch of our satellites will be correct, or that funds available to us from the sources discussed above will be sufficient to enable us to service our indebtedness, including the notes, cover any shortfall in funding for additional launches caused by launch failures, cost overruns, delays, capacity shortages or other unanticipated expenses.

        The following schedule summarizes our contractual obligations and commercial commitments as of September 30, 2004:

	Payments Due by Period
Contractual Obligations	Total	One Year or Less	2-3 Years	4-5 Years	After 5 Years
	(in thousands)
Total Debt:
Senior Secured Credit Facilities(1)	$2,458,810	$71,260	$353,200	$453,200	$1,581,150
9% Senior Notes Due 2014	1,010,000	—	—	—	1,010,000
Other Notes(2)	300,346	24,156	—	150,000	126,190

Total	3,769,156	95,416	353,200	603,200	2,717,340
Interest payments(3)	2,170,637	251,780	535,913	507,811	875,133
Satellite Incentive Obligations	123,913	13,218	25,682	25,175	59,838
Operating Leases	33,200	5,701	10,333	9,405	7,761
Satellite Construction and Launch Contracts	181,268	125,510	14,188	2,286	39,284
Customer Contracts	45,115	14,763	11,948	9,368	9,036
Vendor Contracts	53,818	12,160	16,602	10,944	14,112

Total Contractual Obligations	$6,377,107	$518,548	$967,866	$1,168,189	$3,722,504

(1)
Does not reflect debt repayment of approximately $137 million on November 19, 2004.

(2)
Consists of $150.0 million of 6 3/8% Senior Notes due 2008, $1.2 million of 8 1/2% Senior Notes due 2012 and $125.0 million of 6 7/8% Senior Debentures due 2028 and $24.2 million of 6 1/8% Senior Notes due 2005, which we redeemed in October 2004.

(3)
Represents estimated interest payments to be made on our fixed and variable rate debt and incentive obligations. All interest payments assume that principal payments are made as originally scheduled. Interest rates utilized to determine interest payments for variable rate debt and incentive obligations are based upon our estimate of future interest rates.

        Cash to be paid for income taxes is excluded from the table above.

        Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to 30 days prior to the satellite's launch. As of September 30, 2004, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

Cash and cash equivalents

        At September 30, 2004, we had cash and cash equivalents of $48.2 million, compared to $511.2 million at December 31, 2003. During the nine months ended September 30, 2004 we recorded the following significant transactions impacting cash and cash equivalents:

  •
  generated $167.1 million of cash flows from operations;

  •
  made $108.3 million of capital expenditures;

  •
  repaid approximately $1.44 billion of debt, including $1.05 billion that was repaid in August 2004 in relation to the Transactions, $42.6 million of borrowings under our revolving credit facility that were repaid in September 2004 and $350 million of debt that was repaid under the term loan B-1 facility of our old credit facility during the six months ended June 30, 2004;

  •
  issued approximately $3.51 billion of new debt obligations in connection with the Transactions (see "—Long-term Debt" below);

  •
  received $286.9 million of insurance proceeds;

  •
  paid approximately $307.1 million of costs related to the Transactions, including $152.1 million of costs that were capitalized to debt issuance costs and stockholders equity within our consolidated balance sheet as of September 30, 2004 and $155.0 million that were expensed as Transaction related costs within our condensed consolidated statement of operations for the nine months ended September 30, 2004;

  •
  repurchased 418,291,126 of treasury shares (adjusted for the August 20, 2004 stock split) for approximately $2.78 billion; and

  •
  included in cash flows from operations is $134.5 million of interest payments made during the first nine months of 2004 relating to our debt and incentive obligations.

        As of December 31, 2003, we had cash and cash equivalents of $511.2 million, compared to $784.0 million as of December 31, 2002. During the year ended December 31, 2003, we recorded the following significant transactions impacting cash and cash equivalents:

  •
  generated $473.4 million of cash flows from operations;

  •
  received $102.6 million of insurance proceeds during 2003 related to our Galaxy 4R satellite;

  •
  collected $69.5 million from one of our satellite manufacturers in relation to a previously recorded receivable for the mutual termination of a satellite construction contract. See Note 4 "Satellites and Other Property and Equipment—Net" in the audited consolidated financial statements appearing elsewhere in this prospectus;

  •
  repaid $850.0 million of our debt during 2003. These repayments were as follows:

  •
  $200.0 million scheduled repayment of our 6% Senior Notes in January 2003;

  •
  $350.0 million prepayment under our old senior secured credit facilities in July 2003;

  •
  $300.0 million prepayment of our old senior secured credit facilities in December 2003;

  •
  made $104.1 million of capital expenditures during 2003; and

  •
  made $158.7 million of interest payments during 2003 in relation to our debt and incentive obligations.

Changes in cash flows: nine months ended September 30, 2004 compared to nine months ended September 30, 2003

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Dollar Change
	(In thousands)
Net cash provided by operating activities	$322,103	$167,051	$(155,052)
Net cash provided by (used in) investing activities	(58,463)	217,021	275,484
Net cash provided by (used in) financing activities	(551,232)	(847,444)	(296,212)

        The decrease in the net cash provided by operating activities was primarily due to $155.0 million of transaction-related costs that were expensed within our condensed consolidated statement of operations during the nine months ended September 30, 2004. Additionally, there was a $26.1 million decrease in cash provided by prepaid expenses and other assets resulting from increased progress payments recorded during the nine months ended September 30, 2004 in relation to the construction of the L-band navigational payload on Galaxy 15, as well as an increase in cash used for prepaid insurance, including satellite insurance. These decreases in cash flows from operations were partially offset by a decrease in cash used within accounts payable and accrued liabilities of $12.4 million and a decrease in cash used within operating leases and other receivables of $21.7 million. The decrease in cash used within accounts payable and accrued liabilities was primarily a result of a decrease in cash used for accounts payable due to outstanding vendor invoices for satellites under construction as of September 30, 2004, as well as changes in accrued interest and scheduled interest payment as a result of the new debt incurred in relation to the Transactions. The decrease in cash used within operating leases and other receivables was primarily attributable to improved collections of customer receivables during the nine months ended September 30, 2004, as compared to the same period in 2003.

        The increase in net cash provided by investing activities was primarily due to the receipt of $286.9 million of insurance proceeds during 2004 and a change of $5.5 million related to short-term investments. During the nine months ended September 30, 2004, we had net sales of short-term investments of $38.9 million as compared to net sales of short-term investments of $44.4 million during the nine months ended September 30, 2003. These increases were partially offset by:

  •
  an increase in capital expenditures of $21.1 million and

  •
  a decrease in cash paid for acquisitions of $15.2 million, as a result of the 2003 acquisitions of HGS and Esatel. We have not made any acquisitions during 2004.

        The increase in cash used within financing activities was primarily due to cash activity related to the Transactions during the nine months ended September 30, 2004 including the repayment of long-term debt, issuance of new debt, payment of costs related to the Transactions and the repurchase of treasury shares described above. Additionally, we repaid $350 million of debt under the term loan B-1 facility of our old credit facility during the six months ended June 30, 2004 and recorded approximately $16.3 million of new satellite incentive obligations related to the Galaxy 13/Horizons 1 satellite in January 2004.

Changes in cash flows: 2003 compared to 2002

	Year Ended December 31,
			Dollar Change
	2002	2003
	(In thousands)
Net cash provided by operating activities	$519,247	$473,381	$(45,866)
Net cash provided by (used in) investing activities	(179,096)	108,762	287,858
Net cash provided by (used in) financing activities	1,420	(855,267)	(856,687)
Effect of exchange rate changes on cash	(839)	374	1,213

        The decrease in the net cash provided by operating activities was primarily attributable to: (i) a decrease in net income adjusted for non-cash items of $26.8 million; (ii) an increase in the cash used within operating leases and other receivables of $16.1 million as a result of higher receivable balances; and (iii) a decrease in cash provided from accounts payable and accrued liabilities of $38.6 million. The increase in receivables was attributable to additional government service billings and timing of cash receipts from customers. The decrease in cash provided from accounts payable and accrued liabilities was primarily a result of changes in accrued interest and scheduled interest payments after the 2002 Refinancing. These decreases in cash provided by operating activities were partially offset by an increase in cash provided by prepaid expenses and other assets of $32.8 million primarily resulting from

(i) reductions in prepaid satellite insurance of $12.5 million, and (ii) the receipt of income tax refunds during 2003 which were established during 2002.

        The increase in net cash provided by investing activities was primarily due to:

  •
  a decrease of capital expenditures of $190.2 million;

  •
  $69.5 million collected from one of our satellite manufacturers in relation to a previously recorded receivable for the mutual termination of a satellite construction contract; and

  •
  a change of $160.6 million related to short-term investments. During 2002, we had net purchases of short-term investments of $99.8 million as compared to net sales of short-term investments of $60.8 million during 2003.

        These increases to cash provided by investing activities were partially offset by the following decreases:

  •
  a decrease of $112.4 million of insurance proceeds received during 2003 as compared to 2002; and

  •
  cash paid for acquisitions during 2003 of $20.2 million.

        The increase in net cash used in financing activities was primarily due to $1.8 billion of new borrowings obtained in the 2002 Refinancing. This decrease was partially offset by the following:

  •
  lower repayments of long-term debt during 2003 of $921.5 million. During 2002 and 2003, we repaid $1,771.5 million and $850.0 million, respectively, of long-term debt; and

  •
  lower debt issuance costs of approximately $39.9 million. We incurred $41.4 million of debt issuance costs in conjunction with our 2002 Refinancing.

        For the year ended December 31, 2003 cash increased by $0.4 million as a result of foreign exchange rate changes, as compared to a decrease of $0.8 million for the year ended December 31, 2002. The translation gain as of December 31, 2003 was primarily due to the decrease in the value of the U.S. dollar during 2003.

Changes in cash flows: 2002 compared to 2001

	Year Ended December 31,
			Dollar Change
	2001	2002
	(In thousands)
Net cash provided by operating activities	$507,904	$519,247	$11,343
Net cash used in investing activities	(203,836)	(179,096)	24,740
Net cash provided by financing activities	9,853	1,420	(8,433)
Effect of exchange rate changes on cash	—	(839)	(839)

        The increase in the net cash provided by operating activities is primarily attributable to an increase in net income adjusted for non-cash items of $23.5 million and a decrease in the cash used within prepaid expenses and other assets of $12.6 million. The decrease in cash used within prepaid expenses and other assets is primarily a result of: (i) a reduction in prepaid satellite insurance of $5.9 million; and (ii) a reduction in prepaid expenses and deferred charges for webcast services of $3.4 million. These increases in cash provided by operating activities were partially offset by increases in accounts payable and accrued liabilities of $27.3 million primarily resulting from the timing of payments of vendors, including satellite insurance payments.

        The decrease in net cash used in investing activities was primarily due to the receipt of $82.6 million of additional proceeds from insurance claims during the year ended December 31, 2002 as compared to the year ended December 31, 2001 and a reduction in capital expenditures in 2002 of $43.9 million as compared to 2001. These decreases were partially offset by an increase of $99.8 million in cash used to purchase short-term investments during the year ended December 31, 2002 as compared to the year ended December 31, 2001.

        The decrease in net cash provided by financing activities was primarily due to $1.8 billion of new borrowings obtained in connection with the 2002 Refinancing as well as $21.2 million of repayments of long-term debt in 2001. These decreases in net cash used in financing activities were partially offset by repayments of long-term debt of $1.8 billion under The DIRECTV Group term loan which was completed in February 2002 and the repayment of the Galaxy 3R Notes in January 2002, as well as debt issuance costs paid during 2002 of $41.4 million related to the 2002 Refinancing.

        For the year ended December 31, 2002, cash decreased by $0.8 million as a result of foreign exchange rate changes, as compared to no decrease for the year ended December 31, 2001. The decrease in 2002 was primarily attributable to the devaluation of the Brazilian Real and increased activity in Brazil after we opened our first Brazilian sales office in December 2001.

Long-term debt

        In connection with the Transactions, we (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010 million of the outstanding notes; (iii) terminated and repaid our old credit facility; (iv) completed a tender offer for substantially all of our $275 million 6.125% Notes due 2005 and our $800 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004. In September 2004, we repaid the outstanding balance under our revolving credit facility. On November 19, 2004, we used the proceeds from our Galaxy 10R insurance settlement and cash on hand to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility while the remaining $12.5 million was applied to the Term Loan B Facility.

        As of September 30, 2004, long-term debt consisted of the following (in thousands):

September 30, 2004
6 1/8% Notes due 2005	$24,156
6 3/8% Notes due 2008	150,000
8 1/2% Notes due 2012	1,190
6 7/8% Notes due 2028	125,000
Transaction Related Financing:
Revolving Credit Facility	—
Term Loan A due 2009	798,810
Term Loan B due 2011	1,660,000
9% Senior Notes due 2014	1,010,000

3,769,156
Less: current maturities	95,416

Total Long-Term Debt	$3,673,740

        At September 30, 2004 we had total debt outstanding of approximately $3.769 billion, including aggregate current maturities of $95.4 million relating to our 6 1/8% Senior Notes due 2005 and the quarterly principal payments on the Term Loan A Facility and the Term Loan B Facility under the senior secured credit facilities described below.

        Our senior secured credit facilities are comprised of a $250.0 million revolving facility, which will terminate in August 2009, an $800.0 million Term Loan A Facility, which matures in August 2009, and a $1,660 million Term Loan B Facility, which matures in August 2011. At September 30, 2004, the interest rates on the Term Loan A Facility and Term Loan B Facility were LIBOR plus 2.50% and LIBOR plus 2.75%, respectively, and the revolving facility was undrawn. These rates are subject to change based on our total leverage ratio. In addition, we are required to pay a commitment fee for the unused commitments under the revolving facility and the Term Loan A Facility, if any, which, as of September 30, 2004 on an annual basis was 0.50%. As of September 30, 2004 we had outstanding letters of credit totaling $36.1 million. Outstanding letters of credit reduce our ability to borrow against the revolving facility by an equivalent amount. Any amounts borrowed under the revolving facility would bear interest at LIBOR plus 2.50% as of September 30, 2004, although this interest rate is subject to adjustment based on our total leverage ratio.

        The notes bear interest at an annual rate of 9.0%. The notes require interest payments to be made semi-annually and mature on August 15, 2014.

        On August 22, 2004, we completed a tender offer and consent solicitation to purchase any and all of the outstanding $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 for cash. Not all of these notes were tendered and, as a result, approximately $1.2 million aggregate principal amount will remain outstanding through the original maturity date. As required by our senior secured credit facilities, we repaid our Term Loan A Facility by the amount of the 8 1/2% Senior Notes that remained outstanding after the tender offer.

        On August 22, 2004, we completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of our 6 1/8% Notes due 2005 for cash. On October 22, 2004, we completed a redemption of our remaining $24.2 million 6 1/8% Notes due 2005 that were not purchased in the tender offer from cash on hand.

        We also have outstanding ten and thirty-year fixed rate notes totaling $275 million issued in January 1998. The outstanding principal balances, interest rates and maturity dates for these notes as of September 30, 2004, are $150 million at 6 3/8% due 2008 and $125 million at 6 7/8% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually.

        In June 2004, we repaid the $349.1 million outstanding balance under the term loan B-1 facility of our old credit facility from available cash on hand.

        On July 14, 2003, we made an optional pre-payment of $350 million against our old credit facility from available cash on hand.

Hedge arrangements

        In accordance with the agreement governing our old senior secured credit facilities, we are party to an interest rate hedge agreement on $100.0 million for a fixed rate payment of 5.64% on $100.0 million through August 30, 2005. If the counterparty fails to meet the terms of the interest rate hedge agreement, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate nonperformance by the counterparty. The fair value of the interest rate hedge agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. The fair value of the outstanding interest rate hedge agreement as of September 30, 2004, based upon quoted market prices from the counterparty, reflected a hedge liability of approximately $0.7 million. In conjunction with the repayment of the term loan B-1 facility of our old credit facility in June 2004, we recorded a charge of $0.5 million representing the amount accumulated within other comprehensive income related to the hedge. The hedge liability was not impacted by the repayment of that loan as the interest rate hedge agreement is still in effect.

Teleport consolidation plan

        In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. This teleport consolidation plan includes the closure of certain owned teleports and the reduction of services at our Fillmore and Castle Rock teleports. Under this plan, our Homestead, Florida teleport was closed in 2003 and in June 2004 we closed our Spring Creek, New York teleport. We sold our Spring Creek teleport on October 28, 2004 (see below). During the year ended December 31, 2003 and for the nine months ended September 30, 2004, we recorded charges of $4.2 million and $0.8 million, respectively, related to this teleport consolidation plan, primarily representing severance costs.

        In addition to the fourth quarter gain on the sale of our Spring Creek teleport described below, we estimate that this teleport consolidation plan will result in approximately $6 million of costs from January 2003 through the end of 2004. These costs primarily consist of severance-related costs for which the employees will be required to perform future services. Severance-related costs associated with this consolidation plan include compensation and benefits, outplacement services and legal and consulting expenses related to the reduction in workforce of approximately 40 employees.

        On October 28, 2004, we completed the sale of our Spring Creek teleport for approximately $14.4 million, net of associated selling costs. As of September 30, 2004, the assets of the Spring Creek teleport of $3.3 million were reflected as 'Assets Held for Sale' on our consolidated balance sheet. As a result of the completion of this sale, we recorded a pre-tax gain on the disposal of land, buildings and equipment of approximately $11.1 million in October 2004. The Spring Creek teleport is not significant to our consolidated operating results or financial position.

Facilities restructuring and severance costs

        As part of our continuing effort to improve operational efficiencies, in October 2003 our management approved a plan to reduce our workforce by approximately 45 employees. As a result, we recorded a severance charge of approximately $1.4 million in the fourth quarter of 2003. These severance costs were primarily related to employee compensation, benefits and outplacement services.

        On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. We recorded a non-cash charge in our consolidated income statement of $13.9 million during 2002. This charge reflects future lease costs, net of estimated future sublease revenues related to unused facilities and the write-off of leasehold improvements. In 2003, we recorded restructuring credits of $1.4 million related to the signing of sublease agreements for amounts higher than originally estimated.

        In an effort to further streamline our operations, in the first quarter of 2004, we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As a result, we recorded a non-cash charge of $1.4 million reflecting future lease costs related to approximately 18,000 square feet of unused facilities in Manhattan Beach. See Note 9 "Facilities Restructuring and Severance Costs" to our unaudited consolidated financial statements appearing elsewhere in this prospectus. Additionally, in the third quarter of 2004 we recorded a non-cash charge of approximately $2.3 million due to a reduction in future anticipated sublease income related to one of our idle facilities.

        As of September 30, 2004, we had $8.1 million of accruals remaining from the facilities restructuring and severance charges primarily relating to long-term lease obligations. See Note 9 "Facilities Restructuring and Severance Costs" to our unaudited consolidated financial statements appearing elsewhere in this prospectus.

Insurance settlements

        Since September 1999, we have received over $1.1 billion of proceeds from insurance claims related to our satellites. Insurance claims received over the past five years have included the following:

  •
  Through the date of this filing, we have received all of the insurance proceeds, or approximately $75 million, under the insurance policy for our Galaxy 10R spacecraft (See "—Recent Insurance Settlements").

  •
  During the fourth quarter of 2003 and first quarter of 2004, we received an aggregate of $129.5 million of insurance proceeds under the insurance policy for our Galaxy 4R satellites (See "—Recent Insurance Settlements" above).

  •
  In the first quarter of 2004, we received $260.0 million of insurance proceeds under the insurance policies for our Galaxy 11 and PAS-1R satellites (See "—Recent Insurance Settlements" above).

  •
  In October 2001, we filed a proof of loss under the insurance policy on PAS-7 related to circuit failures which resulted in a reduction of 28.9% of the satellite's total power available for communications. Service to existing customers was not affected, and we expect that PAS-7 will continue to serve its customers. In the first quarter of 2002, our insurers confirmed to us their agreement to settle the PAS-7 insurance claim for a payment to us of $215.0 million. Pursuant to this agreement, no future revenue share payments will be required to be made in relation to PAS-7. During the first quarter of 2002, we recorded a gain of approximately $40.1 million related to the PAS-7 insurance claim, which reflected the net proceeds agreed to by the insurers less the net book value of the PAS-7 satellite, including incentive obligations. We received the $215.0 million of insurance proceeds in 2002.

  •
  In January 2001, we received a payment of approximately $132.4 million relating to an insurance claim we filed with respect to our Galaxy 7 satellite. The insurance settlement was recognized as an offset to the carrying value of the satellite and resulted in a $3.4 million gain from proceeds in excess of the carrying value in 2000.

  •
  In September 1999, in connection with anomalies on Galaxy 8-i, PAS-5 and PAS-8, we agreed with our insurance carriers to settle all of our claims for net cash of approximately $304.0 million, of which approximately $271.0 million was collected as of December 31, 1999, and the remainder was collected during 2000. The insurance settlements were recognized as offsets to the carrying values of the related satellites, and no gain or loss was recognized as a result of these settlements.

        The availability and use of the $260.0 million in proceeds from the Galaxy 11 and PAS-1R insurance claims and the $26.9 million received in March 2004 related to the Galaxy 4R insurance claim were restricted by the agreements governing our debt obligations which, generally, permit the use of such funds for capital expenditures. See "Description of Certain Indebtedness". As of March 31, 2004, these proceeds plus interest earned were classified within "Restricted Cash" on our Consolidated Balance Sheet. These proceeds were held in a collateral account until the restrictions were lifted in June 2004. Upon the transfer from the collateral account to our operating cash account, these funds were recorded within "Cash and Cash Equivalents" on our Consolidated Balance Sheet.

Capital expenditures

        Our average annual capital expenditures from 1998 through 2002 were approximately $480 million. During the year ended December 31, 2003 and the nine months ended September 30, 2004, we made capital expenditures of $104.1 million and $108.3 million, respectively, and we anticipate that capital expenditures for the full year 2004 will be approximately $150.0 million.

        We have invested approximately $4.0 billion in our existing satellite fleet and ground infrastructure through September 30, 2004. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, our satellite and non-satellite capital expenditures were as follows:

				Nine Months Ended September 30,
	Year Ended December 31,
Description
	2001	2002	2003	2004
	(In thousands)
Satellite Capital Expenditures	$240,166	$282,464	$76,991	$93,664
Non-Satellite Capital Expenditures	98,037	11,849	27,091	14,644

Total	$338,203	$294,313	$104,082	$108,308

        We expect our significant cash outlays will continue to be primarily capital expenditures related to the construction and launch of satellites and debt service costs. We have satellites in various stages of development, for which we have budgeted capital expenditures. We currently expect to spend approximately $150 million on capital expenditures during 2004, which will primarily be comprised of costs to construct, insure and launch satellites.

Satellite incentive obligations

        Satellite construction contracts typically require that we make progress payments during the period of the satellite's construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction if the satellite fails to meet specific technical operating standards. As of September 30, 2004 we had $123.9 million of liabilities recorded in relation to these satellite incentive obligations. Certain of our satellite construction contracts also provide that certain amounts paid by us during the construction phase are subject to refund (with interest) if the satellite fails to meet these technical operating standards.

Operating leases

        We have commitments for operating leases primarily relating to equipment, our executive office facilities in Wilton, Connecticut and other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. As of September 30, 2004, minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income aggregated $33.2 million.

Satellite construction and launch contracts

        As of September 30, 2004, we had approximately $159.7 million of expenditures remaining under existing satellite construction contracts and $21.6 million remaining under existing satellite launch contracts. In April 2004, we committed to acquire a new satellite from Space Systems/Loral, which will serve as an on-ground spare for both Galaxy 11 and Galaxy 17 and will be known as Galaxy 16. In June 2004, we executed a definitive agreement for the procurement of Galaxy 17, which will replace our Galaxy 4R satellite. Upon the successful launch of Galaxy 17, Galaxy 16 will be available as a replacement for Galaxy 10R. We also have contractual arrangements in place that would allow us to procure the construction and launch of an additional satellite. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite's launch. As of September 30, 2004, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched. We expect to begin construction of Galaxy 18 in the first quarter of 2005.

        In October 2003, we amended our launch and construction contracts related to the Galaxy 1R replacement satellite to allow for the construction of a navigation payload on this satellite. This navigation payload will utilize L-band frequencies and will function independently from the C-band payload. Included in the amount of satellite commitments above as of September 30, 2004, were approximately $6.2 million related to this navigation payload. We have entered into an agreement with a customer for the sale and use of this L-band payload.

        Through September 30, 2004, we had made approximately $171.2 million of capital expenditures in relation to Galaxy 14 and Galaxy 15. We also spent $65.8 million for launch costs originally intended for Galaxy 8-iR and $6.0 million for another future launch. As a result of the termination of the Galaxy 8-iR construction contract, we expect to use this launch for one of our satellites currently under construction.

        In April 2004, we entered into a commitment for the construction of Galaxy 16. In June 2004, we paid The DIRECTV Group $28.5 million to fully reimburse amounts previously paid on our behalf to the manufacturer of this satellite. Also in June 2004, we executed a definitive agreement for the procurement of Galaxy 17. The aggregate commitment related to these construction agreements is approximately $200 million, which will be paid over the next two years.

        We plan to construct and launch replacement satellites for Galaxy 10R and PAS-6B prior to the end of their useful lives, although no commitments have been made for the procurement of these satellites.

Change-in-control obligations

        Upon consummation of the Recapitalization, all outstanding employee stock options vested and became exercisable, and all outstanding restricted shares and restricted stock units vested immediately prior to the merger. We recorded a charge of approximately $8.3 million within Transaction-related costs in our consolidated statement of operations in the third quarter of 2004 in relation to the acceleration of vesting of these options, restricted shares and restricted stock units. Also in conjunction with the Transactions, the exercise prices of certain employee options were modified. As a result of these modifications, we recorded additional expense of approximately $1.2 million within Transaction Costs in our condensed consolidated statement of operations in the third quarter of 2004. Holders of options and restricted stock units were entitled to receive (i) with respect to in-the-money options, cash equal to the difference between the exercise price and the $23.50 per share price paid in the Transactions, and (ii) with respect to restricted shares and restricted stock units cash in the amount of $23.50 per share. All out-of-the-money stock options were cancelled without payment. Certain members of our management agreed not to have certain of their equity interests cashed out in the Transactions; existing options, restricted shares and restricted stock units granted to such individuals remain outstanding as options and shares.

        Certain of our senior executives are party to change-in-control severance agreements which provide for payment of severance and other benefits in the event of an involuntary termination of the executive's employment (as defined in such agreements) within three years after a change in control. As a change in control has occurred, these agreements will apply if an involuntary termination of the executive occurs during the period specified by the agreement. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be in the range of $4 million to $5 million.

        Certain of our other executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason within three years after a change-in-control of PanAmSat, as defined in their respective agreements. The Transactions resulted in a change-in-control of PanAmSat under these agreements. Based upon current compensation levels, if all of these executives receive the termination-related benefits as specified by their respective agreements, the aggregate cost to us would be approximately $5 million in addition to the costs described above with respect to our senior executives.

        In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years after, a change-in-control.

        For additional information regarding these change-in-control arrangements, see "Management".

Customer and vendor obligations

        We have certain contracts with our customers which require us to provide equipment, services and other support to these customers during the course of the related contracts. As of September 30, 2004, we had commitments to provide equipment, services and other support under these customer contracts which aggregated approximately $45.1 million related to the provision of equipment, services and other support.

        We have certain long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of September 30, 2004, we have commitments under these vendor contracts which aggregated approximately $53.8 million related to the provision of equipment, services and other support.

Other

        Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our PAS-2, PAS-3, PAS-4 and PAS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

        As of September 30, 2004 we had outstanding letters of credit totaling $36.1 million.

Critical Accounting Policies

        We prepare our consolidated financial statements in conformity with GAAP. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Management bases their estimates and judgments on historical experience and on various other factors. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The following represent what we believe are the critical accounting areas that require the most significant management estimates and judgments.

Receivables (including net investment in sales-type leases)

        A significant amount of judgment is required by management in estimating the amount of reserves required for receivables that are potentially uncollectible. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. If collectability of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenues, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer's financial status or the receivable is collected, revenues are recorded at that time.

        While such credit losses described above have historically been within our expectations and the provisions established, we cannot guarantee that we will experience the same credit loss rates that we have estimated or historically experienced. As such, additional charges could be incurred in the future to reflect differences between estimated and actual collections.

        Since our long-term receivables and net investment in sales-type leases relate to significant long-term contracts which are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectability of our long-term receivables or net investment in sales-type leases and our future operating results. Additionally, if a satellite's useful life is shortened, and a sales-type lease is recorded on that satellite, we would write off the portion of the sales-type lease receivable which is uncollectible as a result.

        As of December 31, 2002 and 2003 and September 30, 2004, we had aggregate gross receivables of $303.6 million, $309.8 million and $313.4 million, respectively, related to operating leases, sales-type leases and other long-term receivables. With respect to these amounts, we maintained aggregate allowances of approximately $36.0 million, $38.3 and $31.6 million as of December 31, 2002 and 2003 and September 30, 2004, respectively, including allowances for doubtful accounts and customer credits. See "Deferred Charges and Other Assets—Net" and "Accounts Receivable" within Note 2, "Significant Accounting Policies", and Note 3 "Operating Leases and Net Investment in Sales-Type Leases" to our audited consolidated financial statements appearing elsewhere in this prospectus. Our accounts receivables and related reserves as of December 31, 2002 and 2003 and September 30, 2004 were as follows:

	December 31, 2002	December 31, 2003	September 30, 2004
	(In thousands)
Gross Receivables:
Current Receivables	$56,050	$101,497	$84,468
Long-term Receivables	52,191	59,767	104,731
Net Investment in Sales-type Leases	195,381	148,575	124,229

Total Gross Receivables	303,622	309,839	313,428

Reserves:
Allowance for Bad Debt	(8,741)	(6,369)	(8,279)
Allowance for Customer Credits	(13,033)	(18,122)	(13,640)

Total Current Reserves	(21,774)	(24,491)	(21,919)

Long-term Reserve	(3,584)	(4,923)	(1,292)
Reserve for Sales-Type Leases	(10,654)	(8,854)	(8,430)

Total Long-term Reserves	(14,238)	(13,777)	(9,722)

Total Reserves	(36,012)	(38,268)	(31,641)

Total Net Receivables	$267,610	$271,571	$281,787

        In July 2004, we terminated our lease agreements with one of our customers due to non-payment of the customer's obligations to us through June 30, 2004. As a result, we recorded a pre-tax charge of approximately $29.6 million in the three months ended June 30, 2004 related to the write-off of current and long-term receivable balances due from this customer. Prior to the termination, contracted backlog and revenues contracted for receipt in the second half of 2004 related to this customer were $80.4 million and $5.0 million, respectively.

Evaluation of satellites and other long-lived assets for impairment and satellite insurance coverage

        We periodically evaluate potential impairment loss relating to our satellites and other long-lived assets, when a change in circumstances occurs, by assessing whether the carrying amount of these assets can be recovered over their remaining lives through undiscounted future expected cash flows generated by those assets (excluding interest charges). If the expected undiscounted future cash flows are determined to be less than the carrying value of the long-lived asset or group of assets, an impairment charge would be recorded. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge.

        We also assess the recoverability of our long-lived assets pursuant to paragraph 10 of FASB Statement No. 144. The costs of specific satellites are grouped together with other associated assets when assessing recoverability. Periodically and when a change in circumstances occurs, this group of assets is compared with the expected future undiscounted cash flows to be generated by us from the related satellite. Any excess of the net book value for this group of assets over the expected future undiscounted cash flows of the related satellite would result in an impairment charge that would be recorded within our statement of income in the period the determination is made. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows could be impacted by, among other things:

  •
  changes in estimates of the useful life of the satellite;

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  changes in estimates of our ability to operate the satellite at expected levels;

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  changes in the manner in which the satellite is to be used; and

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  the loss of one or several significant customer contracts on the satellite.

        If an impairment loss was indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with Statement of Financial Accounting Standards No. 144, or SFAS 144, and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the income statement.

        Certain losses of a satellite may not be covered by launch or in-orbit insurance policies. Some of our satellites are covered by insurance policies that are subject to significant health-related exclusions and deductibles related to specific components identified by the insurers as the most likely to fail and some of our satellites are uninsured. For tables showing satellite insurance coverage and identified significant operational concerns, see "—Satellite Insurance—Insured satellites" and "—Satellite Insurance—Uninsured satellites" above.

        On March 17, 2004, our PAS-6 satellite suffered an anomaly resulting in a loss of power. On April 1, 2004, this satellite experienced another and more significant loss of power. Following that event, we commenced deorbiting the satellite. As a result of the March 17 event, we recorded a non-cash impairment charge of $99.9 million within income from operations in the first quarter of 2004. This resulted in an approximate $63.3 million non-cash charge to net income after taxes.

        See "Risk Factors—Risks Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance" and Note 2 "Significant Accounting Policies—Evaluation of Long-Lived Assets" to our audited consolidated financial statements appearing elsewhere in this prospectus.

Valuation of goodwill

        We evaluate the carrying value of goodwill on an annual basis in the fourth quarter of each year and when events and circumstances warrant such a review in accordance with SFAS 142, which is described in Note 2 and Note 5 to our audited consolidated financial statements appearing elsewhere in this prospectus. SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In conjunction with our annual goodwill impairment assessment in the fourth quarter of 2003, we utilized an independent valuation expert to assist us in our assessment of the fair value of our reporting unit using a combined discounted cash flow and market approach. No charge was required as a result of this impairment assessment. Significant estimates and other variables utilized in this valuation include:

        Discounted cash flow approach:

  •
  discount rate;

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  our 5-year plan, including expected future revenues, operating expenses, capital expenditures and future cash flows; and

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  industry projections and analyses, including an expected perpetuity growth rate.

        Market approach:

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  control premium; and

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  the price of our stock.

        Changes in these estimates could result in changes to our estimated cash flows and market assessment utilized to determine the valuation. This could result in a write-down of the asset in a future period, which would be recorded as a pre-tax charge to operating income. The amount of any loss resulting from future impairment tests could be material to our results of operations.

Depreciable satellite lives

        The estimated useful lives of our satellites are based upon the lower of the satellite's design life or the estimated life of the satellite as determined by an engineering analysis performed during initial in-orbit testing. As the telecommunications industry is subject to rapid technological change and our satellites have been subject to certain anomalies, we may be required to revise the estimated useful lives of our satellites and communications equipment or to adjust their carrying amounts. Accordingly, the estimated useful lives of our satellites are periodically reviewed using current engineering data. If a significant change in the estimated useful lives of our satellites is identified, we account for the effects of such changes on depreciation expense on a prospective basis. Reductions in the estimated useful lives of our satellites would result in additional depreciation expense in future periods and may necessitate acceleration of planned capital expenditures in order to replace or supplement the satellite earlier than planned. If the reduction in the estimated useful life of a satellite results in undiscounted future cash flows for the satellite, which are less than the carrying value of the satellite, an impairment charge would be recorded. The lives of the Company's Galaxy 4R and PAS-6B satellites were reduced as a result of the XIPS failures experienced during 2003 resulting in accelerated depreciation for these satellites. See "—Satellite Technology—BSS 601 HP XIPS" above.

Deferred taxes

        We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance in order to reduce our deferred tax assets based on an evaluation of the amount of deferred tax assets that management believes are more likely than not to be ultimately realized in the foreseeable future. Management establishes this valuation allowance based upon historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. If we continue to operate at a loss for tax purposes or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to establish a valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase in our effective tax rate and a material adverse impact on our operating results. During 2003, we recorded a valuation allowance for foreign tax credits of $7.4 million that are likely to expire prior to being utilized.

        Beginning in 1998 through December 22, 2003, we and our subsidiaries joined with The DIRECTV Group and General Motors Corporation, or GM, in filing a consolidated U.S. federal income tax return. On December 22, 2003, The DIRECTV Group split-off from GM and as a result The DIRECTV Group no longer files a U.S. federal income tax return with GM. We will continue to file a consolidated U.S. federal income tax return with The DIRECTV Group for the taxable periods ending on or before the closing date of the Recapitalization, which will file a U.S. federal income tax return as a separate consolidated group.

        We previously operated under federal and state income tax sharing agreements with The DIRECTV Group. In accordance with such agreements, we provided for current and deferred income taxes as if we were the common parent of an affiliated group that is not included in the consolidated federal income tax return that includes The DIRECTV Group. Upon consummation of the Recapitalization, a new tax separation agreement described under "The Transactions" took effect and superseded the existing tax sharing agreements.

        We were deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the merger. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses were eliminated resulting in a substantial decrease in our deferred tax assets. In addition, the tax basis in our satellites was increased resulting in a substantial net decrease to our net deferred tax liabilities. Also, our tax basis in our satellites was increased through a taxable transfer of our satellites to newly formed operating companies, resulting in an additional substantial decrease in our consolidated net deferred tax liabilities.

        Our income tax provision prior to 2003 included estimates of potential tax expense for the possible reduction upon Internal Revenue Service, or IRS, audit of the tax benefits we derived from a deduction for the Extraterritorial Income Exclusion, or ETI, and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to 2003, we have assessed our minimum and maximum exposure for federal tax issues, including Foreign Sales Corporation and ETI issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure.

        Various foreign governments have asserted that we are subject to income withholding taxes on the revenues derived from broadcasters who are outside their territory, broadcast into their territory and remit payments directly to us in the United States. We have vigorously contested these assertions under local and U.S. tax law. We provided additional taxes in 2003 that substantially affected our effective tax rate. We consider our reserves adequate for any exposure we may have for potential income withholding taxes on these broadcaster revenues. If we are unsuccessful in our defense of any such claims, we could be exposed to a substantial cash payment liability.

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $7.3 million (reduced from an initial assessment of $15.2 million) against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $46 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of $36 million. To date, we have paid cash of approximately $1 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. See "Certain Relationships and Related Party Transactions" for a description of tax indemnifications to be received from The DIRECTV Group. These tax indemnifications cover a portion of these contingent obligations.

        During 2002, the IRS commenced an examination of the GM consolidated tax group for the years 1998-2000 of which we were a member. As a result, our federal income tax returns for those years are currently under examination. Management believes that adequate provision has been made for any adjustment which might be assessed as a result of these examinations.

Market Risks

        We manage our exposure to market risks through internally established policies and procedures and, when we deem appropriate, through the use of derivative financial instruments. We use derivative financial instruments, including interest rate hedges, to manage market risks. See"—Liquidity and Capital Resources—Long-term debt" above. The objective of our policies is to mitigate potential income statement, cash flow and fair value exposures resulting from possible future adverse fluctuations in interest rates. We evaluate our exposure to market risks by assessing the anticipated near-term and long-term fluctuations in interest rates on a daily basis. This evaluation includes the review of leading market indicators, discussions with financial analysts and investment bankers regarding current and future economic conditions and the review of market projections as to expected future interest rates. We utilize this information to determine our own investment strategies as well as to determine if the use of derivative financial instruments is appropriate to mitigate any potential future interest rate exposure that we may face. Our policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.

        We determine the impact of changes in interest rates on the fair value of our financial instruments based on a hypothetical 10% adverse change in interest rates from the rates in effect as of the end of the period for these financial instruments. We use separate methodologies to determine the impact of these hypothetical changes on our sales-type leases and fixed rate public debt as follows:

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  For our sales-type leases, a discount rate based on a 10-year U.S. Treasury bond is applied to future cash flows from sales-type leases to arrive at a base rate present value for sales-type leases. This discount rate is then adjusted for a negative 10% change and then applied to the same cash flows from sales-type leases to arrive at a present value based on the negative change. The base rate present value and the present value based on the negative change are then compared in order to arrive at the potential negative fair value change as a result of the hypothetical change in interest rates.

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  For our fixed rate public debt, the current market price, coupon and maturity are used to determine the yield for each public debt instrument as of the end of the period. The yield is then adjusted by a factor of 10% and this revised yield is then compared to the original yield to determine the potential negative fair value change as a result of the hypothetical change in interest rates.

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  For our variable rate debt, the effect in annual cash flows and net income is calculated as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates. The current LIBOR rate plus applicable margin as of the end of the year is applied to the applicable principal outstanding at the end of the year to determine an annual interest expense based on year-end rates and principal balances. This calculation is then performed after increasing the LIBOR rate plus applicable margin by a factor of 10%. The difference between the two annual interest expenses calculated represents the reduction in annual cash flows as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates. This amount is then tax effected based on our effective tax rate to yield the reduction in net income as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates.

        The only potential limitations of the respective models are in the assumptions utilized in the models such as the hypothetical adverse fluctuation rate and the discount rate. We believe that these models and the assumptions utilized are reasonable and sufficient to yield proper market risk disclosure.

        We did not experience any material changes in interest rate exposures during the nine months ended September 30, 2004. Based upon economic conditions and leading market indicators at September 30, 2004, we do not foresee a significant adverse change in interest rates in the near future. As a result, our strategies and procedures to manage exposure to interest rates have not changed in comparison to the prior year.

        As of September 30, 2004, long-term debt consisted of fixed-rate borrowings of approximately $1.31 billion, $2.46 billion of floating rate debt and a fixed interest rate hedge obligation in a notional amount of $100 million (See "—Liquidity and Capital Resources—Long-term debt" above). We are subject to fluctuating interest rates on our floating rate debt and any changes in interest rates would impact results of operations and cash flows. At September 30, 2004, outstanding fixed-rate borrowings bore interest at rates ranging from 6 1/8% to 9% and sales type lease receivables bore interest between 8% and 12%. The potential fair value change resulting from a hypothetical 10% adverse fluctuation in interest rates related to our outstanding fixed-rate debt and fixed-rate net investment in sales-type lease receivable balances would be approximately $68.5 million and $2.6 million, respectively, as of September 30, 2004.

        In conjunction with the Transactions we have incurred approximately $2.5 billion of variable rate indebtedness (after giving effect to the repayment of the amounts borrowed under our revolving credit facility). For our variable rate debt, the effect on annual cash flows and net income is calculated as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates. The current LIBOR rate plus applicable margin as of the end of the period is applied to the applicable principal outstanding at the end of the respective period to determine interest expense based on interest rates and principal balances at the end of each period. This calculation is then performed after increasing the LIBOR rate plus applicable margin by a factor of 10%. The difference between the two interest expense figures calculated represents the reduction in cash flows as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates. This amount is then tax effected based on our effective tax rate to yield the reduction in net income as a result of the potential effect of a hypothetical 10% adverse fluctuation in interest rates.

Certain Relationships and Related Transactions Prior to the Completion of the Transactions

Transactions with The DIRECTV Group and its affiliates

        Until the consummation of the Transactions on August 20, 2004, The DIRECTV Group and its affiliates were related parties of ours.

        We provide satellite capacity, TT&C and other related services and facilities to several subsidiaries of The DIRECTV Group and purchase certain services and equipment from a subsidiary of The DIRECTV Group. Additionally, for the period prior to the consummation of the Transactions, we reimbursed The DIRECTV Group for the allocated costs of certain jointly incurred expense items, principally relating to administrative and other expenses. Revenues derived from The DIRECTV Group and its affiliates were $18.5 million from July 1, 2004 though August 19, 2004, or 8.9% of our revenues for the three months ended September 30, 2004. Revenues derived from The DIRECTV Group and its affiliates were $82.3 million from January 1, 2004 though August 19, 2004, or 13.3% of our revenues for the nine months ended September 30, 2004.

        During the fourth quarter of 2003, we agreed to amend our transponder lease agreements with DTVLA. This amendment became effective in February 2004 upon DTVLA's emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years.

        We entered into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Transactions at rates which, we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, the purchase of additional transponder capacity for DTH services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Transactions, The DIRECTV Group paid us $9.2 million for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation.

        During 2003, we transferred an authorization for a Ka-band orbital slot to HNS, an affiliate, in exchange for a contingent payment of approximately $2.1 million. The payment is payable upon the launch of a satellite to such orbital slot. The Federal Communications Commission has approved the transfer of this authorization.

        On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, Merger Sub, a wholly-owned subsidiary of The DIRECTV Group, and Constellation, an affiliate of KKR for the Transactions.

        In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of the Galaxy 16 satellite.

        Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that supersedes four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the Transactions.

        Pursuant to the tax separation agreement, The DIRECTV Group has agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the Transactions in amounts equal to 80% of the first $75 million of such other taxes and 100% of any other taxes in excess of the first $75 million. As a result, our net tax liability related to these periods is capped at $15 million.

        The tax separation agreement became effective upon the consummation of the Transactions on August 20, 2004 and will remain effective until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

Transactions with News Corporation and its Affiliates (Other than The DIRECTV Group)

        Until the consummation of the Transactions on August 20, 2004, News Corporation and its affiliates were related parties of ours.

        We are a party to agreements with News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. Revenues derived from the News Corporation and its affiliates were $12.8 million from July 1, 2004 though August 19, 2004, or 6.2% of our revenues for the three months ended September 30, 2004. Revenues derived from the News Corporation and its affiliates were $55.1 million from January 1, 2004 though August 19, 2004, or 9.1% of our revenues for the nine months ended September 30, 2004.

        In January 2004, Fox Entertainment and we signed a multi-year, multi-satellite agreement, the terms of which provide that Fox Entertainment will consolidate its entire suite of U.S. cable and broadcast programming onto our global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade. Fox Entertainment will now be one of our largest media customers and one of our top five global customers.

Effect of the Transactions

        As a result of the Transactions, effective August 20, 2004, The DIRECTV Group and News Corporation were no longer related parties of ours and the Sponsors and their affiliates became related parties of ours.

Transactions with The Sponsors and Their Affiliates

        The Sponsors provide management and advisory services to us pursuant to management services agreements executed at the closing of the Transactions. The Sponsors charge us an aggregate management fee of $2 million annually for the provision of these services, subject to an annual increase of three percent. From August 20, 2004 through September 30, 2004, we accrued $231,000 of expense for these management fees.

        Certain compensated members of our Board of Directors are principals of or affiliated with the Sponsors. See "Management—Director Compensation".

        We provide satellite capacity, TT&C and other related services to affiliates of certain of the Sponsors. Revenues for these services were $990,000 and $2.97 million for the three and nine months ended September 30, 2004, respectively. As of September 30, 2004, we had receivables related to these affiliates of approximately $165,000.

Recent Accounting Pronouncements

        In April 2002, the Financial Accounting Standards Board, FASB, issued Statement of Financial Accounting Standards No. 145, or SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". Among other things, SFAS 145 requires that a loss on extinguishment of debt meet the requirements of APB 30 to be treated as an extraordinary item in the statement of operations.

        In connection with our 2002 Refinancing, we recorded an extraordinary loss on early extinguishment of debt as a result of the write-off of the remaining unamortized debt issuance costs related to The DIRECTV Group term loan. Upon adoption of the provisions of SFAS 145 related to the rescission of FASB Statement No. 4, on January 1, 2003, we reclassified this loss on extinguishment of debt to other expense, as it does not meet the new requirements for classification as an extraordinary item in accordance with SFAS 145. This reclassification had no effect on net income but resulted in lower income before income taxes of $3.3 million for the quarter ended March 31, 2002 and year ended December 31, 2002. The other provisions of SFAS 145 were effective in the second quarter of 2002 and did not have a significant impact on our financial statements.

        Effective January 1, 2003, we adopted the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock-Based Compensation," prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". The following table illustrates the effect on net income as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands).

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2004
Net income (loss), as reported	$30,604	$85,048	$99,532	$(97,918)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	1,157	7,281
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(16,990)	(9,151)	(8,875)	(9,685)

Pro forma net income (loss)	$13,614	$75,897	$91,814	$(100,322)

        The pro forma amounts for compensation cost may not necessarily be indicative of the effects on operating results for future periods.

        The adoption of the following accounting pronouncements, or portions of the following accounting pronouncements, did not have a significant impact on our financial statements:

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  FASB Interpretation No. 45, or FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". We adopted the disclosure requirements of FIN 45 during 2002 and adopted the initial recognition and initial measurement provisions of FIN 45 in January 2003.

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  In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, "Consolidation of Variable Interest Entities". In December 2003, the FASB issued FIN No. 46 (Revised), or FIN 46-R to address certain FIN 46 implementation issues. This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", for companies that have interests in entities that are Variable Interest Entities (VIE) as defined under FIN 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE's expected losses or receives a majority of the VIE's expected gains it shall consolidate the VIE. FIN 46-R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The adoption of the provisions of this interpretation had no effect on our consolidated financial statements.

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  Emerging Issue Task Force ("EITF") Issue No. 00-21, "Accounting for Revenues Arrangements with Multiple Deliverables" was adopted by us on June 30, 2003, as required.

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  Statement of Financial Accounting Standards No. 146, or SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities". We adopted the provisions of SFAS 146 effective January 1, 2003.

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  Statement of Financial Accounting Standards No. 149, or SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We adopted the provisions of SFAS 149 on July 1, 2003.

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  Statement of Financial Accounting Standards No. 150, or SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". We adopted this standard on July 1, 2003, as required.

BUSINESS

Overview

        Through our owned and operated fleet of 24 satellites, we are a leading global provider of video, broadcasting and network distribution and delivery services. We lease transponder capacity on our satellites for the distribution and delivery of entertainment and information to cable television systems, television broadcast affiliates, DTH television services, Internet service providers telecommunications companies, governments and other corporations. Our customers include some of the world's leading media and communications companies, such as Time Warner, Inc. (which includes Home Box Office, Turner Broadcasting System and CNN), the BBC, News Corporation (which includes the Fox family of channels and The DIRECTV Group), Sony, Viacom (which includes MTV and Nickelodeon), China Central Television, Comcast and The Walt Disney Company (which includes ABC and ESPN). Through our satellite-based video distribution business, we believe we distribute more television channels over our network than any other company in the world.

        We operate in the FSS segment, the most mature segment of the satellite communications business, historically characterized by steady and predictable revenues streams, strong cash flows from operations and substantial contracted backlog. In 2003, the FSS industry generated revenues of approximately $6.6 billion according to Euroconsult. As of September 30, 2004, we had approximately $5.13 billion in contracted backlog.

        Our in-orbit fleet, which includes three in-orbit backups, is one of the world's largest commercial GEO satellite networks, capable of reaching over 98% of the world's population. We are one of only a few companies worldwide capable of servicing a global footprint through a fleet of owned satellites. We have one of the most sophisticated ground infrastructure networks available to support the needs of our customers. We have seven technical facilities in the United States, which provide transmission, monitoring and control services for operating our fleet and transmission and other services for our customers. We lease such services outside of the United States to support the remainder of our worldwide satellite fleet. For the period from 2000 to 2003, our customer circuit reliability was 99.999994%.

        On August 20, 2004, affiliates of KKR, Carlyle and Providence completed a series of transactions resulting in an entity affiliated with KKR owning approximately 44% of our outstanding common stock and entities affiliated with Carlyle and Providence each owning approximately 27% of our common stock, with the remainder held by certain members of management and our Board of Directors.

        On October 8, 2004, the Sponsors and certain members of management and our Board of Directors contributed all of our common stock held by them to Holdco in exchange for a pro rata share of Holdco's common stock. In addition, options and all other equity rights for our common stock were converted to similar rights for Holdco common stock. As a result we became a wholly-owned subsidiary of Holdco.

Background

        We are a market leader in the FSS industry. FSS operators use satellites that are located in designated GEO slots 22,300 miles above the equator. The position of these satellites makes them appear to be at a fixed point above the earth. Receiving antennas, once pointed at a fixed satellite, need not be moved.

        GEO slots are points on the GEO arc where satellites are permitted to operate. The number of orbital slots is limited. The right to use a GEO slot must be authorized under national and international regulatory regimes for the frequency bands in which a satellite will operate, and satellites operating in the same frequency bands must be sufficiently far apart to avoid interference with one another. Certain slots may not provide coverage over an entire market. Other slots may not be available for all of the frequency bands needed to make the slot commercially viable. Satellites operating at adjacent GEO slots at similar frequencies are generally separated by two or more degrees. Most of the GEO slots are either currently in use or already subject to filings for use. Once the particular frequencies at a GEO slot have been licensed and coordinated, the use is protected against interference from other operations at the same or adjacent slots.

        The most important aspect of a GEO satellite is its ability to provide equally accessible coverage of a very large geographic area at once, in certain circumstances up to an entire hemisphere. Any antenna on the ground inside the satellite coverage area, or footprint, can receive the same transmission, and can be installed for the same incremental cost. GEO satellites receive radio communications from one or more origination points and distribute them to a single point or multiple receivers within the transmission range of the satellites' beams.

        GEO satellites are well suited for connecting a number of locations that cannot otherwise be connected efficiently.

        Because the cost of satellite services does not increase with distance or the number of receivers, GEO satellites are used for:

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  the distribution of television and radio signals to cable television operators, television network affiliates, local radio stations and other redistribution systems;

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  DTH transmissions of video and audio programming;

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  data networking services, which include voice, data and video transmissions within private networks;

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  Internet access and content distribution, including connecting international ISPs to the U.S. Internet backbone where there is a lack of terrestrial fiber, and distributing Internet Protocol content in a point-to-multipoint manner; and

  •
  international and domestic telecommunications services, complementing fiber optic and coaxial cable backbone networks.

        Once a satellite is in commercial service at a GEO slot, FSS operators generally lease capacity, or transponders, on the satellite to customers, including video programmers, telecommunications companies and ISPs. The most common frequency bands available for lease on GEO satellites are as follows:

        C-band.    These frequencies have traditionally been used for video broadcasting and data and voice communications. C-band frequencies have longer wavelengths and therefore are less susceptible to terrestrial and atmospheric interference but require large antennas, typically three to six meters in diameter, to transmit and receive signals.

        Ku-band.    These frequencies have shorter wavelengths and require more powerful transponders, thereby allowing customers to use smaller antennas, 60 to 180 centimeters in diameter. Ku-band has been used for such services as DTH broadcasting, video distribution and private data networks.

        Ka-band.    These frequencies have the shortest wavelength of the three principal commercial fixed satellite bands. Currently, Ka-band frequencies are not widely utilized. While Ka-band allows for very small antennas, it requires high-power beams to be concentrated on smaller geographical areas. New applications, such as certain types of two-way communications, are being developed for these frequencies.

Our Services

        Our operations are comprised of the following two segments:

        Fixed Satellite Services—Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH and provide TT&C and network services to customers.

        Government Services—Through G2, we provide global satellite and related telecommunications services to the U.S. government, international government entities, and their contractors.

        We derive our revenues primarily from our video and network services. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, we derived our revenues from the following service areas:

				Nine Months Ended September 30,
	Year Ended December 31,
Services
	2001	2002	2003	2004
Video services	68%	66%	60%	56%
Network services	24	24	25	27
Government services	2	3	9	11
Other services	6	7	6	6

Total	100%	100%	100%	100%

Fixed Satellite Services segment

        Our FSS segment is comprised of the following:

  Video services

        We provide satellite transponder capacity and other satellite and terrestrial services for the transmission of entertainment, news, sports and educational programming for over 300 content providers worldwide. Our video services are comprised of four categories:

  •
  Video distribution services—full-time transmission of television programming to cable systems, network affiliates and other redistribution systems;

  •
  DTH television services—full-time transmission of multiple television channels for household reception;

  •
  Full-time contribution services—transmission of news, sports and entertainment segments to cable and broadcast centers around the world; and

  •
  Occasional use services—short-term satellite services that we provide to broadcasters when they need on-the-scene coverage of sporting events and breaking news.

        Video distribution services.    Our primary video distribution service is the full-time transmission of television programming to cable systems, network affiliates and other redistribution systems. Our video distribution services are characterized by long-term contracts with premier media companies and content providers. These companies lease dedicated transponder capacity from us, both on our satellites in orbit and those planned for launch in the future. We also offer bundled, value-added services that include satellite capacity, digital encoding of video channels and, if required, uplinking and downlinking services to and from our satellites and teleport facilities.

        We deliver television programming to virtually all cable systems in the United States. We also operate satellites for the distribution of television programming to cable and other redistribution systems in Latin America, Africa, Australia and the Asia Pacific and Indian Ocean regions. To attract and retain high quality customers, we have created "cable neighborhoods" in which popular television channels act as the "anchor tenants" on our satellites. Cable and other redistribution systems then install antennas to access these popular channels for their subscribers. Because these companies already have their antennas pointed toward these "cable neighborhoods," our experience has been that other programmers also want to distribute their programming through our satellites. The formation of cable neighborhoods has been an important driver of capacity utilization and revenues. Of our 24 satellites in orbit, 11 are part of cable neighborhoods around the world, with six serving the United States, two serving Latin America, two serving the Asia Pacific region and one serving the Indian Ocean region.

        To capitalize further on our cable neighborhood concept, in November 2000, we introduced our "Power of Five" program. Under this program, over 11,000 qualified cable head-ends in the United States are eligible to receive or have received free equipment. This equipment enables access to five Galaxy satellites in the U.S. cable neighborhood using just two antennas. The program expands our U.S. cable neighborhood to include Galaxy 3C and Galaxy 13/Horizons 1. A cable "head-end" is a location which receives satellite transmissions and distributes them to local subscribers. Under this program we provide participating cable operators with the required equipment free of charge, which they are required to use exclusively to receive our satellite signals. Partly as a result of this program, as of December 31, 2003, cable operators representing nearly 100% of the cable subscribers in the U.S. were able to access three of these satellites and 70% of such cable operators were able to access all five of these satellites.

        DTH television services.    Most of our satellites are capable of providing DTH services through the use of high-powered, Ku-band spot beams that transmit over specific geographic areas. DTH service providers lease transponder capacity from us, and our satellites provide the platform for their services. These services deliver a package of television programming channels directly to a consumer's home from our satellites. Digital transmissions over DTH platforms offer television viewers superior picture and sound quality and increased channel capacity for programming and pay-per-view options. Our global system transmits more than 750 DTH television and audio channels worldwide for seven DTH operators through long-term contracts. Because their subscribers have their receiving equipment pointed at our satellites, the cost for a DTH service provider to switch to a different satellite would be significant.

        Full-time contribution services.    We provide broadcasters with satellite transmission services for the transmission of news, sports and entertainment segments to their network affiliates or broadcast centers within the United States or around the world. Broadcasters use our contribution capacity to consolidate programming from various locations and assemble it in one central location for the final programming product. This service provides broadcasters with a dedicated transmission pipeline for the full-time retrieval of programming segments.

        Occasional use services.    We provide broadcasters with satellite transmission services for the timely broadcast of news, sports and events coverage on a short-term basis. This service is designed to enable broadcasters to conduct on-the-scene transmissions using small, portable antennas and to receive the transmissions at their broadcast centers or affiliate stations. We conducted approximately 100,000, 130,000 and 110,000 hours of total special events transmissions in 2001, 2002 and 2003, respectively. For example, we delivered over 23,500 hours of live coverage for the 2002 FIFA World Cup soccer games for over 400 customers. In addition to short-term services for special events coverage, we have long-term transponder service agreements with certain satellite services resellers in the United States, who package domestic U.S. transponder capacity for their broadcast, business, educational and government customers.

        Our occasional use services help us take advantage of unutilized capacity on our satellites and are complementary to other services we offer. As these services are not typically long-term in nature, the revenues we derive from them are not typically reflected in our contracted backlog.

        Video service customers.    The following table lists some of the customers under contract for our video distribution, DTH and full-time contribution services:

Video Distribution Services	DTH Services	Full-time Contribution Services
BBC	DIRECTV Latin America	Australian Broadcasting Corporation
Comcast	MultiChoice (South Africa)	CNN
China Central Television	Sky Brazil	NHK
Doordarshan (India)	Sky Mexico	FOX
News Corporation	Sky Multi-Country Partners	ABC
(including the Fox family of channels and The DIRECTV Group) NHK (Japan)
Sony
Starz
Viacom
(including MTV and Nickelodeon)
The Walt Disney Company (including ABC and ESPN)
Time Warner, Inc.
(including HBO, Turner
Broadcasting System and CNN)

  Network services

        We provide satellite transponder capacity and other satellite and terrestrial network services to telecommunications carriers, multinational corporations and network service providers for relaying voice, video and data communications globally. Our network services are comprised of three categories:

  •
  Private business network services—satellite capacity that we provide for secure, high speed corporate data networks used in a variety of business functions;

  •
  Internet services—satellite capacity that we provide to ISPs for high data rate Internet connections and point-to-multipoint content distribution; and

  •
  Carrier services—satellite capacity that we provide to telecommunications carriers for voice, video or data communications networks for businesses and other users.

        Private business network services.    We provide satellite services to companies that furnish networks for end users in the United States, Latin America, Europe, Africa and Asia. We also provide capacity directly to owners-operators of networks. These rooftop-to-rooftop VSAT (very small aperture terminal) networks provide dedicated, proprietary one-way and two-way communications links among multiple business sites. VSAT network end users include retail chains for rapid credit card authorization and inventory control, banks for the connection of automated teller machines with processing computers and news agencies for the timely dissemination of news and financial information.

        A VSAT network consists of many VSAT remote sites, a central hub with a large antenna, which enables the connection of all VSATs in the network, and satellite transponder capacity. Our teleports have the capability of serving as the central hub for our customers' VSATs. We expect growth in the use of VSATs to continue, particularly in less developed countries, as more businesses realize the benefits of communicating by a VSAT network, principally due to the following benefits of VSATs:

  •
  high quality and dedicated transmission availability;

  •
  the capability of transmitting extremely large data flows;

  •
  fixed transmission costs, insensitive to distance or the number of receiving stations; and

  •
  the ability to rapidly and cost-effectively deploy VSAT networks in geographically isolated regions.

        Internet services.    We provide satellite services for the full-time delivery of Internet traffic around the world. Our satellite Internet services enable our customers to improve the quality of their Internet packet delivery, including audio and video, by bypassing shared and congested terrestrial links and to reduce expenses, especially for international ISPs, by enabling simultaneous delivery of content to wide geographic areas without requiring additional terrestrial infrastructure. Our Internet customers deliver content for direct-to-consumer Internet applications, entertainment content providers, ISPs, educational organizations and telecommunications companies. We see growth opportunities for our Internet services, particularly in markets without sufficient fiber connectivity.

        As part of our Internet services, we offer a bundled broadband satellite Internet connection package to ISP and corporate enterprise customers that we call SPOTbytes. The complete SPOTbytes service includes satellite capacity, teleport transmission, direct connectivity to tier one Internet backbone providers, and dedicated operations support. SPOTbytes is available as a two-way platform or a one-way platform that utilizes a terrestrial link to provide return path connectivity.

        Carrier services.    We provide satellite services to eight telecommunications carriers in six countries to provide voice, video and data communications networks for businesses, governments and other users. Our satellites, which facilitate high volume information transmission and the ability to use VSATs on the ground, have enabled carriers in emerging countries to introduce competitive new telecommunications services in Latin America, Africa and Asia. In addition, we offer value-added satellite services for telecommunications customers that include satellite capacity and teleport services that connect customers to U.S. terrestrial networks. We currently do not expect carrier services to be a material part of our business, but we will continue to provide quality service to existing and potential customers.

        Network services customers.    Some of the customers for and users of our network services include Associated Press, General Communications Inc., HNS, Microspace and Telstra.

  TT&C and other services

        In addition to the TT&C services we perform for many of our satellites, we also provide TT&C services for satellites owned by other satellite operators. TT&C services include monitoring and maintaining the proper orbital location and orientation of a satellite, monitoring on-board systems, adjusting transponder levels and remotely bringing backup systems on-line in the event of a subsystem failure. Our other services include in-orbit backup service, which is backup transponder capacity that we make available to certain customers. Our FSS segment also provides our G2 segment with certain of its satellite capacity requirements.

Government Services segment

        Our G2 segment provides global satellite and related telecommunications services to the U.S. government, international government entities and their contractors. Through our G2 segment we provide a "one-stop-shopping" resource for government customers to obtain satellite bandwidth, ground terminals and related services, either as stand-alone components or as a complete, end-to-end service offering. We offer transponder capacity on our satellites as well as other mobile and fixed satellite systems. In addition, through our G2 segment, we provide expertise on landing rights, terminal licensing and international installation, operation and support that can affect the operation of satellite-based communications networks.

        G2 serves three customer groups:

  •
  Federal agencies and organizations.    Through its Indefinite Delivery/Indefinite Quantity Government Wide Acquisition Contract with the General Services Administration, G2 offers U.S. government customers a flexible and streamlined procurement vehicle to request and purchase G2 products and services for military, civil and homeland security applications.

  •
  The U.S. Department of Defense.    G2 provides satellite and related telecommunications services to the Defense Information Systems Agency, its prime contractors for commercial satellite communications and the four U.S. uniformed military branches. G2 supports a variety of military applications, from distance learning to communications support for unmanned aerial vehicles.

  •
  Prime contractors and systems integrators managing major government contracts.    G2 provides satellite services and equipment that can address a specific government procurement or support a communications function within a larger program effort.

        We currently serve more than 100 military and government agencies and contractors worldwide, directly or as a sub-contractor, including the Army Corps of Engineers, Boeing, the Federal Aviation Administration, the Federal Bureau of Investigation, NASA, the Government of Australia, Raytheon, the Transportation Security Administration and the U.S. Air Force, Army, Navy and Marine Corps.

        G2 is the combination of three organizations: our former government sales and service operation; HGS, a provider of satellite and related services to government users, which we acquired from The DIRECTV Group in March 2003; and Esatel, a telecommunications provider to the U.S. government, which we acquired in August 2003.

Our Strengths

        Our business is characterized by the following key strengths:

Substantial contracted backlog resulting from long-term contracts

        Contracts for our video distribution services are typically long-term and may extend to the end of life of the satellite or beyond to a replacement satellite. These contracts are generally non-cancelable and early termination or cancellation by the customer of these long-term contracts will result in a significant cash obligation payable to us. As of September 30, 2004, we had a contracted backlog for future services of approximately $5.13 billion, of which approximately $193 million was contracted for receipt in the remaining three months of 2004. Contracted backlog represents the actual dollar amount (without discounting for present value) of the expected future cash payments to be received from customers under all long-term contractual agreements, including operating leases, sales-type leases and related service agreements. Our contracted backlog as of September 30, 2004 included approximately $1.3 billion relating to future services on satellites we expect to launch.

Premier customer base and long-standing relationships

        Through our commitment to superior customer service and our global reach, we have built a premier customer base for our video and network services. Some of the customers with whom we have long-standing relationships include Time Warner Inc., Viacom, News Corporation, The Walt Disney Company and HNS.

Leading North American video franchise

        Over the past 20 years, we have established ourselves as the leading transmission platform for distribution of video programming to cable systems in North America, reaching all cable head-ends and cable households in the United States. Through a combination of our long-standing relationships with customers, key North American orbital slots, leading "anchor tenant" cable channels, we have been successful in creating "cable neighborhoods". These cable neighborhoods are a powerful tool in attracting and retaining customers and create high barriers to entry for competitors because ground infrastructures are specifically designed to receive information from our satellites, making switching costs significant.

Market leading global network infrastructure

        With 24 owned and operated satellites in orbit as of September 30, 2004 and approximately 977 36 MHz equivalent transponders, we have one of the world's largest commercial GEO satellite networks, capable of reaching over 98% of the world's population. Our global reach and our ability to offer bundled services allow us to provide integrated worldwide distribution and delivery services, reducing our customers' risk of data loss or service interruptions. To complement our satellites, we have one of the most sophisticated ground infrastructure networks available to support our customers. Our ground infrastructure includes a technically advanced customer service center, teleports, a satellite operations control center and a fiber based terrestrial network.

Diversified revenues and contracted backlog by satellite

        Our revenue base is diversified by satellite, which reduces our dependence on any one satellite. In 2003, no single satellite accounted for more than 11% of our total revenues and as of September 30, 2004, no single satellite accounted for more than 15% of contracted backlog.

High barriers to entry

        There are a number of regulatory, economic and other barriers to entry in our industry that help to preserve our position as one of the leading satellite service providers. One of the most significant barriers to entry is the need to obtain operating rights to an orbital slot, a costly and time-consuming process. Most of the commercially useful GEO slots are either currently in use or already subject to filings for use. Once the use of particular frequencies at an orbital slot has been licensed and coordinated, it is protected against interference from other operations at the same or adjacent slots. Even with access to orbital slots, significant time and expense is necessary to build, launch and insure satellites. We have invested approximately $4.0 billion in our existing satellite fleet and ground infrastructure through September 30, 2004. As of December 31, 2003, our satellite fleet, which we have recently upgraded, had an average estimated remaining useful life of approximately nine years, excluding satellites we classified as being in secondary operating service.

Experienced senior management team

        Our senior management team has operated together successfully since 2001. Our senior management team, which is currently comprised of six individuals and has a combined 70 years of industry experience, is led by Joseph R. Wright who has been our President and Chief Executive Officer since August 2001 and a member of our Board of Directors since 1997.

Our Business Strategy

        Our goal is to be the world's leading provider of video, broadcasting and network distribution and delivery services through customer-driven, integrated, state-of-the-art satellite and terrestrial networks. To achieve our goal, we plan to increase the use of our existing satellite fleet, improve connectivity to our terrestrial network and continue to provide a 24/7 customer support organization that is capable of serving distributors of video entertainment, operators of business networks, government agencies and other customers around the world. Our business strategy includes the following initiatives:

Continuing to increase the value of our U.S. and international video services

        Continue to capitalize on our cable neighborhoods.    Because of our ability to create cable neighborhoods with channels such as the HBO family of channels, the Fox family of channels, TBS, The Disney Channel, ESPN, MTV and Nickelodeon, we have been able to attract additional programmers to these satellites. These cable neighborhoods have been sustainable over multiple generations of satellites, and we plan to continue to develop and expand our cable neighborhoods in the United States, South America and the Asia-Pacific region. As cable operators build out their plant capacity, we have the opportunity to benefit as more channels, services and other data require satellite distribution to cable head-ends. As the number of channels grows so do the number of video distribution opportunities for us by creating greater demand for our premium cable neighborhood satellites.

        Become a leader in HDTV distribution.    We believe demand for HDTV will experience significant growth in the coming years, which will result in the need for more satellite bandwidth. According to a 2004 report by the Yankee Group, the number of U.S. households viewing HDTV is forecasted to increase from 8.3 million in 2004 to 57.5 million by year-end 2008. To take advantage of this opportunity, we have implemented a marketing program to make our newest satellite, Galaxy 13/Horizons 1, an HDTV neighborhood and attract the newest and fastest growing cable television segment. We believe that we carry more HDTV channels than any of our competitors in the FSS segment. As part of our normal capital replacement program, we have taken the opportunity to build two additional, more powerful, "HD-ready" satellites that we expect will be deployed before the end of 2005.

        Expand DTH services.    We believe that greater demand for satellite capacity will be required from U.S. DTH providers as a result of increased HDTV demand and increased local and ethnic programming. We believe these services will consume bandwidth beyond what is currently available to DTH operators and will cause them to rely more heavily on FSS services.

        Maintain market-leading position in traditional cable services.    Many of the nation's largest cable systems have made significant investments in plant upgrades. We expect this increased plant capacity to be filled primarily with additional linear channels, HDTV programming, interactive programming and other materials that are distributed via satellite to cable head-ends. We believe that the point-to-multipoint requirements of video programmers will continue to make satellites the best, if not only, choice for distribution of this type of content for the foreseeable future. We believe that the market for video distribution will continue to grow as more channels are offered and a greater variety of formats are used. This benefits us as the switchover from standard analog and enhanced digital video programming will take several years or longer. This means that cable systems will likely carry multiple feeds of the same content for a substantial period of time: an analog feed for its basic subscribers, a digital feed of similar programming potentially time-shifted for premium subscribers and an HDTV feed of the same programming for HDTV subscribers. We also believe that video programmers will offer more services or variations of their content requiring distribution (video-on-demand, short-format, interactivity, streaming video, among others). Our strategy is to continue to create application-specific solutions and technology that anticipate and support the unique needs of these customers.

        Integration of satellite with terrestrial networks.    We recognize that our satellite network represents a single component of a larger and more complex distribution network. Historically, in order for a customer to access any satellite, the customer would be required to either construct its own uplink capabilities or continually deliver content to a teleport facility for uplink to the satellite. Our managed fiber network provides our customers with access to our satellites from around the world, thereby integrating our satellite network with our customers' terrestrial networks. This capability, which we have branded PASPortSM, will continue to differentiate us from our competition and provide opportunities for the creation of new applications and revenue streams.

        Additional spectrum available for development.    In addition to our existing orbital slots, through various filings with regulatory agencies in the United States and other nations, we have the right to develop additional satellites and applications in order to expand our network or develop applications for growing markets in the future. At this time, we have not committed any capital to these growth opportunities.

Increasing sales to the U.S. government

        According to the United States General Accounting Office, the U.S. government is the single largest user of commercial satellite bandwidth in the world. Through our G2 segment, we offer a range of satellite and value-added services to support the requirements of the U.S. government. G2's strategy is to sell its services to the government and assist in the migration of government satellite usage onto PanAmSat capacity. We intend to leverage the skills acquired by G2 across our video and data networking customers, which we believe will further distinguish us from our competition.

Increasing VSAT sales

        We believe we are a leading provider of satellite capacity for VSAT applications. These proprietary network services allow our customers and their end users to connect many remote business sites to a large central antenna by satellite for one-way or two-way communications. This is particularly valuable in developing regions where terrestrial alternatives are not available. We expect growth in the use of VSATs to continue as more businesses realize the benefits of communicating via a VSAT network. We believe that our strong knowledge of VSAT platforms, coupled with the availability of our international satellite capacity, position us as the preferred provider of VSAT services.

Using advanced Internet Protocol-based applications to meet increasing demand

        We believe that IP-based applications will continue to become more prevalent on a global basis and that the line between video and data will continue to blur as video programmers become more comfortable converting their content to IP format. In addition, we believe that satellite-based access to both the Internet and private networks will become common in most of the developing world, where we have significant satellite capacity available.

        Our SPOTbytes service provides customers with the ability to obtain a clear broadband Internet connection anywhere in the world. Although well-developed markets like the United States and Europe have multiple competing wireline options for broadband connectivity, in lesser-developed markets wireline connection options are unavailable. We believe that satellite-based Internet connectivity will continue to grow in these regions as the platform of choice due to its geographic flexibility, speed to market and lack of need for substantial capital spending versus wireline solutions.

Launching service extensions

        We have made substantial investments in our satellite and terrestrial networks and facilities. We continue to strive to maximize the output of these assets in innovative ways. Examples of asset maximizing activities undertaken recently include:

  •
  Consulting services:    In overseeing the construction and launch of dozens of our satellites, we have gained expertise in the management of satellite construction and launch programs which we market to third parties;

  •
  Shared payloads:    In certain circumstances, we can achieve economies of scale on launch and satellite construction costs by sharing satellite payloads among multiple parties; and

  •
  Ground networks:    Provision of the global communications networks used immediately following the launch of a new satellite, as well as hosting TT&C and production equipment for third-party network operators.

Selectively pursuing complementary acquisitions

        Over the last several years, the FSS industry has been reshaped as a result of consolidation, deregulation, privatization and, more recently, through increased private equity ownership of satellite operators. We believe that these trends may present opportunities to selectively pursue complementary acquisitions and joint ventures, which would allow us to expand our scope and scale to meet the needs of our customers.

Our Satellite Network and Ground Infrastructure

        We had invested approximately $4.0 billion in our existing satellite fleet and ground infrastructure through September 30, 2004, and we had approximately $181.3 million of expenditures remaining to be made under existing satellite construction and launch contracts as of September 30, 2004. Our fleet currently consists of 24 satellites in orbit, including four in-orbit spares.

        Our ground facilities also play a critical role in providing quality service to our customers. We operate seven technical facilities, all of which are staffed 24 hours a day, seven days a week. Through our ground facilities, we constantly monitor signal quality, protect bandwidth from piracy or other interference and maintain customer installed equipment. Our teleports operate nearly 100 antennas and are equipped to provide, among other things, analog and digital transmission services, tape play-out and time delay services, monitoring, downlinking of Internet services, connectivity to terrestrial links and network operations services.

        Our 24 in-orbit satellites contain approximately 977 36 MHz equivalent transponders. As of September 30, 2004, we were utilizing approximately 75% of our useable and available transponders, which excludes transponders dedicated to backup for our customers and those unavailable for regulatory or technical reasons.

        Once a satellite is placed at its orbital location, ground stations control it until the end of its in-orbit lifetime. We generally provide TT&C services for our own satellites, as well as for satellites owned by other satellite operators. Third parties provide TT&C services for our satellites currently in orbit that our existing teleport networks cannot reach. At the end of a satellite's useful life, the satellite is de-orbited in accordance with standard industry practice by using the on-board propulsion system to move it to a higher location above its normal orbiting position.

        Set forth below is a table containing certain basic information about our 24 in-orbit satellites. Under Spacecraft Model, "BSS" indicates a Boeing model, "SSL" indicates a Space Systems/Loral model and "ORB" indicates an Orbital Sciences model. The estimated end of useful life shown below is determined using the lower of the satellite's design life and the estimated life of the satellite as determined by an engineering analysis. Under Position, "EL" indicates east longitude and "WL" indicates west longitude.

Satellite	Spacecraft Model	Launch Date	Estimated End of Useful Life(1)	Position	36 MHz Equivalent C-band Transponders	36 MHz Equivalent Ku-band Transponders	Geographic Coverage
North America
Galaxy 1R	BSS 376	02/94	2005	133WL	24.0	—	North America
Galaxy 3C	BSS 702	06/02	2017	95WL	24.0	42.7	North America; Latin America; Caribbean
Galaxy 3R(2)	BSS 601	12/95	2008	111WL	24.0	24.0	North America
Galaxy 4R	BSS 601 HP	04/00	2007	99WL	24.0	24.0	North America
Galaxy 5	BSS 376	03/92	2005	125WL	24.0	—	North America
Galaxy 9(3)	BSS 376	06/96	2008	91WL	24.0	—	North America
Galaxy 10R	BSS 601 HP	01/00	2008	123WL	24.0	24.0	North America
Galaxy 11	BSS 702	12/99	2009	91WL	24.0	36.0	North America; Brazil
Galaxy 12(3)	ORB Star 2	4/03	2018	125WL	24.0	—	North America
Galaxy 13/Horizons1	BSS 601 HP	9/03	2018	127WL	24.0	24.0	North America
SBS 6	BSS 393	10/90	2007	74WL	—	22.7	Continental U.S.
HGS-5(4)	BSS 376	08/84	2008	125WL	—	11.9	Continental U.S.

Subtotal					240.0	209.3

Atlantic Ocean Region
PAS-1R	BSS 702	11/00	2010	45WL	36.0	36.0	Americas; Caribbean
PAS-3R	BSS 601	01/96	2009	43WL	25.1	25.1	Americas; Caribbean
PAS-6B	BSS 601 HP	12/98	2008	43WL	—	32.0	South America; Americas
PAS-9	BSS 601 HP	07/00	2013	58WL	24.0	24.0	Caribbean; Europe

Subtotal					85.1	117.1

Indian Ocean Region
PAS-4(5)	BSS 601	08/95	2010	72EL	25.1	24.6	Asia; Africa; Middle East; Europe
PAS-5	BSS 601 HP	08/97	2012	26EL	24.0	24.0	Middle East; Asia; Africa
PAS-7	SSL FS 1300	09/98	2013	68.5EL	14.0	30.0	Middle East
HGS-3	BSS 601	01/96	2011	38EL	30.0	8.0	South Asia
PAS-l0	BSS 601 HP	05/01	2016	68.5EL	24.0	24.0	Asia; Africa; Middle East; Europe

Subtotal					117.1	110.6

Pacific Ocean Region
PAS-2	BSS 601	07/94	2009	169EL	25.1	25.1	Asia-Pacific
PAS-8	SSL FS 1300	11/98	2014	166EL	24.0	24.0	Asia-Pacific; Pacific Ocean Region
Leasat F5(6)	BSS 381	01/90	2008	100EL	—	—

Subtotal					49.1	49.1

Total Bandwidth					491.3	486.1

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Satellite Insurance—Uninsured satellites" for a discussion of our replacement expectations.

(2)
Galaxy 3R is operating in an inclined orbit.

(3)
Galaxy 9 and Galaxy 12 are in-orbit spares for the C-band capacity to serve our U.S. cable customers.

(4)
HGS-5 is operated in an inclined orbit.

(5)
In addition to providing customer services, PAS-4 also provides back-up services.

(6)
Leasat F5 provides services in the X-band and L-band frequencies for military applications. It is operated in an inclined orbit.

Satellite Operations Risk Management

        We manage certain of the business risks inherent in the operation of a satellite fleet by insuring satellite launches, maintaining backup satellites and transponders, and insuring in-orbit satellites.

Satellite insurance

        We have obtained launch insurance for all of our satellite launches. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer). Launch insurance has historically covered claims arising after a launch for a period of up to three to five years, providing for payment of the full insured amount if, for example, the satellite is lost during launch or the satellite fails to achieve the proper orbital location, or if other failures occur during the in-orbit coverage period. Currently, as a result of market conditions in the satellite insurance industry, insurers are offering commercially reasonable launch policies that extend for no more than one year after launch. The terms of launch policies generally provide for payment of the full insured amount if the satellite fails to maintain orbit, the satellite fails to perform in accordance with certain design specifications or 75% or more of a satellite's communications capacity is lost. See "Risk Factors—Risks Relating to Our Industry".

        Certain satellites in our fleet are covered by in-orbit insurance. In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels and generally decreases over time, based on the declining book value of the satellite. Historically, in-orbit policies have covered a period ranging from one to three years. As with launch insurance, insurers today are offering in-orbit policies that last for no more than one year. The in-orbit policies generally provide for partial payment for losses of less than 75% of the satellite's communications capacity, in each case subject to applicable deductibles and exclusions. We also maintain third-party liability insurance.

Backup satellites and transponders

        For certain of our satellites, we may maintain in-orbit spare satellites, ground-based spare satellites, interim restoration capacity on other satellites, or designated reserve transponders as backups. While these approaches do not provide a cash payment in the event of a loss or anomaly, they do offer certain protections against loss of business due to satellite failure. Because of the relatively high costs of insurance, a reduction in the number of satellites under insurance or a reduction in the amount of insurance coverage on satellites results in savings that can be applied towards the construction and launch of new satellites. New satellites or the satellites they replace may be available as in-orbit spares. The cost of an in-orbit spare that can provide backup support for multiple satellites may be comparable to the lifetime cost of in-orbit insurance for those satellites. We believe that using in-orbit backup satellites rather than having to build replacement satellites from proceeds received under typical insurance policies may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. In addition, availability of in-orbit transponders and satellites as backup may also give us a competitive advantage, as it can take two years or more to replace a satellite with insurance proceeds.

Satellite risk management strategy

        As a result of the relatively high number of satellite and launch vehicle anomalies in the last few years, the cost of satellite insurance has increased, while the level of available coverage has decreased. In addition to higher premiums, there is a trend toward higher deductibles, shorter coverage periods and additional satellite health-related policy exclusions. Accordingly, as our existing satellite insurance policies expire, and in response to changes in the satellite insurance market, we will continue to consider, evaluate and implement the use of backup satellites and transponders and the purchase of in-orbit insurance with lower coverage amounts, more exclusions and greater deductibles so that we can better protect our business and control our costs.

Sales and Marketing

        For the majority of our services, including our video services, our sales and marketing efforts focus on developing long-term relationships with our customers. We assign an account representative to each customer who is responsible for understanding the customer's business and structure, as well as the markets that it may serve. We present comprehensive sales solutions to our customers that include multiple and diverse service offerings to address each customer's unique market and technical needs. As part of our selling efforts, we have a dedicated sales application engineering team that provides both pre-sale and post-sale technical advice and consultation to our customers to help them better utilize their contracted satellite capacity, integrate into our network and develop an efficient ground infrastructure.

        Most of our sales are conducted through direct sales channels to a limited group of customers. Some of our customers resell our capacity for private business networks and broadcast services.

The Fixed Satellite Services Industry

        Over the last several years, the FSS industry has been reshaped as a result of consolidation, privatization and deregulation. Many of these changes have important implications for FSS operators seeking to grow their core businesses.

        Until the mid-1990s, the FSS industry was fragmented, with many national and regional providers. In 1997, our merger with the Galaxy Satellite Services, or Galaxy, division of Hughes Communications, Inc., or HCI, represented one of the first significant consolidations in the industry. That merger brought together Galaxy, which pioneered the cable neighborhood strategy, and PanAmSat International, the first privately held international satellite operator. Since then, there has been a continued trend towards consolidation in the FSS industry, driven by customers' demand for more robust distribution platforms with network redundancies and worldwide reach and by FSS operators' desire to secure and improve their market access in key regions. In addition, there has been a recent trend of increased private equity ownership in the satellite industry.

        Privatization took a significant step forward in 1998 when the intergovernmental organization Intelsat spun-off part of its business with the formation of New Skies Satellites N.V.. In July 2001, Intelsat and Eutelsat both privatized and Intelsat is now expected to be acquired by a group of private equity firms. Both Intelsat and Eutelsat are large satellite operators with extensive satellite fleets and a wide range of services. The privatization of these companies enables them to become more commercially focused. For example, in the past two years, Eutelsat has expanded its operations into other territories by acquiring a 27% stake in the Spanish regional FSS operator, Hispasat, and acquiring the French regional FSS operator, Stellat. In 2004, Intelsat acquired Loral Space and Communications Ltd.'s North American fleet.

        In recent years, many of the regulatory agencies governing satellite transmissions into their countries have liberalized regulations, creating new markets for commercial FSS operators. An example of how we benefit from local market deregulation occurred in July 2001, when we were granted approval to provide a full range of satellite services from our PAS-1R satellite in Brazil, a market that previously had been closed to foreign competition. Our Brazilian market opportunities were further expanded in 2003, when we obtained an authorization from the Brazilian government to provide Ku-band services with our PAS-9 satellite. Similarly, Mexico had been closed to foreign competition, but through our February 2001 joint venture with a Grupo Pegaso affiliate, we have gained access to the Mexican market through PanAmSat de México, which allows us to sell services for video, data and Internet applications in the Mexican telecommunications market. Other Latin American countries have also begun to deregulate their markets, increasing competition for the national satellite incumbents. Deregulation is also occurring in India, where the local telecommunications infrastructure is inadequate to support the expansion plans of television networks and communications providers. We were granted approval by the government of India to sell certain satellite services, and we opened an office there in December 2001. Recently, the Pakistani authorities have begun to permit the provision of international satellite services by foreign providers. Previously, only licensed domestic services providers were permitted to provide such services in Pakistan.

        While the FSS industry has historically serviced video, telephony and private network data traffic, the growth of the Internet has created a greater need for satellite bandwidth. Satellites are increasingly used in numerous Internet-related applications, owing primarily to key inherent characteristics, including their ability to:

  •
  establish high speed connections of 45 Mbps or higher between two points or among multiple points within their broad footprints;

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  multicast streaming media from a single source to multiple sites; and

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  provide an alternative "bypass" network that does not rely on the limitations of the terrestrial Internet infrastructure.

        Some of the new applications that FSS operators have been providing include:

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  connecting international ISPs to the U.S. Internet backbone;

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  providing a platform for Internet content providers to distribute their data to ISPs for local storage or caching; and

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  providing a platform for streaming media content providers to deliver their streams real-time to broadband ISPs or directly to end users.

        As an FSS industry leader, we are well positioned to benefit from the recent changes in the FSS industry due to our size, scale, reach and diversity of services. We are able to address these changes and continue to serve our existing customers, while looking to gain new customers in new markets and applications.

        See "Risk Factors—Risks Relating to our Industry—The fixed satellite services industry is heavily regulated, both in the United States and elsewhere, and such regulation could impede us from executing our business plan."

Competition

Fixed satellite services

        Our principal global competitors in the FSS industry are:

  •
  Intelsat, a former intergovernmental agency privatized in 2001 that primarily provides telecommunications service to common carriers and other service providers, as well as the U.S. government and military. Intelsat reports a fleet of 33 owned GEO satellites. It is expected that Intelsat will be acquired by a group of private equity firms.

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  SES Global, the entity formed by the November 2001 acquisition of GE American Communications, Inc. by SES Astra, which has a strong presence in European DTH services and U.S. video distribution services. SES Global reports a GEO fleet of 24 wholly owned satellites and 14 additional satellites through joint ventures and partnerships.

  •
  New Skies Satellites N.V., a 1998 spin-off from Intelsat, which is owned by a private equity firm and has a fleet of five GEO satellites.

        We also compete with numerous companies and governments that operate domestic or regional satellite systems in the United States, Latin America, Europe, the Middle East, Africa and Asia. Competition from these satellite operators is usually limited to service within one country or region, depending on the operator's satellite coverage and market activities. These regional operators compete with us primarily on price because many are subsidized by local governments. In addition, some countries limit our access to their markets in order to protect their national satellite systems. As regulations in various foreign markets are liberalized, we believe that we will be better able to compete in those markets.

        Our principal regional competitors in the fixed satellite services industry are:

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  Asia Satellite Telecommunications Company Limited, also known as AsiaSat. AsiaSat provides network services and video distribution in the Asia-Pacific region. AsiaSat reports a fleet of three GEO satellites.

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  Satmex S.A. de C.V., which provides video distribution and network services in the Latin America region. Satmex reports a fleet of two GEO satellites.

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  Loral Space & Communications Ltd., which operates a fleet of five GEO satellites through joint marketing arrangements and provides services primarily to broadcasters.

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  Eutelsat, a former intergovernmental agency privatized in 2001 that primarily provides video and radio distribution services to the European market and into parts of the Middle East, Africa, South Asia and North and South America. Eutelsat operates a fleet of 20 GEO satellites.

        In addition to the above, we have many competitors for our government services, including Electronic Data Systems, Marshall Communications and AT&T Government Group. We compete with these and other satellite service providers primarily on coverage, services, access, reliability and price.

Fiber optics

        Our satellite services also compete with certain of the services and products offered by providers of terrestrial fiber optic cables. Although we compete with land-based service providers for the transmission of video, voice and data, we believe that satellites have certain distinct advantages over fiber optic cables in both developed and underdeveloped areas of the world. In developed areas, FSS providers like us enjoy a significant competitive advantage over fiber optic cables because satellites provide point-to-multipoint broadcasting services and the ability to bypass shared and congested terrestrial links, thereby enhancing network performance. In underdeveloped areas, the population density is often not substantial enough to warrant the investment required to build fiber optic networks. For example, for a cable company to cost-effectively offer cable television services and Internet services in an underdeveloped region, it requires a critical mass of serviceable homes to connect to the local cable head-end. Satellite service providers are not similarly constrained in underdeveloped regions.

        Competition is intensifying among the major FSS providers due to a variety of factors, including competition from terrestrial based fiber optic cable systems, oversupply of capacity in a number of markets and increased privatization. We have experienced pricing pressure in certain international markets due to overcapacity and the ability to charge market-based prices by privatized satellite operators. For instance, Intelsat and Eutelsat now have the freedom to charge market-based prices, as opposed to the uniform prices they previously charged as intergovernmental agencies. In addition, the combined SES Global is now capable of providing services in many of the markets we serve. These and other factors are intensifying competition in our industry.

Government Regulation

        As an operator of a privately owned global satellite system, we are subject to:

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  the regulatory authority of the U.S. government;

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  the regulatory authority of certain other countries in which we operate; and

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  the frequency coordination process and other applicable regulations of the ITU.

U.S. regulation

        The FCC regulates the ownership and operation of our current satellite system. We are subject to the FCC's jurisdiction primarily for:

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  the licensing of our current fleet of satellites and our U.S.-based earth stations;

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  avoidance of interference with radio stations; and

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  compliance with FCC rules governing U.S.-licensed satellite systems.

        Violations of the FCC's rules can result in various sanctions including fines, loss of authorizations, or the denial of applications for new authorizations or to renew existing authorizations. We are not regulated as a common carrier and, therefore, are not subject to rate regulation or the obligation not to discriminate among customers, and we operate with minimal governmental scrutiny of our business decisions. We must pay FCC filing fees in connection with our space station and earth station applications; annual regulatory fees that are intended to defray the FCC's regulatory expenses; and, to the extent we are deemed to be providing interstate or international telecommunications, universal service contributions.

        FCC authorization to launch and operate GEO satellites.    The FCC authorizes satellite operators who meet its legal and technical qualification requirements to launch and operate satellites. In the case of GEO satellites, the FCC processes satellite applications on a first come, first served basis, and replacement satellite applications are eligible for streamlined processing if they are unopposed and propose technical characteristics consistent with those of the satellite that is being replaced.

        When the FCC grants a GEO satellite application, other than a replacement satellite application, it requires the filer to post a bond and to comply with milestones specifying deadlines for entering into a satellite construction contract, completing critical design review, beginning construction of the satellite, and launching and commencing operation of the satellite. The amount of the bond for GEO satellites is $3 million. Upon completion of each milestone, the required amount of the bond is reduced proportionately. A satellite licensee not satisfying a milestone must forfeit the remaining amount on its bond absent circumstances warranting a milestone extension under the FCC's rules and policies.

        Under the FCC's rules, a satellite operator may have no more than five GEO satellite applications and authorized but unlaunched GEO satellites in a frequency band at any given time. For purposes of this limit, the FCC counts both the satellite operator's own applications and unlaunched satellites and the applications and unlaunched satellites of other entities having overlapping ownership interests with the satellite operator above a specified "attribution" threshold. Licensees missing three milestones in any three year period, or engaging in a pattern of obtaining satellite licenses and surrendering them before a milestone deadline, are subject to a substantial reduction in the number of satellite applications and authorized but unbuilt satellites that they are permitted to have.

        Satellite licenses are currently issued for an initial fifteen-year term and the FCC gives licensees a "replacement expectancy" with respect to the replacement of their satellites. Most of our satellites were licensed for ten-year terms before the FCC changed to a fifteen-year policy, but the license terms for those satellites have been extended automatically to fifteen years.

        In June 2004, the FCC adopted rules for the first time requiring that, absent a waiver or exemption, GEO satellites be placed in a disposal orbit at end of life that is at a specified altitude above the GEO arc. The new rules do not apply, however, to in-orbit GEO satellites that were launched prior to March 18, 2002.

        We have final or temporary FCC authorization for all of our operating satellites in the C-band, the Ku-band or both bands. One of these final authorizations does not cover certain design changes that are the subject of a pending modification application. We have special temporary authority to operate the satellite as modified on an interim basis.

        From time to time, we file applications for additional or replacement satellites in the C-band and/or the Ku-band. We also occasionally seek and sometimes receive temporary grants of authority to relocate satellites.

        In January 2003, we returned to the FCC for cancellation of all but one of our U.S. authorizations to launch and operate Ka-band satellites. The remaining authorization was later transferred to another subsidiary of The DIRECTV Group.

        Coordination requirements.    The FCC requires applicants to demonstrate that their proposed satellites would be compatible with the operations of adjacent U.S.-licensed satellites. The FCC expects adjacent satellite operators to coordinate with one another to minimize frequency conflicts, and it does not become involved unless the operators are unable to resolve their conflicts.

        Other U.S. government regulation.    We must comply with U.S. export control laws and regulations, specifically the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and the trade sanctions laws and regulations administered by the U.S. Department of the Treasury's Office of Foreign Assets Control, or OFAC, in the operation of our business. The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State's Directorate of Defense Trade Controls under the International Traffic in Arms Regulations. Certain of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the International Traffic in Arms Regulations. We have obtained all of the specific Directorate of Defense Trade Controls authorizations currently needed in order to fulfill our obligations under contracts with non-U.S. entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain.

        The U.S. Department of Commerce's Bureau of Industry and Security also regulates some of our activities under the Export Administration Regulations. The Bureau regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TT&C earth station facilities in a timely manner in order to facilitate the shipment of this equipment when needed.

        We cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from the U.S. Department of the Treasury's Office of Foreign Assets Control. Where required, OFAC has granted us the authorizations needed to provide satellite capacity and related administrative services to U.S.-sanctioned countries.

Regulation by foreign national telecommunications authorities

        U.S.-licensed satellites.    Even though the United States is the licensing jurisdiction for all of our operating satellites, we are nevertheless subject to regulation in many foreign countries in which we operate. Foreign laws and regulatory practices governing the provision of satellite services to licensed entities and directly to end users vary substantially. Among other things, we may be subject to national communications or broadcasting laws with respect to our provision of international satellite service. While these vary from country to country, national telecommunications authorities, with limited exceptions, typically have not required satellite operators to obtain licenses or regulatory authorizations in order to provide space segment capacity to licensed entities. "Space segment capacity" consists solely of capacity on a given satellite without any uplink, downlink or other value-added services.

        Many countries, particularly in Latin America, and increasingly in Europe, Africa and Asia, have liberalized their regulations to permit multiple entities to seek licenses to:

  •
  provide voice, data or video services for their own use or for third-party use;

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  own and operate private earth station equipment; and

  •
  choose a provider of satellite capacity.

        This trend should accelerate with the commitments by many World Trade Organization members, in the context of the WTO Agreement on Basic Telecommunications Services, to open their satellite markets to competition.

        Most countries permit satellite operators to provide space segment capacity without any prior licensing or authorization. In others, however, a license is required to provide space segment capacity or authorization is required for specific satellites. We have obtained such licenses in Argentina, Bolivia, Brazil, Colombia, Ecuador, Guatemala, Honduras, Nicaragua, Paraguay and Uruguay. Additionally, we have sought service-type licenses in order to provide certain space segment capacity directly to end users. We have obtained such licenses in Australia and Japan. In addition, PanAmSat de Mexico has been awarded a concession in Mexico that permits the resale of our space segment capacity in Mexico.

        Non-U.S. licensed satellites.    We and JSAT International Inc. are the sole members of Horizons Satellite LLC, and in 2002 the Japanese telecommunications ministry authorized Horizons to operate the Ku-band payload on the Galaxy 13/Horizons 1 satellite. In late 2003, the FCC added this Ku-band payload to its "Permitted Space Station List", enabling Horizons to use the payload to provide non-DTH services in the United States, and in May 2004 the FCC expanded this authority to include one-way DTH services. We are the exclusive owner of the C-band payload on Galaxy 13/Horizons 1, which the FCC has licensed us to operate. We also have Australian-issued licenses for a future C/Ku-band hybrid satellite in the Pacific Ocean region and nine future Ka-band satellites in various regions including the U.S. Galaxy 3R, which was originally an FCC-licensed satellite, is operating temporarily pursuant to Canadian authority at a Canadian orbital location.

        The ITU frequency coordination process.    Use of our orbital slots is subject to the frequency coordination and registration process of the ITU. In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the ITU maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. Each ITU notifying administration is required by treaty to give notice of, coordinate and register its proposed use of radio frequency assignments and associated orbital locations with the ITU's Radiocommunication Bureau.

        When the coordination process is completed, the ITU formally notifies all proposed users of the frequencies and orbital location in order to protect the registered user of the orbital slot from subsequent or nonconforming interfering uses by other nations. The ITU's Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations' arbitration procedure is voluntary and neither the ITU specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as ITU members. Therefore, we must rely on governments to represent our interests before the ITU, including obtaining new rights to use orbital locations and resolving disputes relating to the ITU's rules and procedures.

        See "Risk Factors—Risks Relating to Our Industry—The fixed satellite services industry is heavily regulated, both in the United States and elsewhere, and such regulation could impede us from executing our business plan".

History

        We are the product of the May 1997 merger of PanAmSat International and the Galaxy business of HCI, a subsidiary of The DIRECTV Group, into a new publicly held company, which retained the PanAmSat name. Prior to the Transactions, The DIRECTV Group beneficially owned approximately 80.4% of our outstanding common stock. The DIRECTV Group was owned by Fox Entertainment, an 82% owned subsidiary of News Corporation. All of our outstanding common stock is now owned by PanAmSat Holding Corporation, or Holdco. KKR owns approximately 44% of Holdco, entities affiliated with Carlyle and Providence each own approximately 27% of Holdco and the remainder of Holdco is held by certain members of management and of our Board of Directors.

Employees

        As of September 30, 2004, we had approximately 642 full and part-time employees. We believe that our employee relations are good.

Environmental Matters

        Our operations are subject to various laws and regulations relating to the protection of the environment, including those governing the management, storage and disposal of hazardous materials and the cleanup of contamination. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations. For instance, some of our operations require continuous power supply, and, as a result, current and past operations at our teleport and other technical facilities include fuel storage and batteries for back-up generators. We believe, however, that our operations are in substantial compliance with environmental laws and regulations.

Properties

        Our principal executive offices are located in Wilton, Connecticut, pursuant to which we commenced a ten-year lease in July 2001. We have seven technical facilities in the U.S., which provide transmission, monitoring and control services for operating our fleet and teleport and other services for our customers. We currently operate five teleports, a satellite operations control center and a customer service center in conjunction with our global satellite network. We operate our primary teleport in Ellenwood, Georgia and operate regional teleports in Castle Rock, Colorado; Fillmore, California; Napa, California; and Silver Spring, Maryland. We own our teleports in Ellenwood, Napa, and Fillmore. We own our customer service center in Ellenwood and our satellite operations control center in Long Beach, California. We lease our teleports in Castle Rock and Silver Spring. As part of an updating and restructuring of our terrestrial infrastructure, we closed our Homestead, Florida teleport during 2003 and closed our Spring Creek, New York teleport in June 2004. We sold our Spring Creek, New York facility in October 2004 and plan to sell our Homestead, Florida facility.

        We also lease office space in New York, New York; Ellenwood, Georgia; Washington, D.C.; Coral Gables, Florida; Chantilly, Arlington and Alexandria, Virginia; Sydney, Australia; Johannesburg, South Africa; London, England; Tokyo, Japan; Hong Kong; Sao Paulo and Rio de Janeiro, Brazil; Mexico City, Mexico; Beijing, China; and Mumbai, India. Our leases have been entered into upon terms that we believe to be reasonable and customary.

Legal Proceedings

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $7.3 million (reduced from an initial assessment of $15.2 million) against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $46 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of $36 million. To date, we have paid cash of approximately $1 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. The DIRECTV Group has agreed to indemnify us against certain withholding tax liabilities including foreign withholding tax obligations. See "Certain Relationships and Related Party Transactions".

        We periodically become involved in various claims and lawsuits that are incidental to our business. Other than the matter described above, we believe that no matters currently pending would, in the event of an adverse outcome, be material.

MANAGEMENT

Directors and Executive Officers

        Our executive officers and directors and their ages as of September 30, 2004, are as follows:

Name	Age	Position
Joseph R. Wright, Jr.	66	President, Chief Executive Officer and Director
James B. Frownfelter	41	Executive Vice President and Chief Operating Officer
Michael Antonovich	46	Executive Vice President, Global Sales and Marketing
James W. Cuminale	5l	Executive Vice President Corporate Development, General Counsel and Secretary
Thomas E. Eaton, Jr.	49	Executive Vice President and President, G2 Satellite Solutions
Michael J. Inglese	43	Executive Vice President and Chief Financial Officer
Joseph Y. Bae	32	Director
Michael J. Connelly	52	Director
Michael J. Dominguez	35	Director
George M.C. Fisher	63	Director
R.C. Johnstone, Jr.	57	Director
Alexander Navab	38	Director
Bruce E. Rosenblum	51	Director
Paul J. Salem	41	Director

        Joseph R. Wright, Jr. has been our President and Chief Executive Officer since August 2001 and is presently one of our directors. Prior to joining us as our Chief Executive Officer, Mr. Wright was Chairman of GRC International, which provides advanced IT, Internet and software technologies to government and commercial customers. From 1989 to 1994, Mr. Wright was Executive Vice President, Vice Chairman and Director of W.R. Grace, Company. In the 1980s, Mr. Wright served President Reagan in the U.S. government as Deputy Director and Director of the Federal Office of Management and Budget and as a member of the Cabinet and as Deputy Secretary of the Department of Commerce. Prior to his time in Washington D.C., Mr. Wright was President of two Citibank credit card subsidiaries and was a Partner of Booz Allen and Hamilton. Mr. Wright currently serves on the board of directors/advisors of AT&T Government Solutions, Titan Corporation, Scientific Games Corporation and Terremark Worldwide. He is a member of the FCC's Network Reliability and Interoperability Counsel and Media Security and Reliability Counsel, and is on the National Security Telecommunications Advisory Committee. He is a member of the Council on Foreign Relations and the New York Economic Club. He has been a director since 1997.

        James B. Frownfelter has been our Executive Vice President and Chief Operating Officer since January 2003. Mr. Frownfelter previously served as Executive Vice President and Chief Technology Officer and Vice President and Senior Vice President of Space Systems. Prior to joining us in 1998, Mr. Frownfelter was a senior manager at Philip A. Rubin & Associates, which provided consulting services to us. From 1991 to 1996, Mr. Frownfelter was the Director of Marketing at Fokker Aircraft U.S.A., Inc. Prior to that time, Mr. Frownfelter was an engineer for Hughes Aircraft Company.

        Michael Antonovich has been our Executive Vice President, Global Sales and Marketing since July 2004. Since joining PanAmSat in 1989, Mr. Antonovich has served in a wide range of sales leadership positions, including Senior Vice President of sales in the North American and Asia-Pacific regions. He most recently served as Senior Vice President, Global Sales. Previously, Mr. Antonovich worked in a variety of broadcast and satellite engineering and operations positions at Group W Satellite Communications and the ESPN sports network.

        James W. Cuminale has been our Executive Vice President Corporate Development, General Counsel and Secretary since April 1999. From May 1997 to April 1999, Mr. Cuminale was our Senior Vice President, General Counsel and Secretary. From January 1996 to May 1997, Mr. Cuminale was Senior Vice President and General Counsel of PanAmSat International, and from March 1995 to December 1995, he was General Counsel of PanAmSat International. From 1983 to 1995, Mr. Cuminale was a partner in the law firm of Ivey, Barnum & O'Mara.

        Thomas E. Eaton, Jr. has been Executive Vice President and President, G2 Satellite Solutions since August 2003. Mr. Eaton previously served as our Executive Vice President, Global Sales and Marketing since October 2001, initially joining us as Executive Vice President, Global Sales in November 2000. From 1996 to 2000, Mr. Eaton was the Senior Vice President of INTELSAT's Global Sales and Customer Support, heading the sales and support of all of INTELSAT's services worldwide. From 1992 to 1996, Mr. Eaton was the Vice President, Sales and Marketing for Integrated Network Services, Inc., a start-up company he helped form. Mr. Eaton was Director of Marketing for Sprint Communication Corp.'s video services division from 1989 to 1992 and held various management positions with Nortel Networks from 1984 to 1989.

        Michael J. Inglese has been our Executive Vice President and Chief Financial Officer since January 2002. From June 2000 to January 2002, Mr. Inglese served as our Senior Vice President of Finance and Chief Financial Officer and from May 1998 to June 2000 he served as our Vice President of Finance. Prior to joining us in May 1998, Mr. Inglese was Chief Financial Officer for DIRECTV Japan, Inc., where he was responsible for the financial management and control of the broadcasting and customer service center operations. Prior to 1997, Mr. Inglese was a senior manager of corporate development at Hughes Electronics.

        Joseph Y. Bae is a Director at KKR. Prior to joining KKR in 1996, Mr. Bae was with Goldman Sachs & Co. in its Principal Investment Area where he was involved in a wide range of merchant banking transactions. Mr. Bae is also a director of Primedia Inc. and Jostens Holding Corp.

        Michael J. Connelly is a managing director of Carlyle, focused on U.S. buyout transactions in the telecommunications and media sectors. Prior to joining Carlyle, Mr. Connelly was a managing director at Credit Suisse First Boston and, since 1992, a managing director at Donaldson, Lufkin & Jenrette in the media and telecommunications group. Before DLJ, he was in the mergers and acquisitions group at The First Boston Corporation. Mr. Connelly is also a director of Loews Cineplex Entertainment Corporation.

        Michael J. Dominguez is a Principal of Providence. He has been involved in many of Providence's investment activities in magazine and book publishers, cable television, newspaper publishers, local exchange carriers and other areas. Prior to joining Providence, Mr. Dominguez worked for Salomon Smith Barney in corporate finance, where he focused on the communications industry.

        George M. C. Fisher is a senior advisor to KKR. He served as Chairman of the Board of Eastman Kodak Company from December 1993 to December 2000 and was CEO from December 1993 to January 2000. Before joining Kodak, Mr. Fisher was Chairman of the Board and Chief Executive Officer of Motorola, Inc. He is currently a director of Eli Lilly and Company and General Motors Corporation and a past member of the boards of AT&T, American Express Company, Comcast Corporation, Delta Air Lines, Inc., Hughes Electronics Corporation, Minnesota Mining & Manufacturing, Brown University and The National Urban League, Inc. He is a member of The Business Council as well as an elected fellow of the American Academy of Arts & Sciences and of the International Academy of Astronautics. Mr. Fisher was also an appointed member of the President's Advisory Council for Trade Policy and Negotiations from 1993 through 2002.

        R.C. Johnstone, Jr. is a senior advisor to KKR. Prior to his retirement in 1998, Mr. Johnstone was a director of Bechtel Group Inc. and was President of several Bechtel companies including space and defense, nuclear fuel cycle, environmental, telecommunications, industrial and domestic infra-structure. Mr. Johnstone is currently a private investor and a member of the board of directors of NuVox, Inc. and Accel-KKR and an advisory director of Divco West Properties.

        Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR's North American efforts in media and telecommunications. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of Jostens Holding Corp.

        Bruce E. Rosenblum is a managing director of Carlyle, focused on U.S. buyout transactions in the telecommunications and media industries. Prior to joining Carlyle, Mr. Rosenblum was a partner and executive committee member at the law firm of Latham & Watkins LLP, where he practiced for 18 years, specializing in mergers and acquisitions and corporate finance. Mr. Rosenblum is on the board of directors of Dex Media, Inc., The Relizon Company and Rexnord Corporation.

        Paul J. Salem is a Senior Managing Director and a founder of Providence. Prior to founding Providence in 1991, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Prior to that time, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included leveraged buyout transactions and establishing Prudential's European Investment office.

Executive Compensation

        It is expected that the executive officers of Holdco will be compensated by us in connection with their services to us and no additional compensation will be paid to such executives by Holdco in connection with services rendered for Holdco. The following table provides certain summary information concerning compensation earned by our Chief Executive Officer and other executive officers (the "Named Executive Officers") for services rendered in such capacities to PanAmSat during each of the last three fiscal years:

		Annual Compensation					Long-Term Compensation
							Awards			Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Awards ($)(2)		Securities Underlying Options/SARs (#)(3)	LTIP Payout ($)	All Other Compensation ($)
Joseph R. Wright, Jr. President and Chief Executive Officer	2003 2002 2001	645,000 625,000 204,327	(4)	762,000 770,000 900,000	85,150 78,827 —	(5)	346,000 — —	(6)	— 436,891 1,747,563	— — —	806,532 55,000 21,433	(7)
James B. Frownfelter Executive Vice President and Chief Operating Officer	2003 2002 2001	425,000 415,000 276,923	(4)	391,000 332,000 257,000	725,907 200,075 —	(8)	294,100 — —	(6)	— 262,134 262,134	— — —	30,764 24,332 23,232	(9)
James W. Cuminale Executive Vice President Corporate Development, General Counsel and Secretary	2003 2002 2001	338,000 338,000 325,000		220,000 270,000 157,000	17,202 252,085 225,000	(10)	224,900 — —	(6)	— 262,134 349,513	— — —	24,421 19,780 40,426	(11)
Thomas E. Eaton, Jr. Executive Vice President and President, G2 Satellite Solutions	2003 2002 2001	312,000 312,000 300,000		180,000 249,000 157,000	36,909 241,506 —	(12)	224,900 — —	(6)	— 262,134 —	— — —	22,440 6,800 28,933	(13)
Michael J. Inglese Executive Vice President and Chief Financial Officer	2003 2002 2001	312,000 290,000 250,000		244,000 232,000 118,000	40,933 159,030 —	(14)	224,900 — —	(6)	— 262,134 131,067	— — —	22,044 16,258 22,532	(15)

(1)
Bonuses for 2003 were paid in February 2004.

(2)
As of December 31, 2003, the number and value of the restricted stock holdings by the Named Executive Officers are 374,415 shares and $1,847,692, respectively, based on a closing price of our common stock on that date of $4.93 per share.

(3)
In connection with the Transactions, on August 20, 2004 our Board of Directors approved a 4.37 for 1.00 stock split of our common stock.

(4)
On July 1, 2003, Mr. Wright's salary was increased from $625,000 to $665,000 and Mr. Frownfelter's salary was increased from $415,000 to $435,000.

(5)
This amount includes a transportation allowance of $26,930, $45,351 for financial planning services and $10,854 for medical benefits, which amounts include payments for income tax obligations with respect to such benefits.

(6)
Restricted stock awards on April 30, 2003 to Messrs. Wright, Frownfelter, Cuminale, Eaton and Inglese of 87,378, 74,271, 56,796, 56,796 and 56,796 shares, respectively. The amounts shown are based upon a closing price of our common stock on April 30, 2003 of $3.96 per share. Fifty percent of such restricted stock awards vests on the second anniversary of the date of grant and fifty percent vests on the third anniversary of the date of grant.

(7)
This amount includes a cash payment of $750,000 made in January 2004 in connection with Mr. Wright's employment agreement. In addition, this amount represents a contribution to the Supplemental Savings Plan of $49,732 and a contribution to the PanAmSat Retirement Savings Plan (the "401(k) Plan") of $6,800.

(8)
This amount includes cash payments of $415,000 made in January 2004 and $269,750 made in February 2004 in connection with Mr. Frownfelter's employment agreement. In addition, this amount includes a transportation allowance of $12,000, $18,034 for financial planning services and $9,520 for medical benefits, which amounts include payments for income tax obligations with respect to such benefits.

(9)
This amount represents a contribution to the Supplemental Savings Plan of $23,964 and a contribution to the 401(k) Plan of $6,800.

(10)
This amount includes a transportation allowance of $15,600 and payments for income tax obligations with respect to such benefits.

(11)
This amount represents a contribution to the Supplemental Savings Plan of $17,621 and a contribution to the 401(k) Plan of $6,800.

(12)
This amount includes a transportation allowance of $12,000, $20,247 for financial planning services and $2,863 for medical benefits, which amounts include payments for income tax obligations with respect to such benefits.

(13)
This amount represents a contribution to the Supplemental Savings Plan of $15,640 and a contribution to the 401(k) Plan of $6,800.

(14)
This amount includes a transportation allowance of $12,000, $18,034 for financial planning services and $9,297 for medical benefits, which amounts include payments for income tax obligations with respect to such benefits.

(15)
This amount represents a contribution to the Supplemental Savings Plan of $15,244 and a contribution to the 401(k) Plan of $6,800.

Option Grants in Last Fiscal Year

        No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 2003.

Long-Term Incentive Plan Awards

        The following table sets forth the number of restricted stock awards granted to the Named Executive Officers in 2003.

		Estimated Future Payouts Under Non-Stock Price-Based Plan
Named Executive Officer	Number of Shares, Units or Other Rights(1)	Threshold (#)	Target (#)	Maximum (#)
Joseph R. Wright, Jr.	87,378	—	—	—
James B. Frownfelter	74,271	—	—	—
James W. Cuminale	56,796	—	—	—
Thomas E. Eaton, Jr.	56,796	—	—	—
Michael J. Inglese	56,796	—	—	—

(1)
The number set forth in this column for each Named Executive Officer represents the number of restricted stock units granted under the PanAmSat Corporation Long-Term Stock Incentive Plan Established in 1997 (as amended), or the Long-Term Stock Incentive Plan. In connection with the Transactions, on August 20, 2004 our Board of Directors approved a 4.37 for 1.00 stock split of our common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End(#) Exercisable/Unexercisable(1)	Value of Unexercised In-The-Money options at FY End($) Exercisable/Unexercisable(2)
Joseph R. Wright, Jr.	—	—	1,019,410/1,165,043	$10,333/20,667
James B. Frownfelter	—	—	458,735/327,668	$6,200/12,400
James W. Cuminale	—	—	709,947/349,513	$6,200/12,400
Thomas E. Eaton, Jr.	—	—	349,513/262,134	$6,200/12,400
Michael J. Inglese	—	—	375,726/262,134	$6,200/12,400

(1)
In connection with the Transactions, on August 20, 2004 our Board of Directors approved a 4.37 for 1.00 stock split of our common stock.

(2)
Based on the December 31, 2003 closing price of our common stock of $4.93 per share after giving effect to a 4.37 to 1.00 stock split.

Director Compensation

        On election to the Board of Directors, for services rendered as a member of the Board of Directors, each non-employee director was awarded options to purchase 100,000 shares of our common stock (subsequently converted to options for Holdco common stock) and will receive an annual fee of $50,000. In addition, the Chairman of the Board of Directors will receive an additional annual fee of $100,000. We reimburse directors for reasonable travel expenses incurred in connection with their duties as our directors.

        In connection with his purchase of 100,000 shares of Holdco common stock, Mr. Fisher received additional options to purchase 100,000 shares of Holdco common stock.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Employment agreement with Joseph R. Wright

        On August 20, 2004, we entered into an employment agreement with Joseph R. Wright, Jr. pursuant to which Mr. Wright agreed to continue to serve as President and Chief Executive Officer. The agreement provides for a one-year term of employment that automatically renews annually unless either party gives notice, with an annual base salary of $685,000 (subject to increase at the discretion of the Board) and an annual target bonus amount equal to 100% of the annual base salary, based on the achievement of performance targets and/or other bonus criteria established by our Board of Directors. Mr. Wright is entitled to participate in our employee benefit and retirement plans.

        If Mr. Wright is terminated without "cause" or resigns for "good reason" (each as defined in his agreement), or if we do not renew his agreement at the end of any one-year term, he is entitled to receive a severance amount equal to two and one-half times the sum of his base salary plus the greater of the most recent bonus paid to him or the bonus target in effect at the time of termination. In addition, we will pay the costs of Mr. Wright's (and his eligible dependents') participation in our health and insurance benefits until the earlier of 30 months following his termination and the date on which Mr. Wright secures alternate employment. In the event that any amount or distribution to Mr. Wright would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then we will pay Mr. Wright the amount necessary to fully reimburse him for such taxes.

        As a condition precedent to the receipt of any severance payment or benefits, Mr. Wright must execute a written waiver and release of claims against us. In addition, Mr. Wright has agreed that during the term of the agreement and for a period of 18 months after the termination of his employment, he will not compete with us or solicit any key employees to accept employment with any of our competitors.

        In connection with his prior employment agreement with us, Mr. Wright is entitled to receive $750,000 in December 2004 due to the acquisition of The DIRECTV Group by News Corporation in December 2003.

Employment agreement with James B. Frownfelter

        On August 20, 2004, we entered into an employment agreement with James B. Frownfelter, pursuant to which Mr. Frownfelter agreed to continue to serve as Executive Vice President and Chief Operating Officer. The employment agreement provides for a one-year term of employment that automatically renews annually unless either party gives notice, with an annual base salary of $448,000 (subject to increase at the discretion of the Board) and an annual target bonus amount equal to 100% of the annual base salary, based on the achievement of performance targets and/or other bonus criteria established by the our Board of Directors. Mr. Frownfelter is entitled to participate in our employee benefit and retirement plans.

        If Mr. Frownfelter is terminated without "cause" or resigns for "good reason" (each as defined in his agreement), or if we do not renew his agreement at the end of any one-year term, he is entitled to receive a severance amount equal to two times the sum of his base salary plus the greater of the most recent bonus paid to him or the bonus target in effect at the time of termination. In addition, we will pay the costs of Mr. Frownfelter's (and his eligible dependents') participation in our health and insurance benefits until the earlier of 24 months following his termination and the date on which Mr. Frownfelter secures alternate employment. In the event that any amount or distribution to Mr. Frownfelter would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then we will pay Mr. Frownfelter the amount necessary to fully reimburse him for such taxes.

        As a condition precedent to the receipt of any severance payment or benefits, Mr. Frownfelter must execute a written waiver and release of claims against us. In addition, Mr. Frownfelter has agreed that during the term of the agreement and for a period of 18 months after the termination of his employment, he will not compete with us or solicit any key employees to accept employment with any of our competitors.

Severance Pay Plan

        Our Severance Pay Plan (as amended and currently in effect, the "Severance Pay Plan") provides severance pay to eligible employees upon certain separations of employment. Each of our regular full-time employees is a participant in the Severance Pay Plan. An employee terminated for any reason other than for cause (as defined in the Severance Pay Plan) who signs and delivers to us a release of all claims which the employee may have by reason of employment with us or the termination thereof shall be eligible to receive severance benefits pursuant to the Severance Pay Plan. Severance benefits are calculated based upon the employee's level of compensation and the number of years with us, with a minimum of 12 weeks salary and a maximum of 52 weeks salary for executive employees, a minimum of 6 weeks salary and a maximum of 40 weeks salary for exempt employees, and a minimum of four weeks salary and a maximum of 29 weeks salary for non-exempt employees. The terminated employee is also entitled to participate in our group health, dental and life insurance plans for the number of weeks calculated above. In the event that due to and within two years after a change in control (as defined in the Severance Pay Plan), an employee either resigns for good reason (as defined in the Severance Pay Plan) or is terminated pursuant to a layoff (as determined by our Chief Executive Officer in his sole discretion), then severance benefits shall instead be calculated based upon the employee's level of compensation, with a minimum for all eligible employees of 26 weeks salary and a maximum of 52 weeks salary, and the employee is entitled to participate in our group health, dental and life insurance plans for three months after such resignation or layoff. The severance benefit is paid as soon as practicable after execution and effectiveness of a signed waiver and release by the employee, at our option, either (i) in a lump sum, or (ii) in accordance with our payroll practices, in each case, less applicable deductions and withholdings. The consummation of the Recapitalization constituted such a change in control.

        Under the terms of the Severance Pay Plan, the Chief Executive Officer or his designee has the power to determine all ambiguities arising under the Severance Pay Plan, and any decision regarding any matter within the discretion of the Chief Executive Officer and made by him in good faith is binding on all persons. We have reserved the right through our Board of Directors to amend the Severance Pay Plan or to terminate the Severance Pay Plan at any time without prior notice, provided that the Severance Pay Plan shall not be terminated with respect to any Terminated Employee (as defined in the Severance Pay Plan) or amended in a way that is adverse to the interests of any Terminated Employee.

        Under the Severance Pay Plan, the Named Executive Officers would receive a minimum of 12 weeks salary and a maximum of 52 weeks salary as severance, depending upon years of service. Such severance compensation would be in lieu of any other payments or benefits in the nature of severance pay or benefits which the Executive would receive or will receive from the Company or any of its affiliates including, without limitation, payments under another severance plan or any severance agreement between the Company and the Executive. Any other arrangement, plan or program providing severance benefits shall be deemed to be amended to eliminate any obligation for benefits to be provided thereunder.

Executive Change-in-Control Severance Agreements

        In March 2002, effective as of October 15, 2001, we entered into executive change-in-control severance agreements (the "Severance Agreements") with each of James W. Cuminale, Thomas E. Eaton, Jr., Michael J. Inglese and James B. Frownfelter (the "Retained Officers"). The Severance Agreements provide for payments by us to the Retained Officers in the event we terminate such officer's employment without cause or the Retained Officer terminates his employment for good reason (an "Involuntary Termination"), in each case within three years after a change-in-control (as defined in the Severance Agreements). As a change-in-control of both The DIRECTV Group and PanAmSat have occurred, these agreements will apply if an involuntary termination of the executive occurs during the period specified by the agreement. Mr. Frownfelter's Severance Agreement was superceded by the employment agreement described above, which contains provisions substantially similar to those contained in the Severance Agreements.

        In the event of an Involuntary Termination of a Retained Officer, we will pay to such Retained Officer all accrued compensation in an amount equal to the sum of (i) the unpaid annual base salary earned as of the date of termination, (ii) an amount equal to the higher of (x) the Retained Officer's unpaid targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Retained Officer in respect of our most recent full fiscal year, in each case multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the date of termination, and the denominator of which is 365 and (iii) an amount equal to the Retained Officer's accrued balance under our "paid time off" program (or successor or replacement program), calculated based on the Retained Officer's annual base salary.

        The Severance Agreements also require that we pay to such Retained Officer severance compensation upon Involuntary Termination in an amount equal to two times the sum of (i) the Retained Officer's annual base salary for the year in which the Involuntary Termination occurs plus (ii) the higher of (x) the Retained Officer's targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Retained Officer in respect of our most recent full fiscal year. Payment of the severance compensation is conditioned upon receipt of a written release from the Retained Officer of any claims against us or our subsidiaries. Payment of such severance compensation is due within 10 days following the effective date of such release. Under the Severance Agreements, all payments thereunder are subject to the Retained Officer's compliance with covenants not to compete with GM, The DIRECTV Group and us for two years following termination, not to solicit our employees for two years following termination, and not to disclose any of our confidential information.

        The Severance Agreements also provide that (i) any unvested stock options, restricted stock units and other awards ("Stock Awards") granted prior to the change-in-control under our Long-Term Stock Incentive Plan (or successor or replacement plan) held by a Retained Officer shall immediately become vested and exercisable, and any restrictions thereon shall lapse upon the change-in-control and, to the extent such Stock Awards are assumed, substituted or continued, following any Involuntary Termination such Stock Awards shall be exercisable under the terms and conditions of our Long-Term Stock Incentive Plan and any award agreements thereunder for a period equal to the lesser of (x) five years from the date of the Retained Officer's Involuntary Termination or (y) the term of such Stock Award, (ii) the Retained Officer and the Retained Officer's dependents shall be entitled to participate on the same basis as active employees and their dependents, respectively, in our group health, dental and life insurance plans (including premium payments and credit dollars paid by us), or we shall make available comparable benefits (but not any other welfare benefit plans or any retirement plans, except as described below) for a period of two years following an Involuntary Termination of employment, (iii) the Retained Officer shall be entitled to reimbursement for actual payments made for professional outplacement services, not to exceed $25,000, and (iv) the Retained Officer shall be entitled to reimbursement for all outstanding unreimbursed business expenses incurred prior to the Involuntary Termination.

        If any amounts or other benefits payable to a Retained Officer under the Severance Agreements or otherwise become subject to an excise tax imposed under Section 4999 of the Code or any other similar tax or assessment, we will pay the Retained Officer the amount necessary to fully reimburse such Retained Officer for these taxes, unless the Retained Officer would not receive a net after-tax benefit of at least $50,000, in which case his severance would be reduced so as to avoid the imposition of any excise taxes. The Severance Agreements also provide that we reimburse a Retained Officer for attorneys' fees and other costs necessary to enforce or defend his rights under the relevant Severance Agreement.

        We continue to provide Messrs. Inglese and Cuminale with the severance payments and benefits available under their respective Severance Agreements until the expiration of such agreements. Mr. Frownfelter receives similar severance benefits under his new employment agreement. Thereafter, we will provide severance benefits to Messrs. Inglese and Cuminale for one year in the event we terminate employment without cause or any of Messrs. Inglese or Cuminale terminates his employment for good reason. Messrs. Wright, Frownfelter, Inglese and Cuminale have agreed to 18-month post-termination non-competition and non-solicitation covenants.

        On August 20, 2004, we amended the terms of the Severance Agreements with Messrs. Cuminale and Inglese to indefinitely extend the period in which a qualifying severance of such Retained Officer will trigger severance benefits. The severance payment for this extended period (beyond the period contemplated by the Severance Agreement) is an amount equal to the sum of (i) the Retained Officer's annual base salary for the year in which the Involuntary Termination occurs plus (ii) the higher of (x) the Retained Officer's targeted annual bonus established for the fiscal period in which the Involuntary Termination occurs or (y) the actual bonus paid or payable to the Retained Officer in respect of our most recent full fiscal year.

New Stock Option Plan

        We have established a new stock option plan, which governs the grant of options to purchase our common shares to members of management, including those granted to Messrs. Wright, Frownfelter, Inglese, Cuminale and Fisher in connection with the Transactions. Each grant under the option plan would specify the applicable option exercise period, option exercise price, vesting requirements and such other terms and conditions as the committee deems appropriate. The options granted to Messrs. Wright, Frownfelter, Inglese and Cuminale generally vest as follows: 40% of the shares subject to new options granted vest over five years, and 60% of the shares subject to new options would vest at the end of eight years, unless accelerated by the achievement of performance targets established by our Board of Directors. Options granted under the option plan expire ten years from the date of the grant. We expect that options granted pursuant to the new stock option plan will become exercisable for shares of Holdco. The exercise price of options granted in connection with the Transactions was adjusted in October 2004 to give effect to the value of the amount distributed to Holdco's existing stockholders in connection with the issuance of Holdco's senior discount notes.

Transaction Bonuses

        In connection with the Transactions, we paid a transaction bonus to certain of our executives and other employees. The pool is for an aggregate amount of $6.5 million, with $5 million paid by us, and $1.5 million reimbursed by The DIRECTV Group, with awards payable in cash. In connection with the Transactions, Messrs. Wright, Frownfelter, Inglese and Cuminale invested a portion of their transaction bonuses, of $5.7 million in the aggregate, in shares of our common stock (or common stock equivalents). The purchase price for these shares was $5.00 per share, the same as the purchase price paid by the Sponsors in connection with the Transactions. The subscription agreements for the purchase of stock contain customary representations, warranties and covenants.

        In addition, our Deferred Compensation Plan and Supplemental Savings Plan have been amended in connection with the Transactions to permit certain executives to use their account balances to purchase shares of our common stock (or common stock equivalents).

PRINCIPAL STOCKHOLDERS

        PanAmSat Holding Corporation owns 100% of the capital stock of PanAmSat Corporation.

        The following table and accompanying footnotes show information regarding the beneficial ownership of PanAmSat Holding Corporation common stock as of November 18, 2004 by (i) each person known by us to beneficially own more than 5% of the outstanding shares of PanAmSat Holding Corporation common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o PanAmSat, 20 Westport Road, Wilson, Connecticut 06897.

	Beneficial Ownership of PanAmSat Holding Corporation Common Stock(1)	Percentage of PanAmSat Holding Corporation Common Stock
Name and Address of Beneficial Owner
KKR Millennium GP LLC(2)	48,493,211	43.54%
TCG Holdings, L.L.C.(3)	29,904,147	26.85%
Providence Equity Partners IV, L.L.C.(4)	29,904,147	26.85%
Joseph R. Wright, Jr.(5)	1,214,420	1.09%
James B. Frownfelter(6)	347,995	*
James W. Cuminale(7)	532,091	*
Thomas E. Eaton, Jr.	—	—
Michael J. Inglese(8)	420,753	*
Joseph Y. Bae(2)	48,493,211	43.54%
Michael J. Connelly(3)	29,904,147	26.85%
Michael J. Dominguez(4)	29,904,147	26.85%
George M.C. Fisher(2)	48,593,211	43.63%
R.C. Johnstone, Jr.(2)	48,493,211	43.54%
Alexander Navab(2)	48,493,211	43.54%
Bruce E. Rosenblum(3)	29,904,147	26.85%
Paul J. Salem(4)	29,904,147	26.85%
Directors and executive officers as a group (14 persons)	110,936,763	99.60%

*
Less than one percent

(1)
The amounts and percentages of PanAmSat Holding Corporation common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
PanAmSat Holding Corporation shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock of PanAmSat Holding Corporation owned of record by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Scott Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz and Jacques Garaialde, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Messrs. Joseph Y. Bae, George M.C. Fisher, R.C. Johnstone, Jr. and Alexander Navab are directors of PanAmSat Corporation and PanAmSat Holding Corporation and executives of KKR. They disclaim beneficial ownership of any PanAmSat Holding Corporation shares beneficially owned by KKR. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Carlyle Partners III—Telecommunications, L.P. and CPIII Coinvestment, L.P., which we collectively refer to as the Carlyle Funds, collectively indirectly hold 29,904,147 shares of PanAmSat Holding Corporation common stock. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TGC Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group III, L.L.C. TC Group III, L.L.C is the sole general partner of TC Group III, L.P. Messrs. Michael J. Connelly and Bruce E. Rosenblum are directors of PanAmSat Corporation and PanAmSat Holding Corporation and executives of The Carlyle Group. They disclaim beneficial ownership of any PanAmSat Holding Corporation shares beneficially owned by the Carlyle Group. The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(4)
Represents 29,808,005 shares of PanAmSat Holding Corporation common stock owned of record by PEP PAS, L.L.C. and 96,142 shares of common stock owned of record by PEOP PAS, L.L.C. The foregoing numbers represent shares for which PEP PAS, L.L.C. and PEOP PAS, L.L.C. each has sole dispositive and voting power. Such shares may be deemed to be beneficially owned, respectively, by Providence Equity Partners IV L.P. ("PEP4"), the sole member of PEP PAS, L.L.C. and Providence Equity Operating Partners IV, L.P. ("PEOP4"), the sole member of PEOP PAS, L.L.C., Providence Equity GP IV L.P. ("PEGP4"), the sole general partner of both PEP4 an PEOP4, Providence Equity Partners IV L.L.C. (the "LLC"), the sole general partner of PEGP4, and Jonathan M. Nelson, a 50% owner of LLC. Each of PEP4, PEOP4, PEGP4, LLC and Jonathan M. Nelson have specifically disclaimed beneficial ownership in the common stock beneficially owned by PEP PAS, L.L.C. and PEOP PAS, L.L.C., except to the extent of its pecuniary interest therein. Messrs. Michael J. Dominguez and Paul J. Salem are directors of PanAmSat Corporation and PanAmSat Holding Corporation and executives of Providence Equity Partners. They disclaim beneficial ownership of any PanAmSat Holding Corporation shares beneficially owned by Providence Equity Partners.

(5)
Includes options to purchase 436,891 shares.

(6)
Includes options to purchase 196,601 shares.

(7)
Includes options to purchase 262,134 shares.

(8)
Includes options to purchase 262,134 shares.

THE TRANSACTIONS

        On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, PAS Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of The DIRECTV Group, and Constellation LLC ("Constellation") providing for Constellation's acquisition of all of our shares of common stock beneficially owned by The DIRECTV Group. Constellation is controlled by investment funds affiliated with KKR. On May 17, 2004, Constellation assigned the right to purchase a portion of the shares of PanAmSat common stock beneficially held by The DIRECTV Group to limited liability companies affiliated with Carlyle and Providence.

        On August 12, 2004, The DIRECTV Group entered into a letter agreement (the "letter agreement") with the Sponsors, pursuant to which The DIRECTV Group agreed to reduce the amount payable for the shares of our common stock beneficially owned by it by $200 million to approximately $2.6 billion. This letter agreement did not affect the per share purchase price to be paid to our other stockholders. As a result of this purchase price reduction, the principal amount of our Term Loan B Facility was reduced by $200 million to $1,660 million.

        In addition, in connection with the letter agreement, The DIRECTV Group and its affiliates entered into or extended additional contractual arrangements with us. These contractual arrangements extend additional transponder lease agreements with Hughes Network Systems, Inc. and include two new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the letter agreement, The DIRECTV Group paid us for additional past due receivables from our customer Sky Multi-Country Partners, an affiliate of News Corporation.

        Pursuant to the terms of the transaction agreement, Merger Sub merged with and into us, with us being the surviving entity in the merger. As of the effective time of the merger, holders of shares of PanAmSat's common stock (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interests cashed out in the merger) had no further ownership interest in us. Instead, each holder of our common stock outstanding immediately prior to the effective time of the merger (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interests cashed out in the merger) received $23.50 in cash per share of our common stock.

        We were deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the merger. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses were eliminated (through August 20, 2004) and the tax basis in our satellites was increased resulting in a net increase to our net deferred tax liabilities of $5.7 million. In addition, the tax basis in our satellites was increased through a taxable transfer of our satellites to newly formed operating companies, resulting in a decrease in our consolidated net deferred tax liabilities of $307.7 million.

        Two business days after the effective time of the merger, we repurchased a portion of the shares of our common stock beneficially owned by The DIRECTV Group at a purchase price of approximately $21.84 in cash per share. Following the repurchase, The DIRECTV Group sold all of the remaining shares of our common stock that it owned to the Sponsors at a purchase price of $21.84 in cash per share.

        In connection with the Transactions, on August 20, 2004, our Board of Directors approved the retirement of the 95,742,728 shares of our common stock repurchased from these affiliates of The DIRECTV Group and approved an approximately 4.37 for 1 stock split of our common stock. The $23.50 per share received by each holder of our common stock (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interest cashed out in the merger) was $5.38 per share after giving effect to the stock split. The $21.84 per share paid to The DIRECTV Group and members of management who have agreed not to have certain of their equity interest cashed out in the merger was $5.00 per share after giving effect to the stock split.

        Immediately following the Recapitalization, each stock option issued and outstanding under our Long-Term Stock Incentive Plan, whether or not then vested, was canceled and converted into the right to receive a payment from us (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of our common stock subject to such stock option and (b) the excess of $5.38 over the option exercise price for such stock option, payable in cash. Immediately before the effective time of the merger, all restrictions on restricted shares and restricted stock units granted under our Long-Term Stock Incentive Plan lapsed, and the unvested restricted shares and restricted stock units vested and were canceled and the holders of those securities received $5.38 per share, less applicable withholding taxes. Certain members of our management did not have certain of their equity interests cashed out in the merger; existing options, restricted shares and restricted stock units granted to such individuals remained outstanding as options and shares of the surviving corporation.

        In connection with the Recapitalization, we entered into senior secured credit facilities, consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, and issued the $1,010 million aggregate principal amount of the outstanding notes.

        We incurred approximately $307.1 million of costs related to the Transactions, of which approximately $155 million was expensed within our consolidated statement of operations during the third quarter of 2004 with the remainder capitalized to debt issuance costs and stockholders equity within our consolidated balance sheet.

        On August 22, 2004, we completed a tender offer and consent solicitation to purchase any and all of the outstanding $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 for cash. We have approximately $1.2 million aggregate principal amount of its 8 1/2% Senior Notes due 2012 outstanding after completing the tender offer and consent solicitation. We have repaid an equal amount under our Term Loan A Facility.

        On August 22, 2004, we completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of our 6 1/8% Senior Notes due 2005 for cash. We redeemed the remaining $24.2 million outstanding principal amount of 6 1/8% Senior Notes due 2005 that were not purchased in the tender offer on October 22, 2004 with cash on hand and cash from operations.

        Subsequent to these Transactions, our owners contributed their equity interests to PanAmSat Holding Corporation, a newly-formed Delaware corporation, thereby creating our parent corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Sponsors

Stockholders Agreement

        In connection with the Transactions, we entered into a stockholders agreement with an entity affiliated with KKR, entities affiliated with Carlyle and entities affiliated with Providence (each a "Sponsor Entity" and together the "Sponsor Entities") that provides for, among other things,

    •
    a right of each of the Sponsor Entities to designate a certain number of directors to our Board of Directors for so long as they hold a certain amount of our common stock. Of the nine members of our board, KKR initially has the right to designate four directors, and Carlyle and Providence each initially have the right to designate two directors;

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    certain limitations on transfers of our common stock held by the Sponsor Entities for a period of five years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Sponsor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Sponsor Entities, provided that, if we complete an initial public offering during the five years after the completion of the Transactions, any Sponsor Entity may sell pursuant to its registration rights as described below;

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    a consent right for the Sponsor Entities with respect to certain corporate actions;

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    the ability of the Sponsor Entities to "tag-along" their shares of our common stock to sales by any other Sponsor Entity, and the ability of the Sponsor Entities to "drag-along" our common stock held by the other Sponsor Entities under certain circumstances; and

    •
    the right of the Sponsor Entities to purchase a pro rata portion of all or any part of any new securities offered by us.

        The stockholder's agreement was amended in connection with the contribution of our common shares to Holdco to add Holdco as a party and to provide that rights relating to our common stock will instead apply to Holdco common stock.

Management Services Agreements

        In connection with the Transactions, we entered into management services agreements with the Sponsors pursuant to which the Sponsors will provide certain structuring, consulting and management advisory services to us. Pursuant to these agreements, the Sponsors received an aggregate transaction fee of $50 million upon the closing of the Transactions and will receive an advisory fee of $2 million payable annually, such amount to increase by 3% per year. We indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreements and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreements.

Registration Rights Agreement

        In connection with the Transactions, we entered into a registration rights agreement with the Sponsor Entities pursuant to which the Sponsor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them. The registration rights agreement was amended in connection with the contribution of our common shares and other equity rights to Holdco to add Holdco as a party and to provide that rights relating to our common stock will instead apply to the Holdco's common stock.

Transactions with Management

Management Stockholders' Agreement

        In connection with the Transactions, we entered into a management stockholders' agreement. The management stockholders' agreement generally restricts the ability of participating members of management to transfer shares held by them for five years after the closing of the Recapitalization.

        If a management stockholder's employment is terminated, we would have the right to purchase the shares held by such person in accordance with the management stockholders' agreement. If a management stockholder's employment is terminated as a result of death or disability, such stockholder or, in the event of such stockholder's death, the estate of such stockholder has the right to force us to purchase his shares, on terms to be specified in the management stockholders' agreement.

        The management stockholders' agreement also permits these members of management under certain circumstances to participate in registrations by us of our equity securities. Such registration rights are subject to customary limitations to be specified.

        The management stockholders' agreement was amended in connection with the contribution of our common shares to Holdco to add Holdco as a party and to provide that rights relating to us will instead apply to Holdco.

Sale Participation Agreement

        Each management stockholder is party to a sale participation agreement, which grants to the management stockholder the right to participate in any sale of shares of common stock by the Sponsors occurring prior to the fifth anniversary of our initial public offering on the same terms as the Sponsors, and grants the Sponsors a similar right to compel the participation of each management stockholder in such a sale. In order to participate in any such sale, the management stockholder may be required, among other things, to become a party to any agreement under which the common stock is to be sold, and to grant certain powers with respect to the proposed sale of common stock to custodians and attorneys-in-fact.

Other Relationships

        We utilize the consulting and lobbying services of R. Thompson & Co., which is owned by Robert J. Thompson, Chairman of Jefferson Consulting Group. Mr. Wright, our President and Chief Executive Officer, is Vice Chairman of and owns a minority interest in Jefferson Consulting Group. Mr. Wright does not have any ownership interest in R. Thompson & Co. During 2003, we paid approximately $126,000 in expenses for services provided by R. Thompson & Co. Mr. Wright disclaims any interest in the payments for such services

Transactions with The DIRECTV Group

        For a description of historical transactions with The DIRECTV Group and News Corporation and its affiliates, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Relationships and Related Transactions".

Tax Separation Agreement

        Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that supersedes four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the Transactions.

        Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the Transactions in amounts equal to 80% of the first $75 million of such other taxes and 100% of any other taxes in excess of the first $75 million. As a result, our net tax liability related to these periods is capped at $15 million.

        The tax separation agreement became effective upon the consummation of the Transactions on August 20, 2004 and will remain effective until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

Transition Services Agreement

        Concurrently with the execution of the transaction agreement, we entered into a transition services agreement with The DIRECTV Group and one of its wholly owned subsidiaries. The transition services agreement is effective until the termination of the ground lease for our Castle Rock, Colorado broadcast facility. Pursuant to the transition services agreement, The DIRECTV Group provides support services to our facility.

Commercial Arrangements with The DIRECTV Group

        In connection with the transaction agreement, The DIRECTV Group and affiliates have entered into, amended and in some cases extended certain contractual arrangements with us. These contractual arrangements include the extension of transponder lease agreements with HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, the purchase of additional transponder capacity for DTH Services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Transactions, The DIRECTV Group paid us for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation. Management believes that these guarantees and other contractual arrangements substantially reduce credit risks associated with the two Latin American DTH platforms in our contracted backlog and protect us against the possible impact of future consolidation of those platforms.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

        Concurrently with consummation of the offering of the outstanding notes, we entered into senior secured credit facilities with Citigroup Global Markets Inc. and Credit Suisse First Boston, acting through its Cayman Islands branch, as joint lead arrangers and joint bookrunners, and the lenders signatory thereto. Citicorp USA, Inc. acts as administrative agent, Credit Suisse First Boston, acting through its Cayman Islands branch, acts as syndication agent and Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Bank of America, N.A. act as co-documentation agents.

        Our senior secured credit facilities consist of:

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  $800.0 million senior secured Term Loan A Facility (of which $674.3 million is currently outstanding) with a five-year maturity;

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  $1,660.0 million senior secured Term Loan B Facility (of which $1,647.5 million is currently outstanding) with a seven-year maturity; and

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  $250.0 million senior secured revolving credit facility with a five-year maturity.

        On November 19, 2004, we made a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment reduced borrowings under our Term Loan A Facility, while the remaining $12.5 million reduced borrowings under our Term Loan B Facility.

Security and guarantees

        Our obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by our current and future domestic subsidiaries.

        Our obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our assets and substantially all of the assets of each of our current and future domestic subsidiaries, including but not limited to:

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  all the capital stock and certain intercompany notes of each of our existing and future direct and indirect subsidiaries; except that with respect to foreign subsidiaries such lien and pledge shall be limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

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  substantially all of our and our existing and future domestic subsidiaries' tangible and intangible assets.

        Certain of the collateral pledged to secure our obligations under the senior secured credit facilities is shared with the holders of our $150 million 6 3/8% Senior Notes due 2008 and $125 million 6 7/8% Senior Debentures due 2028.

Interest rates and fees

        Borrowings under the senior secured credit facilities bear interest as follows:

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  Revolving Credit Facility: at our option, at either adjusted LIBOR plus 2.50% each year or the alternate base rate plus 1.50% each year, such applicable margins are subject to reduction if we attain certain leverage ratios;

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  Term Loan A Facility: at our option, at either adjusted LIBOR plus 2.50% each year or the alternate base rate plus 1.50% each year, with such applicable margins subject to reduction if we attain certain leverage ratios; and

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  Term Loan B Facility: at PanAmSat's option, at either adjusted LIBOR plus 2.75% each year or the alternate base rate plus 1.75% each year.

        The senior secured credit facilities also provides for the payment to the lenders of a commitment fee on average daily unused commitments under the revolving credit facility and the Term Loan A Facility (if any) at a rate equal to 0.50% per annum. After delivery of financial statements to the lenders for the quarter ended at least six months from the closing date, such commitment fee will be subject to reduction if we attain certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

        The Term Loan A Facility provides for substantial quarterly amortization payments. The Term Loan B Facility provides for quarterly amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facilities require us to prepay outstanding term loans (and, after the term loans have been repaid in full, to permanently reduce commitments under the revolving credit facility), subject to certain exceptions, with:

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  100% of the net proceeds of certain casualty events, asset sales or other dispositions (including certain sale/leaseback transactions);

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  50% of excess cash flow (as defined in the senior secured credit facilities), subject to reductions to a lower percentage if we achieve certain performance targets; and

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  100% of the net proceeds of certain debt issuances.

        We repaid approximately $1.2 million of the Term Loan A Facility in September 2004.

Voluntary prepayments

        The senior secured credit facilities provide for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, without penalty, subject to certain conditions pertaining to minimum notice and payment/reduction amounts.

Covenants

        Our senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facilities include limitations (each of which shall be subject to customary exceptions) on our ability to:

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  incur liens;

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  incur additional debt (including debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

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  pay dividends, or make redemptions and repurchases, with respect to capital stock;

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  prepay, or make redemptions and repurchases, of subordinated debt;

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  make loans and investments;

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  reduce our satellite insurance coverage below a certain level;

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  engage in mergers, acquisitions, asset sales, and sale/leaseback transactions;

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  change the business conducted by the surviving corporation and its subsidiaries; and

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  amend the terms of subordinated debt.

        In addition, the credit agreement contains customary financial covenants including maximum total leverage, minimum interest coverage and limitations on capital expenditures.

Events of default

        Our senior secured credit facilities contain certain customary events of default, including:

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  nonpayment of principal or interest;

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  breach of covenants (with notice and cure periods);

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  material breach of the representations or warranties;

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  cross-default and cross-acceleration to other material indebtedness;

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  bankruptcy or insolvency;

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  material judgments;

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  certain ERISA violations;

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  actual or asserted invalidity of any material collateral or guarantee; and

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  a change of control (as defined in the senior secured credit facilities).

Senior Notes

8 1/2% Senior Notes due 2012

        PanAmSat has approximately $1.2 million aggregate principal amount of its 8 1/2% Senior Notes due 2012 outstanding after completing the tender offer for those bonds. In connection with the tender offer, PanAmSat also received the consent of the holders of these notes to eliminate substantially all of the restrictive covenants contained in the indenture related thereto. The remaining notes rank equal in right of payment with PanAmSat's 9% Senior Notes due 2014.

6 1/8% Senior Notes due 2005

        On August 22, 2004, PanAmSat completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of PanAmSat's 6 1/8% Senior Notes due 2005 for cash. We redeemed the remaining $24.2 million outstanding principal amount of 6 1/8% Senior Notes due 2005 that were not purchased in the tender offer on October 22, 2004 with cash on hand and cash from operations.

6 3/8% Senior Notes due 2008 and 6 7/8% Senior Debentures due 2028

        The 6 3/8% Senior Notes due 2008 and 6 7/8% Senior Debentures due 2028 were issued pursuant to an indenture, dated January 16, 1998, between PanAmSat and JPMorgan Cahse Bank, N.A. (f/k/a The Chase Manhattan Bank), as Trustee. The 6 3/8% Senior Notes due 2008 are limited to $150.0 million aggregate principal amount and the 6 7/8% Senior Debentures due 2028 are limited to $125.0 million aggregate principal amount, in each case all of which is presently outstanding. The indenture governing these securities contains limitations on our ability to incur liens and enter into sale and lease-back transactions. These notes and debentures are secured equally and ratably with respect to certain pledged collateral under PanAmSat's senior secured credit facilities.

THE EXCHANGE OFFER

General

        We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $1,010 million aggregate principal amount of our 9% Senior Notes due 2014, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 9% Senior Exchange Notes due 2014, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

        As of the date of this prospectus $1,010 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about December 22, 2004 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "—Certain Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

        We and the guarantors have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we and the guarantors agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use all commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act no later than 180 days after the closing date and to keep the exchange offer open for a period of 30 days. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and special interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on August 20, 2004.

        Under certain circumstances set forth in the registration rights agreement, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the registration statement effective for up to two years after the date on which such shelf registration statement becomes effective.

        If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay special interest to holders of the outstanding notes.

        Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

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  any exchange notes will be acquired in the ordinary course of its business;

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  the holder will have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

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  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

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  if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

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  if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

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  the holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act;

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  the exchange notes are acquired in the ordinary course of the holder's business; and

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  the holder does not intend to participate in the distribution of the exchange notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

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  cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker- dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $1,010 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, or Securities Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain Conditions to the Exchange Offer."

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time on January 21, 2005, unless in our sole discretion we extend it.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes;

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  to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "-Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  •
  under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Securities Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of outstanding notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution"; and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

        Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for the outstanding notes along with the accompanying letter of transmittal prior to the expiration date; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the

United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

  •
  for the account of an eligible institution.

        If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

        If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against that participant.

        We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See "Plan of Distribution"; and

  •
  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery: setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered: stating that the tender is being made thereby; and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "—Exchange Agent", or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

        If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Mail or Overnight Delivery:	By Facsimile:	By Hand Delivery:

The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attention: Giselle Guadalupe	The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attention: Giselle Guadalupe (212) 298-1915 Confirm Receipt of Facsimile by telephone (212) 815-6331	The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, NY 10286 Attention: Giselle Guadalupe

        Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $700,000. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and Trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the prospectus distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  cannot rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

General

        The outstanding notes were, and the exchange notes will be, issued under an indenture (the "Indenture"), dated as of August 20, 2004, among PanAmSat Corporation, as Issuer, all of the Issuer's direct and indirect Domestic Subsidiaries existing on the Issue Date, as Guarantors (the "Guarantors"), and The Bank of New York, as Trustee. Copies of the form of the Indenture may be obtained from the Issuer upon request. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions." We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. For purposes of this "Description of the Notes",

  •
  the terms "Issuer," "we" and "our" refer only to PanAmSat Corporation, and not to any of its Subsidiaries or parent companies:

  •
  the term "Guarantor" refers to each Restricted Subsidiary that Guarantees the notes; and

  •
  the term "notes" refers to the outstanding notes and the exchange notes.

        The notes:

  •
  are unsecured senior obligations of the Issuer;

  •
  are senior in right of payment to any future Subordinated Indebtedness of the Issuer;

  •
  are guaranteed by each Guarantor; and

  •
  are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

        The Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee, on a senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on or Special Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. As of the date of the Indenture, all Restricted Subsidiaries that are Domestic Subsidiaries will be Guarantors. Each of the Guarantees will be general unsecured obligations of the relevant Guarantors and will rank pari passu in right of payment to all existing and future unsecured Indebtedness of such Guarantor, other than any Subordinated Indebtedness. The notes are effectively subordinated to any secured Indebtedness of the Guarantors to the extent of such security and are structurally subordinated to Indebtedness of Subsidiaries of the Issuer who do not Guarantee the notes. As of the the date of this prospectus, each of the Issuer's Subsidiaries is a

Restricted Subsidiary and each such Subsidiary, other than the following Foreign Subsidiaries, are Guarantors:

Foreign Subsidiaries	Jurisdiction of Organization
PanAmSat International Limited	Bermuda
Sonic Telecom Limited	Ireland
Sonic Telecom Limited	United Kingdom
Sonic Telecom France SARL	France
Sonic Telecom GmbH	Germany
PanAmSat Limited Liab. Co.	Switzerland
PanAmSat Africa (Proprietary) Ltd.	South Africa
PanAmSat Asia Pty. Ltd	Australia
PanAmSat Europe Limited	United Kingdom
PanAmSat FSC, Inc.	Barbados
PanAmSat India Private Limited	India
PanAmSat Korea Limited	South Korea
PanAmSat Asia (Hong Kong) Limited	Hong Kong
PanAmSat do Brasil Ltda.	Brazil
PanAmSat Sistemas de Comunicação DTH do Brasil Ltda.	Brazil
PanAmSat International Systems Limited	Cayman Islands

        On November 18, 2004 the Issuer transferred its remaining satellites to newly-formed domestic subsidiaries. All of these entities are Guarantors.

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to Our Indebtedness and the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments received from us or the guarantors."

        Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to Our Indebtedness and the Exchange Notes".

        Any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

       (i)(a)  any sale, exchange or transfer (by merger or otherwise) of all of the Issuer's Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

             (b)  the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee,

             (c)  if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, or

             (d)  exercise of the legal defeasance option or covenant defeasance option as described under "—Legal Defeasance and Covenant Defeasance" or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

           (ii)  such Guarantor has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Ranking

  Senior Indebtedness versus Notes

        The indebtedness evidenced by the notes and the Guarantees will be unsecured and will rank pari passu in right of payment to the senior Indebtedness of the Issuer and the Guarantors, as the case may be. The notes will be guaranteed by the Guarantors.

        As of September 30, 2004:

          (1)   the Issuer's senior Indebtedness was approximately $3,769.2 million, including $2,758.0 million of secured Indebtedness; and

          (2)   the senior Indebtedness of the Guarantors was approximately $3,769.2 million, including $2,758.0 million of secured Indebtedness (excluding intercompany Indebtedness). Virtually all of the senior Indebtedness of the Guarantors consists of their respective guarantees of senior Indebtedness of the Issuer under the Senior Credit Facilities, the Company's 6 3/8% Senior Notes due 2008 and the Company's 6 7/8% Senior Debentures due 2028, and with respect to the notes.

        The notes are unsecured obligations of the Issuer. Secured debt and other secured obligations of the Issuer (including obligations with respect to the Senior Credit Facilities, the Company's 6 3/8% Senior Notes due 2008 and the Company's 6 7/8% Senior Debentures due 2028) will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

  Liabilities of Subsidiaries versus Notes

        A substantial portion of our operations, including the operation of all of our satellites are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes, and, as described above under "—Guarantees", Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of such Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor Subsidiaries.

        As of September 30, 2004, our foreign subsidiaries had approximately $1.7 million of liabilities and 0.4% of our total assets. None of our foreign subsidiaries will guarantee the notes. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock".

Principal, Maturity and Interest

        The notes will mature on August 15, 2014. The Issuer may issue additional notes from time to time after this offering under the Indenture ("Additional Notes"). Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock." The outstanding notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of the Notes" include any Additional Notes that are actually issued.

        Interest on the notes will accrue at the rate of 9% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2005, to Holders of record on the immediately preceding February 1 and August 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional, or special, interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption "—Repurchase at the Option of Holders". We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

        At any time prior to August 15, 2009, the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after August 15, 2009, the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2009	104.50%
2010	103.00%
2011	101.50%
2012 and thereafter	100.00%

        In addition, prior to August 15, 2007, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 109% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net cash proceeds are contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        The Trustee shall select the notes to be purchased in the manner described under "—Repurchase at the Option of Holders—Selection and Notice".

Book-Entry, Delivery and Form

        The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Exchange Notes"). The Global Exchange Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances describe below. See "—Exchange of Global Exchange Notes for Certificated Notes." In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

        The notes may be presented for registration of transfer and exchange at the offices of the registrar.

  Depositary Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the

Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Exchange Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Exchange Notes; and

  (2)
  ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

        Investors in the Global Exchange Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Exchange Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Transfer Restrictions", transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Global Exchange Notes for Certificated Notes

        A Global Exchange Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

  (2)
  the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default with respect to the notes.

        In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions", unless that legend is not required by applicable law.

  Exchange of Certificated Notes for Global Exchange Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes See "Transfer Restrictions".

  Same Day Settlement and Payment

        The Issuer will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

          (1)   a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control", and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   any note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

          (6)   Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

          (7)   that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof.

        While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", "—Limitation on Liens" and "—Limitation on Sale and Lease-Back Transactions". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. Our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The existence of a Holder's right to require the Issuer to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Issuer in a transaction that would constitute a Change of Control.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

  Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the assets sold or otherwise disposed of and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

            (a)   any liabilities (as shown on the Issuer's, or such Restricted Subsidiary's, most recent balance sheet or in the footnotes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

            (b)   any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

            (c)   any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed an amount equal to 7.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 455 days after the Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds required to be applied as provided in "—Certain Covenants—Maintenance of Insurance" below)

          (1)   to permanently reduce

            (x)   Obligations under Pari Passu Indebtedness (other than Disqualified Stock), and to correspondingly reduce commitments with respect thereto (other than Obligations owed to the Issuer or a Restricted Subsidiary of the Issuer), provided that if the Issuer shall so reduce Obligations under any Pari Passu Indebtedness (other than Obligations under any Pari Passu Indebtedness secured by a Lien on the assets of the Issuer or any Restricted Subsidiary), it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid, or

            (y)   Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (but only to the extent such Net Proceeds from such Asset Sale or Event of Loss Proceeds are from an Asset Sale of or an Event of Loss affecting such Restricted Subsidiary which is not a Guarantor),

          (2)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

          (3)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancellation or termination.

        Any Net Proceeds from the Asset Sale (and Event of Loss Proceeds) that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds

$30.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds (or Event of Loss Proceeds) pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds (or Event of Loss Proceeds) temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        The Senior Credit Facilities prohibit (subject to limited exceptions), and future credit agreements or other agreements relating to Pari Passu Indebtedness to which the Issuer becomes a party may prohibit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture.

  Selection and Notice

        If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption, will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $1,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

  (1)
  "—Limitation on Restricted Payments";

  (2)
  "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (3)
  "—Transactions with Affiliates";

  (4)
  "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

  (5)
  "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

  (6)
  clauses (a)(i) and (b) of the first paragraph of "—Limitation on Sale and Lease-Back Transactions";

  (7)
  "—Repurchase at the Option of Holders—Asset Sales";

  (8)
  clause (4) of the first paragraph of "—Merger, Consolidation or Sale of All or Substantially All Assets"; and

  (9)
  "—Maintenance of Insurance"

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds (and Event of Loss Proceeds) shall be set at zero. In addition, the Guarantees of the Guarantors will also be suspended as of such date (the "Suspension Date"). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period". Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below (to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments".

  Limitation on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

            (A)  dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

            (B)  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (2)   purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

            (A)  Indebtedness permitted under clauses (g) and (h) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b)   immediately after giving effect to such transaction on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio less than or equal to 5.5 to 1.0; and

          (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (1) the Cumulative Credit and (2) 1.4 times Cumulative Interest Expense.

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent corporation of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent corporation of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as

            (A)  the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired,

            (B)  such Indebtedness is subordinated to Pari Passu Indebtedness at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

            (C)  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

            (D)  such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $25.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

            (A)  the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent corporations, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (1) of the definition of the term "Cumulative Credit"; plus

            (B)  the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less

            (C)  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

  and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent corporations will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

          (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Cumulative Interest Expense;

    (6)    (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

            (B)  the declaration and payment of dividends to a direct or indirect parent corporation of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

            (C)  the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2);

  provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio less than or equal to 5.5 to 1.0;

          (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (9)   the payment of dividends on the Issuer's common stock, following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

          (10) Investments that are made with Excluded Contributions;

          (11) other Restricted Payments in an aggregate amount not to exceed $100.0 million;

          (12) distributions or payments of Receivables Fees;

          (13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

          (14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales;" provided that all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

          (15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent corporations to pay

            (A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

            (B)  federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

            (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

            (D)  general corporate overhead expenses of any direct or indirect parent corporation of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

  provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the notes, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11), or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Issuer's Debt to Adjusted EBITDA Ratio would be less than or equal to 6.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $250.0 million at any one time outstanding.

        The foregoing limitations will not apply to:

          (a)   the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $3,210.0 million outstanding at any one time; provided, however, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (a) may not exceed $500.0 million outstanding at any one time;

          (b)   the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

          (c)   Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

          (d)   Indebtedness (including Capitalized Lease Obligations and Indebtedness related to Sale and Lease-Back Transactions), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $250 million and (y) 4.5% of Total Assets;

          (e)   Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

            (1)   such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

            (2)   the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

          (g)   Indebtedness (including Indebtedness related to Sale and Lease-Back Transactions) of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (h)   Indebtedness (including Indebtedness related to Sale and Lease-Back Transactions) of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that

            (1)   any such Indebtedness is made pursuant to an intercompany note and

            (2)   if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (i)    shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

          (j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk or exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (k)   obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (l)    Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (x) $250.0 million and (y) 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with the definition of the term "Cumulative Credit" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

          (m)  the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

            (2)   to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

            (3)   shall not include

              (x)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

              (y)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

              (z)   Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

      and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

          (n)   Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either

            (1)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first sentence of this covenant or

            (2)   the Debt to Adjusted EBITDA Ratio is less than immediately prior to such acquisition or merger;

          (o)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

          (p)   Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

          (q)   (1) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

            (2)   any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries".

        For purposes of determining compliance with this covenant:

          (a)   in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided, that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the notes will be treated as incurred on the Issue Date under clause (a) of the preceding paragraph and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Issue Date; and

          (b)   at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Limitation on Liens

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Obligations under any Indebtedness of the Issuer or a Guarantor against or on any asset or property now owned or hereafter acquired by the Issuer or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

          (1)   in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the notes or such Guarantee of such Guarantor are secured by a Lien on such property or assets that is senior in priority to such Liens; and

          (2)   in all other cases, the notes or such Guarantee of such Guarantor are equally and ratably secured; provided that any Lien which is granted to secure the notes under this covenant shall be discharged at the same time as the discharge of the Lien that gave rise to the obligation to so secure the notes.

  Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless

          (1)   the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

            (A)  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the Debt to Adjusted EBITDA Ratio for the Successor Company and the Restricted Subsidiaries would be less than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

          (5)   each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and

          (6)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

          (a)   any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

          (b)   the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (A)

            (1)   such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the

    District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

            (2)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

            (3)   immediately after such transaction no Default or Event of Default exists; and

            (4)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

          (B)  the transaction is made in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales."

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

  Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

          (b)   the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)   Transactions between or among the Issuer or any of the Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments;"

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

          (4)   the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary;

          (5)   transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (6)   any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect);

          (7)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

          (8)   the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

          (9)   transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

          (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

          (12) payments by the Issuer or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Issuer in good faith; and

          (13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Issuer in good faith.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

        (a)   (1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary

      •
      on its Capital Stock or

      •
      with respect to any other interest or participation in, or measured by, its profits or

          (2)   pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

        (b)   make loans or advances to the Issuer or any Restricted Subsidiary; or

        (c)   sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

        except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (1)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

          (2)   the Indenture and the notes;

          (3)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

          (4)   applicable law or any applicable rule, regulation or order;

          (5)   any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (6)   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (7)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "—Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (9)   other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (10) customary provisions in joint venture agreements and other similar agreements;

          (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

          (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

          (13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

  Limitation on Sale and Lease-Back Transactions

        The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction (other than any Sale and Lease-Back Transaction relating to the PAS-10

Satellite); provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

        (a)   the Issuer or such Restricted Subsidiary could have:

          (1)   incurred any Indebtedness relating to such Sale and Lease-Back Transaction under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" above; and

          (2)   incurred a Lien to secure such Indebtedness pursuant to "—Limitation on Liens" above without equally and ratably securing the notes pursuant to the covenant described under such covenant;

        (b)   the consideration received by the Issuer or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with "—Repurchase at the Option of Holders—Asset Sales" above; and

        (c)   the transfer of assets in that Sale and Lease-Back Transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with "—Repurchase at the Option of Holders—Asset Sales" above;

provided, however, that clauses (b) and (c) shall not apply to any Sale and Lease-Back Transaction between the Issuer and any Guarantor or between Guarantors.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

        (a)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor's Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

        (b)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

        (c)   such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

          (1)   such Guarantee has been duly executed and authorized and

          (2)   such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

  Maintenance of Insurance

        The Issuer and each Restricted Subsidiary will obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite to be launched by the Issuer or any Restricted Subsidiary, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period thereafter, but only to the extent, if at all, and on such terms (including period, exclusions, limitations on coverage and coverage amount) as is determined by the Board of Directors of the Issuer to be in the best interests of the Issuer and evidenced by a Board Resolution delivered to the Trustee, (ii) with respect to each Satellite it currently owns or has risk of loss for, other than any Excluded Satellite or any In-orbit Spare Satellite (but only to the extent that such In-orbit Spare Satellite is not expected or intended, in the good faith determination of the Board of Directors of the Issuer and evidenced by a Board Resolution delivered to the Trustee, to earn revenues in excess of $25.0 million for the immediately succeeding twelve calendar months), In-Orbit Insurance in an amount based on a percentage of the book value of such Satellite as specified in clause (2) of the proviso below and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case other than in the case of any such Satellite that is an Excluded Satellite or an In-orbit Spare Satellite (but only to the extent that such In-orbit Spare Satellite is not expected or intended, in the good faith determination of the Board of Directors of the Issuer and evidenced by a Board Resolution delivered to the Trustee, to earn revenues in excess of $25.0 million for the immediately succeeding twelve calendar months), In-Orbit Insurance in an amount as provided for in clause (ii) above; provided, however, that at any time with respect to a Satellite that the Issuer or any Restricted Subsidiary owns or has risk of loss for,

          (1)   the Issuer and each Restricted Subsidiary may at its option in lieu of procuring or maintaining the In-Orbit Insurance described in clauses (ii) and (iii) above elect to provide an In-orbit Spare Satellite for one or more Satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are protected by In-orbit Spare Satellites or by In-Orbit Insurance in accordance with this covenant); provided that

            (y)   no more than two Satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite that is protected by an In-orbit Spare Satellite) protected by the same In-orbit Spare Satellite may, at any time, each be subject to a partial loss that has resulted in the reduction of commercially usable transponders on the Satellite (or on the C-band or Ku-band payloads separately on a hybrid C/Ku-band satellite that is protected by an In-orbit Spare Satellite) exceeding 37.5% of each such Satellite's (or such C-band or Ku-band payload's) total number of commercially usable transponders; provided, however, that up to three Satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite that is protected by an In-orbit Spare Satellite) protected by the same In-orbit Spare Satellite may, at any time, each be subject to a partial loss that has resulted in the reduction of commercially usable transponders on the Satellite (or on the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite that is protected by an In-orbit Spare Satellite) exceeding 37.5% of each such Satellite's (or such C-band or Ku-band payload's) total number of commercially usable transponders if such In-orbit Spare Satellite is at such time functioning as an In-orbit Spare Satellite for six Satellites and the Issuer or the applicable Restricted Subsidiary shall maintain or procure within 120 days In-Orbit Insurance complying with the provisions of clause (ii) or (iii) above, as applicable, on the three Satellites not subject to such partial loss; and

            (z)   at no single time shall any Satellite act as an In-orbit Spare Satellite for more than six Satellites and in no event shall such Satellites be within a geostationary orbital arc of greater than 60 contiguous degrees of longitude; and

          (2)   the Issuer shall not be required to maintain In-Orbit Insurance in excess of 33% of the aggregate book value of all Satellites insured pursuant to clause (i) above (but included in such calculation only to the extent such Satellite has successfully completed its in-orbit testing phase) and otherwise required to be insured pursuant to clauses (ii) and (iii) above (it being understood that any Satellite protected by an In-orbit Spare Satellite shall be deemed to be insured for 100% of its book value) (with the allocation of such insurance among such Satellites being in the Issuer's discretion). In the event of any loss, damage or failure affecting a Satellite insured pursuant to clauses (i), (ii) or (iii) above or the expiration and non-renewal of an insurance policy for such a Satellite resulting from a claim of loss under such policy causes a failure to comply with this clause (2), the Issuer shall be deemed to be in compliance with this clause (2) for the 120 days immediately following such loss, damage or failure or policy expiration, provided that the Issuer procures such insurance or In-orbit Spare Satellite as necessary to comply with this clause (2) within such 120 day period.

        The insurance policies required by the foregoing paragraph shall

          (i)    contain no exclusions other than

            (A)  Acceptable Exclusions and such other exclusions or limitations of coverage as may be applicable to all Satellites of the same model or relating to systemic anomalies as are then customary in the Satellite insurance market and

            (B)  such specific exclusions applicable to the performance of the Satellite being insured as are reasonably accepted by the Board of Directors of the Issuer in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable and

          (ii)   provide coverage for all risks of loss of and damage to the Satellite including for partial loss, constructive total loss and total loss. The insurance required by this covenant shall name the Issuer or the applicable Restricted Subsidiary as the named insured.

        In the event of the unavailability of an In-orbit Spare Satellite for any reason, the Issuer shall, subject to clause (2) of the proviso to the first paragraph above, within 120 days of such loss or unavailability, be required to have in effect In-Orbit Insurance complying with clauses (ii) or (iii) of the first paragraph above, as applicable, with respect to all Satellites that the In-orbit Spare Satellite was intended to protect so long as an In-orbit Spare Satellite is unavailable, provided that the Issuer and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such loss or unavailability, as the case may be.

        In the event that the Issuer or its Restricted Subsidiaries receive proceeds from any Satellite insurance covering any Satellite owned by the Issuer or any of its Restricted Subsidiaries, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite manufacturer or any launch provider covering any of such Satellites (the event resulting in the payment of such proceeds, an "Event of Loss"), all Event of Loss Proceeds in respect of such Event of Loss shall be applied in the manner provided for in clause (iii) of the first paragraph under "—Repurchase at the Option of Holders—Asset Sales".

Reports and Other Information

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

          (a)   within 90 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

          (b)   within 45 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

          (c)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

          (d)   any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

        The following events constitute Events of Default under the Indenture:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;

          (2)   default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;

          (3)   failure by the Issuer to comply with its obligations under the first paragraph of "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets;"

          (4)   failure by the Issuer to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount of the Notes then outstanding with any of its obligations in the covenants described above under "—Repurchase at the Option of Holders—Change of Control" (other than a failure to purchase Notes) or "—Repurchase at the Option of Holders—Asset Sales" (other than a failure to purchase Notes) or under "—Certain Covenants" under "—Limitation on Restricted Payments", "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", "—Limitation on Liens", "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", "—Transactions with Affiliates", "—Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries", "—Limitation on Sale and Lease-Back Transactions", "—Maintenance of Insurance" or "—Reports and Other Information";

          (5)   failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements contained in the Indenture or the notes;

          (6)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

            (A)  such default either

        •
        results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or

        •
        relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

            (B)  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

          (7)   failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (8)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

          (9)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

            (x)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

            (y)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

            (z)   if the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

          (1)   such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3)   such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for

          (1)   the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

          (2)   the Issuer's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (A)  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

            (B)  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (6)   the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

          (7)   the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (8)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

          (a)   all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (b)   (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

            (3)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

            (4)   the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

          (2)   reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders"),

          (3)   reduce the rate of or change the time for payment of interest on any note,

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

          (5)   make any note payable in money other than that stated in the notes,

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

          (7)   make any change in these amendment and waiver provisions, or

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the notes:

          (1)   to cure any ambiguity, omission, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of the Issuer's or any Guarantor's obligations to Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to add a Guarantor under the Indenture;

          (11) to conform the text of the Indenture, Guarantees or the notes to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes; or

          (12) making any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and any Guarantees are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acceptable Exclusions" means

          (1)   war, invasion, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

            (a)   any government or sovereign power (de jure or de facto),

            (b)   any authority maintaining or using a military, naval or air force,

            (c)   a military, naval, or air force, or

            (d)   any agent of any such government, power, authority or force;

          (2)   any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

          (3)   insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

          (4)   confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency);

          (5)   nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

          (6)   electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

          (7)   willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of the Satellite;

          (8)   an act of one or more individuals, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

          (9)   any unlawful seizure or wrongful exercise of control of the Satellite made by any individual or individuals acting for political or terrorist purposes, (x) loss of revenue, incidental damages or consequential loss;

          (10) loss of revenue, incidental damages or consequential loss;

          (11) extra expenses, other than the expenses insured under this policy;

          (12) third party liability;

          (13) loss of a redundant component(s) that does not cause a transponder failure; and

          (14) such other similar exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

        "Acquired Indebtedness" means, with respect to any specified Person,

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Adjusted EBITDA" means, with respect to the Issuer and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period

  (1)
  increased (without duplication) by:

            (a)   Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period; plus

            (b)   Consolidated Interest Expense (including interest under Satellite Purchase Agreements for such period to the extent excluded in determining Consolidated Interest Expense for such period) for such period to the extent deducted in determining Consolidated Net Income for such period; plus

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income; plus

            (d)   collections on investments in sales-type leases during such period, to the extent not otherwise included in Consolidated Net Income for such period; plus

            (e)   to the extent deducted in arriving at Consolidated Net Income, foreign withholding taxes paid or accrued in such period; plus

            (f)    any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicacões e Participacöes, Ltda.'s involvement in arrangements with Sky Multi-Country Partners; plus

            (g)   any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture including a refinancing thereof (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (ii) any amendment or other modification of the notes or the Credit Facilities, and, in each case, deducted in computing Consolidated Net Income; plus

            (h)   the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to closure of facilities; plus

            (i)    any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

            (j)    the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

            (k)   the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Investors;

  (2)
  decreased by (without duplication):

            (a)   any gross profit on sales-type leases included in Consolidated Net Income for such period, except for collections on investments in sales-type leases during such period, to the extent included in Consolidated Net Income for such period; and

            (b)   non-cash items increasing Consolidated Net Income of the Issuer and the Restricted Subsidiaries for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

  (3)
  increased or decreased by (without duplication):

            (a)   any net loss or gain resulting from currency exchange risk Hedging Obligations; plus or minus, as applicable

            (b)   without duplication, the Historical Adjustments.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

          (1)   1.0% of the principal amount of the note; and

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the note at August 15, 2009 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption"), plus (ii) all required interest payments due on the note through August 15, 2009 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

            (b)   the principal amount of the note.

        "Asset Sale" means

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

            (a)   a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory (including the sale or leasing including by way of sales-type lease, of transponder capacity and the leasing or licensing of teleports);

            (b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

            (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments;"

            (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

            (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

            (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

            (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

            (h)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

            (i)    foreclosures on assets;

            (j)    sales of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (including in respect of sales-type leases), or participations therein, in connection with any Receivables Facility;

            (k)   any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

            (l)    any Event of Loss; and

            (m)  any sale of an Excluded Satellite; provided, that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Net Proceeds of an Asset Sale and shall be applied as provided for under the provisions described under "—Repurchase at the Option of Holders—Asset Sales".

        "Board Resolution" means with respect to the Issuer, a duly adopted resolution of the Board of Directors of the Issuer or any committee thereof.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means

          (1)   in the case of a corporation, corporate stock,

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens", a Capitalized Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Cash Equivalents" means

          (1)   United States dollars,

          (2)   pounds sterling,

          (3)   (a) euro, or any national currency of any participating member state in the European Union or,

            (b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

          (4)   securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

          (5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

          (6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

          (7)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

          (8)   marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million or (y) having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency),

          (9)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

          (10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and

          (11) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent corporations.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges, excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Income Tax Expense" means, with respect to the Issuer for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

            (a)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees, any expensing of bridge or other financing fees and any interest under Satellite Purchase Agreements),

            (b)(i) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period and (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period, and

            (c)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

            (d)   interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

          (1)   any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges and the Transactions) shall be excluded,

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (3)   any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

          (4)   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (6)   solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (7)   effects of adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

          (8)   any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

          (9)   any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

          (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to the definition of the term Cumulative Credit.

        "Consolidated Secured Debt Ratio" as of any date of determination means, the ratio of (a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which financial reports have been filed with the SEC or provided to the Trustee, to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which reports have been filed with the SEC or provided to the Trustee, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Debt to Adjusted EBITDA Ratio.

        "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases (other than any lease or leases entered into in connection with any Sale Lease-Back Transaction), dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds

            (A)  for the purchase or payment of any such primary obligation or

            (B)  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock").

        "Cumulative Credit" means the sum of (without duplication):

          (1)   the aggregate net cash proceeds, and the fair market value of marketable securities or other property other than cash (as determined in good faith by the Board of Directors of the Issuer), received by the Issuer from the issue or sale (other than to a Restricted Subsidiary) of any class of Equity Interests, including Retired Capital Stock, in the Issuer after the Issue Date, other than (A) Disqualified Stock, (B) Equity Interests to the extent the net cash proceeds therefrom are applied as provided for in clause (4) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments", (C) Designated Preferred Stock, (D) Refunding Capital Stock and (E) Excluded Contributions; plus

          (2)   100% of any cash and the fair market value of marketable securities or other property other than cash (as determined in good faith by the Board of Directors of the Issuer) received by the Issuer as a capital contribution from its shareholders subsequent to the Issue Date other than any Excluded Contributions; plus

          (3)   the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary issued after the Issue Date (other than any such Indebtedness or Disqualified Stock to the extent issued to a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock); plus

          (4)   cumulative Adjusted EBITDA from and after the first day of the fiscal quarter during which the Issue Date occurs, to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Adjusted EBITDA for such period is negative, minus the amount by which cumulative Adjusted EBITDA is less than zero; plus

          (5)   to the extent not already included in Adjusted EBITDA, 100% of the aggregate net cash proceeds received by the Issuer or a Restricted Subsidiary since the Issue Date from (A) Investments (other than Permitted Investments), whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) thereof made by the Issuer and its Restricted Subsidiaries and (B) a cash dividend from, or the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary; plus

          (6)   if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the fair market value of all Investments by the Issuer and its Restricted Subsidiaries in such Subsidiary, as determined in good faith by the Board of Directors of the Issuer.

        Notwithstanding anything to the contrary above, any repayments of Restricted Payments made pursuant to clause (11) of the second paragraph of "—Certain Covenants—Limitation on Restricted Payments" shall be excluded from the calculation of Cumulative Credit.

        "Cumulative Interest Expense" means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Issuer and the Restricted Subsidiaries for the period from and after the first day of the fiscal quarter during which the Issue Date occurs, to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.

        "Debt to Adjusted EBITDA Ratio" means, with respect to any Person for any period, such Person's ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the "Determination Date") to (2) the Adjusted EBITDA for the four full consecutive fiscal quarters immediately preceding such Determination Date for which financial information is available (the "Measurement Period"). In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the Measurement Period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Determination Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Determination Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Determination Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by an executive vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of the term "Cumulative Credit".

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than

          (1)   public offerings with respect to the Issuer's or any direct or indirect parent corporation's common stock registered on Form S-8 and

          (2)   any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Event of Loss" is defined under "—Certain Covenants—Maintenance of Insurance."

        "Event of Loss Proceeds" means, with respect to any Event of Loss, all Satellite insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

          (1)   provision for all income or other taxes measured by or resulting from such Event of Loss,

          (2)   payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

          (3)   payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

          (4)   provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such Satellite), and

          (5)   deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

          (a)   contributions to its common equity capital, and

          (b)   the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers' certificate executed by an executive vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in the definition of the term "Cumulative Credit".

        "Excluded Satellite" means (a) the Satellites of the Issuer and its Restricted Subsidiaries identified as PAS-4, PAS-5 and PAS-7, PAS-1R, PAS-6B, SBS-6, Galaxy 3R, Galaxy 4R, Galaxy 11 and Galaxy 10R and (b) any other Satellite that (i) is not expected or intended, in the good faith determination of the Board of Directors of the Issuer and evidenced by a Board Resolution delivered to the Trustee, to earn future revenues from the operation of such Satellite in excess of $25.0 million in any fiscal year, and (ii) has suffered loss or damage such that (1) the procurement of In-Orbit Insurance therefor in the amount and on the terms required by the Indenture would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) such In-Orbit Insurance would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, as determined in good faith by the Board of Directors of the Issuer and evidenced by a Board Resolution delivered to the Trustee.

        "Existing Indebtedness" means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Indenture Obligations.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Historical Adjustments" means with respect to any Person, without duplication, the following items to the extent incurred prior to the Issue Date:

          (1)   adjustment of sales-type leases to operating leases;

          (2)   elimination of new sales-type leases;

          (3)   loss on conversion of sales-type leases;

          (4)   impairment charges from satellite write-downs;

          (5)   gain on satellite insurance claims;

          (6)   restructuring charges;

          (7)   reserves for long-term receivables and sales-type lease adjustments, including customer-related long-term receivables evaluated as uncollectible;

          (8)   reversal of allowance for customer credits, including any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicacões e Participacöes, Ltda.'s involvement in arrangements with Sky Multi-Country Partners;

          (9)   change in reserve estimates related to two of the Issuer's minority Investments based on the Issuer's assessment of the investee's market value;

          (10) leaseback expense net of deferred gain;

          (11) other non-operating items consisting of (i) transaction related fees and expenses including management retention bonuses, (ii) fees and expenses related to prior acquisitions and due diligence for acquisitions not consummated, (iii) non-cash stock compensation expense, (iv) gain or loss on disposals and non-cash write-offs of other property and equipment, (v) non-cash losses from an investment accounted for by the equity method, (vi) reserve adjustments and (vii) gain on termination of the Galaxy 8-iR construction contract.

        "Holder" means a holder of the notes.

        "Indebtedness" means, with respect to any Person,

          (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent

            (a)   in respect of borrowed money,

            (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

            (c)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations and the present value (discounted at the interest rate borne by the notes, compounded annually) of total obligations of the lessee for rental payments during the remaining term of the lease included in any Sale and Lease-Back Transaction (including any period for which such lease has been extended)), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

            (d)   representing any Hedging Obligations,

    if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (2)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

          (3)   to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business; (B) obligations under or in respect of Receivables Facilities; (C) deferred or prepaid revenues; (D) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (E) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; or (F) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Credit Suisse First Boston LLC, Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Lehman Brothers Inc., BNP Paribas Securities Corp., Calyon Securities (USA) Inc., Greenwich Capital Markets, Inc., ING Financial Markets LLC, Scotia Capital (USA) Inc., ABN AMRO Incorporated, BNY Capital Markets, Inc. and SG Americas Securities, LLC.

        "In-Orbit Insurance" means, with respect to any Satellite, insurance for risk of loss of and damage to such Satellite attaching upon the expiration of the launch insurance therefore and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth in the Indenture.

        "In-orbit Spare Satellite" means a Satellite that:

          (1)   shall meet or exceed the performance requirements to which the customer would be entitled pursuant to its service agreement with respect to each Satellite being protected (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are so protected or insured by insurance in accordance with "—Certain Covenants—Maintenance of Insurance"); and

          (2)   to the extent necessary to serve the present and future intended customer base for the Satellite being protected (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are so protected or insured by insurance in accordance with "—Certain Covenants—Maintenance of Insurance"), shall have a similar or better footprint coverage and power levels and similar operating radio frequencies when compared to each Satellite (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band Satellite, provided both payloads on such Satellite are so protected or insured by insurance in accordance with "—Certain Covenants—Maintenance of Insurance") for which it shall be maintained as an In-orbit Spare Satellite;

        provided that a Satellite that has both C-band and Ku-band payloads, shall be deemed to be an "In-orbit Spare Satellite" with respect to each payload as to which it meets the foregoing criteria as applied to such payload separately.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2)   debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

            (x)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

            (y)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

Notwithstanding the foregoing, payments made under contracts to construct, launch, operate or insure Satellites which contracts are entered into in the ordinary course of business shall not constitute Investments.

        "Investors" means Kohlberg Kravis Roberts & Co. L.P., TC Group, L.L.C. (which operates under the trade name "The Carlyle Group") and Providence Equity Partners and their respective Affiliates.

        "Issue Date" means August 20, 2004.

        "Issuer" means PanAmSat Corporation, a Delaware corporation, and its successors.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Pari Passu Indebtedness required (other than required by clause (1) of the second paragraph of "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Net Transponder Capacity" means the aggregate transponder transmission capacity for all in-orbit transponders then owned by the Issuer and the Restricted Subsidiaries less the amount of capacity relating to transponders which are not at such time available for use whether due to legal, regulatory, technical or contractual restrictions or otherwise.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

        "Pari Passu Indebtedness" means with respect to any Person:

          (1)   Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

          (2)   all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Guarantee of such Person, as the case may be; provided, however, that Pari Passu Indebtedness shall not include:

          (A)  any obligation of such Person to the Issuer or any Subsidiary;

          (B)  any liability for Federal, state, local or other taxes owed or owing by such Person;

          (C)  any accounts payable or other liability to trade creditors arising in the ordinary course of business; or

          (D)  any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (including transponders or transponder capacity) and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means each of Kohlberg Kravis Roberts & Co. L.P., TC Group, L.L.C. (which operates under the trade name "The Carlyle Group") and Providence Equity Partners and their respective Affiliates and members of management of the Issuer who are shareholders of the Issuer on the Issue Date.

        "Permitted Investments" means

          (a)   any Investment in the Issuer or any Restricted Subsidiary;

          (b)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (c)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

            (1)   such Person becomes a Restricted Subsidiary or

            (2)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (d)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (e)   any Investment existing on the Issue Date;

          (f)    any Investment acquired by the Issuer or any Restricted Subsidiary

            (1)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

            (2)   as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (g)   Hedging Obligations permitted under clause (j) of the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (h)   any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $250.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (i)    Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term "Cumulative Credit".

          (j)    guarantees of Indebtedness permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (k)   any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (5) and (9) of such paragraph);

          (l)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

          (m)  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $125.0 million and (y) 2.25% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (n)   Investments relating to any special purpose Wholly-Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

          (o)   Investments in Subsidiaries or joint ventures formed for the purpose of selling or leasing transponder capacity to third party customers in the ordinary course of business of the Issuer and its Restricted Subsidiaries which Investments are in the form of transfers to such Subsidiaries or joint ventures for fair market value of transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or joint ventures; provided that all such Investments in Subsidiaries and joint ventures do not exceed 10% of Net Transponder Capacity;

          (p)   advances to employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

          (q)   loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; and

          (r)   Investments in any joint venture in existence as of the Issue Date; provided that all such Investments made after the Issue Date pursuant to this clause (r) in all such joint ventures do not exceed $10.0 million.

          "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (a), (d) or (l) of the second paragraph under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (7)   Liens existing on the Issue Date;

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (9)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens (including Liens in connection with Sale and Lease-Back Transactions) in favor of the Issuer or any Guarantor;

          (16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer's client at which such equipment is located;

          (17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

          (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (19) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (20) other Liens securing obligations incurred in the ordinary course of business which obligations do to exceed $25 million at any one time outstanding;

          (21) Liens incurred to secure Obligations in respect of term loans or revolving loans (including principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts relating thereto) under any Credit Facilities or Indebtedness related to any Sale and Lease-Back Transaction; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.5 to 1.0.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

        "Rating Agencies" mean Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a Board Resolution) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Registration Rights Agreement" means the Registration Rights Agreement dated August 20, 2004, among the Issuer, the Guarantors and the Initial Purchasers.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

        "Satellite" means any satellite owned by, or leased to, the Issuer or any of its Restricted Subsidiaries and any satellite purchased pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

        "Satellite Manufacturer" means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

        "Satellite Purchase Agreement" means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

        "Satellite Purchaser" means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement entered into as of the Issue Date by and among the Issuer, the Restricted Subsidiaries, the lenders party thereto in their capacities as lenders thereunder, Citicorp North America, Inc., as Administrative Agent, Credit Suisse First Boston, as Syndication Agent, and Bear Stearns Corporate Lending Inc. and Lehman Commercial Paper Inc., as Co-Documentation Agents, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" above).

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Special Interest" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Subordinated Indebtedness" means

          (a)   respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

          (b)   respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the guarantee of such Guarantor.

        "Subsidiary" means, with respect to any Person,

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transaction Agreement" means, collectively, the Transaction Agreement dated April 20, 2004, among Constellation, LLC, the Issuer, The DIRECTV Group, Inc. and PAS Merger Sub, Inc., the Letter Agreement dated May 17, 2004, among Constellation, LLC, Carlyle PanAmSat I, L.L.C. and Carlyle PanAmSat II L.L.C., the Letter Agreement dated May 17, 2004 among Constellation, LLC, PEP PAS, LLC and PEOP PAS, LLC, and the Letter Agreement dated August 12, 2004, between The DIRECTV Group, Inc. and Constellation, LLC and acknowledged by the Issuer.

        "Transactions" means the transactions contemplated by the Transaction Agreement, the notes and the Senior Credit Facilities as in effect on the Issue Date.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2009; provided, however, that if the period from the redemption date to August 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trustee" means The Bank of New York until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means

          (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

          (a)   any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

          (b)   such designation complies with the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and

          (c)   each of

            (1)   the Subsidiary to be so designated and

            (2)   its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

          (1)   the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first sentence under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

          (2)   the Debt to Adjusted EBITDA Ratio for the Issuer and its Restricted Subsidiaries would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the Board of Directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

          (2)   the sum of all such payments.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE EXCHANGE OFFER

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of 180 days after the consummation of the exchange offer or until such broker-dealer has sold all exchange notes held by it, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

        We will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and, except in certain circumstances, the expenses of counsel and other advisors of the holders and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others have an indirect interest, through limited partnerships that are investors in the KKR Millennium Fund, L.P., in less than 1% of PanAmSat Holding Corporation's common stock.

EXPERTS

        The consolidated financial statements of PanAmSat Corporation as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph relating to a change in method of accounting for goodwill), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
Annual Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Income for the years ended December 31, 2001, 2002 and 2003	F-3
Consolidated Balance Sheets at December 31, 2002 and 2003	F-4
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income (Loss) for the years ended December 31, 2001, 2002 and 2003	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2002 and 2003	F-6
Notes to Consolidated Financial Statements	F-7
Interim Financial Statements
Condensed Consolidated Statements of Operations (unaudited) for the three months ended September 30, 2003 and 2004	F-58
Condensed Consolidated Statements of Operations (unaudited) for the nine months ended September 30, 2003 and 2004	F-59
Condensed Consolidated Balance Sheets at December 31, 2003 and September 30, 2004 (unaudited)	F-60
Condensed Consolidated Statement of Changes in Stockholders' Equity and Comprehensive Income (Loss) (unaudited) for the nine months ended September 30, 2004	F-61
Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2003 and 2004	F-62
Notes to Condensed Consolidated Financial Statements (unaudited)	F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
PanAmSat Corporation

        We have audited the accompanying consolidated balance sheets of PanAmSat Corporation and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PanAmSat Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
March 5, 2004
(July 16, 2004 as to Note 13,
October 8, 2004 as to Notes 2 and 10
with respect to the Company's stock split,
November 19, 2004
as to Note 16 and December 17, 2004
as to Note 14)

PANAMSAT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
(In thousands)

	2001	2002	2003
REVENUES:
Operating leases, satellite services and other	$802,194	$792,691	$814,006
Outright sales and sales-type leases	67,881	19,599	17,005

Total revenues	870,075	812,290	831,011

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	12,766	—	—
Depreciation and amortization	414,744	335,717	312,833
Direct operating costs (exclusive of depreciation and amortization)	147,401	126,387	149,696
Selling, general and administrative expenses	121,622	101,983	86,081
Facilities restructuring and severance costs	8,223	13,708	4,227
Gain on insurance claims	—	(40,063)	—
Loss on termination of sales-type leases	—	18,690	—

Total operating costs and expenses	704,756	556,422	552,837

INCOME FROM OPERATIONS	165,319	255,868	278,174
INTEREST EXPENSE—Net	111,153	142,470	143,632

INCOME BEFORE INCOME TAXES	54,166	113,398	134,542
INCOME TAX EXPENSE	23,562	28,350	35,010

NET INCOME	$30,604	$85,048	$99,532

See notes to consolidated financial statements.

PANAMSAT CORPORATION

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2002 AND 2003
(In thousands)

	2002	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$783,998	$511,248
Short-term investments	99,785	38,936
Accounts receivable—net	34,276	77,006
Net investment in sales-type leases	22,858	23,068
Prepaid expenses and other (principally prepaid insurance)	43,170	20,428
Deferred income taxes	7,889	7,688
Insurance claim receivable	—	260,000
Receivable—satellite manufacturer	72,007	—

Total current assets	1,063,983	938,374

SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	2,865,279	2,306,705
NET INVESTMENT IN SALES-TYPE LEASES	161,869	116,653
GOODWILL	2,238,659	2,243,611
DEFERRED CHARGES AND OTHER ASSETS—Net	157,948	129,534

TOTAL ASSETS	$6,487,738	$5,734,877

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$65,314	$71,794
Current portion of long-term debt	200,000	3,500
Current portion of satellite incentive obligations	11,995	12,654
Accrued interest payable	50,961	45,462
Deferred gains and revenues	18,923	22,436
LONG-TERM DEBT	2,350,000	1,696,500
DEFERRED INCOME TAXES	417,843	430,512
DEFERRED CREDITS AND OTHER (principally customer deposits, deferred revenue and satellite incentive obligations)	295,160	273,261

TOTAL LIABILITIES	3,410,196	2,556,119

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value—1,747,563,016 shares authorized; 655,194,037 and 655,864,175 outstanding at December 31, 2002 and 2003, respectively	6,552	6,559
Additional paid-in-capital	2,527,332	2,536,275
Retained earnings	546,093	645,625
Accumulated other comprehensive loss	(2,385)	(1,567)
Other stockholders' equity	(50)	(8,134)

Total stockholders' equity	3,077,542	3,178,758

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,487,738	$5,734,877

See notes to consolidated financial statements.

PANAMSAT CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND
COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED
DECEMBER 31, 2001, 2002 AND 2003
(In thousands, except share data)

	Common Stock
					Accumulated Other Comprehensive Loss
	Shares	Par Value Amount	Additional Paid-In Capital	Retained Earnings		Other Stockholders' Equity	Total	Comprehensive Income (Loss)
BALANCE, JANUARY 1, 2001	653,916,747	$6,539	$2,517,715	$430,441	$—	$—	$2,954,695
Additional issuance of common stock	856,931	9	7,252	—	—	—	7,261
Deferred compensation	—	—	41	—	—	(41)	—
Net income	—	—	—	30,604	—	—	30,604	$30,604

BALANCE, DECEMBER 31, 2001	654,773,678	6,548	2,525,008	461,045	—	(41)	2,992,560	30,604

Additional issuance of common stock	420,359	4	2,315	—	—	—	2,319
Unrealized loss on cash flow hedge	—	—	—	—	(1,546)	—	(1,546)	(1,546)
Unrealized gain on short-term investments	—	—	—	—	1	—	1	1
Foreign currency translation adjustment	—	—	—	—	(840)	—	(840)	(840)
Deferred compensation	—	—	9	—	—	(9)	—	—
Net income	—	—	—	85,048	—	—	85,048	85,048

BALANCE, DECEMBER 31, 2002	655,194,037	6,552	2,527,332	546,093	(2,385)	(50)	3,077,542	82,663

Additional issuance of common stock	670,138	7	2,287	—	—	—	2,294
Unrealized gain on cash flow hedge	—	—	—	—	204	—	204	204
Unrealized loss on short-term investments	—	—	—	—	(2)	—	(2)	(2)
Foreign currency translation adjustment	—	—	—	—	616	—	616	616
Acquisition of Hughes Global Services	—	—	—	—	—	(3,419)	(3,419)	—
Deferred compensation	—	—	6,622	—	—	(6,751)	(129)	—
Amortization of deferred compensation	—	—	34	—	—	2,086	2,120	—
Net income	—	—	—	99,532	—	—	99,532	99,532

BALANCE, DECEMBER 31, 2003	655,864,175	$6,559	$2,536,275	$645,625	$(1,567)	$(8,134)	$3,178,758	$100,350

OTHER STOCKHOLDERS' EQUITY:	December 31, 2002	December 31, 2003
Excess of purchase price over historical cost basis of net assets acquired	$—	$(3,419)
Deferred compensation, net	(50)	(4,715)

TOTAL OTHER STOCKHOLDERS' EQUITY	$(50)	$(8,134)

See notes to consolidated financial statements.

PANAMSAT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
(In thousands)

	2001	2002	2003
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$30,604	$85,048	$99,532
Adjustments to reconcile net income to net cash provided by operating activities:
Gross profit on sales-type leases	(32,715)	—	—
Depreciation and amortization	414,744	335,717	312,833
Deferred income taxes	10,811	38,107	14,722
Amortization of debt issuance costs and other deferred charges	9,107	12,474	9,731
Provision for uncollectible receivables	15,339	12,616	(1,632)
Other non-cash items	—	—	2,756
Gain on insurance claims	—	(40,063)	—
Loss on termination of sales-type leases	—	18,690	—
Facilities restructuring and severance costs	8,223	13,708	4,227
Loss on early extinguishment of debt	—	3,309	10,663
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	21,891	22,523	22,858
Operating lease and other receivables	3,105	(3,840)	(19,949)
Prepaid expenses and other assets	(23,484)	(10,888)	21,946
Accounts payable and accrued liabilities	54,449	27,123	(11,465)
Deferred gains and revenues	(4,170)	4,723	7,159

Net cash provided by operating activities	507,904	519,247	473,381

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(338,203)	(294,313)	(104,082)
Net sales (purchases) of short-term investments	—	(99,783)	60,846
Net proceeds from sale of property and equipment	1,932	—	—
Insurance proceeds from satellite recoveries	132,435	215,000	102,649
Proceeds from satellite manufacturer	—	—	69,500
Acquisitions, net of cash acquired	—	—	(20,151)

Net cash provided by (used in) investing activities	(203,836)	(179,096)	108,762

CASH FLOWS FROM FINANCING ACTIVITIES:
New borrowings	—	1,800,000	—
Repayments of long-term debt	(21,216)	(1,771,542)	(850,000)
Debt issuance costs	—	(41,355)	(1,456)
New incentive obligations	32,485	22,706	5,642
Repayments of incentive obligations	(8,718)	(10,717)	(11,781)
Stock issued in connection with employee benefit plans	7,302	2,328	2,328

Net cash (used in) provided by financing activities	9,853	1,420	(855,267)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	(839)	374

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	313,921	340,732	(272,750)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	129,345	443,266	783,998

CASH AND CASH EQUIVALENTS, END OF YEAR	$443,266	$783,998	$511,248

See notes to consolidated financial statements.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation and Description of Business

        Basis of Presentation—Effective May 16, 1997, PanAmSat International Systems, Inc. (then operating under its previous name, PanAmSat Corporation) and the Galaxy Satellite Services division of Hughes Communications, Inc. (a wholly-owned subsidiary of General Motors Corporation ("GM")) were merged (the "Merger"). The merged company was renamed PanAmSat Corporation. The DIRECTV Group (formerly Hughes Electronics Corporation) indirectly owns approximately 80.4% of our outstanding common stock. Within these consolidated financial statements, in addition to the "company", the terms "we", "us" and "our" refer to PanAmSat Corporation and its subsidiaries.

        On April 9, 2003, GM, The DIRECTV Group and The News Corporation Limited ("News Corporation") announced the signing of definitive agreements that provided for, among other things, the split-off of The DIRECTV Group from GM and the indirect acquisition by News Corporation of approximately 34% of the outstanding capital stock of The DIRECTV Group (the "News Corporation Transactions"). These transactions were consummated on December 22, 2003. Upon completion of these transactions, News Corporation transferred its interest in The DIRECTV Group to its 82% owned subsidiary, Fox Entertainment Group, Inc ("Fox Entertainment"). In February 2004, The DIRECTV Group announced its intent to focus on the direct-to-home satellite businesses and that it has begun to evaluate how we fit into that strategic vision. The DIRECTV Group subsequently advised us that it was considering strategic initiatives with regard to its ownership interest in our company (See Note 14 "Subsequent Events").

        Description of the Business—We are a leading global facilities-based provider of video, broadcasting and network services through satellites. We lease transponder capacity on our satellites, which we own and operate, and deliver entertainment and information to cable television systems, television broadcast affiliates, direct-to-home ("DTH") television operators, Internet service providers, telecommunications companies and other corporations and governments. We also provide satellite services and related technical support for live transmissions for news and special events coverage. In addition, we provide satellite services to telecommunications carriers, corporations and Internet service providers ("ISPs") for the provision of satellite-based communications networks, including private corporate networks employing very small aperture antennas and international access to the U.S. Internet backbone.

        With 24 satellites in orbit we have one of the world's largest commercial geostationary earth orbit satellite networks, capable of reaching over 98% of the world's population. We are one of only a few companies worldwide capable of servicing a global footprint through an owned fleet of satellites. We have one of the most sophisticated ground infrastructure networks available to support the needs of our customers. We currently have seven technical facilities in the U.S., which provide transmission, monitoring and control services for operating our fleet and teleport and other services for our customers. We lease such services outside of the United States to support the remainder of our worldwide satellite fleet.

2.    Significant Accounting Policies

        Principles of Consolidation—The consolidated financial statements include our accounts and those of our domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

        Revenue Recognition—We enter into contracts to provide satellite capacity and related services. Revenues are generated from outright sale, sales-type lease and operating lease contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth station and teleport facilities, for periods typically ranging from one year to the life of the satellite. Almost all contracts stipulate payment terms in U.S. dollars.

        Pursuant to an outright sale contract, all rights and title to a transponder are purchased. In connection with an outright sale, we recognize the sale amount as revenue and the cost basis of the transponder is charged to cost of outright sales and sales-type leases.

        Lease contracts qualifying for capital lease treatment (typically based, among other factors, on the term of the lease) are accounted for as sales-type leases. For sales-type lease transactions, we recognize as revenue the net present value of the future minimum lease payments. The cost basis of the transponder is charged to cost of outright sales and sales-type leases. During the life of the lease, we recognize as revenue in each respective period, that portion of each periodic lease payment deemed to be attributable to interest income. The balance of each periodic lease payment, representing principal repayment, is recognized as a reduction of the net investment in sales-type leases. Interest income from sales-type leases of approximately $22 million, $20 million and $17 million is included in sales-type lease revenues for the years ended December 31, 2001, 2002 and 2003, respectively.

        Lease contracts that do not qualify as sales-type leases are accounted for as operating leases. Operating lease revenues are generally recognized on a straight-line basis over the lease term unless collectability is not reasonably assured (refer to "Accounts Receivable" below). Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. Revenues for occasional services are recognized as services are performed and billed. We have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. If no spare or substitute capacity is available, the agreements may be terminated. Except for certain deposits, we are not obligated to refund operating lease payments previously made.

        Sales-type lease agreements and contracts for the sale of transponders typically include a telemetry, tracking and control ("TT&C") service agreement with the customer, which require the customer to pay monthly service fees which are recognized and billable as the services are performed. We also earn revenues for TT&C services in relation to our operating lease agreements with customers. Fees for such services are either included in the customer's monthly lease payment or billed separately.

        We also record revenues related to equipment sales to customers. These equipment sales represent equipment purchased, constructed or developed on behalf of our customers. We recognize revenue related to these equipment sales upon the transfer to the customer of title to the equipment.

        During 2003, we entered into a long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite (Galaxy 15). We recognize revenue utilizing the percentage-of-completion accounting method for such long-term construction contracts, which extend beyond one year. Revenue in relation to these contracts is recognized based upon the completion of pre-established milestones. The costs incurred to meet these milestones are recognized upon the completion of each milestone.

        Fair Value of Financial Instruments—The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values generally due to the short maturity of these items. The carrying amount of the net investment in sales-type leases approximates fair value based on the interest rates implicit in the leases.

        At December 31, 1997, in connection with our debt refinancing activities, we entered into certain U.S. Treasury rate lock contracts to reduce our exposure to fluctuations in interest rates. The aggregate nominal value of these contracts was $375 million and these contracts were accounted for as hedges because they were applied to a specific refinancing plan that was consummated shortly after December 31, 1997. The cost to unwind these instruments in 1998 was $9.1 million and this amount has been deferred and is being amortized to interest expense over the terms of the related debt securities.

        Derivative Instruments and Hedging Activities—We account for our derivative instrument and interest rate hedge under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value. SFAS 133 also establishes rules for hedging instruments which, depending on the nature of the hedge, require that change in the fair value of the derivatives either be offset against the change in fair value of assets or liabilities through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. We use derivative financial instruments, including interest rate hedges to manage market risks. We entered into a three-year interest rate hedge agreement in relation to $100 million of the outstanding borrowings under the Senior Secured Credit Facility during the third quarter of 2002 (See Note 6, "Long-Term Debt").

        Concentration of Credit Risk—We provide satellite transponders and related services and extends credit to a large number of customers in the commercial satellite communications market. Management monitors the exposure to credit losses and maintains allowances for anticipated losses that are charged to selling, general and administrative expenses. Revenues derived from affiliates of The DIRECTV Group and News Corporation comprised approximately 16% and 11%, respectively, of total revenues in 2003. No other customers provide us with revenues in excess of 10% of total revenues.

        Cash and Cash Equivalents—Cash and cash equivalents consists of cash on hand and highly liquid investments with maturities at date of acquisition of three months or less.

        Supplemental cash flow information for 2001, 2002 and 2003 is as follows (in thousands):

	2001	2002	2003
Cash received from interest	$13,254	$17,999	$13,603
Cash paid for interest	$144,503	$142,723	$158,723
Cash paid for taxes	$2,734	$2,668	$4,846
Cash received from tax refunds	$8,046	$21,220	$13,042

        Short-Term Investments—At December 31, 2003, we had short-term investments of $38.9 million versus $99.8 million at December 31, 2002. The short-term investments primarily consist of commercial paper with original maturities of up to twelve months. All of the short-term investments held as of December 31, 2003 have remaining maturities of three months or less. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," we have classified these short-term investments as available-for-sale. These securities are carried at estimated fair market value. The aggregate unrealized gains and losses related to these investments, net of taxes, are reflected as a part of other comprehensive income within stockholders' equity.

        Accounts Receivable—Accounts receivable include amounts earned under service agreements and occasional services which are billable as performed. An allowance for doubtful accounts is maintained in the amount of approximately $8.7 million and $6.4 million at December 31, 2002 and 2003, respectively. If collectability of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenue, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer's financial status or the receivable is collected, revenue is recorded at that time. During the years ended December 31, 2002 and 2003, we recorded $11.5 million and $5.1 million, respectively, of net customer credits. The total allowance for customer credits was $13.0 million and $18.1 million as of December 31, 2002 and 2003, respectively.

        Satellites and Other Property and Equipment—Satellites and other property and equipment are stated at historical cost, or in the case of certain satellites acquired in connection with the Merger, the fair value at the date of acquisition. The capitalized cost of satellites includes all construction costs, incentive obligations, launch costs, launch insurance, and capitalized interest. Substantially all other property and equipment consists of our teleport facilities.

        Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Estimated Lives (Years)
Satellite systems under construction	—
Satellites in service	12–15
Communications equipment	3–7
General support equipment	5–10
Buildings	25
Leasehold improvements	3–18

        The estimated useful lives of our satellites are based upon the lower of the satellite's design life or the estimated life of the satellite as determined by an engineering analysis performed during initial in-orbit testing. As the telecommunications industry is subject to rapid technological change and our satellites have been subject to certain health related anomalies, we may be required to revise the estimated useful lives of our satellites and communications equipment or to adjust their carrying amounts. Accordingly, the estimated useful lives of our satellites are periodically reviewed using current engineering data. If a significant change in the estimated useful lives of our satellites is identified, we account for the effects of such changes on depreciation expense on a prospective basis. Reductions in the estimated useful lives of our satellites would result in additional depreciation expense in future periods. If the reduction in the estimated useful life of a satellite results in undiscounted future cash flows for the satellite, which are less than the carrying value of the satellite and other associated costs grouped together, an impairment charge would be recorded.

        Deferred Charges and Other Assets—Net—Our Deferred Charges and Other Assets are summarized as follows (in millions):

	December 31, 2002	December 31, 2003
Long-Term Receivables—net	$48.6	$54.8
Customer Incentive Programs—net	27.4	26.0
Debt Issuance Costs—net	40.2	25.3
Other Assets—net	15.1	15.0
Prepaid Insurance	21.1	4.7
Investments	5.5	3.7

Total Deferred Charges and Other Assets	$157.9	$129.5

        Long-Term Receivables—net—Our long-term receivables primarily represent receivables with payment terms extending beyond one year and receivables from operating leases with escalating payment terms that are recognized on a straight-line basis into revenue over the lease term. Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. These long-term receivables are net of an allowance for doubtful accounts of approximately $3.6 million and $4.9 million as of December 31, 2002 and 2003, respectively.

        Customer Incentive Programs—net—Deferred charges related to customer incentive programs are amortized against revenue over the terms of the respective customer contracts. Deferred charges related to customer contracts were $32.0 million and $33.0 million at December 31, 2002 and 2003, respectively. These costs primarily represent the cost of antennas provided to cable operators without charge pursuant to certain customer contractual arrangements as well as certain other contractual costs incurred by us in order to secure customer leases. These costs are being amortized against the related revenue recorded pursuant to the terms of the contracts and the accumulated amortization at December 31, 2002 and 2003 amounted to $4.6 million and $7.0 million, respectively.

        Debt Issuance Costs—net—Debt issuance costs of $63.1 million and $53.9 million as of December 31, 2002 and 2003, respectively, represent costs incurred by us to secure debt financing. These costs are being amortized to interest expense on a straight-line basis over the life of the related indebtedness and the accumulated amortization at December 31, 2002 and 2003 amounted to $22.9 million and $28.6 million, respectively. Debt issuance costs capitalized in 2002 and 2003 were $41.4 million and $1.5 million, respectively. Included in interest expense during 2002 and 2003 were approximately $3.3 million and $10.7 million, respectively, associated with the write-offs of unamortized debt issuance costs related to the prepayments of portions of the Senior Secured Credit Facility in 2003 and the 2002 Refinancing (as defined below) (See Note 6 "Long-term Debt").

        Other Assets—net—Our Other Assets consists of prepayments of installation at the facilities of third parties that provide TT&C services to us under long-term service agreements, as well as other miscellaneous deferred charges and other assets. The prepaid installation costs are necessary for third parties to provide services to us over the term of the related services agreement. These prepaid costs are amortized on a straight line basis over the respective contract periods. Included in other assets—net as of December 31, 2003 are $3.2 million of customer lists. As of December 31, 2002 and 2003 customer lists are net of accumulated amortization of $0 and $0.6 million, respectively (See "Identifiable Intangible Assets" below).

        Prepaid Insurance—We amortize prepaid insurance costs to expense over the terms of the respective insurance policies.

        Investments—We have investments in certain equity securities, which represent less than a 10% ownership interest. These investments are accounted for by us under the cost method and are carried at the lower of cost or market. Our investments were $5.5 million and $3.7 million at December 31, 2002 and 2003, respectively.

        Goodwill—We adopted Statement of Financial Accounting Standards No. 142 ("SFAS 142") effective January 1, 2002. Pursuant to SFAS 142, we discontinued the amortization of goodwill beginning January 1, 2002. SFAS 142 also requires at least an annual assessment of recorded goodwill for impairment. The initial annual impairment test had to be completed by December 31, 2002. Any impairment charges resulting from an annual impairment test would be recorded in operating results. We have established the fourth quarter of each year as the timeframe for annual impairment assessment. No impairment charges were required to be recorded in 2002 or 2003 as a result of these assessments (See Note 5 "Goodwill").

        Identifiable Intangible Assets—We amortize identifiable intangible assets such as customer lists using the straight-line method over their estimated useful lives ranging from 6 to 36 months. Amortization expense for identifiable intangible assets was $0 for both 2001 and 2002 and $0.6 million for 2003 (See "Deferred Charges and Other Assets—Net" above). These customer lists were acquired in conjunction with our 2003 purchases of Esatel Communications, Inc., and Sonic Telecommunications International Ltd. (See Note 8 "Acquisitions").

        Evaluation of Long-Lived Assets—We periodically evaluate potential impairment loss relating to long-lived assets including satellites, when a change in circumstances occurs, by assessing whether the unamortized carrying amount can be recovered over the remaining life through undiscounted future expected cash flows generated by the underlying assets (excluding interest payments). If the undiscounted future cash flows were less than the carrying value of the asset or group of assets, an impairment charge would be recorded. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

        In the event a portion of a satellite was rendered inoperative and/or incapable of performing its intended function, we would apply the concepts of SFAS 144, in the determination of whether an impairment loss had occurred. If an impairment loss was indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with Financial Accounting Standards Board ("FASB") Statement No. 144 and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the income statement.

        In the event a portion of a satellite was rendered inoperative and/or incapable of performing its intended function and the satellite was not insured, we would apply the concepts of SFAS 144 in the determination of whether an impairment loss had occurred. In the event an impairment loss had occurred, such amount would be recognized in the period of occurrence.

        Deferred Revenues—We enter into agreements with our customers under which they make prepayments for services to be rendered over a specific period. Payments received are deferred and amortized over the periods of performance.

        Transponder Insurance—We accrue an obligation for the present value of estimated in-orbit performance insurance costs on transponder sales, sales-type leases and other agreements with performance warranty provisions, concurrently with the recognition of the related revenue. We also purchase insurance for certain of our owned satellites for all or some portion of the satellite's book value (See Note 12 "Commitments and Contingencies"). Premiums paid relative to such insurance are amortized to expense over the insurance policy terms, which are typically one to five years.

        Other Comprehensive Income (Loss)—Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in other comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders' equity, net of tax. Our other comprehensive income (loss) is composed of unrealized gains and losses on available-for-sale securities, unrealized losses on our cash flow hedge, and foreign currency translation adjustments.

        Foreign Currency Translation—Assets and liabilities of our foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included as a component of stockholders' equity. Gains and losses resulting from foreign currency transactions are recorded within the income statement when recognized.

        Income Taxes—The provision for income taxes is based upon reported income before income taxes. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax rates.

        Beginning in 1998 through December 22, 2003, we and our subsidiaries joined with The DIRECTV Group and GM in filing a consolidated U.S. Federal income tax return. On December 22, 2003, The DIRECTV Group split-off from GM and as a result The DIRECTV Group no longer files a U.S. federal income tax return with GM. We will continue to file a consolidated U.S. federal income tax return with The DIRECTV Group which will file a U.S. federal income tax return as a separate consolidated group. Under the tax sharing agreements with The DIRECTV Group, the portion of the The DIRECTV Group's consolidated tax amounts recorded by us is generally equivalent to the amounts we would have incurred on a separate return basis. In accordance with such agreements, we provide for current and deferred income taxes as if we were the common parent of an affiliated group that is not included in the consolidated federal income tax return that includes The DIRECTV Group. At December 31, 2003, our balance sheet reflected a deferred tax asset in the amount of

$152.0 million, net of a valuation allowance, attributable to the future benefit from the utilization of certain net operating tax loss carryforwards, alternative minimum tax credits and foreign tax credits.

        Our tax sharing agreements with The DIRECTV Group do not provide for the payment by either The DIRECTV Group or us, upon our separation from The DIRECTV Group's consolidated return group, for any benefit relating to any of our tax attributes at such time. Absent amending the existing agreements to the contrary, the parties' obligations under the tax sharing agreements through the date of separation will be based on the pro forma tax returns required by such agreements. Upon separation from The DIRECTV Group, our net operating loss carryforwards and other tax attributes will be those shown on the tax returns that were actually filed and our deferred tax assets will be recomputed to reflect those attributes. The existing tax sharing agreements do not address tax matters upon separation of the companies. Since we make separate elections to treat items differently under the tax sharing agreement than reported on the actual tax returns, the tax bases in our satellites may increase and our net operating losses and other tax attributes may decrease in the event of separation (See Note 14 "Subsequent Events").

        From the Merger date in 1997 and up to the date upon which The DIRECTV Group became our 80.4% shareholder, we and our domestic subsidiaries filed a separate consolidated U.S. Federal income tax return.

        Our income tax provision, prior to 2003, included estimates of potential tax expense for the possible reduction upon the Internal Revenue Service ("IRS") audit of the tax benefits we derived from a deduction for the Extraterritorial Income Exclusion ("ETI") and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to 2003, we have assessed our minimum and maximum exposure for Federal tax issues, including Foreign Sales Corporation and ETI issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure.

        Various foreign governments have asserted that we are subject to income withholding taxes on the revenue derived from broadcasters who are outside their territory, broadcast into their territory and remit payments directly to us in the United States. We have vigorously contested these assertions under all applicable U.S. and foreign tax laws. We provided additional taxes in 2003 that substantially affected our effective tax rate. We consider our reserves adequate for any exposure we may have for potential income withholding taxes on this broadcaster revenue. If we are unsuccessful in our defense of any such claims, we could be exposed to a substantial cash payment liability (See Note 14 "Subsequent Events").

        Business Segment and Geographic Information—We have organized our business into two operating segments based upon the types of customers served, services provided and economic characteristics of each segment. Our operating segments are our Fixed Satellite Services segment and our Government Services segment ("G2 Satellite Solutions" or "G2") (See Note 13 "Operating Segments").

        Substantially all of our operating facilities are located in the United States. The geographic distribution of our revenues for 2001, 2002 and 2003 was as follows:

	2001	2002	2003
United States	40%	42%	44%
Latin America	22	23	19
Asia	17	16	15
Africa	12	8	9
Other	9	11	13

	100%	100%	100%

        Revenue By Service Type—For the years ended December 31, 2001, 2002 and 2003, our revenues were $870.0 million, $812.3 million and $831.0 million, respectively. These revenues were derived from the following service areas:

	2001	2002	2003
Video services	68%	66%	60%
Network services	24	24	25
Government services	2	3	9
Other services	6	7	6

Total	100%	100%	100%

        Stock Split—In connection with the Transactions, as defined within Note 14 "Subsequent Events", on August 20, 2004, our Board of Directors approved a 4.37 for 1.00 stock split of our common stock. All share amounts, as well as the par value amounts and additional paid-in capital amounts related to our shares within these consolidated financial statements have been restated for all periods to give retroactive effect to the stock split.

        Stock-Based Compensation—Effective January 1, 2003, we adopted the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock Based Compensation," prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". Therefore, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted. Awards granted prior to January 1, 2003 were accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (See "Recent Accounting Pronouncements" below).

        Recent Accounting Pronouncements—In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 requires that a loss on extinguishment of debt meet the requirements of APB 30 to be treated as an extraordinary item in the statement of operations. SFAS 145 also amends FASB Statement No. 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

        In connection with the refinancing of The DIRECTV Group term loan in the first quarter of 2002, we recorded an extraordinary loss on the early extinguishment of debt as a result of the write-off of the remaining related unamortized debt issuance costs. Upon adoption of the provisions of SFAS 145 related to the rescission of FASB Statement No. 4 on January 1, 2003, we were required to reclassify this loss on extinguishment of debt, as it does not meet the new requirements for classification as an extraordinary item in accordance with SFAS 145. As such, we reclassified $3.3 million to interest expense and recorded the related income tax effect of $0.8 million within income tax expense for 2002. This reclassification had no effect on net income but resulted in lower income before income taxes for these periods.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Whereas, under EITF 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. As such, we adopted the provisions of SFAS 146 effective January 1, 2003. These provisions did not have a significant impact on our financial statements upon adoption. However, the adoption of these provisions has affected the timing of expense recognition on a prospective basis as compared to when these expenses would have been recognized under EITF 94-3. Our restructuring reserves as of December 31, 2002 were all recorded pursuant to EITF 94-3 at the date of our commitment to the exit plans. Beginning in 2003, we accounted for restructuring costs in accordance with SFAS 146, which requires that these restructuring charges be recorded as the related liabilities are incurred (See Note 11 "Facilities Restructuring and Severance Costs").

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123," ("SFAS 148") which is effective for financial statements for fiscal years ending after December 15, 2002, with early adoption permitted. SFAS 148 was issued to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. We elected to adopt the expensing provisions of SFAS 123 utilizing the prospective method beginning on January 1, 2003. The following table illustrates the effect on net income as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands).

	Year Ending
	2001	2002	2003
Net income, as reported	$30,604	$85,048	$99,532
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	1,157
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(16,990)	(9,151)	(8,875)

Pro forma net income	$13,614	$75,897	$91,814

        The pro forma amounts for compensation cost may not necessarily be indicative of the effects on operating results for future periods (See Note 10 "Retirement and Incentive Plans").

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN 46-R") to address certain FIN 46 implementation issues. This interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for companies that have interests in entities that are Variable Interest Entities ("VIE") as defined under FIN 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE's expected losses or receives a majority of the VIE's expected gains it shall consolidate the VIE. FIN 46-R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The adoption of the provisions of this interpretation had no effect on our consolidated financial statements.

        In November 2002, the EITF reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 applies to revenue arrangements entered into after June 30, 2003. The adoption of EITF Issue No. 00-21 on July 1, 2003 had no impact on our consolidated financial statements.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We have limited involvement with derivative financial instruments and does not use them for trading or speculative purposes. As of December 31, 2003, our only derivative financial instrument is an interest rate hedge that was entered into in accordance with the agreement governing the Senior Secured Credit Facility (See Note 6 "Long-Term Debt"). The adoption of Statement of Financial Accounting Standards No. 149 on July 1, 2003, as required, had no impact on our consolidated financial statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. The adoption of this standard on July 1, 2003, as required, had no impact on our consolidated financial statements.

        Reclassifications—Certain prior period amounts have been reclassified to conform with the current year's presentation.

3.    Operating Leases and Net Investment in Sales-type Leases

        Future minimum lease payments due from customers under long-term operating leases on satellites in service and to be launched are as follows (in thousands):

December 31, 2003 Minimum Lease Payments
2004	$696,319
2005	601,028
2006	562,638
2007	465,894
2008	387,390
2009 and thereafter	1,596,903

Total	$4,310,172

        The components of the net investment in sales-type leases are as follows (in thousands):

	December 31,
	2002	2003
Total minimum lease payments	$277,560	$238,229
Less: unearned interest income	(82,179)	(89,654)
Less: allowance for doubtful accounts	(10,654)	(8,854)

Total net investment in sales-type leases	184,727	139,721
Less current portion	(22,858)	(23,068)

	$161,869	$116,653

        Included in the unearned interest income balance as of December 31, 2003 is approximately $23.9 million of insurance proceeds related to the Galaxy 4R insurance claim settlement. We offset the proceeds from the Galaxy 4R insurance settlement against the carrying value of the satellite and the net investment in sales-type lease, which were insured. The reduction to the net investment in sales-type lease results in additional unearned interest income which will be recognized over the term of the lease agreement (See Note 12 "Commitments and Contingencies—Satellite Insurance").

        Future minimum payments due from customers under sales-type leases and related service agreements (primarily TT&C and in-orbit performance protection) as of December 31, 2003 are as follows (in thousands):

	Minimum Lease Payments	Service Agreement Payments
2004	$39,203	$3,060
2005	39,174	3,060
2006	24,504	810
2007	21,211	360
2008	21,211	360
2009 and thereafter	92,926	1,514

	$238,229	$9,164

        On March 29, 2002, we entered into an agreement with one of our customers regarding the revision of the customer's sales-type lease agreements as well as certain other trade receivables. This agreement resulted in the termination of the customer's sales-type leases and the establishment of new operating leases in their place. As a result, we recorded a non-cash charge in our consolidated income statement during 2002 of $18.7 million.

        Future cash payments expected from customers under all long-term contractual agreements (backlog) described above, including operating leases, sales-type leases and related service agreements, aggregated approximately $4.56 billion as of December 31, 2003 (See Note 14 "Subsequent Events"). Future minimum lease payments due from customers related to satellites in service and satellites to be launched totaled approximately $3.46 billion and $1.10 billion, respectively. Included in the amounts above are 67 contracts representing total contracted backlog of $525.1 million, of which $250.6 million of contracted backlog may be terminated by the customers pursuant to certain contractual termination rights.

4.    Satellites and Other Property and Equipment—Net

        Our satellites and other property and equipment are summarized as follows (in thousands):

	December 31,
	2002	2003
Satellites in service	$3,444,248	$3,117,241
Satellite systems under development	355,524	314,951
Buildings and leasehold improvements	104,333	104,035
Machinery and equipment	319,285	301,460
Other	18,974	19,008

	4,242,364	3,856,695
Less accumulated depreciation	(1,377,085)	(1,549,990)

	$2,865,279	$2,306,705

        Satellite contracts typically require that we make progress payments during the period of the satellite's construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2002 and 2003, we had $152.1 million and $125.4 million recorded in relation to satellite incentive obligations. Annual maturities of these incentives as of December 31, 2003 are as follows (in thousands):

2004	$12,654
2005	12,534
2006	12,153
2007	12,214
2008	12,529
2009 and thereafter	63,321

Total	$125,405

        During 2003, we launched our Galaxy 12 and Galaxy 13/Horizons 1 satellites. We expect to launch up to three more satellites by the end of 2006. We are currently scheduled to launch Galaxy 14 in the fourth quarter of 2004 to replace Galaxy 5 at 125 degrees west longitude. We currently plan to launch Galaxy 15 in the first quarter of 2005 to replace Galaxy 1R at 133 degrees west longitude. This satellite will include an additional L-band payload. Additionally, we currently plan to launch Galaxy 16 in 2006 to replace Galaxy 4R at 99 degrees west longitude (See Note 12 "Commitments and Contingencies" and See Note 14 "Subsequent Events").

        In addition, in the second half of 2004, we expect to commence construction of Galaxy 17, an on-ground spare for Galaxy 11, which will also serve as a spare to protect against launch failure of Galaxy 16. Finally, we are working with the customers on PAS-6B to address their future needs. To address those needs we may construct and launch a new satellite prior to the end of the life of PAS-6B. No commitments have been made for the procurement of these satellites at this time.

        The satellite construction contracts contain provisions that allow us to terminate the contracts with or without cause. If terminated without cause, we would forfeit our progress payments and be subject to termination payments that escalate with the passage of time. If terminated for cause, we would be entitled to recover any payments it made under the contracts and certain liquidated damages as specified in the contracts.

        We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of our launch contracts provides that we may terminate such contract at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise the right to obtain a replacement launch within a specified period following our request for re-launch.

        We have experienced various technical incidents on a number of our in-orbit satellites. These incidents generally have resulted in one or more of the following: (i) a limitation or total loss of the satellite's ability to provide the full complement of services that it was designed to provide, (ii) a material reduction to the satellite's expected orbital life, or (iii) a reduction in certain of the satellite's on-board redundant systems exposing it to potential damage in the event of an additional incident. Whenever we experience a satellite anomaly or failure, we conduct an investigation of the cause of the event and determine the effects, if any, that the anomaly may have on the carrying value of our satellites and other assets and liabilities.

  BSS 601 HP XIPS

        The Boeing model 601 HP spacecraft ("BSS 601 HP") uses a Xenon-Ion Propulsion System ("XIPS") as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The spacecraft also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 HP typically would have no effect on the satellite's performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

        Certain of our BSS 601 HP spacecraft have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP spacecraft, excluding Galaxy 8-i. Galaxy 8-i experienced failures of both XIPS in 2000 and continued to operate using bi-propellant until deorbited in February 2004. Two of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

        The first of the currently operated satellites with failure of both primary and secondary XIPS is Galaxy 4R. This satellite is operating as designed on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years from June 28, 2003 the date of the secondary XIPS failure. The C-band capacity of this and other satellites is backed up by in-orbit satellites with immediately available capacity. We believe that this problem will not affect revenues from the customers on this satellite or our total contracted backlog, as the satellite's backup bi-propellant propulsion system has sufficient fuel to provide ample time to seamlessly transition customers to a new or replacement satellite. We have determined that the satellite's net book value and our investments in sales-type leases on this satellite are fully recoverable.

        We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $7.7 million during 2003. Once a settlement is reached with the final insurance provider for this satellite, we anticipate that future depreciation on Galaxy 4R will be approximately equal to the monthly depreciation on this satellite before the anomaly occurred. We expect to begin building a replacement for this satellite in the first half of 2004 (See Note 12 "Commitments and Contingencies").

        The second satellite with failure of both primary and secondary XIPS is PAS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite's estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 4.9 years from July 9, 2003 the date of the secondary XIPS failure. Our PAS-6 satellite serves as a partial backup for certain capacity on PAS-6B. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. We are working with the customers on this satellite to provide a long-term solution for their needs (See Note 14 "Subsequent Events"). As a result of this XIPS failure, we reduced our total contracted backlog by approximately $360 million. The insurance policy on this satellite has an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

        We began accelerating depreciation on PAS-6B beginning in the third quarter of 2003 to coincide with the satellite's revised estimated useful life. As a result, we recorded additional depreciation expense of $6.6 million during 2003. We have determined that PAS-6B's net book value is fully recoverable.

        Of our five remaining BSS 601 HP satellites, PAS-5 has no book value and is no longer in primary customer service. The other four continue to have XIPS as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For three of these four satellites, as of December 31, 2003, the available bi-propellant life ranges from at least 3.4 years to as much as 7.0 years, while the fourth satellite, Galaxy 13/Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 11.9 years.

        To reduce the effect of anomalies, our satellites and our network are designed with operational redundancies to minimize or eliminate service disruptions in the event of failure of a critical system. These redundancies may include backup and separate on-board propulsion systems, backup transponders and conservative system margins (for example, fuel and power).

        In October 2001, we filed a proof of loss under the insurance policy on PAS-7 related to circuit failures, which occurred in September 2001 and resulted in a reduction of 28.9% of the satellite's total power available for communications. Service to existing customers was not affected, and we expect that PAS-7 will continue to serve these customers. The insurance policy was in the amount of $253.4 million and included a provision for us to share 25% of future revenues on PAS-7 with the insurers. In the first quarter of 2002, our insurers confirmed to us their agreement to settle the PAS-7 insurance claim by payment to us of $215 million. Pursuant to this agreement, no future revenue share payments will be required to be made in relation to PAS-7. During the first quarter of 2002, we recorded a gain of approximately $40.1 million related to the PAS-7 insurance claim, which reflected the net proceeds agreed to by the insurers less the net book value of the PAS-7 satellite, including incentive obligations. We received the $215 million of insurance proceeds in 2002.

        At the end of the third quarter of 2000, the Galaxy 8-i satellite experienced difficulties with its XIPS, an electronic propulsion system that is used to maintain the spacecraft's proper orbit and altitude. We began accelerating depreciation of the spacecraft in the fourth quarter of 2000 to reflect its revised operational life, resulting in an increase in depreciation expense of approximately $15.0 million per quarter. Galaxy 8-i was fully depreciated in July 2002 and was deorbited in February 2004.

        As a result of the termination of the Galaxy 8-iR satellite construction contract, we received $69.5 million from the satellite manufacturer in December 2003, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed to us under the construction agreement. In addition, we have agreed with the Galaxy 8-iR launch vehicle provider to defer our use of the launch to a future satellite. We expect to use this launch in early 2006 to replace the Galaxy 4R satellite.

5.    Goodwill

        On January 1, 2002, we adopted SFAS 142. Among other things, SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested for impairment annually or when a change in circumstances occurs. We have determined that, for such impairment testing, we have only one reporting unit, which is at the enterprise level.

        SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In conjunction with our annual goodwill impairment assessment in the fourth quarter of 2003, we utilized an independent valuation expert to assist us in our assessment of the fair value of our reporting unit using a combined discounted cash flow and market approach. Our valuation resulted in a fair value for the reporting unit which exceeded the carrying value of our goodwill and, as such, no impairment charge was required in 2002 or 2003. The amount of any loss resulting from future impairment tests could be material to our results of operations.

        The adoption of SFAS 142 resulted in the elimination of goodwill amortization beginning January 1, 2002. As of December 31, 2002 and 2003, we had goodwill of approximately $2.239 billion and $2.244 billion, respectively. The increase in goodwill during 2003 of $5.0 million is attributable to certain acquisitions made during 2003 (See Note 8 "Acquisitions"). Prior to the adoption of SFAS 142, our annual goodwill amortization was approximately $65 million. Net income for the years ended December 31, 2001, 2002 and 2003 adjusted to exclude amortization expense related to goodwill which is no longer amortized, are as follows (in thousands):

	Year Ending December 31,
	2001	2002	2003
Net income: Reported net income	$30,604	$85,048	$99,532
Goodwill amortization	64,960	—	—

Adjusted net income	$95,564	$85,048	$99,532

6.    Long-term Debt

        (See Note 14 "Subsequent Events")

        As of December 31, 2002 and 2003, long-term debt consisted of the following (in thousands):

	2002		2003
	Book Value	Fair Market Value	Book Value	Fair Market Value
6% Notes due 2003	$200,000	$200,000	$—	$—
6 1/8% Notes due 2005	275,000	266,750	275,000	279,125
Term Loan A due 2007	300,000	300,000	—	—
Term Loan B due 2008	700,000	700,000	—	—
6 3/8% Notes due 2008	150,000	144,000	150,000	153,000
Term Loan B-1 due 2010	—	—	350,000	350,000
8 1/2% Notes due 2012	800,000	768,000	800,000	880,000
6 7/8% Notes due 2028	125,000	112,500	125,000	125,625

	2,550,000	2,491,250	1,700,000	1,787,750
Less current maturities	200,000	200,000	3,500	3,500

Total Long-Term Debt	$2,350,000	$2,291,250	$1,696,500	$1,784,250

        Fair value amounts were determined based on quoted market prices for the Notes or on current rates available to us for debt with similar maturities and similar terms. Our $200 million 6.0% notes issued in 1998 matured on January 15, 2003 and were repaid in full from available cash. On July 14, 2003 and December 29, 2003, we made optional pre-payments of $350 million and $300 million, respectively, under our $1.25 billion Senior Secured Credit Facility from available cash on hand.

Refinancing

        In February 2002, we entered into our Senior Secured Credit Facility in an aggregate principal amount of up to $1.25 billion and completed an $800 million private placement debt offering of our Senior Notes pursuant to Rule 144A under the Securities Act of 1933, as amended. We refer to these transactions as the "Refinancing". We used $1.725 billion of the proceeds from the 2002 Refinancing to repay in full the indebtedness owed under the term loan to The DIRECTV Group. The Senior Notes were exchanged for registered notes with substantially identical terms in November 2002. Prior to the pre-payments noted above and the October 29, 2003 amendment described below, the Senior Secured Credit Facility was comprised of a $250.0 million revolving credit facility, which was undrawn and had an original termination date of December 31, 2007 (the "Revolving Facility"), a $300.0 million Term A Facility, which had an original maturity date of December 31, 2007, and a $700.0 million Term B Facility, which had an original maturity date of December 31, 2008. At October 28, 2003, the interest rates on the Term A Facility and Term B Facility were LIBOR plus 2.75% and LIBOR plus 3.5%, respectively.

        On June 18, 2003, we and the lenders under our Senior Secured Credit Facility amended the loan agreement to allow for the completion of the News Corporation Transactions without causing an event of default under such facility.

        On October 29, 2003, we amended our Senior Secured Credit Facility to provide for the refinancing of our Term A Facility and Term B Facility under a new Term Loan B-1 facility (the "Term B-1 Facility") (the "Term B-1 Facility Amendment") with an interest rate of LIBOR plus 2.5% and scheduled annual maturities of principal, after giving effect to the December 29, 2003 prepayment, as follows (in thousands):

Year Ending December 31,	Amount Due
2004	$3,500
2005	3,500
2006	3,500
2007	3,500
2008	3,500
2009	85,094
2010	247,406

Total	$350,000

        As a result of this amendment, the amount of the revolving credit facility, its termination date and the provisions relating to the commitment fee remain unchanged. The $250.0 million revolving credit facility, which is presently undrawn, will terminate on December 31, 2007 (the "Revolving Facility"). Currently, the Revolving Facility also bears interest at LIBOR plus 2.5%, although these interest rates are subject to adjustment based on our total leverage ratio. In addition, we are required to pay to the lenders under the Revolving Facility a commitment fee in respect of the unused commitments at a rate that is subject to adjustment based on our total leverage ratio. As of December 31, 2003, this commitment fee rate was 0.375% per year and the applicable interest rate on the Term B-1 Facility was 3.64%. As of December 31, 2003, we had outstanding letters of credit totaling $1.1 million, which reduced our ability to borrow against the Revolving Facility by such amount. Fees charged by the lenders for this amendment will be capitalized as debt issuance costs and amortized over the revised term of the Term B-1 Facility, along with previously capitalized debt issuance costs related to the Term A Facility and the Term B Facility.

        The indenture governing the Senior Notes due in 2012 and the agreement governing the Senior Secured Credit Facility contain various covenants that impose significant restrictions on our business. These covenants limit our ability to, among other things: incur or guarantee additional indebtedness; make certain payments such as dividends; create or permit to exist certain liens; enter into business combinations; make investments; enter into transactions with affiliates and enter into new businesses. The Senior Secured Credit Facility also limits our ability to sell certain assets. The Term B-1 Facility Amendment adjusted certain operating covenants under the Senior Secured Credit Facility to provide greater operational flexibility to us. As of December 31, 2003, we were in compliance with all such covenants.

        In accordance with the agreement governing the Senior Secured Credit Facility, we entered into an interest rate hedge agreement for 10% of the outstanding borrowings under the Senior Secured Credit Facility during the third quarter of 2002. We exchanged our floating-rate obligation on $100.0 million of our Term B Facility for a fixed-rate payment obligation of 6.64% on $100.0 million through August 30, 2005. This interest rate hedge was designated as a cash flow hedge of our variable rate Term B Facility until the October 29, 2003 Term B-1 Facility Amendment, described above. In conjunction with this amendment, the terms of this interest rate hedge were unchanged and the hedge continued on the Term B-1 Facility at the rate of 5.64% based upon the interest rate applicable to the new Term B-1 Facility. The notional amount of the interest rate hedge agreement matches the repayment schedule of the Term B-1 Facility through the maturity date of the interest rate hedge. During the year ended December 31, 2003, no ineffectiveness was recognized in the statement of operations on this hedge. In the unlikely event that the counterparty fails to meet the terms of the interest rate hedge agreement, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate nonperformance by the counterparty. The amount accumulated in other comprehensive income will fluctuate based on the change in the fair value of the derivative at each reporting period, net of applicable deferred income taxes. The fair value of the interest rate hedge agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. The fair value of the outstanding interest rate hedge agreement as of December 31, 2003, based upon quoted market prices from the counterparty, reflected a liability of approximately $2.1 million which is included in deferred credits and other liabilities on our consolidated balance sheet. Pursuant to the Term B-1 Facility Amendment, we will no longer be required to enter into an interest rate hedge agreement under the Senior Secured Credit Facility upon expiration of the current agreement on August 30, 2005.

        Obligations under the Senior Notes are, or will be, as the case may be, unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result therefrom, foreign restricted subsidiaries. All subsidiary guarantors, individually and in the aggregate, represent less than 1% of our consolidated total assets, total liabilities, revenues, stockholders' equity, income from continuing operations before income taxes and cash flows from operating activities, and such subsidiaries have no independent assets or operations (determined in accordance with the criteria established for parent companies in the SEC's Regulation S-X, Rule 3-10(h)). All subsidiary guarantors and all of our subsidiaries, other than the subsidiary guarantors, are minor (as defined in the SEC's Regulation S-X, Rule 3-10(h)). Accordingly, condensed consolidating financial information for us and our subsidiaries, within the notes to our consolidating financial statements, is not presented. (See Note 16 "Condensed Consolidating Financial Information")

        The Senior Notes bear interest at an annual rate of 8.5%, subject to increases pursuant to a registration rights agreement entered into in connection with the issuance of the Senior Notes. The Senior Notes require interest payments to be made semi-annually, mature in 2012, are unsecured, and are guaranteed, on a full and unconditional and joint and several basis, by all of our domestic 100% owned subsidiaries. (See Note 16 "Condensed Consolidating Financial Information")

        In addition to the Senior Secured Credit Facility and the Senior Notes, we have outstanding seven, ten and thirty-year fixed rate notes totaling $550 million issued in January 1998. The outstanding principal balances, interest rates and maturity dates for these notes as of December 31, 2003 were $275 million at 6.125% due 2005, $150 million at 6.375% due 2008 and $125 million at 6.875% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually. In connection with the 2002 Refinancing, these notes have been ratably secured by substantially all of our assets on a pari-passu basis with the security interests covering our obligations under the Senior Secured Credit Facility.

        We had $46.5 million principal amount outstanding under notes assumed in connection with our exercise in July 1999 of an early buy-out opportunity for certain transponders under a sale-leaseback transaction relating to our Galaxy 3R satellite. The Galaxy 3R Notes matured on January 2, 2002 and were repaid in full plus accrued interest on that date from available cash.

        Annual maturities of long-term debt as of December 31, 2003 are as follows (in thousands):

Year Ending December 31,	Amount Due
2004	$3,500
2005	278,500
2006	3,500
2007	3,500
2008	153,500
2009 and thereafter	1,257,500

2010	$1,700,000

        Interest expense for 2001, 2002 and 2003 is presented net of interest income of $13.5 million, $15.2 million and $13.3 million, respectively and net of capitalized interest for 2001, 2002 and 2003 of $23.3 million, $27.3 million and $13.9 million, respectively. Included in interest expense during 2002 and 2003 were approximately $3.3 million and $10.7 million, respectively, associated with the write-offs of unamortized debt issuance costs related to the prepayments of portions of the Senior Secured Credit Facility in 2003 and the repayment of the loan to The DIRECTV Group.

7.    Income Taxes

        The income tax provision consisted of the following (in thousands):

	2001	2002	2003
Taxes currently (receivable) payable:
U.S. federal	$—	$(32,405)	$—
Foreign	2,778	1,618	1,560
State and local	1,000	1,000	1,421

Total	3,778	(29,787)	2,981

Deferred tax (benefits) liabilities:
U.S. federal	16,133	54,342	8,801
Foreign	1,806	2,164	16,387
State and local	1,845	1,631	(573)
Change in valuation allowance	—	—	7,414

Total	19,784	58,137	32,029

Total income tax provision	$23,562	$28,350	$35,010

        The income tax provision was different than the amount computed using the U.S. statutory income tax rate for the reasons set forth in the following table (in thousands):

	2001	2002	2003
Expected tax at U.S. statutory income tax rate	$18,958	$39,689	$47,090
U.S. state and local income tax rates—net of federal income tax effect	1,849	1,710	551
Extraterritorial income exclusion tax benefit	(24,094)	(17,885)	(36,620)
Non-deductible goodwill amortization	22,736	—	—
Foreign withholding taxes	1,806	2,164	16,387
Change in valuation allowance	—	—	7,414
Other	2,307	2,672	188

Total income tax provision	$23,562	$28,350	$35,010

        Temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):

	2002		2003
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Basis differences in satellites and other property, plant and equipment	$—	$683,171	$—	$662,201
Performance incentives	37,334	—	31,124	—
Customer deposits	26,914	—	28,070	—
Accruals and advances	11,192	—	10,195	—
Tax credit carryforwards	22,117	—	23,678	—
Net operating loss carryforwards	170,500	—	135,700	—
Other	8,707	3,547	20,496	2,472

Gross deferred taxes	276,764	686,718	249,263	664,673
Valuation Allowance	—	—	(7,414)	—

Net deferred taxes	$276,764	$686,718	$241,849	$664,673

        At December 31, 2002, we had non-current deferred tax liabilities of $686.7 million and deferred tax assets of $276.8 million, of which $7.9 million was classified as current. At December 31, 2003, we had non-current deferred tax liabilities of $664.7 million and deferred tax assets of $241.8 million, of which $7.7 million was classified as current. At December 31, 2003, we had $16.3 million of alternative minimum tax credits that can be carried forward indefinitely. We also had $135.7 million of deferred tax assets relating to federal and state net operating losses that expire in varying amounts over the period of 2004–2023 if not utilized and a $7.4 million deferred tax asset relating to foreign tax credit carryforwards that expire between the years 2004–2008 if not utilized. During 2003, we recorded a valuation allowance for foreign tax credits of $7.4 million that are likely to expire prior to being utilized.

        Issues regarding our taxability in foreign jurisdictions have been raised by various tax authorities. Such authorities have proposed tax adjustments and we have vigorously contested them. In 2003, we increased our income tax provision for these adjustments and, in management's opinion, adequate provision has been made for all open years.

        During 2002, the Internal Revenue Service commenced an examination of the GM consolidated tax group for the years 1998–2000 of which we are a member. As a result, our federal income tax returns for those years are currently under examination. Management believes that adequate provision has been made for any adjustment which might be assessed as a result of these examinations.

8.    Acquisitions

        On March 7, 2003, we acquired substantially all of the assets of Hughes Global Services, Inc. ("HGS") from our affiliate, The DIRECTV Group, for approximately $8.4 million in cash and the assumption of certain related liabilities. In connection with this transaction, the HGS-3, HGS-5 and Leasat satellites are now operated as part of our fleet. HGS provides end-to-end satellite communications services to government entities, both domestically and internationally, as well as to certain private sector customers and is also a value-added reseller of satellite bandwidth and related services and equipment. The acquisition supports our strategic initiative to expand government service offerings through our wholly owned subsidiary, formerly a division of ours, G2 Satellite Solutions Corporation. The historical cost of the net assets acquired were as follows (in millions):

Total current assets	$17.6

Total assets	$18.4
Total liabilities	15.3

Net assets acquired	$3.1

        Since we and HGS are under the common control of The DIRECTV Group, the excess purchase price over the historical cost of the net assets acquired of approximately $5.3 million was recorded as a reduction to our stockholders' equity on the accompanying consolidated balance sheet as of December 31, 2003 net of deferred income taxes of approximately $1.9 million.

        On August 27, 2003, as part of our strategic initiative to expand our government service offerings, we acquired a telecommunications firm based outside of Washington, D.C. that specializes in providing end-to-end services and solutions to the U.S. Government, Esatel Communications, Inc. ("Esatel") and its related entity, Silver Springs Teleport, LC.

        To complement our ground infrastructure, in November 2003, we purchased Sonic Telecommunications International Ltd. ("Sonic"), a provider of international high-definition multimedia transmission services and business applications. Sonic's existing fiber optic network will allow us to extend the capabilities of our teleports to any location that is connectable to our teleports through that network and will provide customers with a seamless satellite/fiber network that will deliver video content to multiple locations in a highly secure manner with robust redundancy.

        The aggregate purchase price for the Esatel and Sonic acquisitions was $11.8 million. The net assets acquired included receivables, property, plant and equipment, customer lists, and goodwill as well as certain assumed liabilities.

        The results of Esatel and HGS have been included in our Government Service segment from the date of acquisition. The results of Sonic have been included in our Fixed Satellite Services segment from the date of acquisition.

9.    Related Party Transactions and Borrowings

        (See Note 14 "Subsequent Events")

Transactions with News Corporation and Its Affiliates (other than The DIRECTV Group)

        On December 22, 2003, News Corporation, GM and The DIRECTV Group announced that they successfully completed the split-off of The DIRECTV Group from GM and the acquisition by News Corporation of 34 percent of the outstanding common stock of The DIRECTV Group. After completion of the transaction, News Corporation transferred its entire 34 percent interest in The DIRECTV Group to Fox Entertainment, in which News Corporation has an equity interest of approximately 82.0 percent and voting power of approximately 97 percent.

        We are a party to agreements with News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. Revenues derived from the News Corporation and its affiliates were $91.8 million in 2003, or 11% of our revenues in 2003. As of December 31, 2003, we had receivables due from News Corporation and its affiliates of approximately $32.4 million. This receivable balance is primarily comprised of a long-term receivable related to an operating lease with escalating payment terms that is being recognized on a straight-line basis into revenue over the lease term.

        In January 2004, we and Fox Entertainment signed a multi-year, multi-satellite agreement, the terms of which provide that Fox Entertainment will consolidate its entire suite of U.S. cable and broadcast programming onto our global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade. Fox Entertainment will now be one of our largest media customers and one of its top five global customers.

Transactions with The DIRECTV Group and Its Affiliates

        We provide satellite capacity, TT&C and other related services and facilities to several subsidiaries of The DIRECTV Group and purchases certain services and equipment from a The DIRECTV Group subsidiary. Additionally, we reimburse The DIRECTV Group for the allocated costs of certain expense items it jointly incurs with The DIRECTV Group, principally relating to administrative and other expenses. The aggregate amounts of related party transactions with The DIRECTV Group and its affiliates are summarized below (in thousands):

	2001	2002	2003
Satellite Services Revenues:
Operating lease revenues	$135,943	$140,835	$114,292
Other satellite services	25,230	25,657	14,641

Total Satellite Services Revenues	$161,173	$166,492	$128,933

Purchased Services and Equipment	$—	$—	$4,150

Allocations of administrative and other expenses	$1,917	$1,445	$1,906

Interest expense	$82,397	$6,533	$—

        The following table provides summary information relative to our accounts receivable from and accounts payable to The DIRECTV Group and its affiliates (in thousands):

	December 31,
	2002	2003
Due from affiliates	$15,062	$13,292

Due to affiliates	$—	$1,765

Tax Sharing Agreements

        We currently operate under federal and state income tax sharing agreements with The DIRECTV Group, our parent corporation (See Note 2 "Significant Accounting Policies—Income Taxes", Note 7 "Income Taxes" and Note 14 "Subsequent Events").

Satellite Procurement Agreements

        We are a party to agreements with The Boeing Company ("Boeing"), formerly Hughes Space and Communications Company ("HSC"), for the construction of satellites. Prior to the sale of HSC to Boeing on October 6, 2000, HSC was an affiliate of ours. We believe the agreements, which became obligations of Boeing following the consummation of the sale by The DIRECTV Group of HSC to Boeing, are on commercially reasonable terms, as each was procured through a competitive bidding process. We entered into an agreement in October 1998 for the construction of up to six satellites (Galaxy 10R, Galaxy 4R, PAS-9, PAS-10, Galaxy 8-iR and Galaxy 13/Horizons 1), all of which were ordered. Galaxy 10R, Galaxy 4R, PAS-9 and PAS-10 were placed in service prior to 2002. During 2003, the construction contract for Galaxy 8-iR was mutually terminated by us and Boeing. Galaxy 13/Horizons 1 was launched on October 1, 2003 and was placed in service in January 2004. Pursuant to such agreements and prior agreements with HSC for the construction of PAS-2, PAS-3, PAS-4, PAS-5, PAS-6B, PAS-1R, Galaxy 11, Galaxy 3C, and Galaxy 13/Horizons 1 a portion of the contract price (between 15% and 20%) for each satellite is paid in the form of incentive payments to be paid to HSC over a 12 to 15 year period after the construction and launch of the applicable satellite. As HSC was sold to Boeing on October 6, 2000, we did not record any satellite purchases from HSC during 2001, 2002 or 2003.

        In October 2003, The DIRECTV Group committed to acquire a new satellite from Space Systems/ Loral, which would replace our Galaxy 4R satellite and would be known as Galaxy 16. While we have made no commitment to any launch provider for the launch of this satellite, we do have launch services already under contract which could be used for this satellite (See Note 14 "Subsequent Events").

Acquisition of Hughes Global Services

        On March 7, 2003, we acquired substantially all of the assets of HGS from The DIRECTV Group (See Note 8 "Acquisitions" above).

The DIRECTV Group Term Loan

        Prior to the refinancing of our indebtedness in February 2002, we owed The DIRECTV Group $1.725 billion. We repaid The DIRECTV Group with the proceeds of the refinancing on February 25, 2002. We did not make, and we were not required to make, any principal payments on the term loan prior to its repayment. During the years ended December 31, 2001 and 2002, we made approximately $82.4 million and $7.7 million, respectively, of interest payments to The DIRECTV Group. The interest rate on the loan was tied to the interest rate on our then existing revolving credit facility. The interest rate on the term loan as of the repayment date was 2.30%.

        As a result of certain arrangements between The DIRECTV Group and us, The DIRECTV Group reimbursed us for certain fees and expenses incurred in the 2002 Refinancing. Such reimbursement was approximately $2.6 million and was received in 2002 (See Note 6 "Long-Term Debt").

Other Transactions

        In addition, The DIRECTV Group leases office space in Long Beach, California and land for our teleport in Castle Rock, Colorado, to us and provides general liability insurance and certain administrative services to us, including the provision of certain advisory and audit services, and permits the participation by us and our employees in certain discount programs. During the years ended December 31, 2001, 2002 and 2003, we incurred expenses related to such arrangements with The DIRECTV Group of approximately $1.9 million, $1.4 million and $1.9 million, respectively.

        During 2003, we transferred an authorization for a Ka-band orbital slot to Hughes Network Systems, Inc. ("HNS"), an affiliate, in exchange for a contingent payment of approximately $2.1 million. The payment is payable upon the launch of a satellite by HNS to such orbital slot. The Federal Communications Commission has approved the transfer of this authorization.

        During the fourth quarter of 2003, we agreed to amend our transponder lease agreements with DIRECTV Latin America ("DTVLA"). This amendment became effective in February 2004 upon DTVLA's emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years (See Note 14 "Subsequent Events").

        Included in our total contracted backlog of $4.56 billion as of December 31, 2003 is $1.30 billion of contracted backlog from News Corporation, The DIRECTV Group and their affiliates, of which $76.7 million may be terminated pursuant to certain contractual termination rights. Contracted backlog represents future cash payments expected from customers under all long-term contractual agreements.

10.    Retirement and Incentive Plans

  Employee Benefit Plans:

        Defined Contribution Plans 401(k) Plan—We have a 401(k) plan for qualifying employees. We match a portion of the employee contributions with shares of our common stock. The number of shares contributed to the plan and the respective market values were 298,934, 420,359, and 592,253 shares and $2.2 million, $1.8 million, and $2.1 million for 2001, 2002 and 2003, respectively.

        Deferred Compensation Plan—We have a Supplemental Savings Plan and a Deferred Compensation Plan for eligible employees. Under both plans, executives and other highly compensated employees are entitled to defer a portion of their compensation to future years. The annual amount that can be deferred is subject to certain limitations, and a portion of the employee's contribution may be matched if the employee elected to defer the maximum amount permissible under the 401(k) plan and the Internal Revenue Code of 1986, as amended. The maximum annual match under the 401(k) plan is limited to an aggregate level of 4% of annual compensation. The matched portion of the Supplemental Savings Plan consists of "credits" which vest when awarded. Contributions that receive employer matching are required to be deferred until termination of employment, and any non-matched contributions may be deferred over a period selected by the employee. In addition, we, at our discretion, may make contributions to the Deferred Compensation Plan and the Supplemental Savings Plan for the benefit of any participant as supplemental compensation. The Deferred Compensation

Plan and the Supplemental Savings Plan are unfunded plans, and the deferrals and matching credits will receive earnings based upon rates set by the Compensation Committee of the Board of Directors (the "Compensation Committee"), but in no event will these amounts earn less than 100% of the Moody's Corporate Bond Index Rate.

        1997 Stock Incentive Plan—On May 5, 1997, our Board of Directors adopted the PanAmSat Corporation Long-Term Stock Incentive Plan (the "Stock Plan"), which provides for the granting of nonqualified stock options, incentive stock options, alternate appreciation rights, restricted stock, performance units and performance shares to executive officers, other employees, directors and our independent contractors. Restricted stock, performance units and performance shares may be granted at the discretion of the Compensation Committee on such terms as the committee may decide. Effective December 7, 2000, we amended the Stock Plan to provide that, upon a "Change-in-Control" (as defined) of us, all unvested stock options and other awards granted under the Stock Plan would immediately vest and become exercisable, and restrictions on any awards such as restricted stock would immediately lapse. The recently completed News Corporation Transactions did not meet the definition for a Change-in-Control as defined by the Stock Plan. Also effective December 7, 2000, the Stock Plan was amended to eliminate the portability of unvested options for employees transferring to non-controlled affiliates, such as The DIRECTV Group.

        As approved by our Board of Directors in December 2000 and as subsequently ratified by our stockholders in June 2001, the maximum number of shares of common stock that may be issued under the Stock Plan was increased to 76,264,262. The maximum number of shares of common stock that may be issued to any grantee pursuant to the plan is 8,737,815. The Stock Plan is administered by the Compensation Committee. As of December 31, 2003, nonqualified options for 29,794,049 shares of common stock (net of options expired or terminated) have been granted under the Stock Plan. Such options are exercisable at a price equal to 100% of the fair market value at the date of grant and vest ratably over three to four years. In 2001, 2002 and 2003, we issued 10,206,860, 0 and 0 options, respectively, under a two-year grant program with ratable vesting over a four-year period, and 2,802,676, 8,366,895 and 214,950 options, respectively, under the existing annual grant program with ratable vesting over three years (See Note 14 "Subsequent Events"). Activity in our Stock Plan during the past three years is summarized below:

	Shares	Weighted Average Exercise Price	Range
Outstanding at January 1, 2001	18,013,312	$8.37	$6.64–$14.48
Options granted	13,009,536	8.40	5.01–8.97
Options exercised	(458,578)	7.03	6.64–7.13
Options expired or terminated	(5,576,330)	8.42	5.01–14.48

Outstanding at December 31, 2001	24,987,940	$8.39	$5.01–$14.48
Options granted	8,366,895	4.84	3.35–5.36
Options exercised	—	—	—
Options expired or terminated	(3,798,118)	8.33	3.97–14.48

Outstanding at December 31, 2002	29,556,717	$7.39	$3.35–$14.48
Options granted	214,950	3.65	3.23–4.93
Options exercised	(7,493)	4.49	3.97–4.86
Options expired or terminated	(2,249,568)	7.47	3.31–14.48

Outstanding at December 31, 2003	27,514,606	$7.36	$3.23–$14.48

Options exercisable at December 31, 2001	8,196,778	$8.32	$6.64–$14.48

Options exercisable at December 31, 2002	12,010,245	$8.32	$5.01–$14.48

Options exercisable at December 31, 2003	17,981,226	$7.83	$3.35–$14.48

Range of Exercise Prices	Options Outstanding at December 31, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable As of December 31, 2003	Weighted Average Exercise Price
$3.23–4.22	484,883	9.1 Years	$3.69	96,422	$3.81
$4.86–$5.36	7,517,177	8.1 Years	$4.91	2,637,697	$4.92
$6.64–$7.45	8,249,751	5.8 Years	$7.16	7,182,646	$7.13
$7.94–$8.64	756,162	6.3 Years	$8.01	635,126	$8.02
$8.73–$9.24	8,272,155	6.5 Years	$8.81	5,411,211	$8.84
$10.00–$11.29	916,488	6.4 Years	$10.60	772,632	$10.65
$11.59–$12.99	1,090,916	5.9 Years	$11.73	1,018,418	$11.73
$13.35–$14.48	227,074	5.7 Years	$14.29	227,074	$14.29

	27,514,606	6.7 Years	$7.36	17,981,226	$7.83

        Effective January 1, 2003, we adopted the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock Based Compensation," prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". Therefore, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted.

        During the year ended December 31, 2003, we issued 214,950 options to purchase shares under the Stock Plan. Compensation expense for these options is based on the fair value of the options at the respective grant dates utilizing the Black-Scholes model for estimating fair value. We recorded compensation expense related to these options of approximately $34 thousand during 2003. Under the intrinsic value method reported previously, no compensation expense had been recognized on options granted through December 31, 2002, as the exercise price of the options granted equaled the market price of our common stock on the date of grant for all prior grants.

        On April 30, 2003, the Compensation Committee approved the issuance of up to 2,184,454 restricted stock units under the Stock Plan. On April 30, 2003 and November 3, 2003 we issued 1,741,010 and 8,738, respectively, of these restricted stock units under the Stock Plan to certain employees. The restricted stock units vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary. Stock compensation expense is being recognized over the vesting period based on our stock price on the April and November grant dates of $3.96 and $4.91, respectively. We recorded compensation expense related to the restricted stock units of approximately $1.8 million during 2003 (See Note 2 "Significant Accounting Policies—Recent Accounting Pronouncements" and Note 14 "Subsequent Events").

        The weighted average fair value of options granted in 2001, 2002 and 2003 were $3.56 per share, $1.99 per share and $1.30 per share, respectively. These estimates were based on the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ending
	2001	2002	2003
Risk free rate	4.8%	4.3%	2.8%
Dividend yield	0%	0%	0%
Expected life	5 years	5 years	5 years
Stock volatility	40.0%	39.3%	35.0%

        From 1998 to 2001, directors who were not full-time employees received their annual retainers in shares of our restricted common stock. The shares were issued each year after our annual meeting, vested quarterly over the course of the year served, and could not be sold for a period of six months after vesting, subject to our trading policies. Directors also received meeting fees in shares of our restricted common stock. The shares were issued after each in-person or telephonic board or committee meeting attended, and could not be sold for a period of six months following the date of grant, subject to our trading policies. As a group, each member of the Board of Directors who is not our employee or our affiliates ("Non-Employee Director") received 18,939 shares with a weighted average fair value of $10.36 per share in 2000 and 32,627 shares with a weighted average fair value of $8.62 per share in 1999. Directors also were granted non-qualified stock options for 5,313 shares at an average price of $8.21 in 1999, and 18,716 shares at an average price of $12.15 in 1998 under the Stock Plan (as described above) upon their initial year of election to the Board of Directors. Director stock option grants vest over a six-month period from the date of grant and all 24,029 shares became exercisable in 1999.

        On December 7, 2000, our Board of Directors approved a compensation program for Non-Employee Directors, the PanAmSat Corporation Non-Employee Directors Fee Plan. Effective

January 1, 2001, each Non-Employee Director was eligible to receive an annual fee of $50,000 for services rendered as a member of the Board of Directors and an additional annual $5,000 fee for each member who serves as a chairperson of a committee of the Board of Directors. Each Non-Employee Director may elect to receive up to 50% of the aggregate amount of the fee in cash. Any amount not paid to a Non-Employee Director in cash will be paid in restricted shares of our common stock. The number of shares to be issued in payment of the fees will be calculated based on the average daily closing price of our common stock on Nasdaq during the month prior to the date of grant. The shares vest 100% on the first anniversary of the date the shares are granted; prior to being fully vested, such shares will be subject to forfeiture upon the termination of a board member's services. Directors may also elect to defer the fees, payable in stock, in the form of units of our common stock, to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan. In 2001, Non-Employee Directors were granted 9,144 restricted shares and 18,799 restricted units were deferred at a price of $8.78 per share and cash of $25,000. During 2002, Non-Employee Directors were granted 15,663 restricted shares and 16,169 restricted units that were deferred at a price of $4.95 per share and cash of $57,500.

        On February 28, 2003, our Board of Directors approved a revised compensation program for Non-Employee Directors under the PanAmSat Corporation Non-Employee Directors Fee Plan (the "Revised Compensation Program"). Pursuant to the Revised Compensation Program, effective January 1, 2003, each Non-Employee Director was eligible to receive an annual fee of $75,000 for services rendered as a member of the Board of Directors, which is payable at each director's election either (a) all in restricted stock granted under the Stock Plan or (b) up to 40% ($30,000) in cash and the balance in restricted stock. Additionally, under the Revised Compensation Program, the Non-Employee Director chairing the audit committee was eligible to receive an additional annual fee of $15,000 and each Non-Employee Director who serves as a chairperson of a committee of the Board of Directors other than the audit committee was eligible to receive an additional annual fee of $10,000. Each of these additional fees are payable at such director's election either (a) all in restricted stock granted under our Stock Plan or (b) up to 50% in cash. The number of shares to be issued in payment of the fees will be calculated based on the average daily closing price of our common stock on Nasdaq during the month prior to the date of grant. The shares vest 100% on the first anniversary of the date the shares are granted; prior to being fully vested, such shares will be subject to forfeiture upon the termination of a board member's services. Directors may also elect to defer the fees payable in stock, in the form of units of our common stock, to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan. During 2003, Non-Employee Directors were granted 34,134 restricted shares and 27,987 restricted units were deferred at a price of $3.66 per share and cash of $107,500.

        In January 1999, we terminated the stock options previously granted to a senior executive of ours and issued new options to this individual whose status changed from employee to consultant. Under the terms of the new option agreement, the options have strike prices equal to the strike prices of the former options and vest over a six-month period. The new options have a term of five years and contain a twelve-month non-compete restriction with respect to options exercised on or before December 31, 2000. These nonqualified stock options were not issued from shares reserved for the Stock Plan and consist of options for 174,756 shares at a strike price of $8.93 per share, and 136,528 shares with a strike price of $6.64 per share. In 1999, compensation expense of $1.2 million was recognized relative to these options based on the Black-Scholes valuation of the options as they vested (See Note 14 "Subsequent Events").

        Compensation Plans—On May 16, 1997, we assumed the certain obligations of PanAmSat International with respect to its General Severance Policy, Employee Separation Plan and an Executive Severance Pay Program. These plans allow for benefits to be paid to the former employees of PanAmSat International who became our employees as a result of the Merger under certain circumstances relating to a termination of employment. The benefits provided under these programs expired at various dates through May 1999. Agreements with two of our officers were replaced with new retention agreements that provide for cash payments and the issuance of restricted stock units that entitle the holder to receive shares of our common stock. These latter agreements contain a vesting term of three years, and the related compensation expense is being amortized over the vesting period. Two of our other officers exercised their severance agreements and were entitled to separation payments that are subject to a non-compete agreement. A portion of the separation compensation expense has been assigned to the non- compete agreement and is being amortized over its term. During 2001, 2002 and 2003 compensation expense of $1.1 million, $0.3 million and $0, respectively, has been recorded for these separation and retention agreements.

11.    Facilities Restructuring and Severance Costs

        Facilities restructuring and severance costs were $13.7 million and $4.2 million for the years ended December 31, 2002 and 2003, respectively.

        As part of our continuing effort to improve operational efficiencies, in October 2003 our management approved a plan to reduce our workforce by approximately 45 employees. As a result, we recorded a severance charge of approximately $1.4 million in the fourth quarter of 2003. These severance costs were primarily be related to employee compensation, benefits and outplacement services.

        In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. Under this plan, our Homestead teleport was closed in 2003, and we expect to close our Spring Creek teleport during 2004. In addition, our Fillmore and Castle Rock teleports will provide reduced services. This teleport consolidation plan will include the disposal of land, buildings and equipment located at these teleports and severance related costs for approximately 40 employees which will be required to perform future services. During 2003, we recorded charges of $4.2 million related to this teleport consolidation plan, primarily representing severance costs.

        On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. We recorded a non-cash charge in our consolidated income statement of $13.9 million. This charge reflected future lease costs, net of estimated future sublease revenue, of $9.8 million related to approximately 113,000 square feet of unused facilities and the write-off of approximately $4.1 million of leasehold improvements related to these facilities. In 2003, we recorded restructuring credits of $1.4 million related to the signing of sub-lease agreements for amounts higher than originally estimated.

        We recorded severance costs of $8.2 million for the year ended December 31, 2001. An additional $1.3 million of severance costs was recorded during the first quarter of 2002. These costs were related to our expense reduction and NET-36 (now webcast services) restructuring plan that began in the third quarter of 2001 and were primarily comprised of employee compensation and benefits, outplacement services and legal and consulting expenses associated with the workforce reduction. During 2002, we recorded a restructuring credit of $1.5 million for the reversal of prior period severance charges due to actual legal costs being lower than originally estimated and a lower than anticipated use of certain outplacement service and other benefits.

        The following table summarizes the recorded accruals and activity related to these teleport consolidation, facilities restructuring and severance charges (in millions):

	Facilities Restructuring	2001 Severance Costs	Teleport Consolidation	2003 Severance Costs	Total
Balance as of December 31, 2001	$—	$2.9	$—	$—	$2.9
2002 restructuring charges (credits)	13.9	(0.2)	—	—	13.7
Less: net cash payments in 2002	(2.2)	(2.5)	—	—	(4.7)
Less: non-cash items in 2002	(4.1)	—	—	—	(4.1)

Balance as of December 31, 2002	7.6	0.2	—	—	7.8
2003 restructuring charges (credits)	(1.4)	—	4.2	1.4	4.2
Less: net cash payments in 2003	(1.6)	(0.1)	(2.4)	(0.7)	(4.8)

Balance as of December 31, 2003	$4.6	$0.1	$1.8	$0.7	$7.2

12.    Commitments and Contingencies

       We have commitments for operating leases primarily relating to equipment and our executive office facilities in Wilton, Connecticut and various other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. Minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income, are as follows (in thousands):

2004	$5,448
2005	5,130
2006	4,845
2007	4,415
2008	4,163
2009 and thereafter	8,757

$32,758

        Rental expenses under the operating leases were $7.7 million in 2001, $6.4 million in 2002 and $5.9 million in 2003.

Satellite Commitments

        We have invested approximately $4.2 billion in our existing satellite fleet and ground infrastructure through December 31, 2003, and had commitments for approximately $34.2 million of expenditures remaining under existing satellite construction contracts and $50.5 million remaining under existing satellite launch contracts as of December 31, 2003. These commitments related to satellite construction and launch contracts are net of approximately $6.1 million of costs to be paid by JSAT International Inc. in conjunction with our Horizons joint venture. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable, up to thirty days prior to the satellite's launch. As of December 31, 2003, we did not have any commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

        In October 2003, we amended our launch and construction contracts related to the Galaxy 1R replacement satellite to allow for the construction of a navigation payload on this satellite. This navigation payload will utilize L-band frequencies and will function independently from the C-band payload. As of December 31, 2003, we had remaining commitments in relation to these contracts of approximately $12.8 million. We have entered into an agreement with a customer for the sale and use of this L-band payload.

        In October 2003, The DIRECTV Group committed to acquire a new satellite from Space Systems/ Loral, which would replace our Galaxy 4R satellite and would be known as Galaxy 16. While we have made no commitment to any launch provider for the launch of this satellite, we do have prepaid launch services already under contract, which could be used for this satellite (See Note 14 "Subsequent Events").

Satellite Insurance

        On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 spacecraft, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. The insurance policies for Galaxy 11 and PAS-1R were in the amounts of approximately $289 million and $345 million, respectively, for total losses, and both included a salvage provision requiring that we share 10% of future revenues from these satellites with the insurers. On December 29, 2003 we reached a partial loss settlement of these insurance claims for payment of $260 million with no future revenue share. This negotiated resolution balances the expected loss of capacity and the remaining use expected to be achieved with respect to the satellites. The availability and use of any proceeds from the Galaxy 11 and PAS-1R insurance claims are restricted by the agreements governing our debt obligations. As of the date hereof, we have received substantially all of the settlement amount and plan on using these proceeds to replace existing satellites over the next several years.

        At the end of June 2003, the secondary XIPS on our Galaxy 4R satellite ceased working. On July 31, 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R spacecraft, in the amount of $169 million, subject to salvage. During the third quarter of 2003, we reached an agreement with all but one of the insurers representing, in the aggregate, approximately 83 percent of the insurance coverage on the satellite. As a result, in the third quarter of 2003, we recorded an insurance claim receivable of $102.6 million reflecting the insurance policy amount for these insurers less a negotiated settlement for salvage. We received these proceeds during the fourth quarter of 2003. We proportionately offset the proceeds from this settlement against the insured carrying value of the satellite and the net investment in sales-type lease. In October 2003, we commenced arbitration proceedings against the last insurance provider over a disputed portion of the remaining claim. We are developing plans to replace this satellite prior to the end of its useful life using anticipated insurance proceeds and a spare launch service contract that we had purchased previously (See Note 14 "Subsequent Events").

        As of December 31, 2003 we had in effect launch and in-orbit insurance policies covering 11 satellites in the aggregate amount of approximately $1.1 billion. As of such date, these insured satellites had an aggregate net book value and other insurable costs of $1.4 billion. We have 15 uninsured satellites in orbit. The uninsured satellites are: PAS-4 and PAS-6, which are used as backup satellites; PAS-5 and PAS-7 for which we received insurance proceeds for constructive total losses; Galaxy 1R, Galaxy 3R, Galaxy 5 and SBS-6, which are approaching the ends of their useful lives; Galaxy 8-i, which is fully depreciated and was deorbited in February 2004; Galaxy 11 and PAS-1R which we recently reached a settlement of these insurance claims for payment to us of $260 million; Galaxy 9 for which we determined that insurance was not available on commercially reasonable terms; and HGS-3, HGS-5 and Leasat, which have an aggregate book value of less than $1 million. Our Galaxy 12 and Galaxy 9 satellites serve as an in-orbit backup for all or portions of Galaxy 1R, Galaxy 4R, Galaxy 5, Galaxy 10R, Galaxy 11 and Galaxy 13/Horizons 1 (See Note 14 "Subsequent Events").

        Of the insured satellites, as of December 31, 2003, seven were covered by policies with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure ("Significant Exclusion Policies"). The exclusions reduce the probability of an insurance recovery in the event of a loss on these satellites. Four of these satellites, PAS-2, PAS-3R, PAS-8 and PAS-9 have operational redundancies available for the systems on which exclusions have been imposed. We believe that these redundancies allow for uninterrupted operation of the satellite in the event of a failure of the component subject to the insurance exclusion. The fifth such satellite, PAS-6B is currently operating on its backup bi-propellant propulsion system (See Note 4 "Satellite and Other Property and Equipment—Net"). The sixth such satellite, Galaxy 4R, for which a proof of loss has been filed (as described above), has a remaining policy covering $20.6 million of investments in sales-type leases that is subject to a component exclusion. Galaxy 4R is currently operating on its backup bi-propellant propulsion system. The seventh satellite, Galaxy 13/Horizons 1, which was launched on October 1, 2003, continues to have a fully redundant XIPS as its primary propulsion system. Certain enhancements have been made to XIPS on this satellite to make the systems more robust. In addition, this satellite has available backup bi-propellant of approximately 11.9 years.

        At December 31, 2003, the uninsured satellites and the satellites insured by Significant Exclusion Policies had a total net book value and other insurable costs of approximately $1.3 billion. Of this amount, $584 million related to uninsured satellites and $752 million related to satellites insured by Significant Exclusion Policies.

        Upon the expiration of the insurance policies, there can be no assurance that we will be able to procure new policies on commercially reasonable terms. New policies may only be available with higher premiums or with substantial exclusions or exceptions to coverage for failures of specific components.

        An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums.

Customer and Vendor Obligations

        We have certain contracts with our customers which require that we provide equipment, services and other support to these customers during the course of the related contracts. As of December 31, 2003, we had commitments under these customer contracts which aggregated approximately $35.0 million related to the provision of equipment, services and other support.

        We have certain long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2003, we had commitments under these vendor contracts which aggregated approximately $87.2 million related to the provision of equipment, services and other support.

Executive Agreements

        One of our executives is party to an employment agreement which provides for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason (as defined in such agreement). Certain other executives are party to change-in-control severance agreements, which provide for payment of severance and other benefits in the event of an involuntary termination of the executive's employment (as defined in such agreements) within three years after a change-in-control of The DIRECTV Group. As a change-in-control of The DIRECTV Group occurred on December 22, 2003, these agreements will apply if an involuntary termination of the executive occurs on or before December 22, 2006. If all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be in the range of $9.0 million to $11.0 million.

        Certain of our other executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon an involuntary termination of the executive's employment within three years after a change-in-control of PanAmSat, as defined in their respective agreements. These agreements expire if no change-in-control of PanAmSat has occurred on or before December 31, 2004 (See Note 14 "Subsequent Events").

Other

        Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our PAS-2, PAS-3, PAS-4 and PAS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

        We are involved in litigation in the normal course of our operations. Management does not believe the outcome of such matters will have a material effect on the consolidated financial statements.

13.    Operating Segments

        Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131") establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. We have organized our company into two operating segments based upon the types of customers served, services provided and the economic characteristics of each segment. Our operating segments are:

  Fixed Satellite Services ("FSS"): Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and direct-to-home television and provide telemetry, tracking and control services ("TT&C") and network services to customers.

  Government Services ("G2" or Satellite Solutions, "G2"): Through G2, we provide global satellite and related telecommunications services to the Federal government, international government entities and their contractors.

  Selected information for our operating segments is as follows (in thousands):

	Year Ending:
	2001	2002	2003
Revenues:
FSS	$867,097	$806,272	$775,009
G2	11,912	24,074	74,550
Eliminations	(8,934)	(18,056)	(18,548)

Total Revenues	$870,075	$812,290	$831,011

Depreciation and Amortization Expense:
FSS	$414,744	$335,717	$312,105
G2	—	—	728
Eliminations	—	—	—

Total Depreciation and Amortization Expense	$414,744	$335,717	$312,833

Income (Loss) from Operations:
FSS	$162,341	$249,850	$269,573
G2	2,978	6,018	8,601
Eliminations	—	—	—

Total Income (Loss) from Operations	$165,319	$255,868	$278,174

Capital Expenditures:
FSS	$338,203	$294,313	$104,082
G2	—	—	—
Eliminations	—	—	—

Total Capital Expenditures	$338,203	$294,313	$104,082

	As of December 31,
	2002	2003
Assets:
FSS	$6,484,748	$5,716,365
G2	2,990	39,859
Eliminations	—	(21,347)

Total Assets	$6,487,738	$5,734,877

14.    Subsequent Events

PanAmSat Merger, Subsequent Sale and Related Transactions

        On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, PAS Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of The DIRECTV Group, and Constellation, LLC ("Constellation"), an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") for the merger of our company with PAS Merger Sub ("Merger") and subsequent sale to Constellation (the "PanAmSat Recapitalization"). On May 17, 2004, Constellation assigned the right to purchase a portion of the shares of our common stock beneficially held by The DIRECTV Group to limited liability companies affiliated with The Carlyle Group ("Carlyle") and Providence Equity Partners, Inc. ("Providence") (collectively the "Sponsors"). These transactions, the related financing transactions and the new contractual arrangements with the DIRECTV Group described below are referred to collectively as the "Transactions".

        On August 11, 2004, The DIRECTV Group entered into a letter agreement (the "letter agreement") with the Sponsors, pursuant to which The DIRECTV Group agreed to reduce the amount payable for the shares of our common stock beneficially owned by it by $200 million to approximately $2.6 billion. This letter agreement did not affect the per share purchase price to be paid to our other stockholders. As a result of this purchase price reduction, the principal amount of our Term Loan B Facility was reduced by $200 million to $1,660 million.

        In addition, in connection with the letter agreement, The DIRECTV Group and its affiliates entered into or extended additional contractual arrangements with us. These contractual arrangements extend additional transponder lease agreements with Hughes Network Systems, Inc. and include two new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the letter agreement, The DIRECTV Group paid us for additional past due receivables from its customer Sky Multi-Country Partners, an affiliate of News Corporation.

        Pursuant to the terms of the transaction agreement, Merger Sub merged with and into us, with us being the surviving entity in the Merger. As of the effective time of the Merger, holders of shares of our common stock (other than The DIRECTV Group, members of management who have agreed not to have certain of their equity interests cashed out in the Merger and holders who perfect their appraisal rights under Delaware law) had no further ownership interest in us. Instead, each holder of our common stock outstanding immediately prior to the effective time of the Merger (other than The DIRECTV Group, members of management who have agreed not to have certain of their equity interests cashed out in the Merger and holders who perfect their appraisal rights under Delaware law) received $23.50 in cash per share of our common stock.

        Two business days after the effective time of the Merger, a portion of the shares of our common stock beneficially owned by The DIRECTV Group was repurchased by us at a purchase price of $21.84 in cash per share. Following the repurchase, The DIRECTV Group sold all of the remaining shares of our common stock that it owned to the Sponsors at a purchase price of approximately $21.84 in cash per share.

        In connection with the Transactions, on August 20, 2004, PanAmSat's Board of Directors approved an approximately 4.37 for 1 stock split of PanAmSat common stock. All share amounts, as well as the par value amounts and additional paid in capital amounts related to these shares within these consolidated financial statements have been restated for all periods to give retroactive effect to the stock split. The $23.50 per share received by each holder of our common stock (other than The DIRECTV Group and members of management who have agreed not to have certain of their equity interest cased out in the Merger and holders who perfected their appraisal rights under Delaware law) was $5.38 per share after giving effect to the stock split. The $21.84 per share paid to The DIRECTV Group and members of management who have agreed not to have certain of their equity interest cased out in the Merger and holders who perfected their appraisal rights under Delaware law was $5.00 per share after giving effect to the stock split.

        Upon the close of the Transactions on August 20, 2004, The DIRECTV Group and News Corporation were no longer related parties to us.

        Immediately following the PanAmSat Recapitalization, each stock option issued and outstanding under our 1997 Long-Term Incentive Plan, whether or not then vested, was canceled and converted into the right to receive a payment from us (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of our common stock subject to such stock option and (b) the excess of $5.38 over the option exercise price for such stock option, payable in cash. Immediately before the effective time of the Merger, all restrictions on restricted shares and restricted stock units granted under our 1997 Long-Term Incentive Plan lapsed, and the unvested restricted shares and restricted stock units vested and were canceled and the holders of those securities received $5.38 per share, less applicable withholding taxes. Certain members of our management agreed not to have certain of their equity interests cashed out in the Merger; existing options, restricted shares and restricted stock units granted to such individuals remain outstanding as options and shares of the surviving corporation.

        The Transactions have been accounted for as a leveraged recapitalization, whereby the historical basis of the assets and liabilities of PanAmSat have been maintained.

        In connection with the PanAmSat Recapitalization, we entered into senior secured credit facilities, consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, and issued $1,010.0 aggregate principal amount of 9% Senior Notes due 2014.

        On August 22, 2004, we completed a tender offer and consent solicitation to purchase any and all of the outstanding $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 for cash. We have approximately $1.2 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 outstanding after completing the tender offer and consent solicitation. We have repaid an equal amount under our Term Loan A Facility.

        On August 22, 2004, we completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of our 6 1/8% Senior Notes due 2005 for cash. We have issued a notice of redemption to the holders of its remaining $24.2 million aggregate principal amount of 6 1/8% Senior Notes due 2005 that were not purchased in the tender offer and expect to redeem these notes on October 22, 2004 with cash on hand and cash from operations.

        We incurred approximately $305 million of costs related to the Transactions, of which approximately $153 million will be expensed within our consolidated statement of operations during the third quarter of 2004 with the remainder being capitalized to debt issuance costs and stockholders equity within our consolidated balance sheet.

        Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the PanAmSat Recapitalization.

        Pursuant to the tax separation agreement, The DIRECTV Group has agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat Recapitalization in amounts equal to 80% of the first $75 million of such other taxes and 100% of any other taxes in excess of the first $75 million. In addition, our tax liability related to these periods is capped at $15 million.

        PanAmSat was deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the Merger. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses were eliminated and the tax basis in our satellites was increased resulting in a substantial net decrease to our net deferred tax liabilities. Also, our tax basis in our satellites was increased through a taxable transfer of certain of our satellites to newly formed operating companies, resulting in an additional substantial decrease in our consolidated net deferred tax liabilities.

        The tax separation agreement was effective from the day of the closing of the Transactions until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

        We have entered into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Transactions. These contractual arrangements include the extension of transponder lease agreements with HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, entering into an agreement for additional transponder capacity for DTH services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Transactions, The DIRECTV Group paid us for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation. Certain of the new contractual arrangements we entered into in connection with the Transactions would have increased our contracted backlog as of June 30, 2004 by approximately $687 million.

        Certain of our executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason within three years after a change in control of PanAmSat, as defined in their respective agreements. The consummation of the Transactions resulted in a change-in-control under these agreements. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be approximately $5 million in addition to the costs described above with respect to our senior executives.

        In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) as a result of, and within two years after, a change-in-control.

Losses—Galaxy 10R

        On August 3, 2004, the secondary XIPS on our Galaxy 10R satellite experienced an unexpected shutdown, and we have not been able to restart the system. This event has not affected service to any of our customers. The satellite is operating normally on its backup bi-propellant propulsion system, which has proved to be a highly-reliable propulsion system with extensive flight experience. In the absence of the secondary XIPS, this satellite is expected to operate normally on its available bi-propellant fuel for over three years. Prior to this event, Galaxy 10R was scheduled to have an estimated end of useful life in 2015.

        This event will result in acceleration to the 2005-2007 timeframe of planned capital expenditures to replace this satellite. Galaxy 10R is insured and we have made a claim under its insurance policy. We had already begun construction of Galaxy 16 as an on-ground spare for Galaxy 11 and Galaxy 17. Upon the successful launch of Galaxy 17, planned for third quarter of 2006, Galaxy 16 will be available as a replacement for Galaxy 10R. We also have contractual arrangements in place that would allow us to procure the construction and launch of an additional satellite.

        In November 2004, our insurers confirmed to us their agreement to settle the Galaxy 10R insurance claim by payment to us of approximately $75 million. Through November 30, 2004, we received all of the expected insurance proceeds. On November 19, 2004, proceeds of approximately $69 million recieved through that date, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility, while the remaining $12.5 million was applied to the Term Loan B Facility.

        As a result of this event, we recorded approximately $9.1 million of losses in the third quarter of 2004 related primarily to a customer warranty obligation payable at the satellite's end of life and a non-cash write off of a portion of a sales-type lease receivable. These losses and warranty obligations are substantially covered by the Galaxy 10R insurance policies. In connection with the Galaxy 10R insurance settlement, a gain of approximately $9.1 million will be recorded during the fourth quarter of 2004, offsetting the third quarter losses. Upon settlement of the Galaxy 10R insurance claim in

November 2004, the expected additional depreciation expense resulting from Galaxy 10R's revised estimated useful life will be approximately $5 million per year.

Impairment—PAS 6

        On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we evaluated the problem with the manufacturer. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses was anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to deorbit it.

        PAS-6 had previously been taken out of primary service and at the time of the anomaly was being used as a backup for another satellite, PAS-6B. Accordingly, these events have not affected service to any of our customers and we anticipate that they will not affect our revenues in 2004. We do not plan to replace this satellite. As a result of the March 17 event, we recorded a non-cash impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in a non-cash charge to net income after taxes of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events. Further, as a result of this impairment, we will no longer depreciate this asset and will not record $9.3 million of depreciation expense during the remainder of 2004.

Repayment of Term B-1 Facility

        In June 2004, we repaid the $349.1 million outstanding balance under our prior term B-1 facility from available cash on hand. In conjunction with this repayment, we recorded a charge of $5.5 million within interest expense as a result of the write-off of debt issuance costs related to the Term B-1 Facility and a charge of $0.5 million within interest expense representing the amount accumulated within other comprehensive income related to our $100.0 million interest rate hedge on our Term B-1 Facility. The related interest rate hedge liability was not impacted by the repayment of the Term B-1 Facility.

Elimination of Restrictions on Insurance Proceeds

        During the first quarter of 2004 we received $286.9 million of insurance proceeds under the insurance policies for our Galaxy 11, PAS-1R and Galaxy 4R satellites. These proceeds were held in a collateral account until the restrictions were lifted in June 2004.

New Commitments—Galaxy 16 and Galaxy 17

        We spent $65.8 million for launch costs originally intended for Galaxy 8-iR and $6.0 million for another future launch. As a result of the termination of the Galaxy 8-iR construction contract, we now expect to use this launch for one of our satellites currently under construction.

        In April 2004, we committed to acquire a new satellite from Space Systems/Loral, which will serve as an on-ground spare for both Galaxy 11 and Galaxy 17 and will be known as Galaxy 16. In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of this satellite. Also in June 2004, we executed a definitive agreement for the procurement of Galaxy 17, an on-ground spare for Galaxy 11, which will replace our Galaxy 4R satellite. The aggregate commitment related to these construction agreements is approximately $200 million. As of July 2004, we are currently negotiating agreements for launch services related to Galaxy 17 and therefore no current commitment exists.

Foreign Withholding Taxes

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $7.3 million (reduced from an initial assessment of $15.2 million) against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $36 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of $36 million. To date, we have paid $1 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. See "PanAmSat Merger, Subsequent Sale and Related Transactions" for a description of tax indemnifications received from The DIRECTV Group. These tax indemnifications will cover a portion of these contingent obligations upon consummation of the sale of PanAmSat.

Customer Termination

        In July of 2004, we terminated our lease agreements with one of our customers due to non-payment of the customer's obligations to us through June 30, 2004. As a result, in the second quarter of 2004 we recorded a pre-tax charge of approximately $29.6 million related to the write-off of current and long-term receivable balances due from this customer. Prior to the termination, contracted future contracted backlog and remaining 2004 revenues related to this customer were $80.4 million and $5.0 million, respectively.

PanAmSat Holding Corporation

        On October 8, 2004, all of our outstanding common stock held by our then existing stockholders was contributed to PanAmSat Holding Corporation ("Holdco") in exchange for an equal number of shares of Holdco common stock, par value $0.01 per share. In addition, options and other equity rights for our common stock were converted to similar rights for Holdco common stock. As a result of and immediately following that contribution, our then existing stockholders owned Holdco in equal proportion to their prior ownership interest in us, and we became a wholly-owned subsidiary of Holdco. On October 18, 2004, certain members of our management of and our Board of Directors purchased additional shares of Holdco common stock and were granted options to purchase Holdco common stock.

        On October 19, 2004, Holdco issued $416 million aggregate principal amount at maturity of its 10 3/8% Senior Discount Notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended. We are not an obligor under or a guarantor of these notes and they are structurally junior in right of payment to all of our existing and future indebtedness. All of the proceeds of that offering, less discounts, commissions and expenses, or approximately $246 million, were paid on October 19, 2004, as a dividend to the stockholders of Holdco.

Spring Creek Sale

        On October 28, 2004, we completed the sale of our Spring Creek teleport for approximately $14.4 million, net of associated selling costs. As of September 30, 2004, the assets of the Spring Creek teleport of $3.3 million were reflected as "Assets Held for Sale" on our consolidated balance sheet. As a result of the completion of this sale, we recorded a pre-tax gain of approximately $11.1 million in October 2004. The Spring Creek teleport is not significant to our consolidated operating results or financial position.

Recent Evaluation of the Estimated Useful Lives of Satellites

        In December 2004, after reviewing available solar array degradation data on our BSS 702 satellites, we reduced our estimate of the end of the useful life of our Galaxy 11 satellite from 2015 to 2009 and of our PAS-1R satellite from 2016 to 2010, which will result in an increase in our annual depreciation expense of $26.3 million beginning in the fourth quarter of 2004. These estimates are based on data available at this time and reflect our current expectations for these systems. Pursuant to our contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their useful lives will not result in a material reduction in our contracted backlog. We believe that the net book values of these satellites are fully recoverable.

        Also in December 2004, after reviewing the operating time to failure and other data from failed BSS 601 HP XIPS systems in our fleet and from similar systems owned by others, as reported to us by the manufacturer, we recently reduced our estimate of the end of useful life of one of our BSS 601 HP satellites, PAS-9, from 2015 to 2013. This will result in an increase in our annual depreciation expense of $3.4 million beginning in the fourth quarter of 2004. This estimate is based on currently available data from satellite systems similar to PAS-9 and reflects our current expectations for these systems. We believe that the net book value of this satellite is fully recoverable. Because some of our customer contracts do not require their service to continue onto a replacement satellite, this reduction in our estimate of useful life will result in a reduction in our contracted backlog of approximately $61 million.

        Along with the manufacturer, we continually monitor the performance of our satellites that use these systems and will, as warranted, reevaluate our expectations.

15.    Quarterly Financial Information—Unaudited

        Summary financial information on a quarterly basis for us in 2003 and 2002 follows (in thousands):

	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Revenues	$199,756	$203,593	$210,080	$217,582
Operating income	76,275	74,451	66,449	60,999
Net income	30,858	30,298	20,996	17,380
	Three Months Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Revenues	$207,139	$209,233	$199,124	$196,794
Operating income	57,066	61,017	66,457	71,328
Net income	21,021	19,766	20,700	23,561

(16)    Condensed Consolidating Financial Statements

        Obligations under our 8 1/2% Senior Notes due 2012 are unconditionally guaranteed on a joint and several basis by certain of our existing domestic subsidiaries. Prior to 2004, all subsidiary guarantors, individually and in the aggregate, represented less than 1% of the Company's consolidated total assets, total liabilities, revenues, stockholders' equity, income from continuing operations before income taxes and cash flows from operating activities, and such subsidiaries had no independent assets or operations (determined in accordance with the criteria established for parent companies in the SEC's Regulation S-X, Rule 3-10(h)). All subsidiary guarantors and all subsidiaries of the Company, other than the subsidiary guarantors, were minor (as defined in the SEC's Regulation S-X, Rule 3-10(h)). Accordingly, condensed consolidating financial information for the Company and its subsidiaries is not presented within these notes to the Company's consolidated financial statements in relation to our 8 1/2% Senior Notes due 2012.

        Our 9% Senior Notes due 2014 are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of our existing and certain subsequently acquired or organized domestic restricted subsidiaries. In the third and fourth quarters of 2004, we formed new domestic subsidiaries, which own our satellites. These subsidiaries are guarantors of our 9% Senior Notes due 2014. As a result, we are now required to present condensed consolidating financial information for our company and these domestic restricted subsidiaries within the notes to our consolidated financial statements in accordance with the criteria established for parent companies in the SEC's Regulation S-X, Rule 3-10(f). Prior to 2004, all subsidiaries of the Company, other than the subsidiary guarantors, were minor (as defined in the SEC's Regulation S-X, Rule 3-10(h)). Accordingly, financial information for these other non-guarantor subsidiaries was not separately presented.

        The following condensed consolidating financial information presents the results of operations, financial position and cash flows of PanAmSat Corporation, the Guarantor Subsidiaries (including our newly formed satellite operating companies) and the eliminations necessary to arrive at the information for our company on a consolidated basis as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
REVENUES:
Operating leases, satellite services and other	$802,194	$788,519	$(788,519)	$802,194
Outright sales and sales-type leases	67,881	—	—	67,881

Total revenues	870,075	788,519	(788,519)	870,075

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	12,766	—	—	12,766
Depreciation and amortization	95,249	319,495	—	414,744
Direct operating costs (exclusive of depreciation and amortization)	789,814	146,106	(788,519)	147,401
Selling, general and administrative expenses	2,073	119,549	—	121,622
Facilities restructuring and severance costs	8,223	—	—	8,223

Total operating costs and expenses	908,125	585,150	(788,519)	704,756

INCOME (LOSS) FROM OPERATIONS	(38,050)	203,369	—	165,319
INTEREST EXPENSE, NET	111,153	—	—	111,153

INCOME (LOSS) BEFORE INCOME TAXES	(149,203)	203,369	—	54,166
INCOME TAX EXPENSE (BENEFIT)	(64,901)	88,463	—	23,562

NET INCOME (LOSS)	$(84,302)	$114,906	$—	$30,604

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
REVENUES:
Operating leases, satellite services and other	$792,691	$773,934	$(773,934)	$792,691
Outright sales and sales-type leases	19,599	—	—	19,599

Total revenues	812,290	773,934	(773,934)	812,290

OPERATING COSTS AND EXPENSES:
Depreciation and amortization	46,986	288,731	—	335,717
Direct operating costs (exclusive of depreciation and amortization)	775,720	124,601	(773,934)	126,387
Selling, general and administrative expenses	2,413	99,570	—	101,983
Facilities restructuring and severance costs	13,708	—	—	13,708
Gain on insurance claims	(14,609)	(25,454)	—	(40,063)
Loss on termination of sales-type leases	18,690	—	—	18,690

Total operating costs and expenses	842,908	487,448	(773,934)	556,422

INCOME (LOSS) FROM OPERATIONS	(30,618)	286,486	—	255,868
INTEREST EXPENSE, NET	142,470	—	—	142,470

INCOME (LOSS) BEFORE INCOME TAXES	(173,088)	286,486	—	113,398
INCOME TAX EXPENSE (BENEFIT)	(43,272)	71,622	—	28,350

NET INCOME (LOSS)	$(129,816)	$214,864	$—	$85,048

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
REVENUES:
Operating leases, satellite services and other	$814,006	$752,947	$(752,947)	$814,006
Outright sales and sales-type leases	17,005	—	—	17,005

Total revenues	831,011	752,947	(752,947)	831,011

OPERATING COSTS AND EXPENSES:
Depreciation and amortization	47,361	265,472	—	312,833
Direct operating costs (exclusive of depreciation and amortization)	760,752	141,891	(752,947)	149,696
Selling, general and administrative expenses	6,457	79,624	—	86,081
Facilities restructuring and severance costs	4,227	—	—	4,227

Total operating costs and expenses	818,797	486,987	(752,947)	552,837

INCOME FROM OPERATIONS	12,214	265,960	—	278,174
INTEREST EXPENSE, NET	143,632	—	—	143,632

INCOME (LOSS) BEFORE INCOME TAXES	(131,418)	265,960	—	134,542
INCOME TAX EXPENSE (BENEFIT)	(34,197)	69,207	—	35,010

NET INCOME (LOSS)	$(97,221)	$196,753	$—	$99,532

CONDENSED CONSOLIDATING BALANCE SHEETS
AT DECEMBER 31, 2002

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$783,998	$—	$—	$783,998
Short-term investments	99,785	—	—	99,785
Accounts receivable, net	34,276	—	—	34,276
Net investment in sales-type leases	22,858	—	—	22,858
Prepaid expenses and other current assets	43,170	—	—	43,170
Deferred income taxes	7,889	—	—	7,889
Receivable—satellite manufacturer	72,007	—	—	72,007

TOTAL CURRENT ASSETS	1,063,983	—	—	1,063,983
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	579,670	2,285,609	—	2,865,279
NET INVESTMENT IN SALES-TYPE LEASES	161,869	—	—	161,869
GOODWILL	2,238,659	—	—	2,238,659
DEFERRED CHARGES AND OTHER ASSETS—Net	157,948	—	—	157,948
INVESTMENT IN AFFILIATES	2,893,836	—	(2,893,836)	—
DUE FROM AFFILIATES	—	1,098,082	(1,098,082)	—

TOTAL ASSETS	$7,095,965	$3,383,691	$(3,991,918)	$6,487,738

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$65,314	$—	—	$65,314
Current portion of long-term debt	200,000	—	—	200,000
Current portion of satellite incentives	11,995	—	—	11,995
Accrued interest payable	50,961	—	—	50,961
Deferred gains and revenues	18,923	—	—	18,923

TOTAL CURRENT LIABILITIES	347,193	—	—	347,193
LONG-TERM DEBT	2,350,000	—	—	2,350,000
DEFERRED INCOME TAXES	417,843	—	—	417,843
DEFERRED CREDITS AND OTHER	135,075	160,085	—	295,160
DUE TO AFFILIATES	1,098,082	—	(1,098,082)	—

TOTAL LIABILITIES	4,348,193	160,085	(1,098,082)	3,410,196

STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value	6,552	—	—	6,552
Additional paid-in-capital	2,527,282	2,893,836	(2,893,836)	2,527,282
Retained earnings	216,323	329,770	—	546,093

Accumulated other comprehensive loss	(2,385)	—	—	(2,385)
Total stockholders' equity	2,747,772	3,223,606	(2,893,836)	3,077,542

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,095,965	$3,383,691	$(3,991,918)	$6,487,738

CONDENSED CONSOLIDATING BALANCE SHEETS
AT DECEMBER 31, 2003

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$511,248	$—	$—	$511,248
Short-term investments	38,936	—	—	38,936
Accounts receivable, net	77,006	—	—	77,006
Net investment in sales-type leases	23,068	—	—	23,068
Prepaid expenses and other current assets	20,428	—	—	20,428
Deferred income taxes	7,688	—	—	7,688
Insurance claim receivable	260,000	—	—	260,000

TOTAL CURRENT ASSETS	938,374	—	—	938,374
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	519,445	1,787,260	—	2,306,705
NET INVESTMENT IN SALES-TYPE LEASES	116,653	—	—	116,653
GOODWILL	2,243,611	—	—	2,243,611
DEFERRED CHARGES AND OTHER ASSETS—Net	129,534	—	—	129,534
INVESTMENT IN AFFILIATES	2,660,958	—	(2,660,958)	—
DUE FROM AFFILIATES	—	1,629,513	(1,629,513)	—

TOTAL ASSETS	$6,608,575	$3,416,773	$(4,290,471)	$5,734,877

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$71,794	$—	—	$71,794
Current portion of long-term debt	3,500	—	—	3,500
Current portion of satellite incentives	12,654	—	—	12,654
Accrued interest payable	45,462	—	—	45,462
Deferred gains and revenues	22,436	—	—	22,436

TOTAL CURRENT LIABILITIES	155,846	—	—	155,846
LONG-TERM DEBT	1,696,500	—	—	1,696,500
DEFERRED INCOME TAXES	430,512	—	—	430,512
DEFERRED CREDITS AND OTHER	43,969	229,292	—	273,261
DUE TO AFFILIATES	1,629,513	—	(1,629,513)	—

TOTAL LIABILITIES	3,956,340	229,292	(1,629,513)	2,556,119

STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value	6,559	—	—	6,559
Additional paid-in-capital	2,536,275	2,660,958	(2,660,958)	2,536,275
Retained earnings	119,102	526,523	—	645,625
Accumulated other comprehensive loss	(1,567)	—	—	(1,567)
Other stockholders' equity	(8,134)	—	—	(8,134)

Total stockholders' equity	2,652,235	3,187,481	(2,660,958)	3,178,758

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,608,575	$3,416,773	$(4,290,471)	$5,734,877

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2001

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net Income (loss)	$(84,302)	$114,906	$—	$30,604
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gross profit on sales-type leases	(32,715)	—	—	(32,715)
Depreciation and amortization	95,249	319,495	—	414,744
Deferred income taxes	(77,652)	88,463	—	10,811
Amortization of debt issuance costs and other deferred charges	9,107	—	—	9,107
Provision for uncollectible receivables	15,339	—	—	15,339
Facilities restructuring and severance costs	8,223	—	—	8,223
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	21,891	—	—	21,891
Operating leases and other receivables	3,105	—	—	3,105
Prepaid expenses and other assets	(23,484)	—	—	(23,484)
Accounts payable and accrued liabilities	54,449	—	—	54,449
Due to affiliates	522,864	(522,864)	—	—
Deferred gains and revenues	(4,170)	—	—	(4,170)

NET CASH PROVIDED BY OPERATING ACTIVITIES	507,904	—	—	507,904

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(338,203)	(2,799,563)	2,799,563	(338,203)
Insurance proceeds from satellite recoveries	132,435	—	—	132,435
Investments in affiliates	(2,799,563)	—	2,799,563	—
Sale of fixed assets	2,801,495	—	(2,799,563)	1,932

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(203,836)	(2,799,563)	2,799,563	(203,836)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(21,216)	—	—	(21,216)
New incentive obligations	32,485	—	—	32,485
Repayments of incentive obligations	(8,718)	—	—	(8,718)
Other equity related transactions	7,302	2,799,563	(2,799,563)	7,302

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	9,853	2,799,563	(2,799,563)	9,853

NET INCREASE IN CASH AND CASH EQUIVALENTS	313,921	—	—	313,921
CASH AND CASH EQUIVALENTS, beginning of period	129,345	—	—	129,345

CASH AND CASH EQUIVALENTS, end of period	$443,266	$—	$—	$443,266

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2002

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net Income (loss)	$(129,816)	$214,864	$—	$85,048
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	46,986	288,731	—	335,717
Deferred income taxes	(33,515)	71,622	—	38,107
Amortization of debt issuance costs and other deferred charges	12,474	—	—	12,474
Provision for uncollectible receivables	12,616	—	—	12,616
Gain on insurance claims	(14,609)	(25,454)	—	(40,063)
Loss on termination of sales-type leases	18,690	—	—	18,690
Facilities restructuring and severance costs	13,708	—	—	13,708
Loss on early extinguishment of debt	3,309	—	—	3,309
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	22,523	—	—	22,523
Operating leases and other receivables	(3,840)	—	—	(3,840)
Prepaid expenses and other assets	(10,888)	—	—	(10,888)
Accounts payable and accrued liabilities	27,123	—	—	27,123
Due to affiliates	575,217	(575,217)	—	—
Deferred gains and revenues	4,723	—	—	4,723

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	544,701	(25,454)	—	519,247

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(294,313)	(283,819)	283,819	(294,313)
Insurance proceeds from satellite recoveries	—	215,000	—	215,000
Sale/(Purchase) of short-term investment	(99,783)	—	—	(99,783)
Investments in affiliates	(94,273)	—	94,273	—
Sale of fixed assets	283,819	—	(283,819)	—

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(204,550)	(68,819)	94,273	(179,096)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(1,771,542)	—	—	(1,771,542)
Issuance of new long-term debt	1,800,000	—	—	1,800,000
Capitalized transaction costs	(41,355)	—	—	(41,355)
New incentive obligations	22,706	—	—	22,706
Repayments of incentive obligations	(10,717)	—	—	(10,717)
Other equity related transactions	2,328	94,273	(94,273)	2,328

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,420	94,273	(94,273)	1,420

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(839)	—	—	(839)

NET INCREASE IN CASH AND CASH EQUIVALENTS	340,732	—	—	340,732
CASH AND CASH EQUIVALENTS, beginning of period	443,266	—	—	443,266

CASH AND CASH EQUIVALENTS, end of period	$783,998	$—	$—	$783,998

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net Income (loss)	$(97,222)	$196,754	$—	$99,532
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	47,361	265,472	—	312,833
Deferred income taxes	(54,485)	69,207	—	14,722
Amortization of debt issuance costs and other deferred charges	9,731	—	—	9,731
Provision for uncollectible receivables	(1,632)	—	—	(1,632)
Facilities restructuring and severance costs	4,227	—	—	4,227
Loss on early extinguishment of debt	10,663	—	—	10,663
Other non-cash items	2,756	—	—	2,756
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	22,858	—	—	22,858
Operating leases and other receivables	(19,949)	—	—	(19,949)
Prepaid expenses and other assets	21,946	—	—	21,946
Accounts payable and accrued liabilities	(11,465)	—	—	(11,465)
Due to affiliates	531,433	(531,433)	—	—
Deferred gains and revenues	7,159	—	—	7,159

NET CASH PROVIDED BY OPERATING ACTIVITIES	473,381	—	—	473,381

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(104,082)	(120,586)	120,586	(104,082)
Insurance proceeds from satellite recoveries	27,699	74,950	—	102,649
Sale/(Purchase) of short-term investment	60,846	—	—	60,846
Investments in affiliates	(45,636)	—	45,636	—
Proceeds from satellite manufacturer	69,500	—	—	69,500
Sale of fixed assets	120,586	—	(120,586)	—
Acquisitions, net of cash acquired	(20,151)	—	—	(20,151)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	108,762	(45,636)	45,636	108,762

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(850,000)	—	—	(850,000)
Capitalized transaction costs	(1,456)	—	—	(1,456)
New incentive obligations	5,642	—	—	5,642
Repayments of incentive obligations	(11,781)	—	—	(11,781)
Other equity related transactions	2,328	45,636	(45,636)	2,328

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(855,267)	45,636	(45,636)	(855,267)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	374	—	—	374

NET DECREASE IN CASH AND CASH EQUIVALENTS	(272,750)	—	—	(272,750)
CASH AND CASH EQUIVALENTS, beginning of period	783,998	—	—	783,998

CASH AND CASH EQUIVALENTS, end of period	$511,248	$—	$—	$511,248

PANAMSAT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2004
(IN THOUSANDS)

	September 30, 2003	September 30, 2004
REVENUES:
Operating leases, satellite services and other	$206,033	$203,268
Outright sales and sales-type leases	4,047	3,827

Total revenues	210,080	207,095

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	—	2,224
Depreciation and amortization	85,018	74,322
Direct operating costs (exclusive of depreciation and amortization)	38,563	38,649
Selling, general and administrative expenses	19,323	21,509
Facilities restructuring and severance costs	727	2,080
Transaction-related costs	—	154,535

Total operating costs and expenses	143,631	293,319

INCOME (LOSS) FROM OPERATIONS	66,449	(86,224)
INTEREST EXPENSE—NET	38,904	57,794

INCOME (LOSS) BEFORE INCOME TAXES	27,545	(144,018)
INCOME TAX EXPENSE (BENEFIT)	6,549	(67,363)

NET INCOME (LOSS)	$20,996	$(76,655)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PANAMSAT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2004
(IN THOUSANDS)

	September 30, 2003	September 30, 2004
REVENUES:
Operating leases, satellite services and other	$600,853	$607,165
Outright sales and sales-type leases	12,576	12,185

Total revenues	613,429	619,350

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	—	2,224
Depreciation and amortization	232,194	220,969
Direct operating costs (exclusive of depreciation and amortization)	103,983	118,484
Selling, general and administrative expenses	58,687	88,814
Satellite impairment loss	—	99,946
Facilities restructuring and severance costs	1,390	4,508
Transaction-related costs	—	155,035

Total operating costs and expenses	396,254	689,980

INCOME (LOSS) FROM OPERATIONS	217,175	(70,630)
INTEREST EXPENSE—NET	106,311	122,503

INCOME (LOSS) BEFORE INCOME TAXES	110,864	(193,133)
INCOME TAX EXPENSE (BENEFIT)	28,712	(95,215)

NET INCOME (LOSS)	$82,152	$(97,918)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PANAMSAT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2003	September 30, 2004
		(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$511,248	$48,204
Short-term investments	38,936	—
Accounts receivable—net	77,006	62,549
Net investment in sales-type leases	23,068	25,634
Prepaid expenses and other current assets	20,428	29,191
Insurance claim receivable	260,000	—
Deferred income taxes	7,688	7,048
Assets held for sale	—	3,257

Total current assets	938,374	175,883

SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	2,306,705	2,036,651
NET INVESTMENT IN SALES-TYPE LEASES	116,653	90,165
GOODWILL	2,243,611	2,246,122
DEFERRED CHARGES AND OTHER ASSETS—Net	129,534	333,761

TOTAL ASSETS	$5,734,877	$4,882,582

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$71,794	$75,037
Current portion of long-term debt	3,500	95,416
Current portion of satellite incentive obligations	12,654	13,218
Accrued interest payable	45,462	17,694
Deferred gains and revenues	22,436	23,645

Total current liabilities	155,846	225,010

LONG-TERM DEBT	1,696,500	3,673,740
DEFERRED INCOME TAXES	430,512	31,459
DEFERRED CREDITS AND OTHER (principally customer deposits, satellite incentive obligations and deferred revenue)	273,261	278,954

TOTAL LIABILITIES	2,556,119	4,209,163

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock $0.01 par value; 1,329,271,891 shares authorized; 238,380,931 and 655,864,175 shares issued; and 109,677,413 and 655,864,175 shares outstanding at September 30, 2004 and December 31, 2003, respectively)	6,559	2,384
Additional paid-in-capital	2,536,275	818,260
Retained earnings	645,625	547,707
Accumulated other comprehensive income (loss)	(1,567)	772
Other stockholders' equity	(8,134)	(3,418)
Treasury stock, at cost (128,703,518 and 0 shares outstanding at September 30, 2004 and December 31, 2003, respectively)	—	(692,286)

TOTAL STOCKHOLDERS' EQUITY	3,178,758	673,419

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,734,877	$4,882,582

The accompanying notes are an integral part of these condensed consolidated financial statements.

PANAMSAT CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS, EXCEPT SHARE DATA)

	Common Stock				Accumulated Other Comprehensive Income (Loss)		Treasury Stock, at Cost
			Additional Paid-In Capital	Retained Earnings		Other Stockholders' Equity				Comprehensive Income (Loss)
	Shares	Amount					Shares	Amount	Total
BALANCE, JANUARY 1, 2004	655,864,175	$6,559	$2,536,275	$645,625	$(1,567)	$(8,134)	—	$—	$3,178,758	$—
Additional Issuances of common stock	807,882	8	3,766	—	^—	—	—	—	3,774	—
Purchase of Treasury shares	—	—	(57)	—	—	—	(546,994,644)	(2,783,742)	(2,783,799)	—
Retirement of Treasury shares	(418,291,126)	(4,183)	(2,087,273)	—	—	—	418,291,126	2,091,456	—	—
Realized and unrealized net gain on cash flow hedge	—	—	—	—	2,002	—	—	—	2,002	791
Unrealized gain on short- term investments	—	—	—	—	1	—	—	—	1	1
Foreign currency translation adjustment	—	—	—	—	336	—	—	—	336	336
Deferred compensation	—	—	—	—	—	(197)	—	—	(197)	—
Amortization of deferred compensation	—	—	201	—	—	1,929	—	—	2,130	—
Net customer guarantee received pursuant to the Transactions	—	—	2,723	—	—	—	—	—	2,723	—
Transaction costs capitalized to equity	—	—	(9,157)	—	—	—	—	—	(9,157)	—
Modification of options	—	—	1,237	—	—	—	—	—	1,237	—
Tax basis step-up and tax indemnification	—	—	377,068	—	—	—	—	—	377,068	—
Cashing out of restricted stock units	—	—	(6,523)	—	—	2,984	—	—	(3,539)	—
Net loss	—	—	—	(97,918)	—	—	—	—	(97,918)	(97,918)

BALANCE, SEPTEMBER 30, 2004	238,380,931	$2,384	$818,260	$547,707	$772	$(3,418)	(128,703,518)	$(692,286)	$673,419	$(96,790)

Other Stockholders' Equity:

	January 1, 2004	September 30, 2004
Excess of purchase price over historical cost basis of net assets acquired	$(3,418)	$(3,418)
Deferred compensation, net	(4,716)	—

TOTAL OTHER STOCKHOLDERS' EQUITY	$(8,134)	$(3,418)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PANAMSAT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2004
(IN THOUSANDS)

	September 30, 2003	September 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$82,152	$(97,918)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	232,194	220,969
Deferred income taxes	27,683	(98,457)
Amortization of debt issuance costs and other deferred charges	7,435	7,698
Provision for uncollectible receivables	1,168	31,982
Loss on early extinguishment of debt	5,660	20,589
Satellite impairment loss	—	99,946
Loss on Galaxy 10R XIPS anomaly	—	9,090
Facilities restructuring and severance costs	1,390	4,309
Reversal of sales-type lease liabilities	—	(3,727)
Gain on disposal of fixed assets	—	(1,332)
Other non-cash items	(593)	(3,950)
Changes in assets and liabilities:
Collections on investments in sales-type leases	16,921	19,035
Operating leases and other receivables	(15,515)	6,166
Prepaid expenses and other assets	21,847	(4,222)
Accounts payable and accrued liabilities	(56,785)	(44,336)
Deferred gains and revenues	(1,454)	1,209

NET CASH PROVIDED BY OPERATING ACTIVITIES	322,103	167,051

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(87,161)	(108,308)
Insurance proceeds from satellite recoveries	—	286,915
Net sales of short-term investments	44,393	38,936
Acquisitions, net of cash acquired	(15,695)	(522)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(58,463)	217,021

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(550,000)	(1,443,459)
Issuance of new long-term debt	—	3,512,615
Capitalized transaction costs	—	(152,064)
New incentive obligations	5,642	16,250
Repayments of incentive obligations	(8,726)	(9,571)
Repurchase of common stock	—	(2,784,556)
Re-issuance of treasury stock	—	757
Capital contributed by affiliate	—	9,200
Other equity related transactions	1,852	3,384

NET CASH USED IN FINANCING ACTIVITIES	(551,232)	(847,444)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	362	328

NET DECREASE IN CASH AND CASH EQUIVALENTS	(287,230)	(463,044)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	783,998	511,248

CASH AND CASH EQUIVALENTS, END OF PERIOD	$496,768	$48,204

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received for interest	$11,756	$6,955

Cash paid for interest	$149,248	$134,453

Cash received for taxes	$4,498	$122

Cash paid for taxes	$2,734	$3,422

The accompanying notes are an integral part of these condensed consolidated financial statements.

PANAMSAT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)    Basis of Presentation

        These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The condensed consolidated financial statements include all normal and recurring adjustments that management considers necessary to present fairly the financial position as of September 30, 2004, results of operations for the three and nine month periods ended September 30, 2004 and 2003 and cash flows for the nine months ended September 30, 2004 and 2003. Certain prior period amounts have been reclassified to conform to the current period's presentation. Operating results for the three and nine months ended September 30, 2004 and 2003 are not necessarily indicative of the operating results for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included elsewhere in this prospectus.

(2)    PanAmSat Merger, Subsequent Sale and Related Transactions

        On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, Inc. ("The DIRECTV Group"), PAS Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of The DIRECTV Group, and Constellation, LLC ("Constellation"), an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), for the merger of our company with Merger Sub (the "Merger") and subsequent sale to Constellation. On May 17, 2004, Constellation assigned the right to purchase a portion of the shares of our common stock to limited liability companies affiliated with The Carlyle Group ("Carlyle") and Providence Equity Partners, Inc. ("Providence," and Providence, together with KKR and Carlyle, the "Sponsors"). On August 12, 2004, The DIRECTV Group entered into a letter agreement with the Sponsors which amended certain terms of the transactions, including the purchase price paid to The DIRECTV Group. The Merger, the purchase transactions, the related financing transactions and the related contractual arrangements entered into with The DIRECTV Group described below are referred to collectively as the "Transactions."

        Pursuant to the terms of the transaction agreement, on August 18, 2004, Merger Sub merged with and into us, with PanAmSat as the surviving entity. As of the effective time of the Merger, holders of shares of our common stock (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interests cashed out in the Merger) had no further ownership interest in us. Instead, such holders of our common stock received $23.50 in cash per share of our common stock.

        On August 20, 2004, as part of the Transactions, a portion of the shares of our common stock beneficially owned by The DIRECTV Group was repurchased by us at a purchase price of $21.84 in cash per share. Following the repurchase, The DIRECTV Group sold all of its remaining shares of our common stock to the Sponsors at a purchase price of $21.84 in cash per share. Following that sale, The DIRECTV Group and The News Corporation Limited ("News Corporation") were no longer related parties of ours.

        As a result of and immediately following the Transactions, entities affiliated with KKR owned approximately 44% of our common stock, entities affiliated with Carlyle and Providence each owned approximately 27% of our common stock and certain executive officers and directors had beneficial ownership of the remainder of our common stock.

        Immediately following the Transactions, each stock option issued and outstanding under our 1997 Long-Term Incentive Plan, whether or not then vested, was canceled and converted into the right to receive a payment from us (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of our common stock subject to such stock option and (b) the excess of $23.50 over the option exercise price for such stock option, payable in cash. Immediately before the effective time of the Merger, all restrictions on restricted shares and restricted stock units granted under our 1997 Long-Term Incentive Plan lapsed, and the unvested restricted shares and restricted stock units vested and were canceled and the holders of those securities received $23.50 per share, less applicable withholding taxes. Certain members of our management agreed not to have certain of their equity interests cashed out in the Merger; existing options, restricted shares and restricted stock units granted to such individuals remained outstanding as options and shares.

        In connection with the Transactions, on August 20, 2004, our Board of Directors approved an approximately 4.37 for 1 stock split of our common stock. All share and per share amounts, as well as the par value amounts and additional paid in capital amounts related to these shares within these condensed consolidated financial statements have been restated for all periods to give retroactive effect to the stock split. The $23.50 per share paid to certain holders of our common stock was $5.38 per share after giving effect to the stock split. The $21.84 per share paid to certain other holders of our common stock was $5.00 per share after giving effect to the stock split.

        The Transactions have been accounted for as a leveraged recapitalization, whereby the historical basis of our assets and liabilities have been maintained.

        Also in connection with the Transactions, we (i) entered into Senior Secured Credit Facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010 million of our 9% Senior Notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended; (iii) terminated and repaid our old senior secured credit facility (the "Old Credit Facility"); (iv) completed a tender offer for substantially all of our $275 million 6.125% Notes due 2005 and our $800 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004 (See Note 6 "Long-term Debt").

        We incurred approximately $307.1 million of costs related to the Transactions, of which approximately $155.0 million have been expensed within our condensed consolidated statement of operations during the nine months ended September 30, 2004 with the remainder being capitalized to debt issuance costs and stockholders' equity within our consolidated balance sheet.

        Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among ourselves, The DIRECTV Group, and certain of its affiliates. We and The DIRECTV Group agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the Transactions.

        Pursuant to the tax separation agreement, The DIRECTV Group has agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of General Motors Corporation ("GM") and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the Transactions in amounts equal to 80% of the first $75 million of such other taxes and 100% of any other taxes in excess of the first $75 million. As a result, our net tax liability related to these periods is capped at $15 million. As of September 30, 2004, we recorded approximately $75 million of receivables from The DIRECTV Group related to these tax indemnifications within our consolidated balance sheet.

        We were deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the Merger. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses were eliminated (through August 20, 2004) and the tax basis in our satellites was increased, resulting in a net increase to our net deferred tax liabilities of $5.7 million. In addition, the tax basis in our satellites was increased through a taxable transfer of certain of our satellites to newly formed operating companies, resulting in a decrease in our consolidated net deferred tax liabilities of $307.7 million.

        The tax separation agreement is effective from the day of the closing of the Transactions until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

        Also in connection with the Transactions, we entered into new contractual arrangements with affiliates of The DIRECTV Group at rates which, we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with Hughes Network Systems, Inc. ("HNS"), the extension of The DIRECTV Group guarantees of our transponder lease agreements with DIRECTV Latin America LLC ("DTVLA"), the purchase of additional transponder capacity for direct-to-home ("DTH") services in Latin America, and the extension of existing and the entering into of new telemetry, tracking and control ("TT&C") service agreements with DIRECTV Operations LLC. In addition, in connection with the Transactions, The DIRECTV Group paid us for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation. Certain of the new contractual arrangements we entered into in connection with the Transactions increased our contracted backlog as of September 30, 2004 by approximately $687 million. Management believes that these guarantees and other contractual arrangements will substantially reduce credit risks associated with the two Latin American DTH platforms in our contracted backlog and protect us against the possible impact of future consolidation of those platforms.

        Certain of our executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason within three years after a change in control of PanAmSat, as defined in their respective agreements. In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years following, a change-in-control (See Note 11 "Commitments and Contingencies").

        On August 20, 2004, in conjunction with the Transactions, our Board of Directors approved the retirement of the 95,742,728 shares of our common stock repurchased from affiliates of The DIRECTV Group (418,291,126 shares repurchased after giving effect to the August 20, 2004 stock split).

(3)    Customer Termination

        In July of 2004, we terminated our transponder lease agreements with one of our customers due to non-payment of the customer's obligations to us through June 30, 2004. As a result, in the second quarter of 2004, we recorded a pre-tax charge of approximately $29.6 million within selling, general and administrative expense in our condensed consolidated statement of operations related to the write-off of current and long-term receivable balances due from this customer. Prior to the termination, contracted future backlog and remaining 2004 revenues related to this customer were $80.4 million and $5.0 million, respectively.

(4)    PAS-6 and Galaxy 10R Impairment Losses

        On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we and the manufacturer evaluated the problem. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses was anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to de-orbit it.

        PAS-6 had previously been taken out of primary service and was used as a backup for another satellite, PAS-6B. Accordingly, these events did not affect service to any of our customers and we anticipate that they will not affect our revenues in 2004. We do not plan to replace this satellite. As a result of the March 17 event, we recorded a non-cash impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in a non-cash charge to net income after taxes of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events.

        On August 3, 2004, the secondary Xenon Ion Propulsion Systems ("XIPS") on PanAmSat's Galaxy 10R satellite experienced an unexpected shutdown, subsequently determined to be a permanent failure. XIPS is an electronic propulsion system that maintains a satellite's in-orbit position. This event has not affected service to any of our customers. The primary XIPS on this satellite had previously failed. The satellite is operating normally on its backup bi-propellant propulsion system, which has proven to be a highly reliable propulsion system with extensive flight experience. In the absence of the primary and secondary XIPS, this satellite is expected to operate normally on its available bi-propellant fuel for over three years. Prior to this event, Galaxy 10R was scheduled to have an estimated end of useful life in 2015.

        We do not expect this event to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. As a result, there should be no material impact on services, revenues or satellite operations. In addition, we do not believe that this event will affect our contracted backlog because the remaining fuel for the backup bi-propellant propulsion system should provide ample time to seamlessly transition customers to a new or replacement satellite and substantially all of our customer contracts would continue in effect on their terms on such new or replacement satellite.

        This event will result in acceleration to the 2004–2007 timeframe of planned capital expenditures to replace this satellite. We have contractual arrangements in place that would allow us to procure the construction and launch of a replacement satellite. Galaxy 10R is insured and in August 2004 we made a claim under its insurance policies. In November 2004, our insurers confirmed to us their agreement to settle the Galaxy 10R insurance claim by payment to the company of approximately $75.3 million. These insurance proceeds, which are expected to be received by the end of the fourth quarter of 2004, will be used to partially offset the replacement cost of Galaxy 10R.

        As a result of this event, we have recorded approximately $9.1 million of losses in the third quarter of 2004 related primarily to a customer warranty obligation payable at the satellite's end of life and a non-cash write off of a portion of a sales-type lease receivable. These losses and warranty obligations are substantially covered by the Galaxy 10R insurance policies. In connection with the Galaxy 10R insurance settlement, a gain of approximately $9.1 million will be recorded during the fourth quarter of 2004, offsetting the third quarter losses. Upon settlement of the Galaxy 10R insurance claim in November 2004, the expected additional depreciation expense resulting from Galaxy 10R's revised estimated useful life will be approximately $5 million per year.

        We operate three other Boeing 601 HP satellites that continue to operate normally with XIPS as their primary propulsion system. Two of these satellites (PAS-9 and PAS-10) have over 6 years of bi-propellant fuel and the third (Galaxy 13/Horizons 1), which also has a more robust XIPS than its predecessors, has over 11 years of bi-propellant fuel.

(5)    Satellite Deployment Plans and Operational Developments

        In January 2004, we and Horizons LLC ("Horizons") commenced service on the Galaxy 13/Horizons 1 satellite. The satellite is a Boeing 601HP with 24 C-band and 24 Ku-band transponders and is operated at 127 degrees west longitude. Horizons, a 50-50 joint venture between us and JSAT International Inc. ("JSAT"), the U.S. subsidiary of a Japanese satellite services provider, owns the Ku-band payload on the satellite, which is separately designated Horizons 1. Using this capacity, Horizons offers a variety of digital video, Internet and data services. Effective upon the in-service date of Galaxy 13/Horizons 1, JSAT and we contributed our investments in the Ku-band transponders to Horizons. Our investment in Horizons of $42.6 million as of September 30, 2004 is classified within "Deferred Charges and Other Assets-Net" on our Consolidated Balance Sheet as of such date and is being accounted for under the equity method.

        The C-band capacity on this satellite is designated as Galaxy 13. It is owned, developed and marketed solely by us and is utilized to provide High-Definition Television ("HDTV"), as well as other services within the United States. This satellite is a part of our "Power of Five" antenna program, which provides qualified cable operators with simultaneous access to five Galaxy neighborhood satellites. The spacecraft replaced Galaxy 9, which is now utilized as a domestic C-band in-orbit spare.

        We expect to launch three satellites by the end of 2006. We are scheduled to launch Galaxy 14 in the first quarter of 2005 to serve as an in-orbit spare. We plan to replace Galaxy 5 at 125 degrees west longitude with Galaxy 12 in January 2005. We plan to launch Galaxy 15 in the second quarter of 2005 to replace Galaxy 1R at 133 degrees west longitude. We plan to launch Galaxy 16 in the second quarter of 2006 to replace Galaxy 4R at 99 degrees west longitude.

        In June 2004, we committed to purchase Galaxy 17, an on-ground spare for Galaxy 11, which will also serve as a spare to protect against launch failure of Galaxy 16 and could serve as a replacement for Galaxy 10R. In addition, we plan to construct and launch replacement satellites for Galaxy 10R and PAS-6B prior to the end of their useful lives, although no commitments have been made for the procurement of these satellites (See Note 11 "Commitments and Contingencies" below).

(6)    Long-term Debt

        In connection with the Transactions, we (i) entered into Senior Secured Credit Facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010 million of our 9% Senior Notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended; (iii) terminated and repaid our Old Credit Facility; (iv) completed a tender offer for substantially all of our $275 million 6.125% Notes due 2005 and our $800 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004. In September 2004, we repaid the outstanding balance under our revolving credit facility.

        As of September 30, 2004 and December 31, 2003, long-term debt consisted of the following (in thousands):

	December 31, 2003	September 30, 2004
6 1/8% Notes due 2005	$275,000	$24,156
6 3/8% Notes due 2008	150,000	150,000
Old Term Loan B-1 due 2010	350,000	—
8 1/2% Notes due 2012	800,000	1,190
6 7/8% Notes due 2028	125,000	125,000
Transaction Related Financing:
Revolving Credit Facility	—	—
Term Loan A due 2009	—	798,810
Term Loan B due 2011	—	1,660,000
9% Senior Notes due 2014	—	1,010,000

	1,700,000	3,769,156
Less: current maturities	3,500	95,416

Total Long-Term Debt	$1,696,500	$3,673,740

        At September 30, 2004 we had total debt outstanding of approximately $3.769 billion, including current maturities of $95.4 million relating to our 6 1/8% Senior Notes due 2005, and the quarterly principal payments on the Term A Facility and the Term B Facility under the Senior Secured Credit Facility described below.

        Our Senior Secured Credit Facility is comprised of a $250.0 million revolving credit facility, which will terminate in August 2009 (the "Revolving Facility"), an $800.0 million Term Loan A Facility, which matures in August 2009 (the "Term A Facility"), and a $1,660 million Term Loan B Facility, which matures in August 2011 (the "Term B Facility"). At September 30, 2004, the interest rates on the Term A Facility and Term B Facility were LIBOR plus 2.50% and LIBOR plus 2.75%, respectively, and the Revolving Facility was undrawn. These rates are subject to change based upon our total leverage ratio. In addition, we are required to pay a commitment fee for the unused commitments under the Revolving Facility and the Term A Facility, if any, which, as of September 30, 2004 on an annual basis was 0.50%. As of September 30, 2004 we had outstanding letters of credit totaling $36.1 million. Outstanding letters of credit reduce our ability to borrow against the Revolving Facility by an equivalent amount. Any amounts borrowed under the Revolving Facility would bear interest at LIBOR plus 2.50% as of September 30, 2004, although this interest rate is subject to adjustment based on our total leverage ratio. Fees charged by the lenders were capitalized as debt issuance costs and are amortized over the terms of the Revolving Facility, the Term A Facility, and the Term B Facility.

        Obligations under the Senior Secured Credit Facility are, or will be, as the case may be, unconditionally and irrevocably guaranteed jointly and severally by our current and future domestic subsidiaries and are secured by substantially all of our assets and substantially all of the assets of each of our current and future domestic subsidiaries.

        The $1,010 million Senior Notes bear interest at an annual rate of 9.0%. Fees charged by the lenders were capitalized as debt issuance costs and are amortized over the term of the 9% Senior Notes. The 9% Senior Notes require interest payments to be made semi-annually, mature on August 15, 2014, are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of our existing and certain subsequently acquired or organized domestic restricted subsidiaries.

        On August 22, 2004, we completed a tender offer and consent solicitation to purchase any and all of the outstanding $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 for cash. Not all of these notes were tendered and, as a result, approximately $1.2 million aggregate principal amount will remain outstanding through the original maturity date. As required by our Senior Secured Credit Facility, we repaid our Term A Facility by the amount of the 8 1/2% Senior Notes that remained outstanding after the tender offer. The remaining 8 1/2% Senior Notes due 2012 are unsecured, and are unconditionally guaranteed by each of our existing domestic restricted subsidiaries (See Note 17 "Condensed Consolidating Financial Statements" below provided as required by the SEC's Regulation S-X, Rule 3-10(f)).

        On August 22, 2004, we completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of our 6.125% Notes due 2005 for cash. On October 22, 2004, we completed a redemption of our remaining $24.2 million 6.125% Notes due 2005 that were not purchased in the tender offer from cash on hand.

        In conjunction with the Transactions, in the third quarter of 2004, we wrote-off debt issuance costs and recorded a charge within interest expense of $15.1 million related to the prepayment of our pre-existing debt. Also in conjunction with the Recapitalization, we capitalized approximately $142.9 million to debt issuance costs and approximately $9.2 million to equity. The debt issuance costs are classified on our balance sheet within Deferred Charges and Other Assets and will be amortized to interest expense over the terms of the related debt obligations.

        We also had outstanding 10 and 30-year fixed rate notes totaling $275 million issued in January 1998. The outstanding principal balances, interest rates and maturity dates for these notes as of September 30, 2004, are $150 million at 6.375% due 2008 and $125 million at 6.875% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually.

        In June 2004, we repaid from available cash on hand the $349.1 million outstanding balance under the Term Loan B-1 Facility of our Old Credit Facility. In conjunction with this repayment, we recorded a charge of $5.5 million within interest expense as a result of the write-off of unamortized debt issuance costs related to that loan facility and a charge of $0.5 million within interest expense representing the amount accumulated within other comprehensive income related to our $100.0 million interest rate hedge on that loan facility entered into during the third quarter of 2002. The hedge liability was not impacted by the repayment of that facility. The fair value of the outstanding interest-rate hedge agreement as of September 30, 2004, based upon quoted market prices from the counterparty, reflected a hedge liability of approximately $0.7 million. Upon expiration of the current agreement on August 30, 2005, we will not be required to enter into an interest rate hedge agreement.

        On July 14, 2003, we made an optional pre-payment of $350 million against our Old Credit Facility from available cash on hand. During the third quarter of 2003, we recorded a non-cash charge of approximately $5.7 million to write-off debt issuance costs associated with the portion of the credit facility that was prepaid.

        We are required to maintain certain financial covenants and are also subject to restrictive covenants under our borrowings. As of September 30, 2004, we were in compliance with all such covenants.

(7)    Acquisitions

        On March 7, 2003, we acquired substantially all of the assets of Hughes Global Services, Inc. ("HGS") from our affiliate, The DIRECTV Group, for approximately $8.4 million in cash and the assumption of certain liabilities. On August 27, 2003, we acquired Esatel Communications, Inc. ("Esatel") and its related entity, Silver Springs Teleport, LC. In November 2003, we purchased substantially all of the assets of Sonic Telecommunications International Ltd. ("Sonic"). The aggregate purchase price for the Esatel and Sonic acquisitions was approximately $12.3 million, of which $0.5 million was paid in the first quarter of 2004.

        The results of these acquisitions are included within our consolidated income statements from the date of each respective acquisition.

(8)    Stock-Based Compensation

        Effective January 1, 2003, we adopted the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock Based Compensation," prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." During 2004 and 2003, we issued the following awards (after giving effect to the August 20, 2004 stock split):

Grant date:	Employee Stock Options Granted	Restricted Stock Units Granted
March 31, 2003	51,990	—
June 30, 2003	50,461	1,741,010
September 30, 2003	93,276	—
December 31, 2003	19,223	8,738
March 31, 2004	211,237	8,738
June 30, 2004	—	—
September 30, 2004	5,434,920	—

        Prior to the consummation of the Transactions, employee stock options granted before June 30, 2004 were scheduled to vest ratably over three years. The stock options granted in the third quarter of 2004 vest over five to eight years. Portions of these awards vest over a five-year period based upon the passage of time and portions vest over an eight year period, which may be reduced if certain pre-established company operating performance targets are achieved. Compensation expense for these nonqualified stock options is based on the fair value of the options at the respective grant dates utilizing the Black-Scholes model for estimating fair value. We recorded compensation expense related to these options of approximately $114 thousand and $196 thousand for the three and nine months ended September 30, 2004, respectively, and $10 thousand and $15 thousand during the three and nine month periods ended September 30, 2003, respectively. Under the intrinsic value method used for reporting prior to January 1, 2003, no compensation expense had been recognized on options granted through December 31, 2002, as the exercise price of the options granted equaled the market price of our common stock on the date of grant for all prior grants.

        Prior to the consummation of the Transactions, restricted stock units granted in 2004 and 2003 were scheduled to vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary. Stock compensation expense was being recognized over the vesting period based on our stock price on the grant date. We recorded compensation expense related to the restricted stock units of approximately $0.4 million and $1.7 million for the three and nine months ended September 30, 2004, respectively, and $0.7 million and $1.2 million during the three and nine month periods ended September 30, 2003, respectively.

        Upon consummation of the Transactions, all outstanding employee stock options vested and became exercisable, and all outstanding restricted shares and restricted stock units vested immediately prior to the Merger. We recorded a charge of approximately $8.3 million within Transaction-related costs in our condensed consolidated statement of operations in the third quarter of 2004 in relation to the acceleration of vesting of these options, restricted shares and restricted stock units. Also in conjunction with the Transactions, the exercise prices of certain employee options were modified. As a result of these modifications, we recorded additional expense of approximately $1.2 million within Transaction Costs in our condensed consolidated statement of operations in the third quarter of 2004. Holders of options and restricted stock units were entitled to receive (i) with respect to in-the-money options, cash equal to the difference between the exercise price and the $23.50 per share price paid in the Transactions, and (ii) with respect to restricted shares and restricted stock units cash in the amount of $23.50 per share. All out-of-the-money stock options were cancelled without payment. Certain members of our management agreed not to have certain of their equity interests cashed out in the Transactions; existing options, restricted shares and restricted stock units granted to such individuals remain outstanding as options and shares.

        The following table illustrates the effect on net income as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands):

	Three Months Ended:		Nine Months Ended:
	September 30, 2003	September 30, 2004	September 30, 2003	September 30, 2004
Net income (loss), as reported	$20,996	$(76,655)	$82,152	$(97,918)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	451	6,389	751	7,281
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(1,326)	(6,384)	(6,742)	(9,685)

Pro forma net income (loss)	$20,121	$(76,650)	$76,161	$(100,322)

        The pro forma amounts for compensation cost may not necessarily be indicative of the effects on operating results for future periods.

(9)    Facilities Restructuring and Severance Costs

        Facilities restructuring and severance costs were $2.1 million and $0.7 million for the three months ended September 30, 2004 and 2003, respectively, and $4.5 million and $1.4 million for the nine month periods ended September 30, 2004 and 2003, respectively.

        In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. Under this plan, our Homestead, Florida teleport was closed in 2003 and in June 2004 we closed our Spring Creek, New York teleport. On October 28, 2004, we sold our Spring Creek teleport (See Note 16 "Subsequent Events"). This teleport consolidation plan includes the disposal of land, buildings and equipment located at these teleports and severance related costs for approximately 40 employees that will be required to perform services through the date of closure. During the year ended December 31, 2003 and for the nine months ended September 30, 2004, we recorded charges of $4.2 million and $0.8 million, respectively, related to this teleport consolidation plan, primarily representing severance costs.

        On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. In an effort to further streamline our operations, in the nine months ended September 30, 2004 we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As a result, in the first quarter of 2004, we recorded a non-cash charge of approximately $1.4 million reflecting future lease costs related to approximately 18,000 square feet of unused facilities in Manhattan Beach.

Additionally, in the third quarter of 2004 we recorded a non-cash charge of approximately $2.3 million due to a reduction in future anticipated sublease income related to one of our idle facilities.

        During the nine months ended September 30, 2004 we made cash payments of $0.4 million related to the 2003 reduction in workforce.

        The following table summarizes the recorded accruals and activity related to our teleport consolidation, facilities restructuring and severance charges (in millions):

	Facilities Restructuring	Teleport Consolidation	Severance Costs	Total
Balance as of January 1, 2003	$7.6	$—	$—	$7.6
2003 restructuring charges (credits)	(1.4)	4.2	1.4	4.2
Less: net cash payments in 2003	(1.6)	(2.4)	(0.7)	(4.7)

Balance as of December 31, 2003	$4.6	$1.8	$0.7	$7.1
2004 restructuring charges	3.7	0.8	—	4.5
Less: net cash payments in 2004	(1.6)	(1.5)	(0.4)	(3.5)

Balance as of September 30, 2004	$6.7	$1.1	$0.3	$8.1

(10)    Interest Expense—Net

        Interest expense for the three months ended September 30, 2004 and 2003 is recorded net of capitalized interest of $2.0 million and $2.8 million, respectively, and interest income of $1.7 million and $2.4 million, respectively. Interest expense for the nine months ended September 30, 2004 and 2003 is recorded net of capitalized interest of $4.3 million and $11.3 million, respectively, and interest income of $6.8 million and $11.4 million, respectively. Included in interest expense for the three and nine months ended September 30, 2004 is approximately $15.1 million and $20.6 million, respectively, for the write-off of unamortized debt issuance costs related to the June 2004 and August 2004 prepayments of debt. Included in interest expense for the three and nine months ended September 30, 2003 is approximately $5.7 million for the write-off of debt issuance costs associated with the portion of the Old Credit Facility that was prepaid in July 2003 (See Note 6 "Long-Term Debt").

(11)    Commitments and Contingencies

Satellite Incentive Obligations

        Satellite contracts typically require that we make progress payments during the period of the satellite's construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of September 30, 2004, we had $123.9 million of liabilities recorded in relation to these satellite incentive obligations.

Satellite Commitments

        As of September 30, 2004, we had approximately $159.7 million of expenditures remaining under existing satellite construction contracts and $21.6 million remaining under existing satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite's launch. As of September 30, 2004, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

        Through September 30, 2004, we had made approximately $171.2 million of capital expenditures in relation to Galaxy 14 and Galaxy 15. We also spent $65.8 million for launch costs originally intended for Galaxy 8-iR and $6.0 million for another future launch. As a result of the termination of the Galaxy 8-iR construction contract, we expect to use this launch for Galaxy 16, which will replace our Galaxy 4R satellite in early 2006.

        In April 2004, we entered into a commitment for the construction of Galaxy 16. In June 2004, we paid The DIRECTV Group $28.5 million to fully reimburse amounts previously paid on our behalf to the manufacturer of this satellite. Also in June 2004, we executed a definitive agreement for the procurement of Galaxy 17 an on-ground spare for Galaxy 11, which will also serve as a spare to protect against launch failure of Galaxy 16. The aggregate commitment related to these construction agreements is approximately $200 million, which will be paid over the next two years.

        We plan to construct and launch replacement satellites for Galaxy 10R and PAS-6B prior to the end of their useful lives, although no commitments have been made for the procurement of these satellites.

Satellite Insurance

        On August 31, 2004, we filed a proof of loss under the insurance policy for our Galaxy 10R spacecraft after the secondary XIPS on this satellite permanently failed. In November 2004, our insurers confirmed to us their agreement to settle this claim for approximately $75.3 million. These insurance proceeds, which are expected to be received by the end of the fourth quarter of 2004, will be used to partially offset the replacement cost of Galaxy 10R.

        On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 spacecraft, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. On December 29, 2003, we reached a settlement of these insurance claims for payment of $260 million with no future revenue share. We offset the proceeds from this settlement against the carrying value of the satellites. In the first quarter of 2004, we received the $260 million settlement amount.

        On July 31, 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R spacecraft after the secondary XIPS on this satellite ceased working. In 2003, we settled with and received $102.6 million from insurers representing approximately 83 percent of the insurance coverage on the satellite. In March 2004, we reached an agreement with and received $26.9 million from the insurer representing the remaining 17 percent of the insurance coverage on this satellite. The settlement with the insurer representing 17 percent coverage included a future sharing of revenues actually received from the satellite. We proportionately offset the proceeds from these settlements against the insured carrying value of the satellite and the net investment in sales-type lease. We plan to replace this satellite with Galaxy 16 prior to the end of its useful life using the insurance proceeds and a launch service contract that we had purchased previously.

        During the first quarter of 2004 we received $286.9 million of insurance proceeds under the insurance policies for Galaxy 11, PAS-1R and Galaxy 4R satellites. These proceeds were held in a collateral account and were classified as restricted cash pursuant to the terms of our Old Credit Facility until those restrictions were lifted in June 2004.

        As of September 30, 2004, we had in effect launch and in-orbit insurance policies covering seven satellites in the aggregate amount of approximately $828.9 million. As of such date, these insured satellites had an aggregate net book value and other insurable costs of $899.7 million. We have 17 uninsured satellites in orbit. The uninsured satellites are: PAS-4, which is used as a backup satellite; PAS-5 and PAS-7, for which we received insurance proceeds for constructive total losses; Galaxy 1R, Galaxy 3R, Galaxy 5 and SBS-6, which are approaching the ends of their useful lives; Galaxy 11 and PAS-1R, for which we received insurance proceeds for partial losses; PAS-2, PAS-3R, PAS-6B, PAS-8 and Galaxy 9, for which we determined that insurance was not available on commercially reasonable terms; and HGS-3, HGS-5 and Leasat, which have an aggregate book value of less than $1.0 million. Our Galaxy 12 and Galaxy 9 satellites currently serve as in-orbit backups for the C-band portions of Galaxy 1R, Galaxy 3C, Galaxy 4R, Galaxy 5, Galaxy 10R, Galaxy 11 and Galaxy 13/Horizons 1 (See Note 5 "Satellite Deployment Plans" above). The C-band portion of the satellites that are currently covered by C-band in-orbit backups had an aggregate net book value of approximately $310.8 million as of September 30, 2004.

        Of the insured satellites, as of September 30, 2004, three were covered by policies with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure ("Significant Exclusion Policies"). The exclusions reduce the probability of an insurance recovery in the event of a loss on these satellites. One of the satellites, PAS-9, has operational redundancies available for the systems on which exclusions have been imposed. We believe that this redundancy allows for uninterrupted operation of the satellite in the event of a failure of the component subject to the insurance exclusion. The second such satellite, Galaxy 4R, for which we have received insurance proceeds, has a remaining policy covering $19.7 million of investments in sales-type leases that also has a policy exclusion for XIPS related anomalies. Galaxy 4R is currently operating on its backup bi-propellant propulsion system. The third satellite, Galaxy 13/Horizons 1, which was placed in service in January 2004 and is insured by a policy with an exclusion for XIPS related anomalies, continues to have fully redundant XIPS as its primary propulsion system. Certain enhancements have been made to the XIPS on this satellite to make the systems more robust. In addition, this satellite has available backup bi-propellant of over 11 years.

        At September 30, 2004, the uninsured satellites and the satellites insured by Significant Exclusion Policies had a total net book value and other insurable costs of approximately $1.0 billion. Of this amount, $753.7 million related to uninsured satellites and $273.0 million related to satellites insured by Significant Exclusion Policies.

Operating Leases

        We have commitments for operating leases primarily relating to equipment, our executive office facilities in Wilton, Connecticut and other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. As of September 30, 2004, minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income aggregated $33.2 million.

Customer and Vendor Obligations

        We have certain contracts with our customers which require that we provide equipment, services and other support to these customers during the course of the related contracts. As of September 30, 2004, we had commitments under these customer contracts which aggregated approximately $45.1 million related to the provision of equipment, services and other support.

        We have certain long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of September 30, 2004, we had commitments under these vendor contracts, which aggregated approximately $53.8 million, related to the provision of equipment, services and other support.

Change-in-Control Obligations

        Certain of our senior executives are party to change-in-control severance agreements which provide for payment of severance and other benefits in the event of an involuntary termination of the executive's employment (as defined in such agreements) within three years after a change in control. As a change in control of The DIRECTV Group and PanAmSat have occurred, these agreements will apply if an involuntary termination of the executive occurs during the period specified by the agreement. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be in the range of $4 million to $5 million.

        Certain of our other executives have change-in-control severance agreements which provide for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason within three years after a change in control of PanAmSat, as defined in their respective agreements. The Transactions resulted in a change-in-control of PanAmSat under these agreements. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be approximately $5 million in addition to the costs described above with respect to our senior executives.

        In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years following, a change-in-control.

Foreign Withholding Taxes

        We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $7.3 million (reduced from an initial assessment of $15.2 million) against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $36 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of $36 million. To date, we have paid cash of approximately $1 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. In connection with the Transactions, The DIRECTV Group agreed to indemnify us for these and certain other taxes related to any periods or portions of such periods ending on or prior to the day of the closing of the Transactions in amounts equal to 80% of the first $75 million of such taxes and 100% of such taxes in excess of the first $75 million. As a result, our net tax liability related to these periods is capped at $15 million (See Note 2 "PanAmSat Merger, Subsequent Sale and Related Transactions" above).

(12)    Certain Relationships and Related Transactions Prior to the Completion of the Transactions

Transactions with The DIRECTV Group and its Affiliates

        Until the consummation of the Transactions on August 20, 2004, The DIRECTV Group and its affiliates were related parties of ours.

        We provide satellite capacity, TT&C and other related services and facilities to several subsidiaries of The DIRECTV Group and purchase certain services and equipment from a subsidiary of The DIRECTV Group. Additionally, for the period prior to the consummation of the Transactions, we reimbursed The DIRECTV Group for the allocated costs of certain jointly incurred expense items, principally relating to administrative and other expenses. Revenues derived from The DIRECTV Group and its affiliates were $18.5 million from July 1, 2004 though August 19, 2004, or 8.9% of our revenues for the three months ended September 30, 2004. Revenues derived from The DIRECTV Group and its affiliates were $82.3 million from January 1, 2004 though August 19, 2004, or 13.3% of our revenues for the nine months ended September 30, 2004.

        During the fourth quarter of 2003, we agreed to amend our transponder lease agreements with DTVLA. This amendment became effective in February 2004 upon DTVLA's emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years.

        We entered into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Transactions at rates which, we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, the purchase of additional transponder capacity for DTH services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Transactions, The DIRECTV Group paid us $9.2 million for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation (See Note 2 "PanAmSat Merger, Subsequent Sale and Related Transactions" above).

        During 2003, we transferred an authorization for a Ka-band orbital slot to HNS, an affiliate, in exchange for a contingent payment of approximately $2.1 million. The payment is payable upon the launch of a satellite by HNS to such orbital slot. The Federal Communications Commission has approved the transfer of this authorization.

        On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, Merger Sub, a wholly-owned subsidiary of The DIRECTV Group, and Constellation, an affiliate of KKR for the Transactions. (See Note 2 "PanAmSat Merger, Subsequent Sale and Related Transactions" above).

        In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of the Galaxy 16 satellite (See Note 5 "Satellite Deployment Plans" above).

        Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that will supersede four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the Transactions.

        Pursuant to the tax separation agreement, The DIRECTV Group has agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the Transactions in amounts equal to 80% of the first $75 million of such other taxes and 100% of any other taxes in excess of the first $75 million. As a result, our net tax liability related to these periods is capped at $15 million.

        The tax separation agreement became effective upon the consummation of the Transactions on August 20, 2004 and will remain effective until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

Transactions with News Corporation and its Affiliates (Other than The DIRECTV Group)

        Until the consummation of the Transactions on August 20, 2004, News Corporation and its affiliates were related parties of ours.

        We are a party to agreements with News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. Revenues derived from the News Corporation and its affiliates were $12.8 million from July 1, 2004 though August 19, 2004, or 6.2% of our revenues for the three months ended September 30, 2004. Revenues derived from the News Corporation and its affiliates were $55.1 million from January 1, 2004 though August 19, 2004, or 9.1% of our revenues for the nine months ended September 30, 2004.

        In January 2004, Fox Entertainment and we signed a multi-year, multi-satellite agreement, the terms of which provide that Fox Entertainment will consolidate its entire suite of U.S. cable and broadcast programming onto our global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade. Fox Entertainment will now be one of our largest media customers and one of our top five global customers.

Effect of the Transactions

        As a result of the Transactions, effective August 20, 2004, The DIRECTV Group and News Corporation were no longer related parties of ours and the Sponsors and their affiliates became related parties of ours.

Transactions with The Sponsors and Their Affiliates

        The Sponsors provide management and advisory services to us pursuant to management services agreements executed at the closing of the Transactions. The Sponsors charge us an aggregate management fee of $2 million annually for the provision of these services subject to an annual increase of three percent. From August 20, 2004 through September 30, 2004, we accrued $231 thousand of expense for these management fees.

        We provide satellite capacity, TT&C and other related services to affiliates of certain of the Sponsors. Revenues for these services were $990 thousand and $2.97 million for the three and nine months ended September 30, 2004, respectively. As of September 30, 2004, we had receivables related to these affiliates of approximately $165 thousand.

(13)    Other Assets—Net

        Our Other Assets—net are recorded within deferred charges and other assets-net on our consolidated balance sheet. Other assets—net consists of prepayments of installation at the facilities of third parties that provide TT&C services to us under long-term service agreements, as well as other miscellaneous deferred charges and other assets. The prepaid installation costs are necessary for third parties to provide services to us over the term of the related services agreement. These prepaid costs are amortized on a straight-line basis over the respective contract periods. Included in other assets-net as of September 30, 2004 and December 31, 2003 are $2.2 million and $3.2 million, respectively of customer lists. As of September 30, 2004 and December 31, 2003, customer lists are net of accumulated amortization of $1.7 million and $0.6 million, respectively.

(14)    Evaluation of Long-Lived Assets

        We periodically evaluate potential impairment loss relating to long-lived assets, including satellites, when a change in circumstances occurs, by assessing whether the unamortized carrying amount can be recovered over the remaining life through undiscounted future expected cash flows generated by the underlying assets (excluding interest payments). If the undiscounted future cash flows were less than the carrying value of the asset or group of assets, an impairment charge would be recorded. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

        We also assess the recoverability of our long-lived assets pursuant to paragraph 10 of Financial Accounting Standards Board ("FASB") Statement No. 144 ("SFAS No. 144"). The costs of specific satellites are grouped together with other associated assets when assessing recoverability. Periodically and when a change in circumstances occurs, this group of assets is compared with the expected future undiscounted cash flows to be generated by us from the related satellite. Any excess of the net book value for this group of assets over the expected future undiscounted cash flows of the related satellite would result in an impairment charge that would be recorded within our statement of income in the period the determination is made. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

        In the event a portion of a satellite was rendered inoperative and/or incapable of performing its intended function, we would apply the concepts of SFAS No. 144, in the determination of whether an impairment loss had occurred. If an impairment loss were indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with SFAS No. 144 and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the income statement.

        In the event a portion of a satellite was rendered inoperative and/or incapable of performing its intended function and the satellite was not insured, we would apply the concepts of SFAS 144 in the determination of whether an impairment loss had occurred. In the event an impairment loss had occurred, such amount would be recognized in the period of occurrence.

(15)    Operating Segments

        Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131") establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. We have organized our company into two operating segments based upon the types of customers served, services provided and the economic characteristics of each segment. Our operating segments are:

          Fixed Satellite Services ("FSS"): Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH television and provide TT&C and network services to customers.

          Government Services ("G2"): Through G2, we provide global satellite and related telecommunications services to the federal government, international government entities, and their contractors.

        Prior to the third quarter of 2004, we utilized net income plus net interest expense, income tax expense (benefit) and depreciation and amortization, or EBITDA, to measure the operating performance of our operating segments and as a measure of segment performance for incentive compensation purposes.

        As a result of the Transactions, we began utilizing Segment EBITDA as a measure of performance for our operating segments during the third quarter of 2004. We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers' control ("Segment EBITDA"). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit's performance based on its Segment EBITDA results.

        Selected information for our operating segments is as follows (in thousands):

	Three Months Ended:		Nine Months Ended:
	September 30, 2003	September 30, 2004	September 30, 2003	September 30, 2004
Revenues:
FSS	$192,692	$191,945	$581,946	$570,154
G2	21,780	20,497	46,813	64,918
Eliminations	(4,392)	(5,347)	(15,330)	(15,722)

Total Revenues	$210,080	$207,095	$613,429	$619,350

Depreciation and Amortization Expense:
FSS	$84,864	$74,011	$231,988	$219,878
G2	154	311	206	1,091
Eliminations	—	—	—	—

Total Depreciation and Amortization Expense	$85,018	$74,322	$232,194	$220,969

Income (loss) from Operations:
FSS	$63,109	$(88,909)	$209,728	$(78,640)
G2	3,340	2,685	7,447	8,010
Eliminations	—	—	—	—

Total Income (loss) from Operations	$66,449	$(86,224)	$217,175	$(70,630)

Segment EBITDA:
FSS	$157,906	$156,236	$468,550	$459,254

G2	$3,494	$2,996	$7,653	$9,101

Capital Expenditures:
FSS	$32,417	$24,400	$87,161	$108,286
G2	—	22	—	22
Eliminations	—	—	—	—

Total Capital Expenditures	$32,417	$24,422	$87,161	$108,308

	December 31, 2003	September 30, 2004
Assets:
FSS	$5,716,365	$4,861,722
G2	39,859	36,270
Eliminations	(21,347)	(15,410)

Total Assets	$5,734,877	$4,882,582

        The following table sets forth a reconciliation of Income from operations to Segment EBITDA for our FSS operating segment and our G2 operating segment for the periods indicated. Management encourages readers to use GAAP disclosures within this prospectus to evaluate our results of operations. These non-GAAP tables are included to aid the reader in understanding our GAAP financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
		(In thousands)
FSS Operating Segment:
Reconciliation of income (loss) from operations to Segment EBITDA:
Income (loss) from operations	$63,109	$(88,909)	$209,728	$(78,640)
Depreciation and amortization	84,864	74,011	231,988	219,878

EBITDA	147,973	(14,898)	441,716	141,238
Adjustment of sales-type leases to operating leases(a)	5,785	6,608	16,921	19,035
Effect of Galaxy 10R anomaly(b)	—	9,090	—	9,090
Satellite impairment(c)	—	—	—	99,946
Restructuring charges(d)	727	2,080	1,390	4,508
Reserves for long-term receivables and sales-type leases(e)	—	(3,727)	2,112	24,419
Reversal of allowance for customer credits(f)	2,700	1,800	5,400	7,200
Transaction-related costs(g)	—	154,535	—	155,035
Other items(h)	721	748	1,011	(1,217)

Segment EBITDA	$157,906	$156,236	$468,550	$459,254

G2 Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$3,340	$2,685	$7,447	$8,010
Depreciation and amortization	154	311	206	1,091

Segment EBITDA	$3,494	$2,996	$7,653	$9,101

(a)
For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)
For the three and nine months ended September 30, 2004 amounts represent certain non-cash charges resulting from the August 2004 XIPS anomaly on Galaxy 10R.

(c)
For the nine months ended September 30, 2004, satellite impairment represents the pre-tax non-cash impairment charge related to the anomalies experienced by our PAS-6 satellite during the three months ended March 31, 2004, which resulted in this satellite being de-orbited on April 2, 2004. See Note 4 "PAS-6 and Galaxy 10R Impairment Losses".

(d)
For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. See Note 9 "Facilities Restructuring and Severance Costs".

(e)
For the three months ended September 30, 2004, the adjustment represents the reversal of reserves established in relation to our sales-type leases. For the nine months ended September 30, 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during the three months ended September 30, 2004. For the nine months ended September 30, 2003, represents the amount of long-term receivables that were evaluated to be uncollectible and were reserved for during the period.

(f)
For all periods presented, we recorded an allowance for customer credits related to receivables from a customer affiliated with News Corporation, as collectability was not reasonably assured. In connection with the Transactions, The DIRECTV Group guaranteed the obligations under these contracts. The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(g)
For the three and nine months ended September 30, 2004 amounts represent the costs incurred in relation to the Transactions. These costs consisted of $138.2 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives, and the remainder relating to the proxy solicitation and other costs.

(h)
For the three months ended September 30, 2004, other items consists of (i) $0.5 million of non-cash stock compensation expense and (ii) $0.2 million of expenses for management advisory services from the Sponsors. For the three months ended September 30, 2003, other items consists of $0.7 million of non-cash stock compensation expense. For the nine months ended September 30, 2004, other items consists of (i) $2.5 million of non-cash reserve adjustments and $1.3 million of gain on disposal of assets, partially offset by (w) $0.3 million of transaction costs related to acquisitions not consummated, (x) $1.9 million of non-cash stock compensation expense, (y) $0.2 million loss from an investment accounted for by the equity method and (z) $0.2 million of expenses for management advisory services from the Sponsors. For the nine months ended September 30, 2003, other items consists of (i) $1.2 million of transaction costs related to acquisitions not consummated and (ii) $1.2 million of non-cash stock compensation expense, partially offset by a $1.4 million reserve adjustment.

(16)    Subsequent Events

  PanAmSat Holding Corporation

        On October 8, 2004, all of our outstanding common stock held by our then existing stockholders was contributed to PanAmSat Holding Corporation, or "Holdco", in exchange for an equal number of shares of Holdco common stock, par value $0.01 per share. In addition, options and other equity rights for our common stock were converted to similar rights for Holdco common stock. As a result of and immediately following that contribution, our then existing stockholders owned Holdco in equal proportion to their prior ownership interest in us, and we became a wholly-owned subsidiary of Holdco. On October 18, 2004, certain members of our management purchased additional shares of Holdco common stock and were granted options to purchase Holdco common stock.

        On October 19, 2004, Holdco issued $416 million aggregate principal amount at maturity of its 10 3/8% Senior Discount Notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended. We are not an obligor under or a guarantor of these notes and they are structurally junior in right of payment to all of our existing and future indebtedness. All of the proceeds of that offering, less discounts, commissions and expenses, or approximately $246 million, were paid on October 19, 2004, as a dividend to the stockholders of Holdco.

  Spring Creek Sale

        On October 28, 2004, we completed the sale of our Spring Creek teleport for approximately $14.4 million, net of associated selling costs. As of September 30, 2004, the assets of the Spring Creek teleport of $3.3 million were reflected as "Assets Held for Sale" on our consolidated balance sheet. As a result of the completion of this sale, we recorded a pre-tax gain of approximately $11.1 million in October 2004. The Spring Creek teleport is not significant to our consolidated operating results or financial position.

  Voluntary Debt Prepayment

        On August 31, 2004, we filed a proof of loss under the insurance policy for our Galaxy 10R spacecraft after the secondary XIPS on this satellite failed. Through November 30, 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million. On November 19, 2004, proceeds of approximately $69 million received through that date, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility, while the remaining $12.5 million was applied to the Term Loan B Facility.

  Satellite Deployment Plans

        In December 2004, we revised our plans for the deployment of the satellites to be known as Galaxy 16 and Galaxy 17. We now plan to launch Galaxy 17 in the third quarter of 2006 to replace Galaxy 4R at 99 degrees west longitude. Galaxy 16, which will be an on-ground spare for Galaxy 11, will also serve to protect against launch failure of Galaxy 17 and could serve as a replacement for Galaxy 10R. We expect to use the launch previously intended for the terminated Galaxy 8-iR satellite for one of our satellites currently under construction.

  Recent Evaluation of the Estimated Useful Lives of Satellites

        In December 2004, after reviewing available solar array degradation data on our BSS 702 satellites, we reduced our estimate of the end of the useful life of our Galaxy 11 satellite from 2015 to 2009 and of our PAS-1R satellite from 2016 to 2010, which will result in an increase in our annual depreciation expense of $26.3 million beginning in the fourth quarter of 2004. These estimates are based on data available at this time and reflect our current expectations for these systems. Pursuant to our contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their useful lives will not result in a material reduction in our contracted backlog. We believe that the net book values of these satellites are fully recoverable.

        Also in December 2004, after reviewing the operating time to failure and other data from failed BSS 601 HP XIPS systems in our fleet and from similar systems owned by others, as reported to us by the manufacturer, we recently reduced our estimate of the end of useful life of one of our BSS 601 HP satellites, PAS-9, from 2015 to 2013. This will result in an increase in our annual depreciation expense of $3.4 million beginning in the fourth quarter of 2004. This estimate is based on currently available data from satellite systems similar to PAS-9 and reflects our current expectations for these systems. We believe that the net book value of this satellite is fully recoverable. Because some of our customer contracts do not require their service to continue onto a replacement satellite, this reduction in our estimate of useful life will result in a reduction in our contracted backlog of approximately $61 million.

        Along with the manufacturer, we continually monitor the performance of our satellites that use these systems and will, as warranted, reevaluate our expectations.

(17)    Condensed Consolidating Financial Statements

  8 1/2% Senior Notes due 2012

        Obligations under our 8 1/2% Senior Notes due 2012 are fully and unconditionally guaranteed on a joint and several basis by all of our existing domestic subsidiaries (the "Guarantor Subsidiaries," each a "Guarantor").

        In the first quarter of 2004, we reorganized portions of our subsidiary structure so that certain of our government sales activities operate through a wholly owned subsidiary, G2. As a result, we are now required to present consolidating financial information for our company and our subsidiaries within the notes to our condensed consolidated financial statements in accordance with the criteria established for parent companies in the SEC's Regulation S-X, Rule 3-10(f). During the current period we determined that our non-guarantor subsidiaries, which include our foreign subsidiaries which do not guarantee the Senior Notes, were no longer minor (as defined in the SEC's Regulation S-X, Rule 3-10 (h)) and therefore they are included within the following condensed consolidating financial statements.

        The following condensed consolidating financial information presents the results of operations, financial position and cash flows of PanAmSat Corporation, the Guarantor Subsidiaries, the Non-guarantor Subsidiaries (which are our international subsidiaries and our newly formed satellite operating companies) and the eliminations necessary to arrive at the information for our company on a consolidated basis as of September 30, 2004 and for the three and nine month periods ended September 30, 2004. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

PANAMSAT CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS)

	PanAmSat Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Operating leases, satellite services and other	$190,988	$21,858	$84,855	$(94,433)	$203,268
Outright sales and sales—type leases	3,827	—	—	—	3,827

Total revenues	194,815	21,858	84,855	(94,433)	207,095

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales—type leases	2,224	—	—	—	2,224
Depreciation and amortization	54,445	841	19,036	—	74,322
Direct operating costs (exclusive of depreciation and amortization)	100,839	17,404	14,839	(94,433)	38,649
Selling, general and administrative expenses	18,779	1,478	1,252	—	21,509
Facilities restructuring and severance cost	2,080	—	—	—	2,080
Transaction-related costs	154,535	—	—	—	154,535

Total operating costs and expenses	332,902	19,723	35,127	(94,433)	293,319

INCOME (LOSS) FROM OPERATIONS	(138,087)	2,135	49,728	—	(86,224)
INTEREST EXPENSE (INCOME)—NET	48,728	(65)	9,131	—	57,794

INCOME (LOSS) BEFORE INCOME TAXES	(186,815)	2,200	40,597	—	(144,018)
INCOME TAX EXPENSE (BENEFIT)	(86,610)	924	18,323	—	(67,363)

NET INCOME (LOSS)	$(100,205)	$1,276	$22,274	$—	$(76,655)

PANAMSAT CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS)

	PanAmSat Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Operating leases, satellite services and other	$559,337	$68,308	$94,470	$(114,950)	$607,165
Outright sales and sales-type leases	12,185	—	—	—	12,185

Total revenues	571,522	68,308	94,470	(114,950)	619,350

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	2,224	—	—	—	2,224
Depreciation and amortization	199,930	1,788	19,251	—	220,969
Direct operating costs (exclusive of depreciation and amortization)	162,450	54,933	16,051	(114,950)	118,484
Selling, general and administrative expenses	78,086	5,287	5,441	—	88,814
PAS-6 impairment loss	99,946	—	—	—	99,946
Facilities restructuring and severance cost	4,508	—	—	—	4,508
Transaction-related costs	155,035	—	—	—	155,035

Total operating costs and expenses	702,179	62,008	40,743	(114,950)	689,980

INCOME (LOSS) FROM OPERATIONS	(130,657)	6,300	53,727	—	(70,630)
INTEREST EXPENSE (INCOME)—NET	113,572	(195)	9,126	—	122,503

INCOME (LOSS) BEFORE INCOME TAXES	(244,229)	6,495	44,601	—	(193,133)
INCOME TAX EXPENSE (BENEFIT)	(116,274)	2,486	18,573	—	(95,215)

NET INCOME (LOSS)	$(127,955)	$4,009	$26,028	$—	$(97,918)

PANAMSAT CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEETS
AT SEPTEMBER 30, 2004
(IN THOUSANDS, EXCEPT SHARE DATA)

	PanAmSat Corporation	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,075	$137	$7,992	$—	$48,204
Accounts receivable—net	41,169	18,677	2,703	—	62,549
Net investment in sales-type leases	25,634	—	—	—	25,634
Prepaid expenses and other current assets	26,906	11,141	257	(9,113)	29,191
Deferred income taxes	7,048	—	—	—	7,048
Assets held for sale	3,257	—	—	—	3,257

Total current assets	144,089	29,955	10,952	(9,113)	175,883
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—NET	799,697	4,518	1,232,436	—	2,036,651
NET INVESTMENT IN SALES-TYPE LEASES	90,165	—	—	—	90,165
GOODWILL	2,240,453	5,669	—	—	2,246,122
DEFERRED CHARGES AND OTHER ASSETS—NET	1,166,800	2,271	5,729	(841,039)	333,761
INVESTMENT IN AFFILIATES	410,712	—	—	(410,712)	—
DUE FROM AFFILIATES	—	—	64,972	(64,972)	—

TOTAL ASSETS	$4,851,916	$42,413	$1,314,089	$(1,325,836)	$4,882,582

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$64,208	$9,368	$1,461	$—	$75,037
Current portion of long-term debt	95,416	—	—	—	95,416
Current portion of satellite incentives	13,218	—	—	—	13,218
Accrued interest payable	17,694	—	9,113	(9,113)	17,694
Deferred gains and revenues	19,570	4,075	—	—	23,645

Total current liabilities	210,106	13,443	10,574	(9,113)	225,010
LONG-TERM DEBT	3,673,740	—	840,000	(840,000)	3,673,740
DEFERRED INCOME TAXES	31,392	67	—	—	31,459
DEFERRED CREDITS AND OTHER (principally customer deposits, satellite incentive obligations and deferred revenue)	264,814	5,778	18,457	(10,095)	278,954
DUE TO AFFILIATES	64,972	—	—	(64,972)	—

TOTAL LIABILITIES	4,245,024	19,288	869,031	(924,180)	4,209,163

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value	2,384	—	—	—	2,384
Additional paid-in-capital	800,148	10,069	409,699	(401,656)	818,260
Retained earnings	495,874	16,474	35,359	—	547,707
Accumulated other comprehensive income	772	—	—	—	772
Other stockholders' equity	—	(3,418)	—	—	(3,418)
Treasury stock	(692,286)	—	—	—	(692,286)

TOTAL STOCKHOLDERS' EQUITY	606,892	23,125	445,058	(401,656)	673,419

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,851,916	$42,413	$1,314,089	$(1,325,836)	$4,882,582

PANAMSAT CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS)

	PanAmSat Corporation	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(127,955)	$4,009	$26,028	$—	$(97,918)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	199,930	1,788	19,251	—	220,969
Deferred income taxes	(116,643)	—	18,186	—	(98,457)
Amortization of debt issuance costs and other deferred charges	7,698	—	—	—	7,698
Provision for uncollectible receivables	31,982	—	—	—	31,982
Loss on early extinguishment of debt	20,589	—	—	—	20,589
Satellite impairment loss	99,946	—	—	—	99,946
Loss on Galaxy 10R XIPS anomaly	9,090	—	—	—	9,090
Facilities restructuring and severance costs	4,309	—	—	—	4,309
Reversal of sales-type lease liabilities	(3,727)	—	—	—	(3,727)
Gain on disposal of fixed assets	(1,332)				(1,332)
Other non-cash items	(3,668)	(139)	(143)	—	(3,950)
Changes in assets and liabilities:
Collections on investments in sales-type leases	19,035	—	—	—	19,035
Operating leases and other receivables	(13,286)	11,331	(992)	9,113	6,166
Prepaid expenses and other assets	(835,572)	(8,831)	181	840,000	(4,222)
Due from affiliates	4,065	—	89	(4,154)	—
Accounts payable and accrued liabilities	(43,734)	(472)	8,983	(9,113)	(44,336)
Deferred gains and revenues	4,402	(3,193)	—	—	1,209
Due to affiliates	64,973	(4,154)	(64,973)	4,154	—

NET CASH PROVIDED BY OPERATING ACTIVITIES	(679,898)	339	6,610	840,000	167,051

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(108,286)	(22)	(1,250,712)	1,250,712	(108,308)
Insurance proceeds from satellite recoveries	286,915	—	—		286,915
Sale of short-term investments	38,936	—	—	—	38,936
Investment in affiliates	(410,712)	—	—	410,712	—
Net proceeds from sale of fixed assets	1,250,712	—	—	(1,250,712)	—
Acquisitions, net of cash acquired	—	(522)	—	—	(522)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,057,565	(544)	(1,250,712)	410,712	217,021

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(1,443,459)	—	—	—	(1,443,459)
Issuance of new long-term debt	3,512,615	—	840,000	(840,000)	3,512,615
Capitalized transaction costs	(152,064)	—	—	—	(152,064)
New incentive obligations	16,250	—	—	—	16,250
Repayments of incentive obligations	(9,571)	—	—	—	(9,571)
Repurchase of common stock	(2,784,556)	—	—	—	(2,784,556)
Re-issuance of treasury stock	757	—	—	—	757
Capital contributed by affiliate	9,200	—	—	—	9,200
Other equity related transactions	3,384	—	410,712	(410,712)	3,384

NET CASH USED IN FINANCING ACTIVITIES	(847,444)	—	1,250,712	(1,250,712)	(847,444)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	328	—	—	—	328

NET INCREASE IN CASH AND CASH EQUIVALENTS	(469,449)	(205)	6,610	—	(463,044)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	509,524	342	1,382	—	511,248

CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,075	$137	$7,992	$—	$48,204

9% Senior Notes Due 2014

        Our 9% Senior Notes due 2014 are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of our existing and certain subsequently acquired or organized domestic restricted subsidiaries. In the third and fourth quarters of 2004, we formed new domestic subsidiaries, which own our satellites. These subsidiaries are guarantors of our 9% Senior Notes due 2014. As a result, we are now required to present consolidating financial information for our company and these domestic restricted subsidiaries within the notes to our condensed consolidated financial statements in accordance with the criteria established for parent companies in the SEC's Regulation S-X, Rule 3-10(f).

        The following condensed consolidating financial information presents the results of operations, financial position and cash flows of PanAmSat Corporation, the Guarantor Subsidiaries (including our newly formed satellite operating companies) and the eliminations necessary to arrive at the information for our company on a consolidated basis as of September 30, 2004 and for the three and nine month periods ended September 30, 2004. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

PANAMSAT CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS)

	PanAmSat Corporation	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Operating leases, satellite services and other	$190,988	$202,885	$5,829	$(196,434)	$203,268
Outright sales and sales-type leases	3,827	—	—	—	3,827

Total revenues	194,815	202,885	5,829	(196,434)	207,095

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	2,224	—	—	—	2,224
Depreciation and amortization	9,370	64,888	64	—	74,322
Direct operating costs (exclusive of depreciation and amortization)	181,387	52,910	786	(196,434)	38,649
Selling, general and administrative expenses	603	19,654	1,252	—	21,509
Facilities restructuring and severance costs	2,080	—	—	—	2,080
Transaction-related costs	154,535	—	—	—	154,535

Total operating costs and expenses	350,199	137,452	2,102	(196,434)	293,319

INCOME (LOSS) FROM OPERATIONS	(155,384)	65,433	3,727	—	(86,224)
INTEREST EXPENSE, NET	48,728	9,048	18	—	57,794

INCOME (LOSS) BEFORE INCOME TAXES	(204,112)	56,385	3,709	—	(144,018)
INCOME TAX EXPENSE (BENEFIT)	(95,137)	27,637	137	—	(67,363)

NET INCOME (LOSS)	$(108,975)	$28,748	$3,572	$—	$(76,655)

PANAMSAT CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS)

	PanAmSat Corporation	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Operating leases, satellite services and other	$559,337	$609,761	$15,443	$(577,376)	$607,165
Outright sales and sales-type leases	12,185	—	—		12,185

Total revenues	571,522	609,761	15,443	(577,376)	619,350

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	2,224	—	—	—	2,224
Depreciation and amortization	29,910	190,780	279	—	220,969
Direct operating costs (exclusive of depreciation and amortization)	536,438	157,425	1,997	(577,376)	118,484
Selling, general and administrative expenses	1,959	81,414	5,441	—	88,814
Satellite impairment loss	—	99,946	—	—	99,946
Facilities restructuring and severance costs	4,508	—	—	—	4,508
Transaction-related costs	155,035	—	—	—	155,035

Total operating costs and expenses	730,074	529,565	7,717	(577,376)	689,980

INCOME (LOSS) FROM OPERATIONS	(158,552)	80,196	7,726	—	(70,630)
INTEREST EXPENSE, NET	113,572	8,918	13	—	122,503

INCOME (LOSS) BEFORE INCOME TAXES	(272,124)	71,278	7,713	—	(193,133)
INCOME TAX EXPENSE (BENEFIT)	(130,026)	34,424	387	—	(95,215)

NET INCOME (LOSS)	$(142,098)	$36,854	$7,326	$—	$(97,918)

PANAMSAT CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEETS
AT SEPTEMBER 30, 2004
(IN THOUSANDS, EXCEPT SHARE DATA)

	PanAmSat Corporation	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,075	$137	$7,992	$—	$48,204
Accounts receivable, net	41,169	18,677	2,703	—	62,549
Net investment in sales-type leases	25,634	—	—	—	25,634
Prepaid expenses and other current assets	26,906	11,141	257	(9,113)	29,191
Deferred income taxes	7,048	—	—	—	7,048
Assets held for sale	3,257	—	—	—	3,257

TOTAL CURRENT ASSETS	144,089	29,955	10,952	(9,113)	175,883
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—net	478,827	1,557,128	696	—	2,036,651
NET INVESTMENT IN SALES—TYPE LEASES	90,165	—	—	—	90,165
GOODWILL	2,240,453	5,669	—	—	2,246,122
DEFERRED CHARGES AND OTHER ASSETS	1,166,800	2,271	5,729	(841,039)	333,761
INVESTMENT IN AFFILIATES	1,875,247	—	—	(1,875,247)	—
DUE FROM AFFILIATES	—	1,992,347	—	(1,992,347)	—

TOTAL ASSETS	$5,995,581	$3,587,370	$17,377	$(4,717,746)	$4,882,582

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$64,207	$9,368	$1,462	—	$75,037
Current portion of long-term debt	95,416	—	—	—	95,416
Current portion of satellite incentives	13,218	—	—	—	13,218
Accrued interest payable	17,694	9,113	—	(9,113)	17,694
Deferred gains and revenues	19,570	4,075	—	—	23,645

TOTAL CURRENT LIABILITIES	210,105	22,556	1,462	(9,113)	225,010
LONG-TERM DEBT	3,673,740	840,000	—	(840,000)	3,673,740
DEFERRED INCOME TAXES	31,392	67	—	—	31,459
DEFERRED CREDITS AND OTHER	21,771	267,008	271	(10,096)	278,954
DUE TO AFFILIATES	1,992,347	—	—	(1,992,347)	—

TOTAL LIABILITIES	5,929,355	1,129,631	1,733	(2,851,556)	4,209,163

STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value	2,384	—	—	—	2,384
Additional paid-in-capital	800,148	1,885,315	(1,013)	(1,866,190)	818,260
Retained earnings	(44,792)	575,842	16,657	—	547,707
Accumulated other comprehensive income	772	—	—	—	772
Other stockholders' equity	—	(3,418)	—	—	(3,418)
Treasury Stock	(692,286)	—	—	—	(692,286)

Total Stockholders' equity	66,226	2,457,739	15,644	(1,866,190)	673,419

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,995,581	$3,587,370	$17,377	$(4,717,746)	$4,882,582

PANAMSAT CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS)

	PanAmSat Corporation	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net Income (loss)	$(142,098)	$36,854	$7,326	$—	$(97,918)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:					—
Depreciation and amortization	29,910	190,780	279	—	220,969
Deferred income taxes	(130,395)	31,938	—	—	(98,457)
Loss on early extinguishment of debt	20,589	—	—	—	20,589
Amortization of debt issuance costs and other deferred charges	7,698	—	—	—	7,698
Provision for uncollectible receivables	31,982	—	—	—	31,982
Satellite impairment loss	—	99,946	—	—	99,946
Loss on Galaxy 10R XIPS anomaly	9,090	—	—	—	9,090
Facilities restructuring and severance costs	4,309	—	—	—	4,309
Reversal of sales-type lease liabilities	(3,727)	—	—	—	(3,727)
Gain on disposal of fixed assets	(1,332)	—	—	—	(1,332)
Other non-cash items	(3,667)	(139)	(144)	—	(3,950)
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	19,035	—		—	19,035
Operating leases and other receivables	(13,286)	11,331	(992)	9,113	6,166
Prepaid expenses and other assets	(835,573)	(8,831)	182	840,000	(4,222)
Due from affiliates	4,065	—	89	(4,154)	—
Accounts payable and accrued liabilities	(43,734)	8,641	(130)	(9,113)	(44,336)
Due to affiliates	362,834	(366,988)	—	4,154	—
Deferred gains and revenues	4,402	(3,193)	—	—	1,209

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(679,898)	339	6,610	840,000	167,051

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(108,286)	(1,250,734)	—	1,250,712	(108,308)
Insurance proceeds from satellite recoveries	286,915	—	—	—	286,915
Sale/(Purchase) of short-term investment	38,936	—	—	—	38,936
Investments in affiliates	(712,610)	301,898	—	410,712	—
Sale of fixed assets	1,552,610	(301,898)	—	(1,250,712)	—
Acquisitions, net of cash acquired	—	(522)	—	—	(522)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,057,565	(1,251,256)	—	410,712	217,021

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(1,443,459)	—	—	—	(1,443,459)
Issuance of new long-term debt	3,512,615	840,000	—	(840,000)	3,512,615
Capitalized transaction costs	(152,064)	—	—	—	(152,064)
New incentive obligations	16,250	—	—	—	16,250
Repurchase of treasury stock	(2,784,556)	—	—	—	(2,784,556)
Re-issuance of treasury shares	757	—	—	—	757
Repayments of incentive obligations	(9,571)	—	—	—	(9,571)
Capital contributed by affiliate	9,200	—	—	—	9,200
Other equity related transactions	3,384	410,712	—	(410,712)	3,384

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(847,444)	1,250,712	—	(1,250,712)	(847,444)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	328	—	—	—	328

NET DECREASE IN CASH AND CASH EQUIVALENTS	(469,449)	(205)	6,610	—	(463,044)
CASH AND CASH EQUIVALENTS, beginning of period	509,524	342	1,382	—	511,248

CASH AND CASH EQUIVALENTS, end of period	$40,075	$137	$7,992	$—	$48,204

        OFFER TO EXCHANGE ALL OUTSTANDING 9% SENIOR NOTES DUE 2014 FOR 9% SENIOR EXCHANGE NOTES DUE 2014, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

PROSPECTUS

        UNTIL FEBRUARY 1, 2005 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

DECEMBER 22, 2004

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$1,010,000,000
PANAMSAT CORPORATION
TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
AVAILABLE INFORMATION
SUMMARY
PanAmSat Corporation
The Transactions
Ownership and Corporate Structure
Our Sponsors
Summary of Terms of the Exchange Notes
Risk Factors
Summary Historical Consolidated Financial, Operating and Other Data
RISK FACTORS
Risks Related to the Exchange Offer
Risks Relating to Our Indebtedness and the Exchange Notes
Risks Relating to Our Industry
Risks Relating to Our Business
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
PANAMSAT CORPORATION Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
PANAMSAT CORPORATION Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
PANAMSAT CORPORATION Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
PANAMSAT CORPORATION Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL, OPERATING AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FSS Revenue by Service-Type
FSS Revenues by Service Type
FSS Revenues by Service Type
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
THE TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PANAMSAT CORPORATION CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (In thousands)
PANAMSAT CORPORATION CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2002 AND 2003 (In thousands)
PANAMSAT CORPORATION CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (In thousands, except share data)
PANAMSAT CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (In thousands)
PANAMSAT CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003
CONDENSED CONSOLIDATING BALANCE SHEETS AT DECEMBER 31, 2002
CONDENSED CONSOLIDATING BALANCE SHEETS AT DECEMBER 31, 2003
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2002
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2003
PANAMSAT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2004 (IN THOUSANDS)
PANAMSAT CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE DATA)
PANAMSAT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2004 (IN THOUSANDS)
PANAMSAT CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
PANAMSAT CORPORATION CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 (IN THOUSANDS)
PANAMSAT CORPORATION CONDENSED CONSOLIDATING BALANCE SHEETS AT SEPTEMBER 30, 2004 (IN THOUSANDS, EXCEPT SHARE DATA)
PANAMSAT CORPORATION CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (IN THOUSANDS)
PANAMSAT CORPORATION CONDENSED CONSOLIDATING BALANCE SHEETS AT SEPTEMBER 30, 2004 (IN THOUSANDS, EXCEPT SHARE DATA)
PANAMSAT CORPORATION CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (IN THOUSANDS)